                   AS FILED WITH THE SECURITIES AND EXCHANGE
                         COMMISSION ON OCTOBER 15, 1997


                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934
                               (Amendment No.  )


Filed by the Registrant                            [X]


Filed by a Party other than the Registrant         [_]

Check the appropriate box:


[_]    Preliminary Proxy Statement


[X]    Definitive Proxy Statement


[_]    Definitive Additional Materials


[_]    Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


[_]    Confidential, for Use of the Commission Only
       (as permitted by Rule 14a-6(e)(2))

                          United Natural Foods, Inc..
 ................................................................................
                (Name of Registrant as Specified in Its Charter)


 ................................................................................
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[_]    No fee required.

[X]    Fee computed on table below per Exchange Act Rules
       14a-6(i)(1) and 0-11.

(1)    Title of each class of securities to which transaction applies:

          Common Stock, $.01 par value per share, of United Natural Foods, Inc. ("United Natural Common Stock")

          Voting Common Stock, $1.00 par value per share, of Stow Mills, Inc. ("Stow Voting Common Stock")

          Class A Non-Voting Common Stock, $1.00 par value per share, of Stow Mills, Inc. ("Stow Class A Common Stock")

          Class B Non-Voting Common Stock, $1.00 par value per share, of Stow Mills, Inc. ("Stow Class B Common Stock")

(2)    Aggregate number of securities to which transaction applies:

         5,000,000  shares of United Natural Common Stock

               238  shares of Stow Voting Common Stock

                30   shares of Stow Class A Common Stock

             1,468   shares of Stow Class B Common Stock

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          The underlying value of the transaction of $5,040,932 was calculated pursuant to Exchange Act Rule 0-11 as the sum of:

          (a) $691,096, representing the book value of the Stow Voting Common Stock as of April 25, 1997;

          (b) $87,113, representing the book value of the Stow Class A Common Stock as of April 25, 1997; and

          (c) $4,262,723, representing the book value of the Stow Class B Common Stock as of April 25, 1997.

          One fiftieth of one percent of $5,040,932, or $1,009, is the amount of the filing fee.

(4)    Proposed maximum aggregate value of transaction:

          $5,040,932

(5)    Total fee paid:

          $1,009


[X]    Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       1) Amount Previously Paid:

               $1,009

       2) Form, Schedule or Registration Statement No.:

               Schedule 14A

       3) Filing Party:

          United Natural Foods, Inc.

       4) Date Filed:

               August 11, 1997

                           UNITED NATURAL FOODS, INC.
                                 260 LAKE ROAD
                          DAYVILLE, CONNECTICUT  06241


                                                   October 15, 1997


Dear Stockholder:

     You are cordially invited to attend a Special Meeting of Stockholders (the "Special Meeting") of United Natural Foods, Inc., a Delaware corporation ("United Natural"), to be held on Thursday, October 30, 1997 at 10:00 a.m., local time, at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109. The accompanying Notice of Special Meeting of Stockholders, Proxy Statement and proxy card contain important information about the matters to be acted upon at the Special Meeting. Please give this information your careful attention.

     At the Special Meeting, you will be asked to consider and vote upon a proposal (the "Issuance Proposal") to approve the issuance of up to an aggregate of 5,000,000 shares of United Natural Common Stock, $.01 par value per share (the "United Natural Common Stock"), in order to effect the proposed acquisition of Stow Mills, Inc., a Vermont corporation ("Stow"), by United Natural (the "Merger") pursuant to an Agreement and Plan of Reorganization (the "Merger Agreement"), dated as of June 23, 1997, and as amended and restated as of August 8, 1997, among United Natural, GEM Acquisition Corp., a wholly owned subsidiary of United Natural (the "Merger Subsidiary"), Stow and Barclay McFadden, III and Richard S. Youngman, the principal stockholders of Stow.

     The Merger Agreement provides that, upon the satisfaction or waiver of certain conditions to the closing set forth therein, the Merger Subsidiary will be merged with and into Stow, whereupon Stow will become a wholly owned subsidiary of United Natural. At that time, each outstanding share of Voting Common Stock, $1.00 par value per share, Class A Non-Voting Common Stock, $1.00 par value per share, and Class B Non-Voting Common Stock, $1.00 par value per share, of Stow will be converted into 2,880.18 shares of United Natural Common Stock, subject to adjustment as described in the accompanying proxy materials. If the requisite approval of the stockholders of United Natural is received, the Merger is expected to be consummated on or about October 30, 1997.

     Holders of United Natural Common Stock do not have rights of appraisal under Delaware law in connection with the Merger.

     THE UNITED NATURAL BOARD OF DIRECTORS HAS CONCLUDED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY ARE IN THE BEST INTERESTS OF THE HOLDERS OF UNITED NATURAL COMMON STOCK AND RECOMMENDS THAT YOU VOTE FOR THE ISSUANCE PROPOSAL.

     The affirmative vote of the holders of a majority of the shares of United Natural Common Stock voting in person or by proxy on the Issuance Proposal is required to approve the Issuance Proposal. The Merger Agreement and the Merger will also require the approval and adoption of the stockholders of Stow and the satisfaction or waiver of other conditions as described in the attached Proxy Statement. The principal stockholders of United Natural have agreed to vote all shares over which they exercise voting control (approximately 58% of the outstanding shares) FOR the approval of the Issuance Proposal. CONSEQUENTLY, THE AFFIRMATIVE VOTE OF THE PRINCIPAL UNITED NATURAL STOCKHOLDERS WILL BE SUFFICIENT TO APPROVE AND ADOPT THE ISSUANCE PROPOSAL.

     Your vote is important regardless of the number of shares you own. We urge you to read the enclosed materials carefully and then to complete, sign and date the enclosed proxy card and return it promptly in the enclosed prepaid envelope, whether or not you plan to attend the Special Meeting. Your prompt cooperation and continued support of United Natural is greatly appreciated.

                                    Sincerely,



                                    Norman A. Cloutier, Chairman of the Board

                           UNITED NATURAL FOODS, INC.
                                 260 LAKE ROAD
                          DAYVILLE, CONNECTICUT  06241

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON OCTOBER 30, 1997


To the Stockholders of
United Natural Foods, Inc.:

     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the "Special Meeting") of United Natural Foods, Inc., a Delaware corporation ("United Natural"), will be held on Thursday, October 30, 1997 at 10:00 a.m., local time, at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109 for the following purposes:

     1. To consider and vote upon a proposal to approve the issuance of up to an aggregate of 5,000,000 shares of United Natural Common Stock, $.01 par value per share, in order to effect the proposed acquisition of Stow Mills, Inc., a Vermont corporation ("Stow"), by United Natural pursuant to an Agreement and Plan of Reorganization, dated as of June 23, 1997, and as amended and restated as of August 8, 1997, among United Natural, GEM Acquisition Corp., a wholly owned subsidiary of United Natural, Stow and Barclay McFadden, III and Richard
S. Youngman, the principal stockholders of Stow, as described in the accompanying Proxy Statement.

     2. To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

     The United Natural Board of Directors has fixed the close of business on September 5, 1997 as the record date for the determination of United Natural stockholders entitled to notice of and to vote at the Special Meeting and any adjournments or postponements thereof. The list of United Natural stockholders entitled to vote at the Special Meeting will be available for examination for ten days prior to the Special Meeting at the principal executive offices of United Natural, 260 Lake Road, Dayville, Connecticut 06241.

     All United Natural stockholders are cordially invited to attend the Special Meeting in person. However, to ensure your representation at the Special Meeting, you are urged to sign and return the enclosed proxy card as promptly as possible in the enclosed postage prepaid envelope.

                              By order of the Board of Directors,



                              Steven H. Townsend, Secretary

October 15, 1997
Dayville, Connecticut

     WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE PROMPTLY COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING ENVELOPE. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES.

                                ----------------

                           UNITED NATURAL FOODS, INC.
                                 260 LAKE ROAD
                          DAYVILLE, CONNECTICUT 06241

                                ----------------

                                PROXY STATEMENT


     This Proxy Statement is being furnished to holders of Common Stock, par value $.01 per share ("United Natural Common Stock"), of United Natural Foods, Inc., a Delaware corporation ("United Natural"), in connection with the solicitation of proxies by the United Natural Board of Directors (the "United Natural Board") for use at the Special Meeting of United Natural Stockholders (the "Special Meeting") to be held on Thursday, October 30, 1997, at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts, commencing at 10:00 a.m., local time, and at any adjournments or postponements thereof.

     At the Special Meeting, holders of United Natural Common Stock as of the applicable record date will consider and vote upon a proposal (the "Issuance Proposal") to approve the issuance of up to an aggregate of 5,000,000 shares of United Natural Common Stock in order to effect the proposed acquisition of Stow Mills, Inc., a Vermont corporation ("Stow"), by United Natural (the "Merger") pursuant to an Agreement and Plan of Reorganization (the "Merger Agreement"), dated as of June 23, 1997, and as amended and restated as of August 8, 1997, among United Natural, GEM Acquisition Corp., a wholly owned subsidiary of United Natural (the "Merger Subsidiary"), Stow and Barclay McFadden, III and Richard S. Youngman, the principal stockholders of Stow (the "Principal Stow Stockholders").

     The Merger Agreement provides that, upon the satisfaction or waiver of certain conditions to the closing set forth therein, the Merger Subsidiary will be merged with and into Stow, whereupon Stow will become a wholly owned subsidiary of United Natural. At that time, each outstanding share of Voting Common Stock, $1.00 par value per share (the "Stow Voting Common Stock"), Class A Non-Voting Common Stock, $1.00 par value per share (the "Stow Class A Common Stock"), and Class B Non-Voting Common Stock, $1.00 par value per share (the "Stow Class B Common Stock"), of Stow will be converted into 2,880.18 shares of United Natural Common Stock, subject to adjustment (the "Exchange Ratio"), as described in more detail under "The Merger Agreement -- Conversion of Securities." If the requisite approval of the stockholders of United Natural is received, the Merger is expected to be consummated on or about October 30, 1997.

     On September 5, 1997, the record date for determination of stockholders of United Natural entitled to vote at the Special Meeting, there were outstanding and entitled to vote an aggregate of 12,378,425 shares of United Natural Common Stock. Each share entitles the record holder to one vote on each of the matters to be voted upon at the Special Meeting.

     This Proxy Statement and the accompanying form of proxy card are first being mailed to stockholders of United Natural on or about October 15, 1997.
All information contained in this Proxy Statement relating to United Natural has been supplied by United Natural, and all information relating to Stow has been supplied by Stow.

                           ------------------------

NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT IN CONNECTION WITH THE SOLICITATION OF PROXIES MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY UNITED NATURAL OR ANY OTHER PERSON.

                           ------------------------


             The date of this Proxy Statement is October 15, 1997.

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
AVAILABLE INFORMATION.......................................................  7

SUMMARY.....................................................................  8
   The Companies............................................................  8
   Date and Place of the Special Meeting....................................  9
   Stockholders Entitled to Vote............................................  9
   Purpose of the Special Meeting...........................................  9
   Vote Required............................................................  9
   The Merger............................................................... 10
   Registration Rights...................................................... 10
   Recommendation........................................................... 10
   Opinion of United Natural's Financial Advisor............................ 11
   Interests of Certain Persons in the Merger............................... 11
   Effective Time of the Merger............................................. 12
   Management of Stow After the Merger...................................... 12
   Board of Directors of United Natural after the Merger.................... 12
   Regulatory Approvals..................................................... 12
   Conditions to the Merger................................................. 13
   Termination; Amendment and Waiver........................................ 13
   Surrender of Certificates................................................ 14
   Appraisal Rights......................................................... 14
   Certain Federal Income Tax Consequences of the Merger.................... 14
   Accounting Treatment..................................................... 14
   Restrictions on Resale of Securities Issued in the Merger................ 15
   Stockholdings Before and After the Merger................................ 15
   Recent Developments...................................................... 15

FORWARD-LOOKING STATEMENTS.................................................. 15

SELECTED HISTORICAL FINANCIAL DATA -- UNITED NATURAL........................ 17

SELECTED HISTORICAL COMBINED FINANCIAL DATA -- STOW......................... 20

UNAUDITED SELECTED PRO FORMA COMBINED FINANCIAL DATA........................ 22

COMPARATIVE PER SHARE DATA.................................................. 24

MARKET PRICE INFORMATION AND DIVIDEND POLICY................................ 27



STOCKHOLDINGS BEFORE AND AFTER THE MERGER................................... 29

THE SPECIAL MEETING......................................................... 30
   General.................................................................. 30
   Purpose of the Special Meeting........................................... 30
   Board of Directors Recommendation........................................ 30
   Date, Time and Place..................................................... 30
   Record Date; Shares Outstanding.......................................... 30
   Voting at the Special Meeting............................................ 31
   Solicitation of Proxies.................................................. 32
   Effect of Abstentions and "Broker Non-Votes"............................. 32
   Appraisal Rights......................................................... 33

THE MERGER.................................................................. 34
   Background of the Merger................................................. 34
   Reasons for the Merger; Recommendation of the Board of Directors......... 37
   Opinion of United Natural's Financial Advisor............................ 41
   Interests of Certain Persons in the Merger............................... 47
   Accounting Treatment..................................................... 49
   Certain Federal Income Tax Consequences.................................. 50
   Regulatory Approvals..................................................... 50
   Federal Securities Law Consequences...................................... 51
   Nasdaq National Market Listing........................................... 52
   Appraisal Rights......................................................... 52

THE MERGER AGREEMENT........................................................ 53
   The Merger............................................................... 53
   Conversion of Securities................................................. 53
   Effect of the Merger..................................................... 54
   Representations and Warranties........................................... 54
   Certain Covenants and Agreements......................................... 55
   Related Matters After the Merger......................................... 57
   Conditions............................................................... 58
   Termination.............................................................. 59
   Amendment and Waiver..................................................... 61
   Survival of Representations and Warranties; Indemnification.............. 61
   Related Agreements....................................................... 64

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS................. 68

DESCRIPTION OF UNITED NATURAL CAPITAL STOCK................................. 77
   United Natural Common Stock.............................................. 77
   Preferred Stock.......................................................... 77


   Delaware Law and Certain Charter and By-law Provisions..................  78
   Transfer Agent and Registrar............................................  79
   Registration Rights.....................................................  79

BUSINESS -- UNITED NATURAL.................................................  81
   Natural Products Industry...............................................  81
   Business Strategy.......................................................  82
   Growth Strategy.........................................................  84
   Products................................................................  84
   Customers...............................................................  86
   Customer Service........................................................  87
   Suppliers...............................................................  88
   Distribution............................................................  89
   Systems.................................................................  91
   Retail Operations.......................................................  91
   Competition.............................................................  93
   Regulation..............................................................  93
   Properties and Equipment................................................  94
   Employees...............................................................  95
   Legal Proceedings.......................................................  95

RECENT DEVELOPMENTS -- UNITED NATURAL......................................  96
   Results for the Quarter Ended July 31, 1997.............................  96
   Results for the Twelve Months Ended July 31, 1997.......................  97

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
   OPERATIONS -- UNITED NATURAL............................................ 101
   Overview................................................................ 101
   Recent Acquisitions..................................................... 102
   Results of Operations................................................... 103
   Liquidity and Capital Resources......................................... 109
   Seasonality............................................................. 111
   Impact of Inflation..................................................... 111
   Recently Issued Accounting Standards.................................... 112
   Certain Factors That May Affect Future Results.......................... 112

MANAGEMENT -- UNITED NATURAL............................................... 114
   Executive Officers and Directors........................................ 114
   Security Ownership of Certain Beneficial Owners and Management.......... 117

BUSINESS -- STOW........................................................... 120
   Products................................................................ 120
   Suppliers............................................................... 121
   Customers............................................................... 121

   Customer Service........................................................ 121
   Distribution............................................................ 121
   Equipment and Machinery................................................. 122
   Employees............................................................... 122
   Litigation.............................................................. 122

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
   OF OPERATIONS -- STOW................................................... 123
   Overview................................................................ 123
   Results of Operations................................................... 124
   Liquidity and Capital Resources......................................... 127
   Seasonality............................................................. 128
   Impact of Inflation..................................................... 128

INDEPENDENT PUBLIC ACCOUNTANTS............................................. 129

OTHER MATTERS.............................................................. 129

INDEX TO FINANCIAL STATEMENTS.............................................. 130

ANNEX A -- AGREEMENT AND PLAN OF REORGANIZATION............................ A-1

ANNEX B -- OPINION OF SMITH BARNEY INC..................................... B-1

ANNEX C -- SECURITYHOLDER VOTING AGREEMENT................................. C-1

                             AVAILABLE INFORMATION

     United Natural is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed by United Natural with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional Offices of the Commission: Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material also can be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, United Natural is required to file electronic versions of these documents with the Commission through the Commission's Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. The Commission maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. United Natural Common Stock is traded on the Nasdaq National Market under the symbol "UNFI." Reports and other information filed by United Natural can also be inspected at the offices of the National Association of Securities Dealers, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

     COPIES OF UNITED NATURAL'S FILINGS WITH THE COMMISSION MAY BE OBTAINED UPON WRITTEN OR ORAL REQUEST WITHOUT CHARGE FROM UNITED NATURAL, 260 LAKE ROAD, DAYVILLE, CONNECTICUT 06241, ATTENTION: LAURIE BERMAN, TELEPHONE (860) 779-2800.

                             ---------------------

     Cape Cod Natural Foods, Cascade Baking Company, Guardian, Natural Food Systems, Natural Sea, NATUREWORKS!, Nature's Finest Foods, Railway Market, SunSplash Market and Village Market Natural Grocer are trademarks of United Natural. Woodstock Orchards, Stow Mills, Woodstock Farms, Woodstock and Beautiful Foods for Beautiful People are trademarks of Stow. All other trademarks or trade names referred to in this Proxy Statement are the property of their respective owners.

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Proxy Statement. Reference is made to, and this Summary is qualified in its entirety by, the more detailed information contained in this Proxy Statement and the Annexes hereto. Unless otherwise defined herein, capitalized terms used in this Summary have the respective meanings ascribed to them elsewhere in this Proxy Statement. Stockholders are urged to read this Proxy Statement and the Annexes hereto in their entirety.

 THE COMPANIES

     United Natural. United Natural is one of only two national distributors of natural foods and related products in the United States. United Natural currently serves more than 5,500 customers located in 43 states, including independent natural products stores, natural products supermarket chains and conventional supermarkets. United Natural distributes more than 25,000 high-quality, national, regional and private label natural products in six categories consisting of groceries and general merchandise, nutritional supplements, bulk and foodservice products, personal care items, perishables and frozen foods. United Natural's distribution operations are divided into three principal regions: Cornucopia Natural Foods ("Cornucopia") in the eastern United States, Mountain People's Warehouse Incorporated ("Mountain People's") in the western United States and Rainbow Natural Foods, Inc. ("Rainbow") in the Rocky Mountains and Plains regions. United Natural operates five strategically located distribution centers and two satellite staging facilities within these regions to better serve its customers and realize operating efficiencies. United Natural also owns and operates nine retail natural products stores located in the eastern United States that management believes complement its distribution business.

     United Natural was organized as a Rhode Island corporation in 1978 and reincorporated in Delaware in 1994. United Natural's principal office is located at 260 Lake Road, Dayville, Connecticut 06241, and its telephone number is (860) 779-2800. As used in this Proxy Statement, the term "United Natural" refers to United Natural Foods, Inc. and its wholly owned subsidiaries, unless the context otherwise requires.

     Stow. Stow is a distributor of natural foods and related products in New England, New York State and the Mid-Atlantic and Midwest regions of the United States. Stow currently serves more than 3,100 customers located in 30 states and the District of Columbia, including independent natural products stores, natural products supermarket chains and conventional supermarkets. Stow currently distributes approximately 12,000 natural products, including groceries and foods, vitamins and nutritional supplements and health and beauty aids.
Stow operates three strategically located distribution centers.

     Stow was incorporated in Vermont in 1986. Stow's principal office is located at Stow Drive, P.O. Box 301, Chesterfield, New Hampshire 03443-0301, and its telephone number is 603-256-3000. As used in this Proxy Statement, the term "Stow" refers to Stow Mills, Inc. and its majority-owned subsidiary, RB Acquisition, L.L.C. ("RB Acquisition"), unless the context otherwise requires.

 DATE AND PLACE OF THE SPECIAL MEETING

     The Special Meeting will be held on Thursday, October 30, 1997 at 10:00 a.m., local time, at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109.

 STOCKHOLDERS ENTITLED TO VOTE

     Holders of record of shares of United Natural Common Stock at the close of business on September 5, 1997 (the "Record Date") are entitled to notice of and to vote at the Special Meeting and any adjournments or postponements thereof. On the Record Date, there were outstanding 12,378,425 shares of United Natural Common Stock.

 PURPOSE OF THE SPECIAL MEETING

     The purpose of the Special Meeting is to consider and vote upon: (i) the issuance of up to an aggregate of 5,000,000 shares of United Natural Common Stock in exchange for shares of Stow Voting Common Stock, Stow Class A Common Stock and Stow Class B Common Stock (together, the "Stow Common Stock") pursuant to the Merger Agreement and (ii) such other matters as may properly be brought before the Special Meeting or any postponements or adjournments thereof. See "The Special Meeting."

 VOTE REQUIRED

     The approval of the Issuance Proposal will require the affirmative vote of the holders of a majority of the shares of United Natural Common Stock present or represented and voting at the Special Meeting. Each share of United Natural Common Stock is entitled to one vote on all matters presented at the Special Meeting. Under the terms of a Securityholder Voting Agreement, dated as of June 23, 1997, Norman A. Cloutier, United Natural's Chairman of the Board and Chief Executive Officer; Michael S. Funk, United Natural's President; the Funk Family 1992 Revocable Trust and Triumph-Connecticut Limited Partnership (collectively, the "Principal United Natural Stockholders") have agreed to vote all shares over which they exercise voting control (an aggregate of 7,200,921 shares of United Natural Common Stock, or approximately 58% of the outstanding shares on the Record Date) FOR the approval of the Issuance Proposal. CONSEQUENTLY, THE AFFIRMATIVE VOTE OF THE PRINCIPAL

UNITED NATURAL STOCKHOLDERS WILL BE SUFFICIENT TO APPROVE AND ADOPT THE ISSUANCE PROPOSAL. See "The Special Meeting -- Voting at the Special Meeting" and "The Merger Agreement -- Related Agreements -- Securityholder Voting Agreement."

     Votes may be cast in person at the Special Meeting or by proxy. Any United Natural stockholder who executes and returns a proxy card may revoke such proxy at any time before it is voted by (i) notifying in writing the Secretary of United Natural at 260 Lake Road, Dayville, Connecticut 06241, (ii) granting a subsequent proxy or (iii) appearing in person and voting at the Special Meeting. Attendance at the Special Meeting will not in and of itself constitute revocation of a proxy.

 THE MERGER

     Upon consummation of the Merger, pursuant to the Merger Agreement, (i) the Merger Subsidiary will be merged with and into Stow, whereby Stow will be the surviving corporation (sometimes referred to as the "Surviving Corporation") and will become a wholly owned subsidiary of United Natural, and (ii) each issued and outstanding share of Stow Common Stock (other than shares of Stow Common Stock held in Stow's treasury) will be converted into the right to receive 2,880.18 shares of United Natural Common Stock, subject to adjustment as described in more detail under "The Merger Agreement -- Conversion of Securities." Stow stockholders will receive cash in lieu of any fractional shares of United Natural Common Stock to which such Stow stockholders would otherwise have been entitled. See "The Merger" and "The Merger Agreement."

 REGISTRATION RIGHTS

     Pursuant to a Registration Rights Agreement to be entered into by United Natural and the stockholders of Stow, United Natural will provide the stockholders of Stow with certain registration rights with respect to the United Natural Common Stock issuable to such stockholders in connection with the Merger. See "The Merger Agreement -- Related Agreements -- Registration Rights Agreement."

 RECOMMENDATION

     The United Natural Board has approved the Merger Agreement and the issuance of shares of United Natural Common Stock pursuant to the Merger Agreement and recommends that holders of United Natural Common Stock vote in favor of the Issuance Proposal. The United Natural Board considered many factors in reaching its conclusion to approve the Merger Agreement and to recommend that stockholders vote for approval of the Issuance Proposal. See "The Merger -- Reasons for the Merger; Recommendation of the Board of Directors" and "The Merger -- Interests of Certain Persons in the Merger."

 OPINION OF UNITED NATURAL'S FINANCIAL ADVISOR

     Smith Barney Inc. ("Smith Barney") has acted as financial advisor to United Natural in connection with the Merger and has delivered to the Board of Directors of United Natural a written opinion dated June 23, 1997 to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the Exchange Ratio was fair, from a financial point of view, to United Natural. The full text of the written opinion of Smith Barney dated June 23, 1997, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached as Annex B to this Proxy Statement and should be read carefully in its entirety. Smith Barney's opinion is directed to the Board of Directors of United Natural and relates only to the fairness of the Exchange Ratio from a financial point of view to United Natural, does not address any other aspect of the Merger or related transactions and does not constitute a recommendation to any stockholder as to how such stockholder should vote at the Special Meeting. See "The Merger -- Opinion of United Natural's Financial Advisor."

 INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In connection with the Merger, the Principal United Natural Stockholders will enter into a Board Election Securityholder Voting Agreement in which they will agree to elect Barclay McFadden, III and Richard S. Youngman to three-year terms on United Natural's Board of Directors. In addition, United Natural and the stockholders of Stow will enter into a Registration Rights Agreement pursuant to which United Natural will provide the Stow stockholders with certain registration rights with respect to the United Natural Common Stock issuable to them in connection with the Merger. Prior to the consummation of the Merger, each of Barclay McFadden, III and Richard S. Youngman will assign his 1% interest in RB Acquisition to Stow in exchange for shares of Stow Common Stock, leaving Stow as the sole owner of RB Acquisition. In connection with the consummation of the Merger, the following subordinated promissory notes by and between Stow, as maker, and the following lenders will be contributed to the capital of Stow in exchange for shares of Stow Common Stock: (i) a note in the amount of $3,021,548.50 in favor of Richard S. Youngman, (ii) a note in the amount of $2,601,548.50 in favor of Barclay McFadden III, (iii) a note in the amount of $140,000 in favor of Thomas Morrison Carnegie McFadden, (iv) a note in the amount of $140,000 in favor of George Stillman McFadden, and (v) a note in the amount of $140,000 in favor of Barclay McFadden IV. In connection with the Merger, United Natural expects to enter into an Employment Agreement with Richard S. Youngman pursuant to which Mr. Youngman will be employed as President and Chief Executive Officer of Stow and President and Chief Executive Officer of United Natural's Eastern Region (the "Eastern Region"), which will include Stow and Cornucopia. See "The Merger --Interests of Certain Persons in the Merger" and "The Merger Agreement -- Related Agreements."

 EFFECTIVE TIME OF THE MERGER

     The Merger will become effective upon the filing of a duly executed Certificate of Merger with the Secretary of State of the State of Delaware and duly executed Articles of Merger with the Secretary of State of the State of Vermont (the "Effective Time"). It is anticipated that the Merger will become effective as promptly as practicable after the requisite stockholder approvals have been obtained and all regulatory approvals and other conditions to the Merger set forth in the Merger Agreement have been satisfied or waived. It is anticipated that, assuming all conditions are met, the Merger will occur on or about October 30, 1997. See "The Merger Agreement -- Conditions."

 MANAGEMENT OF STOW AFTER THE MERGER

     After the Effective Time, it is expected that Richard Youngman will serve as President and Chief Executive Officer of Stow, while Barclay McFadden, III, currently Chief Executive Officer of Stow, will not be involved in day-to-day management of Stow beyond the end of 1997. Stow will operate as a wholly owned subsidiary of United Natural.

 BOARD OF DIRECTORS OF UNITED NATURAL AFTER THE MERGER

     In connection with the consummation of the Merger, each of the Principal United Natural Stockholders will enter into a Board Election Securityholder Voting Agreement with Barclay McFadden, III and Richard S. Youngman in which the Principal United Natural Stockholders will agree to vote in favor of the election of Messrs. McFadden and Youngman for three-year terms on United Natural's Board of Directors. It is currently expected that Messrs. McFadden and Youngman will fill the seats held by Daniel V. Atwood and Andrea R. Hendricks, whose terms as members of United Natural's Board of Directors expire at the next Annual Meeting of Stockholders. See "The Merger Agreement -- Related Agreements -- Board Election Securityholder Voting Agreement."

 REGULATORY APPROVALS

     The consummation of the Merger is subject to certain regulatory approvals, including compliance with applicable federal and state securities laws and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). On July 10, 1997, each of Barclay McFadden, III, Richard S. Youngman and United Natural filed a Notification and Report Form, together with a request for early termination of the waiting period, under the HSR Act with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice (the "Antitrust Division"). On July 31, 1997, United Natural and Messrs. McFadden and Youngman received notice of early termination of the waiting period. See "The Merger -- Regulatory Approvals."

 CONDITIONS TO THE MERGER

     The respective obligations of United Natural and Stow to consummate the Merger are subject to the satisfaction of a number of conditions, including, among others, (i) approval of the Issuance Proposal by the stockholders of United Natural; (ii) filing, occurrence or acquisition of all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any governmental or regulatory authority or agency; (iii) absence of any temporary restraining order, preliminary or permanent injunction or other order, legal restraint or prohibition preventing the consummation of the transactions contemplated by the Merger Agreement; (iv) absence of material adverse changes to the assets, liabilities, business, operations, results of operations or condition of United Natural or Stow; (v) receipt by each party of various legal opinions, certificates, consents and approvals from the other parties to the Merger and from third parties; (vi) execution of the Registration Rights Agreement and Board Election Securityholder Voting Agreement; and (vii) accuracy of the representations and warranties of each party in all material respects and compliance with all covenants and conditions by each party. See "The Merger -- Accounting Treatment," "The Merger -- Certain Federal Income Tax Consequences" and "The Merger Agreement -- Conditions."

 TERMINATION; AMENDMENT AND WAIVER

     The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, in certain circumstances, including (i) by mutual consent of United Natural and Stow; (ii) by either United Natural or Stow, if the Merger shall not have been consummated on or before October 31, 1997 or if any permanent injunction, decree or judgment preventing the consummation of the Merger shall have become final and nonappealable; (iii) by either United Natural or Stow, in the event of a material breach of the Merger Agreement by the other party that has not been cured, or if any representation or warranty shall have become untrue in any material respect, in either case such that such breach or untruth is incapable of being cured by the Effective Time or will prevent or delay consummation of the Merger beyond October 31, 1997; or (iv) by United Natural, if United Natural determines that any of Stow's representations and warranties relating to environmental matters are untrue and could reasonably be expected to have an adverse effect on United Natural and the Principal Stow Stockholders do not agree to cure such misrepresentations or indemnify United Natural in connection with actions taken to satisfy, discharge or terminate events giving rise to the misrepresentations.

     The Merger Agreement may be amended by the parties thereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time. See "The Merger Agreement -- Amendment and Waiver."

 SURRENDER OF CERTIFICATES

     If the Merger becomes effective, United Natural will mail a letter of transmittal with instructions to all holders of record of Stow Common Stock at the Effective Time for use in surrendering their stock certificates in exchange for certificates representing shares of United Natural Common Stock and a cash payment in lieu of fractional shares, if any. See "The Merger Agreement -- Conversion of Securities."

 APPRAISAL RIGHTS

     Stockholders of United Natural are not entitled to appraisal rights under the Delaware General Corporation Law (the "DGCL") in connection with the Merger. See "The Merger -- Appraisal Rights."

 CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The Merger is intended to qualify as a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").
If the Merger so qualifies, no gain or loss would be recognized by United Natural, Stow or the Merger Subsidiary. Consummation of the Merger is conditioned upon there being delivered prior to the closing to each of United Natural and Stow an opinion of their respective counsel to the effect that the Merger will constitute a reorganization under Section 368(a) of the Code. See "The Merger -- Certain Federal Income Tax Consequences."

 ACCOUNTING TREATMENT

     The Merger is intended to qualify as a pooling of interests for accounting and financial reporting purposes. The pooling of interests method of accounting assumes that the combining companies have been merged from inception and the historical consolidated financial statements for the periods prior to consummation of the Merger are restated as though the companies had been
combined from inception.   It is a condition to the Merger that United Natural
shall have received a pooling letter from KPMG Peat Marwick LLP, United Natural's independent auditors, substantially to the effect that the Merger will be accounted for as a pooling of interests, and Stow shall have received a letter from Arthur Andersen LLP, Stow's independent auditors, substantially to the effect that Stow is eligible for pooling-of-interests treatment. See "The Merger -- Accounting Treatment" and "The Merger Agreement -- Conditions."

 RESTRICTIONS ON RESALE OF SECURITIES ISSUED IN THE MERGER

     The shares of United Natural Common Stock issued in the Merger will be "restricted securities," as that term is defined in Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"). See "The Merger -- Federal Securities Law Consequences."

     United Natural has agreed to provide the stockholders of Stow certain registration rights with respect to the shares of United Natural Common Stock issuable to them in the Merger. See "The Merger Agreement -- Related Agreements --Registration Rights Agreement."

 STOCKHOLDINGS BEFORE AND AFTER THE MERGER

     Based upon the capitalization of United Natural and Stow as of June 30, 1997, if the proposed Merger is approved and becomes effective, United Natural stockholders immediately prior to the Effective Time will own approximately 71% of the outstanding United Natural Common Stock at the Effective Time, and Stow stockholders immediately prior to the Effective Time will own approximately 29% of the outstanding United Natural Common Stock at the Effective Time. See "Stockholdings Before and After the Merger."

 RECENT DEVELOPMENTS

     United Natural's net sales for the fourth quarter of fiscal 1997 were $110.7 million, an increase of 13.2% over net sales of $97.7 million for the same period last year. Net income for the fourth quarter was $2.8 million, or $0.22 per share. In the quarter ended July 31, 1996, net income was $1.4 million, or $0.13 per share. United Natural's net sales for the fiscal year ended July 31, 1997 were $421.7 million, an increase of 10.6% over net sales of $381.3 million for the twelve-month period ended July 31, 1996. Net income for the fiscal year ended July 31, 1997 was $8.3 million, or $0.71 per share. For the twelve months ended July 31, 1996, net income was $3.4 million, or $0.33 per share. See "Recent Developments -- United Natural."

                          FORWARD-LOOKING STATEMENTS

     This Proxy Statement contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements contained herein (including without limitations statements to the effect that United Natural or its management "believes," "expects," "anticipates," "plans" and similar expressions) that are not statements of historical fact should be considered forward-looking statements. United Natural cautions that a number of important factors could cause its actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, United Natural. Achieving the anticipated benefits of the Merger will depend in part upon whether the integration of the two companies' businesses is accomplished in an efficient manner, and there can be no assurance that this will occur. The combination of the two companies will require, among other things, coordination of administrative, sales and marketing, distribution, and accounting and finance functions and expansion of information and warehouse management systems among United Natural's regional operations. The integration process could divert the attention of management, and any difficulties or problems encountered in the transition process could have a material adverse effect on United Natural's business, financial condition or results of operations. In addition, the process of combining the companies could cause the interruption of, or a loss of momentum in, the activities of the respective businesses, which could have an adverse effect on their combined operations. The difficulty of combining the businesses may be increased by the need to integrate personnel and the geographic distance separating the organizations. There can be no assurance that United Natural will retain key employees or that United Natural will realize any of the other anticipated benefits of the acquisitions or merger. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- United Natural -- Certain Factors That May Affect Future Results."

                              SELECTED HISTORICAL
                       FINANCIAL DATA -- UNITED NATURAL

     The selected historical financial data presented below under the caption Historical Statement of Income Data with respect to the fiscal years ended October 31, 1994 and 1995 and the nine months ended July 31, 1996, and under the caption Historical Balance Sheet Data at October 31, 1995 and July 31, 1996, are derived from the consolidated financial statements of United Natural, which financial statements have been audited by KPMG Peat Marwick LLP, independent certified public accountants. The selected historical financial data presented below under the caption Historical Statement of Income Data with respect to the fiscal years ended October 31, 1992 and 1993 and the nine months ended July 31, 1995 and April 30, 1996 and 1997 and under the caption Historical Balance Sheet Data at October 31, 1992, 1993 and 1994 and April 30, 1997, are derived from the unaudited consolidated financial statements of United Natural that have been prepared on the same basis as the audited financial statements and, in the opinion of management, contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for such periods. Prior to July 31, 1996, United Natural's fiscal year ended on October 31 of each year. The Company has changed its fiscal year end to July 31. The historical results are not necessarily indicative of results to be expected for any future period. The following selected historical financial data should be read in conjunction with and are qualified by reference to "Management's Discussion and Analysis of Financial Condition and Results of Operations -- United Natural" and United Natural's Consolidated Financial Statements and Notes thereto included elsewhere in this Proxy Statement.


                                                                                   NINE MONTHS ENDED        NINE MONTHS ENDED
                                                                                   -----------------        -----------------
                                             YEAR ENDED OCTOBER 31,                     JULY 31,                 APRIL 30,
                                             ---------------------                      --------                 ---------
                                    1992        1993        1994        1995       1995         1996        1996         1997
                                    ----------------------------------------       -----------------        -----------------
HISTORICAL STATEMENT OF                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
 INCOME DATA:
Net sales.......................   $124,366    $153,636    $200,616  $ 283,323   $188,502    $  286,448    $283,537  $   311,038

Operating income................      3,299       5,113       7,385      8,762/1/   7,453        10,609/2/    8,423       13,419

Income before
 extraordinary item.............      1,488       2,319       3,017      2,603      3,232         4,025       2,031        6,452

Extraordinary item/3/...........         --          --          --         --         --            --          --          933

Net income......................   $  1,488    $  2,319    $  3,017  $   2,603   $  3,232    $    4,025    $  2,031  $     5,519

Income per share of common
 stock before
 extraordinary item.............   $   0.17    $   0.26    $   0.30  $    0.26   $   0.32    $     0.40    $   0.20  $      0.57

Extraordinary item..............         --          --          --         --         --            --          --  $      0.08
                                   --------    --------    --------  ---------   --------    ----------    --------  -----------

Net income per share of
common stock....................   $   0.17    $   0.26    $   0.30  $    0.26   $   0.32    $     0.40    $   0.20  $      0.49
                                   ========    ========    ========  =========   ========    ==========    ========  ===========

Weighted average shares of
 common stock and common
 stock equivalents..............      8,982       8,982      10,094     10,148     10,148        10,144      10,135       11,332
                                   ========    ========    ========  =========   ========    ==========    ========  ===========

Supplemental pro forma net
 income per share...............                                                                                     $      0.44/4/
                                                                                                                     ===========


                                                             OCTOBER 31,
                                                -------------------------------------   JULY 31,     APRIL 30,
                                                  1992      1993      1994      1995     1996          1997
                                                --------  --------  --------  -------  --------     -----------
                                                                 (IN THOUSANDS)
HISTORICAL BALANCE SHEET DATA:

Total assets...................................  $26,124   $37,006   $48,476   $88,822   $98,744      $113,023

Long-term debt and capital leases, excluding
 current installments..........................    4,947     8,169    10,627    21,878    23,019        10,714

Stockholders' equity...........................    1,790     4,258    10,257    13,022    18,182        59,333


------------------
(1) Operating income for fiscal 1995 includes a non-recurring expense of $1.6 million related to the write-off of intangible assets.
(2) Operating income for the nine months ended July 31, 1996 includes a non-recurring expense of $1.1 million related to the grant of options under United Natural's 1996 Stock Option Plan and a non-recurring expense of $0.5 million representing costs associated with the Mountain People's merger.

(3) Represents the loss on early extinguishment of debt, net of income tax benefit of $0.7 million.
(4) Assumes that the Company's initial public offering of Common Stock and repayment of debt with the proceeds thereof, including the extraordinary expense resulting from the charge-off of the remaining original issue discount upon repayment of the Senior Note (the "Triumph Note") issued to Triumph-Connecticut Limited Partnership ("Triumph"), had occurred effective August 1, 1996.

              SELECTED HISTORICAL COMBINED FINANCIAL DATA -- STOW

     The selected historical combined financial data presented below under the captions Historical Combined Statement of Income Data and Per Share Data with respect to the fiscal years ended December 31, 1992, 1993, 1994, 1995 and 1996, and under the caption Historical Combined Balance Sheet Data at December 31, 1992, 1993, 1994, 1995 and 1996, are derived from the combined financial statements of Stow and Hendrickson Partners, which financial statements have been audited by Arthur Andersen LLP, independent public accountants. The selected historical combined financial data presented below under the captions Historical Combined Statement of Income Data and Per Share Data with respect to the four months ended April 26, 1996 and April 25, 1997 and under the caption Historical Combined Balance Sheet Data at April 25, 1997, are derived from the unaudited combined financial statements of Stow and Hendrickson Partners that have been prepared on the same basis as the audited financial statements and, in the opinion of management, contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for such periods. The historical results are not necessarily indicative of results to be expected for any future period. The following selected historical combined financial data should be read in conjunction with and are qualified by reference to "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Stow" and Stow's Combined Financial Statements and Notes thereto included elsewhere in this Proxy Statement.

                                          Year Ended December 31,                    Four Months Ended
                          --------------------------------------------------------   -----------------
                                                                                    April 26,  April 25,
                            1992        1993        1994        1995      1996/1/    1996/1/    1997/1/
                            ----        ----        ----        ----      ----      ---------  ---------
Historical Combined                           (in thousands, except per share data)
Statement of Income
Data:

Net sales                  $111,064   $137,354    $159,265    $175,526    $207,612   $ 66,373   $ 69,700
Operating income              2,536        626       1,085       2,230       3,570      1,686      1,573
Net income (loss)          $  1,420   $   (654)   $   (734)   $   (106)   $  1,025   $    915   $    622

Per Share Data:

Net income (loss)          $ 836.41   $(385.39)   $(432.19)   $ (62.24)   $ 603.94   $ 538.57   $ 366.02
Cash dividends             $  15.00          -    $  10.00    $  10.00    $  15.00   $      -   $      -
Weighted average
shares outstanding/2/         1,698      1,698       1,698       1,698       1,698      1,698      1,698

-----------------

(1) Includes results of RB Acquisition, located in Chicago, Illinois, since its purchase by Stow as of January 26, 1996.
(2) Includes 200 voting shares and 1,498 nonvoting shares of common stock, issued and outstanding for all periods listed above.

                                          December 31,                    April 25,
                        ------------------------------------------------  ---------
                          1992      1993      1994      1995      1996      1997
                          ----      ----      ----      ----      ----      ----
Historical Combined                           (in thousands)
Balance Sheet Data:

Total assets             $33,022   $45,346   $42,904   $45,746   $54,379   $56,135
Long-term debt,
excluding current
installments               7,583    27,529    23,700    27,013    34,878    31,924
Stockholders' equity       5,722     5,028     3,947     3,714     4,014     4,566

              UNAUDITED SELECTED PRO FORMA COMBINED FINANCIAL DATA

  The unaudited selected pro forma combined financial data are derived from the Unaudited Pro Forma Condensed Combined Financial Statements, appearing elsewhere herein, which give effect to the Merger as a pooling of interests, and should be read in conjunction with such Unaudited Pro Forma Condensed Combined Financial Statements and the Notes thereto. For the purpose of the pro forma statement of operations data, United Natural's financial data for the fiscal years ended October 31, 1994 and 1995 and the nine months ended July 31, 1996 and April 30, 1997 have been combined with Stow's financial data for the fiscal years ended December 31, 1994 and 1995 and the nine months ended September 27, 1996 and April 25, 1997, respectively. For the purpose of the pro forma combined balance sheet data, United Natural's balance sheet data at April 30, 1997 have been combined with Stow's balance sheet data at April 25, 1997. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Merger had been consummated or of the future operating results or financial position of the combined companies.

             UNAUDITED SELECTED PRO FORMA COMBINED FINANCIAL DATA
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                         Nine Months      Nine Months
                                                           Year Ended October 31,      Ended July 31,   Ended April 30,
                                                         ------------------------      --------------   ---------------
Pro Forma Combined Statement of
 Operations Data/5/:                                          1994        1995              1996             1997
                                                         -----------   ----------      --------------   ---------------
Net sales.............................................      $359,881     $458,849            $439,842          $465,958
Operating income......................................         8,924       11,311              13,860            15,881
Income before extraordinary item/1/...................         2,880        2,745               4,943             6,781
Income per common share before
   extraordinary item/1,2,3/..........................          0.19         0.18                0.33              0.42
Weighted average number of common
  shares outstanding/2,3/.............................        15,094       15,148              15,144            16,332

   Pro Forma Combined Balance Sheet Data/5/:                            April 30, 1997
                                                                        --------------
      Total assets/1/................................................         $169,634
      Long-term obligations/4/.......................................           36,595
      Total stockholders' equity/4/..................................           70,227

----------------

(1) Stow's cost of sales and inventories have been restated from LIFO to FIFO and the method of inventory capitalization has been conformed with that of United Natural. The impact of the restatement was to reduce cost of sales by $454 in fiscal 1994, $319 in fiscal 1995, $33 in the nine months ended July 31, 1996 and $30 in the nine months ended April 30, 1997; increase income before extraordinary item by $272, $191, $20 and $18, respectively, for such periods; and increase pro forma income per share before extraordinary item by $.02 and $.01 for fiscal 1994 and fiscal 1995, respectively.

(2) Pursuant to the terms of the Merger Agreement, Stow stockholders will receive 2,880.18 shares of United Natural Common Stock for each share of Stow Common Stock they hold, subject to adjustment.

(3) The calculation of income per common share uses the weighted average number of common shares outstanding, including common share equivalents and 38 shares of Stow Common Stock issued in June 1997 in exchange for the partnership interests of Hendrickson Partners.

(4) Includes the adjustment of all demand promissory notes of Stow to its stockholders, together with unpaid accrued interest thereon, which is being contributed to the capital of Stow, based on the provisions of the Merger Agreement.

(5) It is estimated the Merger-related fees and expenses, consisting primarily of transaction costs for fees of investment bankers, attorneys and accountants, will be approximately $3 million. The impact of these fees and expenses are not reflected in the pro forma combined financial data or in the pro forma combined per share data.

                          COMPARATIVE PER SHARE DATA

     The following table sets forth as of the dates and for the periods indicated selected historical per share data of United Natural and Stow and the corresponding pro forma and pro forma equivalent per share amounts after giving effect to the Merger. The pro forma information gives effect to the Merger accounted for on a pooling-of-interests basis, assuming that 2,880.18 shares of United Natural Common Stock were issued for each share of Stow Common Stock outstanding. The data presented are based upon the audited and unaudited historical financial statements and related notes of United Natural and Stow which are included elsewhere herein, and the Unaudited Pro Forma Condensed Combined Financial Statements appearing elsewhere herein. This information should be read in conjunction with such historical and pro forma financial statements and related notes thereto. The unaudited pro forma combined financial data are not necessarily indicative of the results that would have occurred if the Merger had been consummated as of the beginning of the earliest period presented.

                                                                   Nine Months        Nine Months
                                           Fiscal Year Ended         Ended               Ended
                                              October 31,        July 31, 1996/1/   April 30, 1997/1/
                                         ---------------------   ----------------  -----------------
                                          1994/1/     1995/1/
                                         ---------   ---------
United Natural

Historical Per Common Share

   Income before extraordinary item         $0.30     $0.26/8/         $0.40/9/          $0.57
   Supplemental pro forma income                                                          0.51
   before extraordinary income-1/3/
   Book value/2/                                                        2.09              4.79

Pro Forma Combined-Per United
 Natural Common Share/4, 5/

   Income before extraordinary
   item/6,7/                                $0.19     $0.18/8.9/       $0.33             $0.42
   Supplemental pro forma income                                                          0.38
   before extraordinary item-1/3,6,7/
   Book value/2/                                                        2.13              4.04

                                                                   Nine Months        Nine Months
                                           Fiscal Year Ended         Ended              Ended
                                              October 31,        July 31, 1996/1/   April 30, 1997/1/
                                         ---------------------   ----------------  -----------------
                                          1994/1/     1995/1/
                                         ---------   ---------
STOW

Historical Per Common Share

   Net income (loss)                     $(432.19)     $(62.24)      $840.13/11/       $191.31/11/
   Book value/2/                                                    2,788.36          2,688.80

Pro Forma Combined Per Equivalent
 Stow Common Share/4,5/

   Income before extraordinary
   item/6,7/                              $547.23      $518.43/8/    $950.46/9/      $1,209.68
   Supplemental pro forma income                                                      1,094.47
   before extraordinary item-1/3,6,7/
   Book value                                                       6,134.78         11,635.93

----------------------
(1) Stow's historical per common share data is for the fiscal years ended December 31, 1994 and 1995, the nine months ended September 27, 1996 and the nine months ended April 25, 1997.

(2) Historical book value per common share is computed by dividing stockholders' equity for United Natural and Stow by the numbers of shares of common stock outstanding at the end of each period for United Natural and Stow, respectively. Pro forma book value per common share is computed by dividing pro forma stockholders' equity by the pro forma number of shares of common stock outstanding and 38 shares of Stow Common Stock issued in June 1997 in exchange for the partnership interests of Hendrickson Partners. Pro forma book values per common share have been computed by adjusting the historical book values for the cost of sales restatement and its related tax effect and the contribution of all demand promissory notes of Stow to its stockholders, together with unpaid accrued interest thereon. No adjustments have been made for the effect of federal and state income taxes as though Stow had been subject to corporate income taxes.

(3) Supplemental pro forma income before extraordinary item-1 reflects the historical income before extraordinary item of United Natural for the nine months ended April 30, 1997, adjusted for the assumption that the initial public offering occurred on August 1, 1996.

(4) The pro forma combined per share data combines the financial information of United Natural for the fiscal years ended October 31, 1994 and 1995, the nine months ended July 31, 1996 and the nine months ended April 30, 1997 with the financial information of Stow for the fiscal years ended December 31, 1994 and 1995, the nine months ended September 27, 1996 and the nine months ended April 25, 1997. United Natural's fiscal year ends July 31, while Stow's fiscal year ends December 31.

(5) The calculation of income per common share uses the weighted average number of common shares outstanding, including common share equivalents and 38 shares of Stow Common Stock issued in June 1997 in exchange for the partnership interests of Hendrickson Partners.

(6) Stow's cost of sales has been restated from LIFO to FIFO and the method of inventory capitalization has been conformed with that of United Natural. The impact of the restatement was to reduce the cost of sales by $454 in fiscal 1994, $319 in fiscal 1995, $33 in the nine months ended July 31, 1996 and $30 in the nine months ended April 30, 1997, and increase pro forma income before extraordinary item per share by $.02 in fiscal 1994 and $.01 in fiscal 1995.

(7) Income taxes have been adjusted to give effect to federal and state income taxes as though Stow had been subject to federal corporate income taxes. (Stow had historically been taxed as an S Corporation and therefore was not subject to federal corporate income taxes.) In addition, the tax effect of the restatement of cost of sales has been reflected in the pro forma income calculations.

(8) United Natural's operating income for fiscal 1995 includes a non-recurring expense of $1.6 million related to the write-off of intangible assets.

(9) United Natural's operating income for the nine months ended July 31, 1996 includes a non-recurring expense of $1.1 million related to the grant of options under United Natural's 1996 Stock Option Plan and a non-recurring expense of $0.5 million representing costs associated with the Mountain People's merger.

(10) During the nine months ended April 30, 1997, United Natural incurred a loss on early extinguishment of debt, net of income tax benefit of $0.7 million.

(11) Includes results of RB Acquisition, located in Chicago, Illinois, since its purchase by Stow as of January 26, 1996.

                 MARKET PRICE INFORMATION AND DIVIDEND POLICY

     The United Natural Common Stock is traded on the Nasdaq National Market under the symbol "UNFI." There is no established public trading market for the Stow Common Stock.

     The United Natural Common Stock began trading on the Nasdaq National Market on November 1, 1996. The following table sets forth for the periods indicated the high and low sale prices per share of United Natural Common Stock on the Nasdaq National Market:


FISCAL 1997                                                 HIGH          LOW
                                                          -------       -------
Second Quarter..........................................  $17.500       $12.375

Third Quarter...........................................   17.000        13.000

Fourth Quarter..........................................   24.375        15.000

FISCAL 1998

First Quarter (through October 10, 1997)................  $26.750       $19.250

     The high and low sale prices per share of United Natural Common Stock on the Nasdaq National Market on June 20, 1997, the last full trading day prior to the public announcement of the proposed Merger, were $18.25 and $17.75, respectively. The last reported sale price per share of the United Natural Common Stock on October 10, 1997 was $22.50. Based upon the last reported sale price of United Natural Common Stock on October 10, 1997, each share of Stow Common Stock would be converted in the Merger into United Natural Common Stock having a market value of approximately $64,804. Because the market price of United Natural Common Stock is subject to fluctuation, the market value of the shares of United Natural Common Stock that holders of Stow Common Stock will receive in the Merger may increase or decrease prior to the Merger. See "The Merger Agreement --Conversion of Securities."

     On the Record Date, United Natural had 30 stockholders of record. The number of record holders may not be representative of the number of beneficial holders because many shares are held by depositaries, brokers or other nominees. On the Record Date, Stow had six stockholders of record.

     United Natural has never declared or paid any cash dividends on its capital stock. United Natural anticipates that all of its earnings in the foreseeable future will be retained to finance the continued growth and development of its business and has no current intention to pay cash dividends. United Natural's future dividend policy will depend on its earnings, capital requirements and financial condition, requirements of the financing agreements to which it is then a party and other factors considered relevant by the Board of Directors. United Natural's existing revolving line of credit agreement prohibits the declaration or payment of cash dividends to its stockholders without the written consent of the bank during the term of the credit agreement and until all obligations of United Natural under the credit agreement have been met.

     In each of 1994 and 1995, Stow declared dividends of $10 per share and in 1996 Stow declared a dividend of $15 per share on the shares of Stow Common Stock. The dividends declared in 1994, 1995 and 1996 were paid in 1995, 1996 and 1997, respectively. During the four months ended April 25, 1997, Stow did not declare any dividends. Stow does not have a formal dividend policy. Dividends are declared at the discretion of the Stow Board. The Stow Board's decision as to whether a dividend will be declared and the amount of any such dividend is generally made after the end of each fiscal year, after reviewing the results of operations for such fiscal year. Under Stow's revolving line of credit agreement, Stow may not declare or pay dividends if the payment of such dividends will cause Stow to fail to satisfy certain financial covenants set forth in such agreement, subject to certain limited exceptions.

                   STOCKHOLDINGS BEFORE AND AFTER THE MERGER

     Based upon the capitalization of United Natural and Stow as of June 30, 1997, if the proposed Merger is approved and becomes effective, persons who owned all of the outstanding shares of United Natural Common Stock immediately prior to the Effective Time will own approximately 71% of the outstanding United Natural Common Stock at the Effective Time, and persons who owned all of the outstanding shares of Stow Common Stock immediately prior to the Effective Time will own approximately 29% of the outstanding United Natural Common Stock at the Effective Time. See "Management -- United Natural -- Security Ownership of Certain Beneficial Owners and Management."

                              THE SPECIAL MEETING

GENERAL

     This Proxy Statement is being furnished to holders of United Natural Common Stock in connection with the solicitation of proxies by the United Natural Board for use at the Special Meeting and any adjournments or postponements thereof. Each copy of this Proxy Statement mailed to holders of United Natural Common Stock is accompanied by a form of proxy card for use at the Special Meeting.

     This Proxy Statement and the accompanying form of proxy card are first being mailed to stockholders of United Natural on or about October 15, 1997.

     UNITED NATURAL STOCKHOLDERS ARE REQUESTED TO COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY TO UNITED NATURAL IN THE ENCLOSED, POSTAGE-PAID ENVELOPE.

PURPOSE OF THE SPECIAL MEETING

     At the Special Meeting, the holders of United Natural Common Stock eligible to vote will be asked to consider and vote upon: (i) the issuance of up to an aggregate of 5,000,000 shares of United Natural Common Stock in exchange for shares of Stow Common Stock pursuant to the Merger Agreement, and (ii) such other matters as may properly come before the Special Meeting or any adjournments or postponements thereof.

BOARD OF DIRECTORS RECOMMENDATION

     The United Natural Board has approved the Issuance Proposal and recommends a vote FOR approval of such proposal.

DATE, TIME AND PLACE

     The Special Meeting is scheduled to be held on Thursday, October 30, 1997 at 10:00 a.m., local time, at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109.

RECORD DATE; SHARES OUTSTANDING

     The United Natural Board has fixed the close of business on September 5, 1997 as the Record Date for the determination of United Natural stockholders entitled to notice of and to vote at the Special Meeting and at any adjournments or postponements thereof. On the Record Date, there were outstanding 12,378,425 shares of United Natural Common Stock held by 30 stockholders of record.

VOTING AT THE SPECIAL MEETING

     The presence, either in person or by proxy, of the holders of a majority of the shares of United Natural Common Stock issued and outstanding and entitled to vote at the Special Meeting is necessary to constitute a quorum at the Special Meeting.

     The affirmative vote of holders of a majority of the shares of United Natural Common Stock represented in person or by proxy and voting on the matter is required to approve the Issuance Proposal. Each share of United Natural Common Stock is entitled to one vote on all matters presented at the Special Meeting. The approval of the Issuance Proposal is required by the rules of the National Association of Securities Dealers, Inc. governing corporations with securities listed on the Nasdaq National Market.

     Under the terms of a Securityholder Voting Agreement, dated as of June 23, 1997, the Principal United Natural Stockholders have agreed to vote all shares over which they exercise voting control (an aggregate of 7,200,921 shares of United Natural Common Stock or approximately 58% of the outstanding shares on the Record Date) FOR the approval of the Issuance Proposal. CONSEQUENTLY, THE AFFIRMATIVE VOTE OF THE PRINCIPAL UNITED NATURAL STOCKHOLDERS WILL BE SUFFICIENT TO APPROVE AND ADOPT THE ISSUANCE PROPOSAL.

     If a stockholder attends the Special Meeting, such stockholder may vote by ballot. However, many of United Natural's stockholders may be unable to attend the Special Meeting. Therefore, the United Natural Board is soliciting proxies so that each holder of United Natural Common Stock on the Record Date has the opportunity to vote on the proposals to be considered at the Special Meeting. When a proxy is returned properly signed and dated, the shares represented thereby will be voted in accordance with the instructions on the proxy card. If an United Natural stockholder does not return a signed proxy card, such stockholder's shares will not be voted. Stockholders are urged to mark the boxes on the proxy card to indicate how their shares are to be voted. If a holder of United Natural Common Stock returns a signed proxy card, but does not indicate how such stockholder's shares are to be voted, the shares represented by the proxy will be voted for approval of the Issuance Proposal. The proxy card also confers discretionary authority on the individuals appointed by the United Natural Board and named on the proxy card to vote the shares represented thereby on any other matter that may properly arise at the Special Meeting.

     Any United Natural stockholder who executes and returns a proxy card may revoke such proxy at any time before it is voted by (i) notifying in writing the Secretary of United Natural at 260 Lake Road, Dayville, Connecticut 06241, (ii) granting a subsequent proxy or (iii) appearing in person and voting at the Special Meeting. Attendance at the Special Meeting will not in and of itself constitute revocation of a proxy.

     As of the date of this Proxy Statement, the United Natural Board does not know of any other matters to be presented for action by United Natural stockholders at the Special Meeting. If, however, any other matters not now known are properly brought before the Special Meeting, including among other things consideration of a motion to adjourn the Special Meeting to another time and/or place (including without limitation for the purpose of soliciting additional proxies), the persons appointed as the named proxies will have discretion to vote or act thereon according to their best judgment.

SOLICITATION OF PROXIES

     All expenses of United Natural's solicitation of proxies, including the cost of preparing and mailing this Proxy Statement, will be borne by United Natural. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of United Natural in person or by telephone, telecopy, telegram or other means of communication. Such directors, officers and employees soliciting proxies will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Arrangements will also be made with custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by such custodians, nominees and fiduciaries, and United Natural will reimburse such persons for reasonable expenses incurred in connection therewith.

EFFECT OF ABSTENTIONS AND "BROKER NON-VOTES"

     At the Special Meeting, abstentions and "broker non-votes" will be counted for purposes of determining the presence or absence of a quorum. In determining whether the proposal to approve the Issuance Proposal has received the requisite number of affirmative votes, abstentions and broker non-votes will not be counted as votes in favor of such matter, and also will not be counted as shares voting on such matter. Accordingly, abstentions and broker non-votes will have no effect on the outcome of the vote.

APPRAISAL RIGHTS

     Holders of United Natural Common Stock will not be entitled to any appraisal rights in connection with the matters to be voted upon at the Special Meeting. See "The Merger -- Appraisal Rights."

                                  THE MERGER

BACKGROUND OF THE MERGER

     In October 1996, following the initial public offering of United Natural Common Stock, Richard S. Youngman, President of Stow, telephoned Norman A. Cloutier, Chairman and Chief Executive Officer of United Natural, to congratulate Mr. Cloutier on the event. This telephone call was followed by a letter dated November 20, 1996, from Mr. Youngman to Mr. Cloutier in which Mr. Youngman inquired in general terms whether Mr. Cloutier was interested in discussing the compatibilities of their respective businesses and ways that United Natural and Stow could work together.

     In response to the November letter, Mr. Cloutier met with Mr. Youngman and Barclay McFadden, III, Chief Executive Officer of Stow, on December 19, 1996 in Hartford, Connecticut regarding a possible business combination between United Natural and Stow. The opportunities for growth and expansion plans of the two companies were discussed. At the meeting, Messrs. Youngman and McFadden noted that Stow's financial resources were inadequate to take advantage of various growth opportunities available to Stow. Messrs. Cloutier, Youngman and McFadden discussed a broad range of possible alliances and ventures, including a possible business combination between United Natural and Stow. The parties also discussed in general the issues which would need to be addressed with regard to any merger or other venture.

     On January 14, 1997, Mr. Cloutier telephoned Mr. Youngman to schedule a meeting to include themselves as well as Mr. McFadden and Richard J. Williams, a director of United Natural and Managing Director of Triumph Capital Group, Inc., an affiliate of Triumph ("Triumph Capital"), to continue the December 19, 1996 discussions concerning a possible business combination.

     On January 16, 1997, Mr. Cloutier signed a confidentiality agreement in anticipation of disclosures to be made by representatives of Stow.

     On January 22, 1997, Messrs. Cloutier, Youngman, McFadden, Williams and a representative of PaineWebber Incorporated ("PaineWebber") met at the offices of Triumph Capital in Boston, Massachusetts to discuss the merits of a business combination. The participants discussed broad valuation parameters and tax issues, and Mr. Youngman made a presentation concerning the operations and profitability of Stow and its subsidiaries. They agreed to meet again to continue discussions and to review financial disclosures by Stow.

     On January 31, 1997, Mr. Youngman notified Mr. Cloutier that Salomon Brothers Inc ("Salomon Brothers"), instead of PaineWebber, was serving as Stow's financial advisor. Salomon Brothers subsequently sent to Mr. Cloutier updated, unaudited pro forma financial data concerning Stow.

     On February 6, 1997, Mr. Cloutier conferred with Daniel Schmitt, Engagement Partner at KPMG Peat Marwick LLP, United Natural's independent auditors, regarding accounting treatments and restrictions associated with a business combination between United Natural and Stow that would qualify as a pooling of interests.

     During the week of February 10, 1997, Messrs. Cloutier and Williams communicated a preliminary valuation range to Salomon Brothers. Messrs. Youngman and McFadden reviewed the preliminary valuation range and determined with Salomon Brothers that, in their view, the price offered did not fairly reflect the potential value of Stow. Messrs. Cloutier and Williams were informed that the valuation range was not sufficient and that Salomon Brothers would proceed to solicit other offers for Stow.

     On March 7, 1997, Mr. Cloutier met with Mr. Youngman during an industry conference in Anaheim, California. They expressed their mutual disappointment that an agreement had not been reached and discussed the possibility of resuming negotiations through Salomon Brothers. Mr. Youngman informed Mr. Cloutier that Salomon Brothers would soon complete a presentation book for Stow that might assist United Natural to better understand the full potential of Stow. They agreed to arrange a meeting after the presentation book was completed.

     On March 20, 1997, Messrs. Cloutier and Williams met with Messrs. Youngman, McFadden, and Theodore S. Borek, Chief Operating Officer of Stow, and a representative of Salomon Brothers at the offices of Triumph Capital in Boston, Massachusetts to discuss the pro forma contribution analysis and other matters concerning the potential business combination. The Salomon Brothers representative discussed the historical operating performance of Stow, its customer service and marketing systems and Stow's growing presence in the Midwest. The representatives at the meeting reviewed a range of potential acquisition prices and discussed the potential impact on United Natural's stockholders.

     The same individuals present at the meeting on March 20, 1997 met again on March 26, 1997 to continue discussions concerning the major economic issues and the valuation methodology. They also reviewed the factors that would favorably impact all of United Natural's shareholders as a result of a merger, including increased market float and liquidity.

     On April 2, 1997, the Board of Directors of United Natural met to discuss the possible business combination, including potential risks associated with Stow's business and the proposed business combination and the potential synergies and strategic value of a business combination with Stow. At the end of the meeting, the Board authorized Mr. Cloutier and Mr. Townsend to proceed with the merger negotiations and to continue with the due diligence review.

     On April 10, 1997, Salomon Brothers distributed additional financial statements and other information to United Natural.

     On May 12 and 13, 1997, Messrs. Cloutier, Townsend and Kevin Michel, Chief Financial Officer of Mountain People's and a member of the Board of Directors of United Natural, met to review due diligence material at the Wright Mansion in Keene, New Hampshire. They discussed Stow's business performance over the past several years, the potential risks associated with Stow's business and prospects and the value of Stow's assets and operations.

     Negotiations continued through the weeks of May 19, 1997 and May 26, 1997. Issues discussed during this time included registration rights and the contribution of shareholder notes to the equity of Stow.

     On June 3, 1997, Messrs. Cloutier, Youngman, McFadden and representatives of Salomon Brothers met at the offices of Sullivan & Worcester LLP, legal counsel to Stow, in Boston, Massachusetts. At the meeting, United Natural and Stow agreed on the number of shares to be offered for Stow by United Natural, subject to United Natural's continuing due diligence review, and outlined the registration rights to be provided to Stow's stockholders.

     Between June 9 and 20, 1997, representatives of United Natural and Stow completed their due diligence review and reached substantial agreement as to the remaining agreements.

     On June 22, 1997, at a special meeting of the United Natural Board of Directors, (i) management and legal counsel reviewed the results of United Natural's due diligence review of Stow; (ii) management reviewed the possible benefits and risks relating to the Merger, including (a) the effectiveness of the Merger in implementing and accelerating United Natural's long-term growth strategy, (b) the compatibility of the respective business philosophies of United Natural and Stow, and (c) trends in the industry for distribution of natural foods and related products; (iii) the directors reviewed the principal terms of the proposed Merger Agreement and related agreements; (iv) the directors also reviewed and discussed (a) historical information concerning United Natural's and Stow's respective businesses, operations, properties, assets, financial conditions and operating results, (b) the expectation that the Merger will be a tax-free transaction and will be accounted for as a pooling of interests transaction, and (c) the effect on United Natural's Stockholders of United Natural continuing as a stand-alone entity compared to the effect of United Natural's combining with Stow; and (v) Smith Barney delivered to the United Natural Board of

Directors its oral opinion (which opinion was subsequently confirmed by delivery of a written opinion dated June 23, 1997) to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the Exchange Ratio was fair, from a financial point of view, to United Natural, and reviewed with the directors the financial analyses performed by Smith Barney in connection with such opinion. See "The Merger -- Opinion of United Natural's Financial Advisor." At the meeting, the United Natural Board approved the Merger and the Merger Agreement.

     On June 23, 1997, the parties executed the Merger Agreement and issued a joint press release announcing the execution of the Merger Agreement.

     Between June 23, 1997 and August 8, 1997, representatives of United Natural and Stow discussed the amendment and restatement of the Merger Agreement to address indemnification and accounting issues and certain closing conditions.

     The parties to the Merger Agreement executed an amended and restated Merger Agreement on August 8, 1997.

REASONS FOR THE MERGER; RECOMMENDATION OF THE BOARD OF DIRECTORS

     Joint Reasons for the Merger. The United Natural Board and the Board of Directors of Stow (the "Stow Board") believe that the Merger represents a unique strategic fit between two companies with similar business strategies and complementary geographical presence and operations. The Boards of Directors of both companies believe that the combined entity will have greater financial strength, operational efficiencies and growth potential than either United Natural or Stow would have on its own. The United Natural Board and Stow Board have identified a number of potential benefits of the proposed Merger that they believe will contribute to the success of the combined company, including the following:

 .    Synergies of the Combined Company.  As a combined company, United Natural and Stow will have combined revenues of over $605 million for fiscal 1996, with a presence in 46 states. The Board of Directors of each company believes that this should result in a number of important synergies, including (1) improved buying terms, (2) reduced distribution costs due to improved distribution logistics, (3) reduced advertising and marketing expenses (as a percentage of revenues of the combined company) as a result of the elimination of redundant advertising and marketing programs by the individual companies and the availability of national advertising at reduced rates, and (4) reduced general and administrative expenses (as a percentage of revenues of the combined company) as a result of the opportunity to leverage certain financial and administrative functions over a larger revenue base.

 .    Improved Distribution of the Combined Company.  The combined company will operate eight distribution centers in eight states. The combined company will be better able to service customer accounts through strategically located regional distribution centers. Improved distribution logistics will allow the backhaul of full and partial truckloads of inbound freight throughout the United States. The United Natural and Stow Boards expect that more efficient distribution will result in better pricing for customers.

 .    Better Buying Terms.  The combined company should be better positioned to capture benefits associated with increased market share and geographic presence, including the ability to take advantage of national buying terms, improved buying in bulk and private label, and the ability to take advantage of early payment discounts.

 .    Profitable Expansion.  The combined company will be in a stronger financial position for continuing the profitable expansion of United Natural and Stow.

 .    Combination of Best of Both Companies.  The combined company will be able to take advantage of the best operating systems and practices currently used by United Natural and Stow.

     United Natural's Reasons for the Merger. The United Natural Board identified the following additional benefits of the proposed Merger:

 .    Entry into additional Mid-West markets as well as increased market penetration within existing Northeast and Mid-Atlantic markets.

 .    Increased penetration of fastest growing market segment, natural products supermarket customers, as well as conventional supermarkets and independent and regional chain natural foods stores.

 .    Strengthened product mix (offering approximately 26,000 products) and opportunity to expand private label programs.

 .    Obtaining the talented management team at Stow.

 .    Consolidation of catalog and monthly flyer program operations.

     In reaching its decision to approve the Merger Agreement, the United Natural Board also considered, in addition to the factors described above, the following factors:

     (i) The effectiveness of the Merger in implementing and accelerating United Natural's long-term growth strategy;

     (ii) Historical information concerning United Natural's and Stow's respective businesses, operations, properties, assets, financial condition and operating results;
     (iii) The financial analyses and opinion of Smith Barney presented to the United Natural Board to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the Exchange Ratio was fair, from a financial point of view, to United Natural (see "The Merger - Opinion of United Natural's Financial Advisor");
     (iv) The terms of the Merger Agreement, including the terms and structure of the Merger and the proposed arrangements with respect to the Board of Directors and management structure and operations of the combined company following the Merger;
     (v) An evaluation of the Merger in light of trends in the industry for distribution of natural foods and related products;
     (vi) Discussions with United Natural management regarding the compatibility of the respective business philosophies of United Natural and Stow;
     (vii) The expectation that the Merger will be a tax-free transaction and will be accounted for as a pooling of interests transaction; and
     (viii) The effect on United Natural's stockholders of United Natural continuing as a stand-alone entity compared to the effect of United Natural's combining with Stow.

     The United Natural Board also considered potential risks relating to the Merger, including: (i) the risks that the benefits and synergies sought in the Merger would not be fully achieved; (ii) the management distraction inherent in integrating two operations; (iii) the risk that the Merger would not be consummated and the effect of the public announcement of the Merger on the market price of United Natural's Common Stock; and (iv) the substantial charges expected to be incurred by United Natural and Stow in connection with the Merger. The United Natural Board believed that these risks were outweighed by the potential benefits to be realized by the Merger.

     The foregoing discussion of the information and factors considered by the United Natural Board is not intended to be exhaustive but includes all material factors considered by the United Natural Board. In view of the wide variety of information and factors considered, the United Natural Board did not find it practical to, and did not, assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors.

     Stow's Reasons for the Merger. The Stow Board identified the following additional benefits of the proposed Merger:

 .    Obtain access to additional capital for expansion of the business.

 .    Capitalize on the opportunity to take advantage of the consolidation within the natural foods industry and take advantage of economies of scale and the opportunity for improved customer service.

 .    Stow's ability to better manage anticipated growth because of access to
     United Natural's management resources and experience.

 .    Increased market penetration.

 .    Increased liquidity that the transaction will provide for Stow's stockholders because the United Natural Common Stock is publicly traded.

 .    The benefits of access to the greater financial, distribution, personnel, sales and marketing resources of a larger consolidated organization.

     In reaching its decision to approve the Merger Agreement, the Stow Board also considered, in addition to the factors described above, the following factors:

     (i) The effectiveness of the Merger in implementing and accelerating Stow's long-term growth strategy;

     (ii) Historical information concerning United Natural's and Stow's respective businesses, operations, properties, assets, financial condition and operating results;

     (iii) Detailed financial analyses and pro forma and other information with respect to United Natural and Stow presented by Salomon Brothers;

     (iv) The terms of the Merger Agreement, including the terms and structure of the Merger and the proposed arrangements with respect to the Board of Directors and management structure and operations of the combined company following the Merger;

     (v) An evaluation of the Merger in light of trends in the industry for distribution of natural foods and related products;

     (vi) An evaluation of compatibility of the respective business philosophies of United Natural and Stow;

     (vii) The expectation that the Merger will be a tax-free transaction and will be accounted for as a pooling of interests transaction; and

     (viii) The effect on Stow's stockholders of Stow continuing as a stand-alone entity compared to the effect of Stow's combining with United Natural.

     The Stow Board also considered potential risks relating to the Merger, including: (i) the risks that the benefits and synergies sought in the Merger would not be fully achieved; (ii) the management distraction inherent in integrating two operations; (iii) the risk that the Merger would not be consummated and the effect of the public announcement of the Merger on Stow and its business; and (iv) the substantial charges expected to be incurred by United Natural and Stow in connection with the Merger. The Stow Board believed that these risks were outweighed by the potential benefits to be realized by the Merger.

     The Stow Board believes that the consummation of the Merger will help to achieve the long terms goals of Stow and the two Principal Stow Stockholders. The Stow Board believes that the natural foods industry is in the middle stages of a major consolidation primarily driven by accelerated growth and increased concentration at the retail, distribution and manufacturer levels. By consolidating the operations of Stow and United Natural, the Stow Board believes that significant economies of scale will be created, enabling the combined enterprise to better compete in its industry.

     Barclay McFadden, III and Richard S. Youngman, who, together with their respective affiliates, own approximately 99% of the outstanding capital stock of Stow, have each been stockholders, officers and directors of Stow and its predecessor company for approximately 20 years. Messrs. McFadden and Youngman will receive stock of a publicly held company in the Merger with certain registration rights, providing them with the opportunity to seek greater liquidity than would otherwise be available to them as stockholders of an independent, privately held company.

     The foregoing discussion of the information and factors considered by the Stow Board is not intended to be exhaustive but is believed to include all material factors considered by the Stow Board. In view of the wide variety of information and factors considered, the Stow Board did not find it practical to, and did not, assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors.

OPINION OF UNITED NATURAL'S FINANCIAL ADVISOR

     Smith Barney was retained by United Natural to act as its financial advisor in connection with the Merger. In connection with such engagement, United Natural requested that Smith Barney evaluate the fairness, from a financial point of view, to United Natural of the consideration to be paid by United Natural in the Merger. On June 22, 1997, at a meeting of the Board of Directors of United Natural held to evaluate the proposed Merger, Smith Barney delivered an oral opinion (which opinion was subsequently confirmed by delivery of a written opinion dated June 23, 1997, the date of execution of the Merger Agreement) to the Board of Directors of United Natural to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the Exchange Ratio was fair, from a financial point of view, to United Natural.

     In arriving at its opinion, Smith Barney reviewed the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of United Natural and certain senior officers and other representatives and advisors of Stow concerning the businesses, operations and prospects of United Natural and Stow. Smith Barney examined certain publicly available business and financial information relating to United Natural and certain business and financial information relating to Stow as well as certain financial forecasts and other information and data for United Natural and Stow which were provided to or otherwise discussed with Smith Barney by the respective managements of United Natural and Stow, including information relating to certain strategic implications and operational benefits anticipated to result from the Merger. Smith Barney reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of United Natural Common Stock; historical and projected earnings and other operating data of United Natural and Stow; and the capitalization and financial condition of United Natural and Stow. Smith Barney also considered, to the extent publicly available, the financial terms of certain other similar transactions recently effected which Smith Barney considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Smith Barney considered relevant in evaluating those of United Natural and Stow. Smith Barney also evaluated the potential pro forma financial impact of the Merger on United Natural. In addition to the foregoing, Smith Barney conducted such other analyses and examinations and considered such other financial, economic and market criteria as Smith Barney deemed appropriate in arriving at its opinion. Smith Barney noted that its opinion was necessarily based upon information available, and financial, stock market and other conditions and circumstances existing and disclosed, to Smith Barney as of the date of its opinion.

     In rendering its opinion, Smith Barney assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with Smith Barney. With respect to financial forecasts and other information and data furnished to or otherwise reviewed by or discussed with Smith Barney, the managements of United Natural and Stow advised Smith Barney that such forecasts and other information and data were prepared on bases reflecting reasonable estimates and judgments as to the future financial performance of United Natural and Stow and the strategic implications and operational benefits anticipated to result from the Merger. Smith Barney assumed, with the consent of the Board of Directors of United Natural, that the Merger will be treated as a pooling of interests in accordance with generally accepted accounting principles and as a tax-free reorganization for federal income tax purposes. Smith Barney also assumed, with the consent of the Board of Directors of United Natural, that immediately prior to, or upon consummation of the Merger, the Principal Stow Stockholders will have assigned to Stow all of their partnership interests in Hendrickson Partners and their 1% interests in RB Acquisition and will have contributed to the capital of Stow all demand promissory notes (together with unpaid interest accrued thereon) of Stow to the Principal Stow Stockholders. Smith Barney's opinion, as set forth therein, relates to the relative values of United Natural and Stow. Smith Barney did not express any opinion as to what the value of the United Natural Common Stock actually will be when issued to Stow stockholders pursuant to the Merger or the prices at which the United Natural Common Stock will trade subsequent to the Merger. Smith Barney did not make and was not provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of United Natural or Stow nor did Smith Barney make any physical inspection of the properties or assets of United Natural or Stow. Smith Barney's opinion does not address the relative merits of the Merger as compared to any alternative business strategies that might exist for United Natural or the effect of any other transaction in which United Natural might engage. Although Smith Barney evaluated the Exchange Ratio from a financial point of view, Smith Barney was not asked to and did not recommend the specific consideration payable in the Merger, which was determined through negotiation between United Natural and Stow. No other limitations were imposed by United Natural on Smith Barney with respect to the investigations made or procedures followed by Smith Barney in rendering its opinion.

     THE FULL TEXT OF THE WRITTEN OPINION OF SMITH BARNEY DATED JUNE 23, 1997, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED HERETO AS ANNEX B AND IS INCORPORATED HEREIN BY REFERENCE. HOLDERS OF UNITED NATURAL COMMON STOCK ARE URGED TO READ THIS OPINION CAREFULLY IN ITS ENTIRETY. SMITH BARNEY'S OPINION IS DIRECTED TO THE BOARD OF DIRECTORS OF UNITED NATURAL AND RELATES ONLY TO THE FAIRNESS OF THE EXCHANGE RATIO FROM A FINANCIAL POINT OF VIEW TO UNITED NATURAL, DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER OR RELATED TRANSACTIONS AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE UNITED NATURAL SPECIAL MEETING. THE SUMMARY OF THE OPINION OF SMITH BARNEY SET FORTH IN THIS PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

     In preparing its opinion to the Board of Directors of United Natural, Smith Barney performed a variety of financial and comparative analyses, including those described below. The summary of such analyses does not purport to be a complete description of the analyses underlying Smith Barney's opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Smith Barney believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and its opinion. In its analyses, Smith Barney made numerous assumptions with respect to United Natural,

Stow, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of United Natural and Stow. The estimates contained in such analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. Smith Barney's opinion and financial analyses were only one of many factors considered by the Board of Directors of United Natural in its evaluation of the Merger and should not be viewed as determinative of the views of the United Natural Board of Directors or management with respect to the Exchange Ratio or the proposed Merger.

     The following is a summary of the material financial analyses performed by Smith Barney in connection with its opinion dated June 23, 1997:

     Selected Company Analysis. Using publicly available information, Smith Barney analyzed, among other things, the market values and trading multiples of eight selected publicly traded companies in the food distribution and natural foods retail industries, consisting of (i) five food distribution companies: JP Foodservice, Inc., Performance Food Group Company, Rykoff-Sexton, Inc., Sysco Corporation, and United Natural (collectively, the "Food Distribution Companies"); and (ii) three natural foods retail companies: General Nutrition Companies, Whole Foods Market, Inc., and Wild Oats Markets Inc. (collectively, the "Natural Foods Retail Companies" and, together with the Food Distribution Companies, the "Selected Companies"). With respect to the Selected Companies analyzed, Smith Barney focused primarily on the Food Distribution Companies, the operations of which Smith Barney considered to be most similar to those of Stow. Smith Barney compared market values as multiples of latest 12 months and estimated calendar 1997 and 1998 net income, and adjusted market values (equity market value, plus total debt and the book value of preferred stock, less cash and cash equivalents) as multiples of latest 12 months revenues, earnings before interest, taxes, depreciation, taxes and amortization ("EBITDA") and earnings before interest and taxes ("EBIT"). All multiples were based on closing stock prices as of June 19, 1997. Applying a range of selected multiples for the Food Distribution Companies of latest 12 months and estimated calendar 1997 and 1998 net income and latest 12 months revenues, EBITDA and EBIT of 21.3x to 26.1x, 19.0x to 23.2x, 15.6x to 18.4x, 0.45x to 0.55x, 9.5x to 11.6x and 13.0x to
15.4x, respectively, to corresponding financial data for Stow resulted in an equity reference range for Stow of approximately $68.6 million to $86.0 million, as compared to the value implied by the Exchange Ratio of approximately $90.0 million based on the closing stock price for United Natural Common Stock on June 19, 1997.

     Selected Merger and Acquisition Transactions Analysis. Using publicly available information, Smith Barney analyzed the purchase price and implied transaction value multiples paid or proposed to be paid in selected transactions in the food distribution and natural foods retail industries, consisting of (acquiror/target): (i) five food distribution transactions: Performance Food Group Company/McLane Foodservice (McLane Co./Wal-Mart Stores, Inc.); JP Foodservice, Inc./Arrow Paper Supply & Food Co.; JP Foodservice, Inc./Valley Food Distributors of Nevada; Rykoff-Sexton, Inc./U.S. Foodservice, Inc.; and Performance Food Group Company/Milton's Institutional Foods (collectively, the "Food Distribution Transactions"); and (ii) seven natural foods retail transactions: Whole Foods Market, Inc./Amrion, Inc.; General Nutrition Companies, Inc./Nature's Fresh Northwest; Whole Foods Market Inc./Fresh Fields Markets, Inc.; Wild Oats Market Inc./Alfalfa's Market; General Nutrition Companies, Inc./Nature Food Centers, Inc.; Whole Foods Market, Inc./Mrs. Gooch's Natural Foods Supermarkets; and Whole Foods Market, Inc./Bread & Circus, Inc. (collectively, the "Natural Foods Retail Transactions" and, together with the Food Distribution Transactions, the "Selected Transactions"). With respect to the Selected Transactions analyzed, Smith Barney focused primarily on the Food Distribution Transactions, which Smith Barney considered to be the most similar to the Merger. Smith Barney compared, among other things, the purchase prices in such transactions as a multiple of latest 12 months net income and transaction values as multiples of latest 12 months revenues, EBITDA and EBIT. All multiples for the Selected Transactions were based on information available at the time of announcement of the transaction. Applying a range of selected multiples for the Food Distribution Transactions of latest 12 months net income and latest 12 months revenue, EBITDA and EBIT of 22.0x to 25.6x, 0.45x to 0.55x, 9.3x to 11.3x and 11.0x to 13.4x, respectively, to corresponding financial data for Stow resulted in an equity reference range for Stow of approximately $54.6 million to $70.7 million, as compared to the value implied by the Exchange Ratio of approximately $90.0 million based on the closing stock price for United Natural Common Stock on June 19, 1997.

     No company, transaction or business used in the "Selected Company Analysis" or "Selected Merger and Acquisition Transactions Analysis" as a comparison is identical to United Natural, Stow or the Merger. Accordingly, an analysis of the results of the foregoing is not entirely mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the Selected Companies, Selected Transactions or the business segment, company or transaction to which they are being compared.

     Contribution Analysis. Smith Barney analyzed the respective contributions of United Natural and Stow to the estimated revenue, EBITDA, EBIT and net income of the combined company for fiscal years 1997 and 1998 based, in the case of United Natural, on internal estimates of the management of United Natural and, in the case of Stow, on internal estimates of the management of Stow as adjusted in consultation with the management of United Natural. This analysis indicated that (i) in fiscal year 1997, United Natural would contribute approximately 65.5% of revenue, 69.2% of EBITDA, 67.5% of EBIT, and 69.2% of net income, and Stow would contribute approximately 34.5% of revenue, 30.8% of EBITDA, 32.5% of EBIT and 30.8% of net income, of the combined company and (ii) in fiscal year 1998, United Natural would contribute approximately 67.0% of revenue, 69.2% of EBITDA, 67.9% of EBIT and 69.3% of net income, and Stow would contribute approximately 33.0% of revenue, 30.8% of EBITDA, 32.1% of EBIT and 30.7% of net income, of the combined company. Based on the Exchange Ratio, current stockholders of United Natural and Stow would own approximately 71.8% and 28.2%, respectively, of the combined company upon consummation of the Merger.

     Discounted Cash Flow Analysis. Smith Barney performed a discounted cash flow analysis of the projected free cash flow of Stow for the fiscal years 1998 through 2002, based on internal estimates of the management of Stow, as adjusted in consultation with the management of United Natural. The stand-alone discounted cash flow analysis of Stow was determined by (i) adding (x) the present value of projected free cash flows over the five-year period from 1998 to 2002 and (y) the present value of Stow's estimated terminal value in year 2002 and (ii) subtracting the current net debt of Stow. The range of estimated terminal values for Stow at the end of the five-year period was calculated by applying terminal value multiples ranging from 8.0x to 10.0x to Stow's projected 2002 EBITDA, representing Stow's estimated value beyond the year 2002. The cash flows and terminal values of Stow were discounted to present value using discount rates ranging from 10% to 14%, with particular focus on a discount rate of 12%. Utilizing such terminal multiples and a discount rate of 12%, this analysis resulted in an equity reference range for Stow of approximately $93.0 million to $118.0 million, as compared to the value implied by the Exchange Ratio of approximately $90.0 million based on the closing stock price for United Natural Common Stock on June 19, 1997.

     Pro Forma Merger Analysis. Smith Barney analyzed certain pro forma effects resulting from the Merger, including, among other things, the impact of the Merger on the projected earnings per share ("EPS") of United Natural for the fiscal years ended 1997 through 2002 based, in the case of United Natural, on internal estimates of the management of United Natural and, in the case of Stow, on internal estimates of the management of Stow as adjusted in consultation with the management of United Natural. The results of the pro forma merger analysis suggested that the Merger could be accretive to United Natural's EPS in each of the fiscal years analyzed, before giving effect to certain cost savings and other potential synergies anticipated by the management of United Natural to result from Merger. The actual results achieved by the combined company may vary from projected results and the variations may be material.

     Other Factors and Comparative Analyses. In rendering its opinion, Smith Barney considered certain other factors and conducted certain other comparative analyses, including, among other things, a review of (i) United Natural's and Stow's historical and projected financial results; (ii) the history of trading prices and volume for United Natural Common Stock and movements in the common stock of the other Selected Companies; and (iii) selected published analysts' reports on United Natural.

     Pursuant to the terms of Smith Barney's engagement, United Natural has agreed to pay Smith Barney for its services in connection with the Merger an aggregate financial advisory fee of $750,000. United Natural has also agreed to reimburse Smith Barney for reasonable travel and other out-of-pocket expenses incurred by Smith Barney in performing its services, including the reasonable fees and expenses of its legal counsel, and to indemnify Smith Barney and related persons against certain liabilities, including liabilities under the federal securities laws, arising out of Smith Barney's engagement.

     Smith Barney has advised United Natural that, in the ordinary course of business, Smith Barney and its affiliates may actively trade or hold the securities of United Natural for their own account or for the account of customers and, accordingly, may at any time hold a long or short position in such securities. Smith Barney has in the past provided investment banking services to United Natural unrelated to the proposed Merger, for which services Smith Barney has received compensation. In addition, Smith Barney and its affiliates (including Travelers Group Inc. and its affiliates) may maintain relationships with United Natural and Stow.

     Smith Barney is an internationally recognized investment banking firm and was selected by United Natural based on Smith Barney's experience, expertise and familiarity with United Natural and its business. Smith Barney regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwriting, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In connection with the execution of the Merger Agreement, the Principal United Natural Stockholders executed a Securityholder Voting Agreement in which such stockholders agreed to vote all shares of United Natural Common Stock over which they exercise voting control (an aggregate of 7,200,921 shares of United Natural Common Stock, or approximately 58% of the outstanding shares on the Record Date) FOR the approval of the Issuance Proposal. See "The Merger Agreement -- Related Agreements -- Securityholder Voting Agreement."

     In connection with the consummation of the Merger, each of the Principal United Natural Stockholders will enter into a Board Election Securityholder Voting Agreement with Barclay McFadden, III and Richard S. Youngman in which the Principal United Natural Stockholders will agree to vote in favor of the election of Messrs. McFadden and Youngman for three-year terms on United Natural's Board of Directors. Messrs. McFadden and Youngman will fill the seats currently held by Daniel V. Atwood and Andrea R. Hendricks, whose terms as members of United Natural's Board of Directors expire at the next Annual Meeting of Stockholders. See "The Merger Agreement -- Related Agreements -- Board Election Securityholder Voting Agreement."

     Pursuant to a Registration Rights Agreement to be entered into by United Natural and the stockholders of Stow, United Natural will provide the stockholders of Stow with certain registration rights with respect to the United Natural Common Stock issuable to such stockholders in connection with the Merger. See "The Merger Agreement -- Related Agreements -- Registration Rights Agreement."

     Prior to the execution of the Merger Agreement, Barclay McFadden, III and Richard S. Youngman contributed their general partner interests in Hendrickson Partners, a New Hampshire general partnership, to Stow subject to all existing liabilities, and Hendrickson Partners was thereupon dissolved. Hendrickson Partners owned the real property on which Stow's Chesterfield, NH facility is located.

     Stow currently owns a 98% interest in RB Acquisition, a Delaware limited liability company (also known as Rainbow), and Barclay McFadden, III and Richard
S. Youngman each own a 1% interest in RB Acquisition. Prior to the consummation of the Merger, each of Barclay McFadden and Richard S. Youngman will assign his 1% share of RB Acquisition to Stow in exchange for shares of Stow Common Stock, leaving Stow as the sole owner of RB Acquisition.

     In connection with the consummation of the Merger, the following will be contributed to the capital of Stow in exchange for shares of Stow Common Stock:
(i) the Subordinated Promissory Note, dated January 1, 1997 by and between Stow, as maker, and Richard S. Youngman, as lender, in the original principal amount of $3,021,548.50; (ii) the Subordinated Promissory Note, dated January 1, 1997 by and between Stow, as maker, and Barclay McFadden III, as lender, in the original principal amount of $2,601,548.50; (iii) the Subordinated Promissory Note, dated January 1, 1997 by and between Stow, as maker, and Thomas Morrison Carnegie McFadden, as lender, in the original principal amount of $140,000; (iv) the Subordinated Promissory Note, dated January 1, 1997 by and between Stow, as maker, and George Stillman McFadden, as lender, in the original principal amount of $140,000; and (v) the Subordinated Promissory Note, dated January 1, 1997 by and between Stow, as maker, and Barclay McFadden IV, as lender, in the original principal amount of $140,000.

     Prior to the consummation of the Merger, United Natural expects to enter into an employment agreement (the "Employment Agreement") with Richard Youngman pursuant to which Mr. Youngman will be employed as President and Chief Executive Officer of Stow and President and Chief Executive Officer of the Eastern Region. The Employment Agreement is expected to provide for an initial term of two years at an annual base salary of $130,000, plus bonuses and stock options as determined by the Compensation Committee of United Natural's Board of Directors and substantially equivalent to those provided to other senior executive officers of United Natural and its subsidiaries. The Employment Agreement is expected to provide that, at the end of the initial two-year term, and each year thereafter, Mr. Youngman's employment will automatically be renewed unless either party notifies the other party that he or it elects to terminate the Employment Agreement. Mr. Youngman's salary will be reviewed by United Natural at the beginning of each of its fiscal years and, in the sole discretion of United Natural, may be increased, but not decreased, for such year. The Employment Agreement is expected to contain non-disclosure, non-competition and non-solicitation covenants during the employment term and for a one-year period thereafter.

ACCOUNTING TREATMENT

     The Merger is intended to qualify as a pooling of interests for accounting and financial reporting purposes. Under this method of accounting, the recorded assets and liabilities of United Natural and Stow will be carried forward to the combined company at their recorded amounts, income of the combined company will include income of United Natural and Stow for the entire fiscal year in which the combination occurs and the reported income of the separate companies for prior periods will be combined and restated as income of the combined company. It is a condition to the Merger that United Natural shall have received a pooling letter from KPMG Peat Marwick LLP, United Natural's independent auditors, substantially to the effect that the Merger will be accounted for as a pooling of interests, and Stow shall have received a pooling letter from Arthur Andersen LLP, Stow's independent auditors, substantially to the effect that Stow is eligible for pooling-of-interests treatment. See "The Merger Agreement -- Conditions" and "Unaudited Pro Forma Condensed Combined Financial Statements."

     Each of the stockholders of Stow has executed a written agreement to the effect that such person will not transfer shares of stock of either Stow or United Natural during the period beginning 30 days preceding the Effective Time and ending on the date that United Natural publishes financial statements which reflect 30 days of combined operations of United Natural and Stow (which agreements relate to the ability of United Natural to account for the Merger as a pooling of interests).

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following discussion addresses the material federal income tax considerations of the Merger that are generally applicable to United Natural. The discussion does not deal with the federal income tax considerations that are generally applicable to Stow stockholders. In addition, the following discussion does not address the tax consequences of transactions effectuated prior to or after the Merger (whether or not such transactions are in connection with the Merger). Finally, no foreign, state or local tax considerations are addressed herein.

     The following discussion is based on applicable Treasury regulations, judicial authority and administrative rulings and practice, all as of the date hereof. The Internal Revenue Service ("IRS") is not precluded from adopting a contrary position. In addition, there can be no assurance that future legislative, judicial or administrative changes or interpretations will not adversely affect the accuracy of the statements and conclusions set forth herein. Any such changes or interpretations could be applied retroactively and could affect the tax consequences of the Merger to United Natural, Stow and/or their respective stockholders.

     Neither United Natural nor Stow has requested a ruling from the IRS in connection with the Merger. However, it is a condition of the respective obligations of United Natural and Stow to consummate the Merger that such parties receive confirming tax opinions from KPMG Peat Marwick LLP, United Natural's independent auditors, and Sullivan & Worcester LLP, Stow's legal counsel, respectively, to the effect that, for federal income tax purposes, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. These closing opinions, which are collectively referred to herein as the "Tax Opinions," neither bind the IRS nor preclude the IRS from adopting a contrary position. The Tax Opinions will be subject to certain assumptions and qualifications and will be based on the truth and accuracy of certain representations of United Natural, Stow and the Merger Subsidiary, including representations in certain certificates of the respective managements of United Natural, Stow and the Merger Subsidiary dated on or prior to the date of this Proxy Statement.

     Subject to the limitations and qualifications referred to herein, and as a result of the Merger's qualifying as a "reorganization" within the meaning of
Section 368(a) of the Code no gain or loss will be recognized by United Natural, the Merger Subsidiary or Stow solely as a result of the Merger.

REGULATORY APPROVALS

     Under the HSR Act and the rules promulgated thereunder by the FTC, the Merger may not be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division and specified waiting period requirements have been satisfied. United Natural, Barclay McFadden, III and Richard S. Youngman filed Notification and Report Forms under the HSR Act with the FTC and the Antitrust Division on July 10, 1997. On July 31, 1997, United Natural and Messrs. McFadden and Youngman received notice of early termination of the waiting period. At any time before or after consummation of the Merger, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or seeking divestiture of substantial assets of United Natural or Stow. At any time before or after the Effective Time of the Merger, and notwithstanding that the HSR Act waiting period has expired, any state could take such action under state antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the consummation of the Merger or seeking divestiture of Stow or businesses of United Natural or Stow. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

     Based on information available to them, United Natural and Stow believe that the Merger can be effected in compliance with federal and state antitrust laws. However, there can be no assurance that a challenge to the consummation of the Merger on antitrust grounds will not be made or that, if such a challenge were made, United Natural and Stow would prevail or would not be required to accept certain conditions possibly including certain divestitures in order to consummate the Merger.

FEDERAL SECURITIES LAW CONSEQUENCES

     All shares of United Natural Common Stock received by Stow stockholders in the Merger will be "restricted securities," as such term is defined in Rule 144 under the Securities Act. In general, under Rule 144 as currently in effect, a stockholder who has beneficially owned his or her restricted securities for at least one year from the date such securities were acquired from United Natural is entitled to sell, within any three-month period, a number of such shares that does not exceed the greater of 1% of the then outstanding shares of United Natural Common Stock (approximately 173,784 shares immediately after the Merger) or the average weekly trading volume in the United Natural Common Stock during the four calendar weeks preceding the date on which notice of such sale was filed under Rule 144, provided certain requirements concerning availability of public information, manner of sale and notice of sale are satisfied. In addition, under Rule 144(k), if a period of at least two years has elapsed between the date restricted securities were acquired from United Natural, a stockholder who is not an "affiliate" of the Company, as that term is defined in Rule 144, at the time of sale and has not been an affiliate of the Company for at least three months prior to the sale is entitled to sell the shares immediately without compliance with the foregoing requirements under Rule 144.

     Each of the stockholders of Stow has agreed that such person will not offer or sell or otherwise dispose of any of the shares of United Natural Common Stock issued to such person in or pursuant to the Merger in violation of the Securities Act or the rules and regulations promulgated by the Commission thereunder. In connection with the Merger, however, United Natural will enter into a Registration Rights Agreement with the stockholders of Stow. See "The Merger Agreement --Related Agreements -- Registration Rights Agreement."

NASDAQ NATIONAL MARKET LISTING

     United Natural has filed an application to list the shares of United Natural Common Stock to be issued in connection with the Merger on the Nasdaq National Market.

APPRAISAL RIGHTS

     Holders of United Natural Common Stock are not entitled to dissenters' appraisal rights under the DGCL in connection with the Merger because United Natural is not a constituent corporation of the Merger.

                              THE MERGER AGREEMENT

     The following is a brief summary of certain provisions of the Merger Agreement, a copy of which is attached as Annex A to this Proxy Statement and incorporated herein by reference. Although this section summarizes the material terms of the Merger Agreement, such summary is qualified in its entirety by reference to the Merger Agreement. Stockholders of United Natural are urged to read the Merger Agreement in its entirety for a more complete description of the Merger.

THE MERGER

     The Merger Agreement provides that, following the approval of the Issuance Proposal by the stockholders of United Natural and the satisfaction or waiver of the other conditions to the Merger, the Merger Subsidiary will be merged with and into Stow, with Stow continuing as the surviving corporation, which will be a wholly owned subsidiary of United Natural.

     If all such conditions to the Merger are satisfied or waived, and the Merger Agreement has not otherwise been properly terminated, a Certificate of Merger will be filed and recorded with the Secretary of State of the State of Delaware and Articles of Merger will be filed and recorded with the Secretary of State of the State of Vermont. The Merger will become effective upon the filing of such Certificate of Merger and Articles of Merger.

CONVERSION OF SECURITIES

     Upon consummation of the Merger, pursuant to the Merger Agreement, each issued and outstanding share of Stow Common Stock (other than shares held as treasury stock by Stow) immediately prior to the Effective Time will become and be converted into the right to receive 2,880.18 shares of United Natural Common Stock (the "Purchase Price"), subject to adjustment. The Merger Agreement requires the holders of Stow Common Stock to contribute to Stow before the Effective Time all loans they have made to Stow and their minority interests in Stow's subsidiary, RB Acquisition, in exchange for additional shares of Stow Common Stock. When these contributions have been completed, the number of shares of Stow Common Stock outstanding will have increased. The Merger Agreement requires the Exchange Ratio to be adjusted downward, so that no more than a total of 5,000,000 shares of United Natural Common Stock are to be issued in the Merger. Accordingly, the Exchange Ratio at the Effective Time will be 5,000,000 divided by the actual number of shares of Stow Common Stock outstanding at the Effective Time. Additionally, if the fee to be paid to Stow's financial advisor, Salomon Brothers, exceeds $1,150,000, the Stow stockholders are to pay the excess through a reduction in the number of shares of United Natural Common Stock to be issued to them in the Merger, such reduction in shares to be based upon the average per share closing price of the United Natural Common Stock for each of the five business days prior to the Effective Time of the Merger. See "-- Termination."

     If any holder of shares of Stow Common Stock would be entitled to receive a number of shares of United Natural Common Stock that includes a fraction, then, in lieu of a fractional share, such holder will be paid an amount of cash (without interest) determined by multiplying the holder's fractional interest by the Purchase Price rounded up to the nearest cent. Each share of common stock of the Merger Subsidiary issued and outstanding immediately prior to the Effective Time will be converted into one share of common stock of the Surviving Corporation.

     At the Effective Time or another date mutually agreed upon by the parties, each holder of certificates representing Stow Common Stock will be able to surrender such certificates in exchange for certificates evidencing the number of shares of United Natural Common Stock to which the holder is entitled and any cash which may be payable in lieu of a fractional share of United Natural Common Stock. After the Effective Time, each certificate evidencing Stow Common Stock, until so surrendered and exchanged, will be deemed to represent the number of shares of United Natural Common Stock which the holder of such certificate is entitled to receive and the right to receive any cash payment in lieu of a fractional share of United Natural Common Stock. The holder of unsurrendered certificates for Stow Common Stock will not be entitled to receive any dividends or other distributions payable by United Natural until the certificate has been exchanged.

EFFECT OF THE MERGER

     At the Effective Time, all of the estate, property, rights, privileges, powers and franchises of Stow and the Merger Subsidiary will be transferred to and vested in the Surviving Corporation. The rights of creditors of Stow or the Merger Subsidiary will not be impaired and no liability or obligation of Stow or the Merger Subsidiary or any stockholder, director or officer thereof will be released or impaired by the Merger. The Surviving Corporation will be deemed to have assumed, and will be liable for, all liabilities and obligations of Stow and the Merger Subsidiary in the same manner and to the same extent as if the Surviving Corporation had itself incurred such liabilities or obligations. The stockholders, directors and officers of Stow and the Merger Subsidiary will continue to be subject to all liabilities, claims and demands existing against them at or before the Merger.

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement includes various customary representations and warranties of the parties. The Merger Agreement includes representations and warranties by Stow as to, among other things: (i) organization, power and authority of, and the effect of the Merger on, Stow and its subsidiaries; (ii) delivery, accuracy and compliance as to generally accepted accounting principles of Stow's financial statements; (iii) authorized and outstanding capital stock; (iv) absence of adverse changes in the condition of Stow and its subsidiaries; (v) liabilities; (vi) title to properties and leases; (vii) condition of inventory;
(viii) accounts and notes receivable; (ix) compliance with private authorizations; (x) compliance with governmental authorizations and laws; (xi) intangible assets; (xii) transactions with related parties; (xiii) insurance;
(xiv) taxes, tax returns and audits; (xv) employee benefit plans; (xvi) employment arrangements; (xvii) material agreements; (xviii) operations in the ordinary course of business; (xix) use of brokers or finders; (xx) environmental matters; (xxi) pooling matters; (xxii) powers of attorney; (xxiii) truth and completeness of minute books and other records; (xxiv) customers and suppliers;
(xxv) officers and directors; (xxvi) bank accounts; (xxvii) non-applicability of anti-takeover statutes; (xxviii) water rights; (xxix) continuation of representations and warranties; and (xxx) disclosure of material facts.

     The Merger Agreement also includes representations and warranties by United Natural and the Merger Subsidiary as to, among other things: (i) organization, power and authority of, and the effect of the Merger on, United Natural and the Merger Subsidiary; (ii) accuracy and compliance as to generally accepted accounting principles of the financial statements contained in United Natural's filings with the Commission; (iii) authorized and outstanding capital stock;
(iv) changes in condition; (v) liabilities; (vi) title to properties and leases;
(vii) compliance with private authorizations; (viii) compliance with governmental authorizations and laws; (ix) intangible assets; (x) transactions with related parties; (xi) insurance; (xii) taxes, tax returns and audits;
(xiii) employee benefit plans; (xiv) employment arrangements; (xv) material agreements; (xvi) operations in the ordinary course of business; (xvii) use of brokers or finders; (xviii) environmental matters; (xix) filing of Commission reports; (xx) applicability of anti-takeover statutes; (xxi) pooling matters;
(xxii) continuation of representations and warranties; and (xxiii) disclosure of material facts.

     The Merger Agreement also includes representations and warranties by each of the Principal Stow Stockholders as to, among other things: (i) ownership of the stockholder's shares of Stow Common Stock; (ii) absence of liens on the stockholder's shares; (iii) authorization of the Merger Agreement by the stockholder; (iv) governmental consents; (v) investment representations; and
(vi) receipt and review of disclosure material.

CERTAIN COVENANTS AND AGREEMENTS

     United Natural and Stow have agreed: (i) that the confidentiality letter between the parties will remain in full force and effect after and notwithstanding the execution of the Merger Agreement and that any information obtained from Stow by United Natural or its representatives or by Stow or its representatives from United

Natural will be subject to the provisions of the confidentiality letter; (ii) to cooperate in the preparation and filing by United Natural with the Commission of all necessary proxy or information materials relating to the Merger; (iii) to use their best efforts to make or obtain all waivers, permits, consents, approvals, registrations, filings or other authorizations from third parties and governmental entities necessary for the consummation of the transactions contemplated by the Merger Agreement (including filings under federal or state securities laws or the HSR Act and any other submissions requested by the FTC or the Antitrust Division); (iv) that prior to closing, Stow will make certain normal S corporation distributions to its stockholders; (v) to promptly notify the other party of the occurrence or non-occurrence of any event that would cause (a) any representation or warranty of United Natural or Stow in the Merger Agreement to be untrue or inaccurate in any material respect or (b) any failure to comply with or satisfy any material covenant, condition or agreement in the Merger Agreement; (vi) that neither United Natural nor Stow will make any public statement with respect to the Merger without the prior consent of the other party except for those statements required by law; (vii) to cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the Merger; (viii) to use their best efforts to cause the Merger to qualify as a tax-free reorganization; and (ix) that if United Natural determines that any of Stow's representations or warranties relating to certain environmental matters are untrue such that they could reasonably be expected to have an adverse effect, United Natural may terminate the Merger Agreement unless the Principal Stow Stockholders agree within ten days to a request by United Natural to either cure such misrepresentations or indemnify United Natural.

     Stow also has agreed that it: (i) will afford to United Natural and its representatives full access during the period prior to the Effective Time to all of its properties, books, contracts, commitments and records and will promptly furnish information requested by United Natural; (ii) will use its best efforts to (a) obtain the satisfaction of certain conditions to closing and (b) obtain consents to the extent required to the continued existence in accordance with the then-stated terms of all long-term debt; (iii) will not, directly or indirectly, through any representatives during the period commencing on the date of the Merger Agreement and ending with the earlier to occur of the Effective Time or termination of the Merger Agreement in accordance with its terms, directly or indirectly (a) solicit or initiate the submission of proposals or offers from any person for, (b) participate in any discussions pertaining to, or
(c) furnish any information to any person other than United Natural and its representatives relating to any acquisition of stock, acquisition of a material portion of Stow's assets, merger, consolidation, business combination or any other transaction; (iv) will distribute at the Effective Time to Stow stockholders (a) the excess of the estimated S corporation taxes over prior distributions with respect to Stow and (b) the excess of the estimated partnership taxes over the prior distributions with respect to RB Acquisition and Hendrickson Partners; and
(v) will enter into an agreement providing that the Chesterfield, New Hampshire parcel of property will be required to make available water to certain parcels of property now or formerly owned by the stockholders of Stow.

     United Natural has also agreed that it will: (i) take all steps necessary to hold a meeting of its stockholders for the purpose of approving the issuance of shares of United Natural Common Stock in payment of the purchase price; (ii) use its best efforts to satisfy the conditions to closing; (iii) allow stockholders of Stow to participate in any audit or other proceedings related to the taxable income of Stow for periods prior to the Effective Time and will issue to each of the stockholders of Stow shares of United Natural Common Stock having a value (as determined by reference to the closing price of the United Natural Common Stock at the Effective Time) equal to such stockholder's pro rata share of tax benefits resulting from such audit or proceeding, to the extent of such stockholder's related tax detriment; (iv) compute the S corporation short period taxes and the partnership short period taxes as soon as reasonably practicable after the Effective Time and will pay to the holders of Stow Common Stock any excess of these taxes over the estimated S corporation short period taxes and the estimated partnership short period taxes; (v) for a period of six months following the Effective Time, cause the Surviving Corporation to collect accounts receivable of Stow consistent with Stow's past collection practices arising prior to the Effective Time; and (vi) from and after the Effective Time, not, and will cause the Surviving Corporation not to, take any action, refrain from taking any action or agree to take any action or refrain from taking any action that would cause the Merger to disqualify for treatment as a pooling of interests.

     The holders of Stow Common Stock have agreed that they: (i) will not, directly or indirectly, through any representatives during the period commencing on the date of the Merger Agreement and ending with the earlier to occur of the Effective Time or termination of the Merger Agreement in accordance with its terms, directly or indirectly (a) solicit or initiate the submission of proposals or offers from any person for, (b) participate in any discussions pertaining to or (c) furnish any information to any person other than United Natural and its representatives relating to any acquisition of stock, acquisition of a material portion of Stow's assets, merger, consolidation, business combination or any other transaction; and (ii) will pay to United Natural any excess of the estimated S corporation short period taxes on the S corporation short period taxes and the estimated partnership short period taxes net of any tax benefits to United Natural on the partnership short period taxes.

RELATED MATTERS AFTER THE MERGER

     At the Effective Time, the Articles of Incorporation and By-Laws of Stow, as in effect on the date of the Merger Agreement, will be the Articles of Incorporation and By-Laws of the Surviving Corporation and will continue to be the Surviving Corporation's Articles of Incorporation and By-Laws until amended as provided therein or by applicable law.

     The directors and officers of the Merger Subsidiary immediately prior to the Effective Time will be the directors and officers of the Surviving Corporation, except that Richard Youngman will continue to serve as the President of the Surviving Corporation, and will hold office in accordance with the Articles of Incorporation and By-Laws of the Surviving Corporation.

CONDITIONS

     The respective obligations of United Natural and Stow to effect the Merger are subject to the following conditions, among others: (i) the Merger Agreement, the Merger and the transactions contemplated by the Merger Agreement shall have been approved by the stockholders of United Natural; (ii) all necessary authorizations of, filings with, and expiration of waiting periods imposed by, any governmental or regulatory authority or agency shall have been obtained, occurred or been filed and all requisite regulatory approvals shall be in full force and effect; and (iii) no restraining order, injunction or other court order preventing consummation of the transactions contemplated by the Merger Agreement shall be in effect.

     The obligations of United Natural and the Merger Subsidiary to consummate the Merger also are subject to certain additional conditions, including among others that: (i) there shall not have occurred any change since December 31, 1996 in the assets, liabilities, business, operations, results of operations or condition of Stow and RB Acquisition which has a material adverse effect on Stow and RB Acquisition taken as a whole; (ii) the obligations of Stow required to be performed by them at or prior to the Effective Time shall have been performed and complied with and the representations and warranties of Stow shall be true and correct in all material respects; (iii) all necessary consents, waivers, clearances, approvals and authorizations of or notices to all non-governmental and non-regulatory third parties shall have been received, made or obtained by Stow or RB Acquisition; (iv) United Natural shall have received an opinion dated the Effective Time from KPMG Peat Marwick LLP to the effect that the Merger should be treated as a reorganization within the meaning of Section 368(a) of the Code for federal income tax purposes and that no gain or loss should be recognized by United Natural or Stow as a result of the Merger; (v) none of the requisite regulatory approvals shall impose any term, condition or restriction upon United Natural that United Natural in good faith reasonably determines would so materially adversely impact the economic or business benefits of the transactions contemplated by the Merger Agreement so as to render the Merger inadvisable in the reasonable judgment of United Natural; (vi) United Natural shall have received an opinion from Sullivan & Worcester LLP, counsel to Stow, dated the Effective Time in a form that is customary for transactions of this type; (vii) United Natural shall have received a pooling letter from KPMG Peat Marwick LLP, United Natural's independent auditors, substantially to the effect that the Merger will be accounted for as a pooling of interests, and Stow shall have received a letter from Arthur Andersen LLP, Stow's independent auditors, substantially to the effect that Stow is eligible for pooling-of-interests treatment; (viii) the Principal Stow Stockholders shall have assigned their 1% interests in RB Acquisition to Stow in exchange for shares of Stow Common Stock; (ix) all outstanding demand promissory notes of Stow issued to any holders of Stow Common Stock (together with all unpaid interest accrued thereon) shall have been contributed to the capital of Stow in exchange for shares of Stow Common Stock; and (x) each holder of Stow Common Stock shall have executed and delivered to United Natural an agreement consenting to abide by the resale restrictions under applicable securities laws and accounting rules.

     The obligation of Stow to consummate the Merger is subject to certain additional conditions, including among others that: (i) there shall not have occurred any change since August 30, 1996 in the assets, liabilities, business, operations, results of operations or condition of United Natural which has had a material adverse effect on United Natural; (ii) the obligations of United Natural and the Merger Subsidiary required to be performed by them at or prior to the Effective Time shall have been performed and complied with and the representations and warranties of United Natural and the Merger Subsidiary shall be true and correct in all material respects; (iii) all necessary consents, waivers, clearances, approvals and authorizations of or notices to all non-governmental and non-regulatory third parties shall have been received, made or obtained by United Natural; (iv) Stow shall have received from its counsel, Sullivan & Worcester LLP, an opinion dated the Effective Time to the effect that the Merger should be treated as a reorganization within the meaning of Section 368(a) of the Code for federal income tax purposes; (v) Stow shall have received an opinion from Cameron & Mittleman, counsel to United Natural, dated the Effective Time in a form that is customary for transactions of this type; (vi) United Natural shall have entered into a Registration Rights Agreement with Stow's stockholders who are to receive United Natural Common Stock in the Merger; and (vii) each of Norman A. Cloutier, Michael S. Funk, the Funk Family 1992 Revocable Living Trust and Triumph-Connecticut Limited Partnership shall have entered into a Board Election Securityholder Voting Agreement with Barclay McFadden, III and Richard Youngman agreeing to vote in favor of their respective appointments to the Board of Directors of United Natural for three-year terms at United Natural's next annual meeting.

TERMINATION

     The Merger Agreement may be terminated at any time prior to the Effective
Time:

          (i)  by mutual consent of United Natural and Stow;

          (ii) by United Natural or Stow, (a) if any permanent injunction, decree or judgment by any governmental authority preventing the consummation of the Merger becomes final and nonappealable; or (b) if the Effective Time does not occur on or before October 31, 1997 (the "Termination Date");

          (iii) by Stow, if there has been a material breach of the Merger Agreement by United Natural or the Merger Subsidiary or if any representation or warranty of United Natural or the Merger Subsidiary becomes untrue in any material respect, such that the breach or untruth is incapable of being cured by the Effective Time or will prevent or delay consummation of the Merger beyond October 31, 1997; or

          (iv) by United Natural, if there has been a material breach of the Merger Agreement by Stow or if any representation or warranty of Stow has become untrue in any material respect, such that the breach or untruth is incapable of being cured by the Effective Time or will prevent or delay consummation of the Merger beyond October 31, 1997. In the event that such breach or untruth is related to certain environmental matters, the Merger Agreement may only be terminated in accordance with special additional procedures set forth below.

     If, in the course of United Natural's environmental and other tests, audits, studies and assessments of the real property owned by Stow, United Natural determines that any of Stow's representations and warranties relating to environmental matters are untrue and such misrepresentations could reasonably be expected to have an adverse effect, United Natural may, by written notice to the Principal Stow Stockholders no later than 30 days prior to the Termination Date, request that the Principal Stow Stockholders irrevocably commit either to take (at their sole cost and expense) all action necessary to cure such misrepresentations or to indemnify and hold harmless all United Natural Indemnified Parties (defined below) from all claims incurred by any United Natural Indemnified Party in connection with actions taken by them to satisfy, discharge or terminate the event or events giving rise to the misrepresentations. If within 10 business days of United Natural's request, the Principal Stow Stockholders have not irrevocably committed to take such action or to indemnify the United Natural Indemnified Parties, United Natural may terminate the Merger Agreement by providing written notice to Stow and the Principal Stow Stockholders.

     In the event of the termination of the Merger Agreement pursuant to the terms thereof, the Merger Agreement will become void and there will be no liability on the part of any party, or any of their respective officers or directors, and all rights and obligations of any party under the Merger Agreement will cease. However, termination of the Merger Agreement will not relieve any party from liability for the willful breach of any of its representations, warranties, covenants or agreements set forth in the Merger Agreement.

     All filing fees and expenses incurred under the HSR Act shall be paid by the party incurring such expenses. In the event of termination of the Merger Agreement, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses. If Stow pays or incurs expenses to Salomon Brothers prior to or simultaneously with the closing in excess of $1,150,000, an adjustment will be made to the Purchase Price by reducing the number of shares of United Natural Common Stock that each share of Stow Common Stock will be converted into by an amount equal to (i) the quotient of (x) the amount by which expenses paid by Stow to Salomon Brothers exceed $1,150,000, divided by (y) the average per share closing price of United Natural Common Stock listed on the Nasdaq National Market for the five business days immediately preceding the Effective Time, divided by (ii) the number of shares of Stow Common Stock outstanding immediately prior to the Effective Time.

AMENDMENT AND WAIVER

     The Merger Agreement may be amended at any time by action taken or authorized by the respective Boards of Directors of United Natural and Stow at any time prior to the Effective Time. The Merger Agreement may not be amended in such a way as to impose additional material obligations on United Natural or Stow or to burden or limit a material right of United Natural or Stow without a written agreement signed by the affected party. United Natural or Stow may extend the time for performance of the obligations or other acts of the parties to the Merger Agreement subject to the terms and conditions of the termination provisions of the Merger Agreement, may waive inaccuracies in the representations or warranties contained in the Merger Agreement and may waive compliance with any agreements, covenants or conditions contained in the Merger Agreement. Any such extension or waiver will be valid only if set forth in a written agreement signed by the party or parties to be bound thereby.

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

     The representations, warranties, covenants and agreements in the Merger Agreement will survive the Merger and remain operative and in full force and effect for one year following the Effective Time, except for certain representations and warranties relating to (i) tax matters (but only to the extent relating to either (x) Stow's qualification as an S corporation or (y) deductions with respect to selling, general and administrative expenses taken by Stow with respect to corporate income taxes due to the State of New Hampshire),
(ii) environmental matters (but only to the extent that such matters relate to events occurring on or related to the facilities owned by Stow in Chesterfield, New Hampshire and Brattleboro, Vermont) and (iii) water rights, which representations and warranties shall remain operative and in full force and effect for three years following the Effective Time, and certain other representations and warranties relating to the ownership of securities and investment intent of the Principal Stow Stockholders, which shall remain operative and in full force and effect indefinitely.

     The Merger Agreement provides that Stow agrees to make whole, indemnify and hold United Natural and its affiliates, agents, successors and assigns (collectively, the "United Natural Indemnified Parties") harmless as a result of, from or against: (i) claims attributable to or resulting from any inaccuracy in or breach of any representation or warranty in the Merger Agreement or any collateral document; (ii) any claims attributable to or resulting from the material breach of any covenant or other agreement under the Merger Agreement or any collateral documents; (iii) all expenses that are the responsibility of Stow; and (iv) all claims incident to the foregoing or to the enforcement of these indemnification provisions. The Merger Agreement provides that the above listed indemnification obligations of Stow will terminate at the Effective Time.

     The Principal Stow Stockholders, jointly and severally, agree to make whole, indemnify and hold the United Natural Indemnified Parties harmless as a result of, from or against: (i) all claims attributable to or resulting from any inaccuracy or breach of any representation or warranty on the part of the Principal Stow Stockholders or Stow and (ii) all claims incident to the foregoing or the enforcement of this indemnification agreement; provided, however, that the Principal Stow Stockholders will only be required to pay the United Natural Indemnified Parties, with respect to claims indemnifiable by the Principal Stow Stockholders, an amount equal to 80% of the amount of any such claim. The indemnification obligations of the Principal Stow Stockholders will terminate on the earliest to occur of (a) the termination of the Merger Agreement, (b) the date that is ten business days following the issuance by United Natural's independent public accountants of its first audit report after the Effective Time with respect to the consolidated financial statements of United Natural and its subsidiaries or (c) the date that is one year after the Effective Time; provided, however, that the indemnification obligations of the Principal Stow Stockholders will remain in full force and effect (x) for three years following the Effective Time with respect to the representations and warranties remaining in full force and effect for three years following the Effective Time and (y) indefinitely with respect to the representations and warranties remaining in full force and effect indefinitely.

     The Merger Agreement provides that United Natural will indemnify and hold Stow, the Principal Stow Stockholders and their respective affiliates, agents, heirs, successors and assigns (collectively, the "Stow Indemnified Parties") harmless as a result of, from or against: (i) all claims attributable to or resulting from any inaccuracy in or breach of any representation or warranty on the part of United

Natural under the Merger Agreement or any collateral document; (ii) all claims attributable to or resulting from the material breach of any covenant or other agreement on the part of United Natural; (iii) all expenses that are the responsibility of United Natural; and (iv) all claims incident to the foregoing or to the enforcement of these indemnification agreements.

     The Merger Agreement also provides that (i) neither Stow nor the Principal Stow Stockholders will be required to pay any amount for indemnification to the United Natural Indemnified Parties except to the extent the aggregate amount of claims asserted against Stow and the Principal Stow Stockholders exceeds $150,000, and then only with respect to such claims in excess of $150,000 (the "Deductible"), provided, that each such claim for an amount of less than $1,000, up to an aggregate of $50,000 of such claims (the "De Minimis Claims"), shall not be counted toward the Deductible, and if the aggregate amount of all such indemnifiable claims (other than the De Minimis Claims) exceeds the Deductible, Stow and the Principal Stow Stockholders will only be required to indemnify the United Natural Indemnified Parties for indemnifiable claims in excess of the sum of the Deductible plus the De Minimis Claims; (ii) the aggregate amount that Stow and the Principal Stow Stockholders will be required to pay from indemnification to the United Natural Indemnified Parties will be limited to $35,000,000; (iii) Stow and the Principal Stow Stockholders will only be required to pay the United Natural Indemnified Parties, with respect to claims indemnifiable by Stow or the Principal Stow Stockholders, an amount equal to 80% of the amount of any such claim; and (iv) in enforcing the indemnification obligations of each of the Principal Stow Stockholders, the United Natural Indemnified Parties will have recourse only to the United Natural Common Stock received by such Principal Stow Stockholder at the closing (valued at a per-share value equal to the closing price of the United Natural Common Stock at the Effective Time), and, to the extent the Principal Stow Stockholders no longer hold a sufficient number of shares of United Natural Common Stock to satisfy such obligations, any net after-tax proceeds from the sale of such United Natural Common Stock, it being agreed that no other assets of the Principal Stow Stockholders will be utilized in the payment of such obligations or shall be subject to any lien, attachment, seizure or forfeiture in the enforcement of such obligations.

     The Merger Agreement provides that the indemnification provisions will be the exclusive remedy following and subject to the closing for any breaches or alleged breaches of any representation, warranty or covenant contained in the Merger Agreement or any collateral document, except for breaches arising from intentional fraud or intentional misconduct. The amount of which a United Natural Indemnified Party or a Stow Indemnified Party may become entitled under the indemnification provisions shall be net of any recovery received from a third party in respect of a claim.

RELATED AGREEMENTS

     The agreements summarized below are related to the Merger Agreement and the transactions contemplated thereby.

  Registration Rights Agreement

    In connection with the consummation of the Merger, Barclay McFadden, III, Richard S. Youngman, James S. McDonald, as Trustee of the Barclay McFadden Family Trust, Jonathan Jacobowitz, Thomas A Nunziata and Michelle Cherrier, the stockholders of Stow (the "Rightsholders"), will enter into a Registration Rights Agreement with United Natural, the form of which is attached as Exhibit B to the Merger Agreement, a copy of which is attached hereto as Annex A.

    Pursuant to the Registration Rights Agreement, any Rightsholder or Rightsholders holding in the aggregate 20% of the United Natural Common Stock delivered to the Rightsholders pursuant to the Merger Agreement ("Registrable Securities") may make a written request to United Natural for registration with the Commission of all or part of their Registrable Securities (a "Demand Registration"). Each holder of Registrable Securities will have the opportunity to have all or part of their Registrable Securities included in the registration, and United Natural will use its best efforts to cause the registration statement to become effective at the time requested by the holders of a majority of the Registrable Securities being registered. The obligation of United Natural to effect Demand Registrations shall be limited as follows:

    (i) if at least 750,000 shares of Registrable Securities have been sold in an underwritten offering under a Proposed Registration (defined below) within 12 months after the Effective Time, United Natural will not be required to effect more than:

           (a) one Demand Registration of not more than 3,000,000 shares of Registrable Securities for an underwritten offering, and

           (b) one Demand Registration of not more than 500,000 shares of Registrable Securities pursuant to a registration statement on Form S-3; provided, that any Demand Registration under clause (i) will be made only during the period beginning on the anniversary of the consummation of the first Proposed Registration and ending on the third anniversary thereof;

    (ii) if at least 750,000 shares of Registrable Securities have not been included in an underwritten offering under a Proposed Registration within 12 months after the Effective Time, United Natural will not be required to effect more than

          (a) one Demand Registration of not more than 3,000,000 shares of Registrable Securities for an underwritten offering, and

          (b) two Demand Registrations of not more than 500,000 shares of Registrable Securities each, pursuant to a registration statement on Form S-3; provided, that any Demand Registration under clause (ii) will be made only during the period beginning on the first anniversary of the Effective Time and ending on the fourth anniversary thereof;

    (iii) United Natural will not be required to effect more than one Demand Registration in any 12-month period;

    (iv) the Rightsholders may not request a Demand Registration sooner than 90 days after the effectiveness of any registration statement filed by United Natural with the Commission; and

    (v) if United Natural has given proper notice of a Proposed Registration to the Rightsholders, the Rightsholders may not request a Demand Registration sooner than the earlier of:

          (a) the date United Natural determines not to pursue the Proposed Registration, and

          (b) 90 days after the effectiveness of such Proposed Registration.

    The Rightsholders, Triumph, Norman A. Cloutier and Michael S. Funk, together with their respective affiliates and provided any such person holds at least 100,000 shares of United Natural Common Stock (the "Eligible Stockholder Groups"), and United Natural may offer securities under any Demand Registration that is an underwritten offering, provided that (i) all of the Registrable Securities that the Rightsholders have requested to be sold under the Demand Registration are to be included in the Demand Registration, and (ii) the managing underwriters, in their sole discretion, determine that the Demand Registration can accommodate the additional participation of United Natural and each Eligible Stockholder Group. Each of United Natural, on the one hand, and each Eligible Stockholder Group (participating in equal amounts for each participating Eligible Stockholder Group), on the other hand, shall be entitled to offer up to 50% of the number of shares of United Natural Common Stock that the managing underwriters have advised may be sold in excess of the Registrable Securities to be sold by the Rightsholders.

    The Registration Rights Agreement will also provide that if United Natural proposes to file a registration statement with respect to an offering for its own account or for the account of a person other than the holders of Registrable Securities solely of shares of United Natural Common Stock (a "Proposed Registration"), United Natural will give notice of the proposed filing to the holders of Registrable Securities and include in such registration the amount of Registrable Securities as each holder may request. If the underwriters of an offering advise United Natural that the number of Registrable Securities in an offering should be limited, United Natural will limit the number of shares of United Natural Common Stock to the amount the underwriters advise is appropriate in accordance with formula cutback provisions.

    All costs and expenses incident to United Natural's performance of or compliance with the Registration Rights Agreement (other than underwriting discounts and commissions attributable to the sale of Registrable Securities) will be borne by United Natural. The rights of the Rightsholders to request Demand Registrations and to participate in Proposed Registrations pursuant to the terms of the Registration Rights Agreement shall terminate on the fourth anniversary of the Effective Time.

  Securityholder Voting Agreement

    In connection with the execution of the Merger Agreement, each of Norman A. Cloutier, Michael S. Funk, Funk Family 1992 Revocable Trust and Triumph have agreed to vote all shares over which they exercise voting control (an aggregate of 7,200,921 shares of United Natural Common Stock, or approximately 58% of the outstanding shares on the Record Date) FOR the approval of the Issuance Proposal. CONSEQUENTLY, THE AFFIRMATIVE VOTE OF THE PRINCIPAL UNITED NATURAL STOCKHOLDERS WILL BE SUFFICIENT TO APPROVE AND ADOPT THE ISSUANCE PROPOSAL.

  Board Election Securityholder Voting Agreement

    In connection with the consummation of the Merger, each of the Principal United Natural Stockholders will enter into a Board Election Securityholder Voting Agreement with Barclay McFadden, III and Richard S. Youngman in which the Principal United Natural Stockholders will agree to vote in favor of the election of Messrs. McFadden and Youngman for three-year terms on United Natural's Board of Directors. Messrs. McFadden and Youngman will fill the seats currently held by Daniel V. Atwood and Andrea R. Hendricks whose terms as members of United Natural's Board of Directors expire at the next Annual Meeting of Stockholders.

  Employment Agreement

    Prior to the consummation of the Merger, United Natural expects to enter into an employment agreement (the "Employment Agreement") with Richard Youngman pursuant to which Mr. Youngman will be employed as President and Chief Executive Officer of Stow and President and Chief Executive Officer of the Eastern Region. The Employment Agreement is expected to provide for an initial term of two years at an annual base salary of $130,000, plus bonuses and stock options as determined by the Compensation Committee of United Natural's Board of Directors and substantially equivalent to those provided to other senior executive officers of United Natural and its subsidiaries. The Employment Agreement is expected to provide that, at the end of the initial two-year term, and each year thereafter, Mr. Youngman's employment will automatically be renewed unless either party notifies the other party that he or it elects to terminate the Employment Agreement. Mr. Youngman's salary will be reviewed by United Natural at the beginning of each of its fiscal years and, in the sole discretion of United Natural, may be increased, but not decreased, for such year. The Employment Agreement is expected to contain non-disclosure, non-competition and non-solicitation covenants during the employment term and for a one-year period thereafter.

                         UNAUDITED PRO FORMA CONDENSED
                         COMBINED FINANCIAL STATEMENTS

    The Unaudited Pro Forma Condensed Combined Financial Statements (the "Pro Forma Financial Statements") should be read in conjunction with the Consolidated Financial Statements of United Natural and Stow appearing elsewhere in this Proxy Statement. The Pro Forma Financial Statements are presented for comparative purposes only and are not intended to be indicative of actual results had the transactions occurred as of the dates indicated above or of results which may be attained in the future.

    The Pro Forma Balance Sheet combines United Natural's April 30, 1997 consolidated balance sheet with Stow's April 25, 1997 consolidated balance sheet appearing elsewhere herein. Pursuant to the terms of the Merger, holders of Stow Common Stock will be entitled to receive 2,880.18 shares of United Natural Common Stock for each share of Stow Common Stock, subject to adjustment. The following Pro Forma Statements of Income for the fiscal years ended October 31, 1994 and 1995 and the nine months ended July 31, 1996 and April 30, 1997 illustrate the effect of the Merger as if the Merger had occurred as of the beginning of the earliest period presented. The Pro Forma Statements of Income combine United Natural's historical results for each of the fiscal years ended October 31, 1994 and 1995 and each of the nine months ended July 31, 1996 and April 30, 1997 with the corresponding Stow results for each of the fiscal years ended December 31, 1994 and 1995 and each of the nine months ended September 27, 1996 and April 25, 1997, respectively.

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                 APRIL 30, 1997
                                 (IN THOUSANDS)

                                                 HISTORICAL
                                          --------------------------    PRO FORMA         PRO FORMA
                                          UNITED NATURAL     STOW      ADJUSTMENTS/1/      COMBINED
                                          --------------  ----------   --------------    ------------
ASSETS
Cash                                         $     21       $   543       $                $    564
Accounts receivable, net allowance             30,455        14,980                          45,435
Notes receivable, trade                           675             -                             675
Inventories                                    48,619        27,429           475/3/         76,523
Prepaid expenses                                1,794           613                           2,407
Deferred income taxes                           1,003            --                           1,003
                                          --------------  ----------   --------------    ------------
   Total current assets                        82,567        43,565           475           126,607
Property & equipment, net                      20,511        12,049                          32,560
Goodwill, net                                   7,627            --                           7,627
Other, net                                      2,319           521                           2,840
                                          --------------  ----------   --------------    ------------
   Total Assets                              $113,024       $56,135       $   475          $169,634
                                          ==============  ==========   ==============    ============
LIABILITIES
Notes payable                                $ 15,525       $ 1,520       $                $ 17,045
Accounts payable                               19,382        15,885                          35,267
Accrued expenses                                7,911         2,240                          10,151
                                          --------------  ----------   --------------    ------------
   Total current liabilities                   42,818        19,645                          62,463
Long-term debt                                  9,770        25,586                          35,356
Long-term liabilities                           1,103           295           190/3/          1,588
Notes payable to                                   --         6,043        (6,043)/4/            --
officers/stockholders
Common stock                                      124             2            --               126
Additional paid-in-capital                     40,056           300        10,307/4,7/       50,663
Other equity                                   (2,995)            -                          (2,995)
Retained earnings                              22,148         4,264        (3,979)/3,7/      22,433
                                          --------------  ----------   --------------    ------------
   Total stockholders' equity                  59,333         4,566         6,328            70,227
                                          --------------  ----------   --------------    ------------
   Total liabilities and stockholders'
   equity                                    $113,024       $56,135       $   475          $169,634
                                          ==============  ==========   ==============    ============

        UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                  FOR THE FISCAL YEAR ENDED OCTOBER 31, 1994
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                  HISTORICAL
                                       -----------------------------       PRO FORMA             PRO FORMA
                                        UNITED NATURAL     STOW/1/        ADJUSTMENTS            COMBINED
                                       ----------------  -----------      -----------           -----------
Net sales                                  $200,616       $159,265          $    --              $359,881
Cost of sales                               156,498        129,295           (454)/3/             285,339
                                       ----------------  -----------      -----------           -----------
Gross profit                                 44,118         29,970            454                  74,542
Operating expenses                           36,733         28,885             --                  65,618
                                       ----------------  -----------      -----------           -----------
Operating income                              7,385          1,085            454                   8,924
Interest and other expense                    2,397          1,768             --                   4,165
                                       ----------------  -----------      -----------           -----------
Income (loss) before income taxes             4,988           (683)           454                   4,759
Income taxes                                  1,971             51           (143)/5/               1,879
                                       ----------------  -----------      -----------           -----------
Net income (loss)                            $3,017          $(734)          $597                  $2,880
                                       ================  ===========      ===========           ===========
Net income (loss) per share/2/                $0.30                                                 $0.19
                                       ================                                         ===========
Weighted average shares of common
    stock and common stock
    equivalents/2/                       10,094,036          1,698      5,000,000              15,094,036

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                   FOR THE FISCAL YEAR ENDED OCTOBER 31, 1995
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                  HISTORICAL
                                       -----------------------------       PRO FORMA             PRO FORMA
                                        UNITED NATURAL     STOW/1/        ADJUSTMENTS            COMBINED
                                       ----------------  -----------      -----------          ------------
Net sales                                  $283,323        $175,526       $    --                $458,849
Cost of sales                               223,482         140,594          (319)/3/             363,757
                                       ----------------  -----------      -----------          ------------
Gross profit                                 59,841          34,932           319                  95,092
Operating expenses                           51,079          32,702               --               83,781
                                       ----------------  -----------      -----------          ------------
Operating income                              8,762           2,230           319                  11,311
Interest and other expense                    3,230           2,312            --                   5,542
                                       ----------------  -----------      -----------          ------------
Income (loss) before income taxes             5,532             (82)          319                   5,769
Income taxes                                  2,929              24            71/5/                3,024
                                       ----------------  -----------      -----------          ------------
Net income (loss)                            $2,603           $(106)         $248                  $2,745
                                       ================  ===========      ===========          ============
Net income per share/2/                       $0.26                                                 $0.18
                                       ================                                        ============
Weighted average shares of common
    stock and common stock
    equivalents/2/                       10,148,374           1,698        5,000,000           15,148,374

        UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                    FOR THE NINE MONTHS ENDED JULY 31, 1996
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                 HISTORICAL
                                      -------------------------------      PRO FORMA          FORMA
                                      UNITED NATURAL       STOW/1/        ADJUSTMENTS        COMBINED
                                      --------------   --------------    ------------      ------------
Net sales                                 $286,448        $153,394       $       --            $439,842
Cost of sales                              226,482         123,273              (33)/3/         349,722
                                      --------------   --------------    ------------      ------------
Gross profit                                59,966          30,121               33              90,120
Operating expenses                          49,357          26,903               --              76,260
                                      --------------   --------------    ------------      ------------
Operating income                            10,609           3,218               33              13,860
Interest and other expense                   3,806           1,721               --               5,527
                                      --------------   --------------    ------------      ------------
Income before income taxes                   6,803           1,497               33               8,333
Income taxes                                 2,778             105              507/5/            3,390
                                      --------------   --------------    ------------      ------------
Net income                                  $4,025          $1,392            $(474)             $4,943
                                      ==============   ==============    ============      ============
Net income per share/2/                      $0.40                                                $0.33
Supplemental pro forma
   adjustment to
   compensation expense:
   Contractual reduction to                                                                       1,700
   be made in officers'
   salaries/6/
 Related income taxes                                                                              (680)
                                                                                           ------------
Supplemental pro forma net                                                                  $     5,963
   income after contractual
   reduction to be made in
   officers' salaries/6/
                                                                                           ============
Supplemental pro forma net                                                                        $0.39
   income per share after
   contractual reduction to
   be made in officers'
   salaries/2,6/                                --              --

Weighted average shares of              10,143,809           1,698        5,000,000          15,143,809
 common stock and common
 stock equivalents/2/

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                    FOR THE NINE MONTHS ENDED APRIL 30, 1997
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                 HISTORICAL
                                      -------------------------------      PRO FORMA          FORMA
                                      UNITED NATURAL       STOW/1/        ADJUSTMENTS        COMBINED
                                      --------------   --------------    ------------      ------------
Net sales                                $311,038         $154,920         $    --           $465,958
Cost of sales                             246,622          125,963             (30)/3/        372,555
                                      --------------   --------------    ------------      ------------
Gross profit                               64,416           28,957              30             93,403
Operating expenses                         50,997           26,525              --             77,522
                                      --------------   --------------    ------------      ------------
Operating income                           13,419            2,432              30             15,881
Interest and other expense                  2,361            1,914                              4,275
                                      --------------   --------------    ------------      ------------
Income before income taxes and             11,058              518              30             11,606
    extraordinary item
Income taxes                                4,606               35             184/5/           4,825
                                      --------------   --------------    ------------      ------------
Income before extraordinary item         $  6,452         $    483         $  (154)          $  6,781
                                      ==============   ==============    ============      ============
Income per share of common stock
   before extraordinary item/2/             $0.57                                               $0.42
                                      ==============                                       ============
Supplemental pro forma adjustment
   to compensation expense:
    Contractual reduction to be
     made in officers' salaries/6/                                                              2,268
Related income taxes                                                                             (907)
                                                                                           ============
Supplemental pro forma income before
    extraordinary item, after
    contractual reduction to
    be made in officers' salaries/6/                                                           $8,142
                                                                                           ============

Supplemental pro forma income before
    extraordinary item, per share
    after contractual
    reduction to be made in
    officers' salaries/2,6/                  --              --                                 $0.50
                                                                                           ============

Weighted average shares of common
   stock and common stock
   equivalents/2/                      11,331,810            1,698       5,000,000         16,331,810

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                         COMBINED FINANCIAL STATEMENTS

NOTE 1  BASIS OF PRESENTATION

    The unaudited pro forma condensed combined balance sheet combines United Natural's consolidated condensed balance sheet as of April 30, 1997 and Stow's consolidated condensed balance sheet as of April 25, 1997, giving effect to the Merger as if it had occurred on April 30, 1997. There have been no adjustments for income taxes (as if Stow had not been a Subchapter S corporation) and the contractual change in compensation made in the unaudited pro forma condensed combined balance sheet.

    Except for converting Stow's financial information from the LIFO method of accounting for inventories to the FIFO method and conforming the method of inventory capitalization, no adjustments have been made in these pro forma condensed combined financial statements to conform the accounting policies of the combining companies. The nature and extent of other such adjustments, if any, are not expected to be significant.

    Stow's two-month period ended September 27, 1996 has been included twice in the unaudited pro forma condensed combined statements of operations. Stow's net sales, profit from operations and net income were $31,002,682, $507,382 and $90,643, respectively, for this period. Stow did not pay dividends during this period.

    The calculation of pro forma income per common share uses the weighted average number of common shares outstanding, including common share equivalents, and 38 shares of Stow Common Stock issued in June 1997 in exchange for the partnership interests of Hendrickson Partners, which were owned by the two Principal Stow Stockholders in equal proportions. Stow paid dividends of $10.00 per share in each of 1995 and 1996 and $15.00 per share in 1997.

    The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Merger had been consummated at the beginning of the earliest period presented, nor is it necessarily indicative of future operating results or the future financial position of United Natural.

NOTE 2  PRO FORMA NUMBER OF SHARES OUTSTANDING

    The number of shares of United Natural Common Stock that will be issued in the Merger in exchange for the outstanding shares of Stow Common Stock assumes an exchange ratio of 2,880.18 shares of United Natural Common Stock.

    The following table sets forth the pro forma number of shares to be outstanding after completion of the Merger based on the number of shares of United Natural Common Stock outstanding as of June 20, 1997:

Number of shares of Stow common stock outstanding as of June 20, 1997...............       1,736
Exchange ratio......................................................................       2,880.18
                                                                                     --------------
Number of shares of United Natural common stock issued in the merger................   5,000,000
Number of shares of United Natural common stock outstanding as of
June 20, 1997.......................................................................  12,378,425
                                                                                     --------------
Number of shares of United Natural common stock outstanding after completion of the merger.......................................................................  17,378,425
                                                                                     ==============

NOTE 3  INVENTORIES AND COST OF SALES

    Stow's inventories were increased by $475,000 at April 30, 1997 to reflect United Natural's intention to conform Stow's accounting treatment for inventories (LIFO) to that of United Natural's (FIFO) and to standardize the methods of inventory capitalization. The tax effect of the change is reflected in deferred income tax liability.

    Stow's cost of sales has been decreased by $454,000, $319,000, $33,000 and $30,000 for the fiscal years ended October 31, 1994 and 1995 and the nine months ended July 31, 1996 and April 30, 1997, respectively.

NOTE 4  CONTRIBUTION OF DEMAND PROMISSORY NOTES TO CAPITAL

    All demand promissory notes of Stow to its stockholders, together with unpaid accrued interest thereon, are being contributed to the capital of Stow in accordance with the provisions of the Merger Agreement.

NOTE 5  S CORPORATION STATUS OF STOW

    Stow has been an S corporation and therefore was not subject to federal corporate income taxes. The unaudited pro forma condensed combined statements of operations give effect principally to federal income taxes as though Stow had been subject to federal income taxes for all periods presented. The combined federal and state tax rate utilized for all periods presented is approximately 40%.

NOTE 6  CONTRACTUAL REDUCTION IN OFFICERS' SALARIES

    Represents adjustment of officers' salaries based on a proposed employment contract with one of the stockholders who will remain with the combined enterprise. The stockholder's duties and responsibilities will not be diminished with the result that other costs will be incurred that offset the pro forma adjustment to compensation expense. These adjustments have been reflected for the most recent year and interim period as this information is necessary for investors to realistically assess the impact of the combination.

NOTE 7  COMMON STOCK

    Common Stock was increased by approximately $50,000 to record the United Natural Common Stock that will be issued in the Merger and was decreased by approximately $2,000 to record the retirement of the Stow Common Stock.

    In addition, the retained earnings of Stow, an S corporation, have been reclassified as additional paid-in capital.

NOTE 8  COSTS OF MERGER

    It is estimated that Merger-related fees and expenses, consisting primarily of transaction costs for fees of investment bankers, attorneys and accountants, will be approximately $3 million. The impact of these fees and expenses are not reflected in the pro forma combined financial data.

                  DESCRIPTION OF UNITED NATURAL CAPITAL STOCK

    The authorized capital stock of United Natural consists of 25,000,000 shares of United Natural Common Stock, $.01 par value per share, and 5,000,000 shares of Preferred Stock, $.01 par value per share. As of the Record Date, there were outstanding 12,378,425 shares of United Natural Common Stock held by 30 stockholders of record.

    The following summary of certain provisions of United Natural's Common Stock, Preferred Stock, Restated Certificate of Incorporation and Amended and Restated By-laws (the "Restated By-laws") is not intended to be complete and is qualified by reference to the provisions of applicable law and to United Natural's Restated Certificate of Incorporation and Restated By-laws.

UNITED NATURAL COMMON STOCK

    Holders of United Natural Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of United Natural Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of United Natural Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor, subject to any preferential dividend rights of outstanding Preferred Stock.
Upon the liquidation, dissolution or winding up of United Natural, the holders of United Natural Common Stock are entitled to receive ratably the net assets of United Natural available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding Preferred Stock. Holders of United Natural Common Stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of United Natural Common Stock are fully paid and nonassessable. The rights, preferences and privileges of holders of United Natural Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock which United Natural may designate and issue in the future. Certain holders of United Natural Common Stock have the right to require United Natural to effect the registration of their shares of United Natural Common Stock in certain circumstances. See " -- Registration Rights" and "The Merger Agreement -- Related Agreements --Registration Rights Agreement."

PREFERRED STOCK

    Under the terms of the Restated Certificate of Incorporation, the Board of Directors is authorized, subject to any limitations prescribed by law, without stockholder approval, to issue such shares of Preferred Stock in one or more series at any time or from time to time. Each such series of Preferred Stock shall have such rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be determined by the Board of Directors.

    The purpose of authorizing the Board of Directors to issue Preferred Stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of the outstanding voting stock of United Natural. United Natural has no present plans to issue any shares of Preferred Stock.

DELAWARE LAW AND CERTAIN CHARTER AND BY-LAW PROVISIONS

    United Natural is subject to the provisions of Section 203 of the DGCL.
Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock.

    The Restated Certificate of Incorporation provides for the division of the Board of Directors into three classes as nearly equal in size as possible with staggered three-year terms. In addition, the Restated Certificate of Incorporation provides that directors may be removed only for cause by the affirmative vote of the holders of two-thirds of the shares of capital stock of the corporation entitled to vote. Under the Restated Certificate of Incorporation, any vacancy on the Board of Directors, however occurring, including a vacancy resulting from an enlargement of the Board, may only be filled by vote of a majority of the directors then in office. The classification of the Board of Directors and the limitations on the removal of directors and filling of vacancies could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of United Natural.

    The Restated Certification of Incorporation also provides that any action required or permitted to be taken by the stockholders of United Natural at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting and may not be taken by written action in lieu of a meeting. The Restated Certificate of Incorporation further provides that special meetings of the stockholders may only be called by the Chairman of the Board of

Directors, the Chief Executive Officer or, if none, the President of United Natural, or by the Board of Directors. Under the Restated By-Laws, in order for any matter to be considered "properly brought" before a meeting, a stockholder must comply with certain requirements regarding advance notice to United Natural. The foregoing provisions could have the effect of delaying until the next stockholders meeting stockholder actions which are favored by the holders of a majority of the outstanding voting securities of United Natural. These provisions may also discourage another person or entity from making a tender offer for United Natural Common Stock, because such person or entity, even if it acquired a majority of the outstanding voting securities of United Natural, would be able to take action as a stockholder (such as electing new directors or approving a merger) only at a duly called stockholders meeting, and not by written consent.

    The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or by-laws, unless a corporation's certificate of incorporation or by-laws, as the case may be, requires a greater percentage. The Restated Certificate of Incorporation and the By-Laws require the affirmative vote of the holders of at least two-thirds of the shares of capital stock of United Natural issued and outstanding and entitled to vote to amend or repeal any of the provisions described in the prior two paragraphs.

    The Restated Certificate of Incorporation contains certain provisions
permitted under the DGCL relating to the liability of directors.   The
provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty, except in certain circumstances involving wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. Further, the Restated Certificate of Incorporation contains provisions to indemnify United Natural's directors and officers to the fullest extent permitted by the DGCL. United Natural believes that these provisions will assist United Natural in attracting and retaining qualified individuals to serve as directors.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the United Natural Common Stock is Continental Stock Transfer & Trust Company.

REGISTRATION RIGHTS

    Triumph, a stockholder of United Natural, is entitled to certain rights, under an agreement between Triumph and United Natural (the "Triumph Agreement"), with respect to the registration under the Securities Act of 785,730 shares of United Natural Common Stock (the "Registrable Shares"). Triumph has the right under the Triumph Agreement, at any time and from time to time, to require United Natural to prepare and file from time to time registration statements under the Securities Act with respect to its Registrable Shares (a "Demand Registration"); provided, however, that (i) such demand requests the registration of Registrable Shares representing at least a majority of the outstanding Registrable Shares and (ii) United Natural need only effect two Demand Registrations. The Triumph Agreement also provides that in the event United Natural proposes to file a registration statement under the Securities Act with respect to an offering by United Natural for its own account or the account of another person, or both, Triumph shall be entitled to include Registrable Shares in such registration, subject to the right of the managing underwriter of any such offering to exclude some of such Registrable Shares from such registration if and to the extent that inclusion of such Shares would adversely affect the marketing of the shares to be sold by United Natural. In such event, the amount of Registrable Shares to be offered for the account of Triumph shall be reduced pro rata among Triumph and any other requesting Rightsholders based upon the number of shares requested to be included in such registration by all requesting Rightsholders. United Natural is generally required to bear the expenses of all registrations, except underwriting discounts and commissions. All of the obligations of United Natural to register the Registrable Shares terminate on the earlier of November 17, 2000 or the date on which the Registrable Shares are no longer restricted under the Securities Act.

    United Natural is granting certain registration rights to the stockholders of Stow in connection with the proposed Merger. See "The Merger Agreement -- Related Agreements -- Registration Rights Agreement."

                           BUSINESS -- UNITED NATURAL


    United Natural is one of only two national distributors of natural foods and related products in the United States. United Natural currently serves more than 5,500 customers located in 43 states, including independent natural products stores, natural products supermarket chains and conventional supermarkets. United Natural distributes more than 25,000 high-quality, national, regional and private label natural products in six categories consisting of groceries and general merchandise, nutritional supplements, bulk and foodservice products, personal care items, perishables and frozen foods. United Natural's distribution operations are divided into three principal regions: Cornucopia in the eastern United States, Mountain People's in the western United States and Rainbow in the Rocky Mountains and Plains regions. United Natural operates five strategically located distribution centers and two satellite staging facilities within these regions to better serve its customers and realize operating efficiencies. United Natural also owns and operates nine retail natural products stores located in the eastern United States that management believes complement its distribution business.

NATURAL PRODUCTS INDUSTRY

    Natural foods and related products are minimally processed, environmentally friendly, largely or completely free from artificial ingredients, preservatives and other non-naturally occurring chemicals and in general as close to their natural state as possible. Although most natural products are food products, including organic foods, the natural products industry encompasses a number of other categories, including nutritional and herbal supplements, toiletries and personal care items, naturally based cosmetics, natural/homeopathic medicines and naturally based cleaning agents.

    The natural products distribution business involves the sourcing, purchasing, warehousing, marketing and transportation of natural products from suppliers to retailers. As the number of suppliers of and retail outlets for natural products has continued to increase, the role of the distributor has become increasingly important. Suppliers of natural products rely on distributors to reach a fragmented customer base and to provide information on consumer preferences at the retail level. At the same time, retailers are placing increasing pressure on distributors for more frequent deliveries, greater product selection, higher fill rates, more information on product movement and additional specialized programs such as financing, merchandising assistance, marketing support and assistance in consumer education. United Natural believes that in order to be successful in this market a distributor must have access to capital to invest in systems, technology and warehouse enhancements, broad product knowledge and the ability to provide value added services designed to enable customers to become more efficient and profitable. Management believes that United

Natural is well-positioned to meet the increasing needs of both its suppliers and customers.

BUSINESS STRATEGY

    United Natural's objective is to better meet the changing needs of both suppliers and retailers and to be the leading national distributor of natural products. The key elements of United Natural's business strategy include:

          NATIONAL PRESENCE. With five distribution centers strategically located in California, Colorado, Connecticut, Georgia and Washington and two satellite staging facilities in Florida and Pennsylvania, United Natural is well positioned to provide distribution services to natural products retailers and suppliers located across the United States. As a result, United Natural is able to (i) provide next-day delivery service to a majority of its active customers, (ii) make multiple deliveries each week to its largest customers, (iii) coordinate its inventory management with regional purchasing patterns and (iv) achieve significant operating efficiencies.

          INTEGRATION OF RECENT ACQUISITIONS. United Natural recently made three strategic acquisitions and is currently in the process of integrating these operations to increase United Natural's overall efficiency by: (i) eliminating geographic overlaps in distribution, (ii) integrating administrative, finance and accounting functions, (iii) expanding marketing and customer service programs and (iv) upgrading information systems. To preserve its regional focus, United Natural intends to keep the majority of the purchasing, pricing, sales and marketing decisions at the regional level.

          PURCHASING POWER AND SUPPLIER RELATIONSHIPS. As a result of its size of operations, national presence and access to retailers within the highly fragmented natural products sector, United Natural is able to supply a superior selection of natural products at more competitive prices and on better terms, including supplier- sponsored marketing dollars, than many of its smaller, regional competitors. These prices and marketing support are then passed on to United Natural's retail customers, thereby enhancing United Natural's reputation as a low-cost supplier that offers extensive marketing programs. In addition, in order to increase its appeal to a number of suppliers and to receive better pricing, United Natural has recently centralized the purchasing of specific products. For example, United Natural has positioned itself as the largest purchaser of bulk products in the natural products industry by centralizing its purchase of nuts, seeds, grains, flours and dried foods.

          DIVERSE, HIGH-QUALITY PRODUCT LINE. United Natural distributes a mix of more than 25,000 national, regional and private label natural products, which products are continually evaluated, updated and expanded to satisfy the needs of its diverse customer base. United Natural believes that its product selections meet or exceed its regional competitors' selection in every market that it serves. In addition, United Natural offers a selection of private label products chosen to address customer preferences that are not otherwise being met by other suppliers.

          REGIONAL RESPONSIVENESS. By decentralizing the majority of its purchasing, pricing, sales and marketing decisions at the regional level, United Natural is able to respond to regional and local customer preferences, while taking advantage of the economies of scale associated with United Natural's national operations. Each of United Natural's three regional operations (Cornucopia, Rainbow and Mountain People's) has extensive knowledge of the local and regional taste preferences in a particular marketplace and has the ability to provide products to accommodate local trends. In addition, United Natural is able to customize services, respond quickly with pricing decisions to meet local competition and rapidly accommodate customer requirements, as necessary.

          CUSTOMER SERVICE AND MARKETING PROGRAMS. In addition to providing its customers with delivery services which include next-day and more frequent deliveries and high order fill rates (excluding products unavailable from the supplier), United Natural offers its customers a selection of inventory management, merchandising, marketing, promotional and event management services to increase customer sales and enhance customer satisfaction. United Natural attributes its high fill rates and timely deliveries to its experienced purchasing department and sophisticated warehousing, inventory control and distribution systems. United Natural offers its customers a broad range of marketing services, many of which are supplier-sponsored, including monthly and seasonal flier programs, in-store signage and assistance in product display, all in order to assist its customers in increasing sales.

          INFRASTRUCTURE AND MANAGEMENT. United Natural recently made a significant investment in designing its proprietary, sophisticated information and warehouse management systems and recently expanded its Connecticut distribution facility from 165,000 to 245,000 square feet to achieve additional operating efficiencies and cost reductions. United Natural's warehouse management systems incorporate an efficient method of storing, locating and rotating incoming and outgoing merchandise. United Natural is planning on installing its information systems and expanding its distribution capacity in its Colorado and California facilities. United Natural continually evaluates and upgrades its management information systems based on the best practices at its regional operations in order to make the systems more efficient, cost effective and responsive to customer needs.

GROWTH STRATEGY

    Key elements of United Natural's growth strategy include:

          EXPAND CUSTOMER BASE. While continuing to focus on maintaining relationships with its existing natural products retail customers, United Natural's goal is to expand its customer base to keep up with increasing demand for natural products. United Natural is continually cultivating relationships with new customers for natural products, such as natural products supermarket chains, as well as conventional supermarkets, other mass market outlets, institutional foodservice providers, hotels and gourmet stores which are increasing their natural product offerings.

          INCREASE SALES TO EXISTING CUSTOMERS. United Natural believes that a significant opportunity exists to increase its sales penetration of its existing retail customer base by (i) expanding United Natural's role as the primary supplier to the majority of its customers, (ii) expanding the number of products and product categories offered and (iii) providing pricing incentives and marketing support to generate higher sales levels by its customers.

          EXPAND MARKET PRESENCE. United Natural intends to expand its market penetration of existing and new markets by increasing the distribution capacity of its existing facilities and by building new distribution facilities. In addition, while United Natural has no agreements or understandings with regard to acquisitions at this time (other than the Merger Agreement), it will continue to selectively evaluate opportunities to acquire local distributors to fill in existing markets and regional distributors to expand into new markets.

PRODUCTS

  CURRENT PRODUCTS

          United Natural's extensive selection of high-quality natural products enables it to provide a primary source of supply to a diverse base of customers whose product needs vary significantly. United Natural distributes over 25,000 products, consisting of national brand, regional brand, private label and master distribution products in six product categories consisting of grocery and general merchandise, nutritional supplements, bulk and foodservice products, personal care items, perishables and frozen foods.

          NATIONAL BRANDS. National brand products are recognized and distributed throughout the United States and typically possess features, including taste and packaging, that are recognizable and appeal to a large and diverse customer base. United Natural has secured the distribution rights to more than 1,000 brands of nationally known products.

              REGIONAL BRANDS. Regional brand products are recognized by and distributed in selected areas of the country to satisfy the demands of consumers in specific geographic regions. In addition, the short shelf life of many regional brands makes national distribution impracticable. United Natural's decentralized purchasing practices enable regional buyers familiar with consumer demand to offer products that have a particular appeal to consumers in that region. United Natural distributes approximately 800 regional brands to its customers.

          PRIVATE LABEL PRODUCTS. United Natural also offers private label products to address certain preferences of customers that are not otherwise being met by other suppliers. United Natural's private label program is designed to take advantage of market opportunities created by a lack of supply of a type of product. United Natural currently offers the following private label products:

               --Clear Spring waters
               --Farmer's Pride eggs
               --Guardian vitamins and supplements
               --Natural Sea fish products
               --Organic Baby infant foods
               --Gourmet Artisan pasta and oils

          MASTER DISTRIBUTION PRODUCTS. Master distribution products are products that are available exclusively through United Natural as master distributor which enables smaller manufacturers to more efficiently access the market. All competing distributors must purchase such products from United Natural. United Natural has the master distribution rights for the following brands:

               --Purdey's nutritionally enhanced beverages
               --Rudi's Bakery specialty breads
               --Wolfgang Puck frozen pizzas and entrees

    NEW PRODUCTS

              United Natural evaluates more than 10,000 potential new products each year based on existing and anticipated trends in consumer preferences and buying patterns. United Natural's buyers regularly attend regional natural, organic, specialty, ethnic and gourmet products shows to review the latest product introductions that are likely to be of interest to retailers and consumers. United Natural also actively solicits suggestions for new products from its customers. For example, each month United Natural distributes postage-paid postcards to its customers to encourage them to provide suggestions. United Natural makes the majority of its new product decisions at the regional level. United Natural believes that its decentralized purchasing practices allow its regional purchasers to react quickly to changing consumer preferences and to evaluate new products and new product categories regionally. In addition, many of the new products offered by United Natural are marketed on a regional basis or in United Natural's own retail stores prior to being offered nationally, which enables United Natural to evaluate local consumer reaction to the products without incurring significant inventory risk.


CUSTOMERS

    United Natural markets its products to more than 5,500 customers located in 43 states. United Natural maintains long-standing customer relationships with independent natural products stores and has continued to emphasize its relationships with new customers, including natural products supermarket chains, as well as conventional supermarkets and other mass market outlets, institutional foodservice providers, hotels and gourmet stores, all of which are continually increasing their natural product offerings. No customer accounted for more than 10% of United Natural's net sales in the nine months ended July 31, 1996. Among United Natural's wholesale customers are leading natural products supermarket operators doing business as Alfalfa's, Fresh Fields Markets, Nature's Fresh, Northwest!, Whole Foods Market and Wild Oats Markets, and conventional supermarket chains such as Carr's, City Market, Genuardis, Harris Teeter, King Soopers, Kroger, Quality Food Centers (QFC) and Hannaford Brothers.

    The following table sets forth the types of customers served by United Natural and the approximate percentage of its net sales generated by each category in fiscal 1995 and for the nine months ended July 31, 1996:

                                                     PERCENTAGE OF
                                                       NET SALES
TYPE OF CUSTOMER                                     1995     1996
----------------                                    -------  ------
Independent Natural Products Stores................   61.3%   60.5%
Natural Products Supermarket Chains................   22.7    24.3
Conventional Supermarkets..........................    8.5     8.6
Miscellaneous/Other................................    7.5     6.6
                                                    -------  ------
                                                     100.0%  100.0%

CUSTOMER SERVICE

    United Natural believes that customer loyalty is dependent upon outstanding customer service to ensure accurate fulfillment of orders, timely product delivery, low prices and a high level of product marketing support.

  SALES

    United Natural maintains an order fill rate (excluding products unavailable from the supplier) which United Natural believes is one of the highest order fill rates in the natural products distribution industry. United Natural believes that its high fill rates can be attributed to its experienced purchasing department and sophisticated warehousing, inventory control and distribution systems. United Natural offers next-day delivery service to a majority of its active customers and offers multiple deliveries each week to its largest customers.

    United Natural's staff of account representatives cultivates partnership relationships with United Natural's customers by emphasizing communication and responsiveness. The primary function of the account representatives is to help customers grow their businesses, thereby increasing United Natural's own sales. Each account representative is assigned stores in a designated geographic area and is responsible for assisting the retailer in inventory management, merchandising, marketing, promotional and event management and store openings. United Natural's staff of customer service representatives regularly contacts customers by telephone to ensure that customer needs are met quickly and efficiently. In addition to processing orders, the customer service representatives respond to customer inquiries concerning United Natural's services and product availability. While the customer service representatives contact all customers, the majority of United Natural's sales volume is ordered electronically. United Natural distributes shelf identification tags which can be scanned to facilitate this electronic ordering by the customer. United Natural's account representatives and customer service representatives regularly exchange information to facilitate better knowledge of, and more effective response to, customer needs.

    To assist customers in making purchasing decisions, each of United Natural's regions produces a quarterly catalog containing a description of all products that are currently in stock. Each product description includes the vendor's name, product number, price per unit, price per case, suggested retail price and UPC bar code. The quarterly catalog also contains a variety of information on product ordering, delivery options and vendor advertising. In addition, each region produces a monthly specials catalog with its latest pricing promotions and new products.

    In addition, United Natural's senior executives attend major specialty food trade shows and personally meet with numerous retailers each year to solicit their comments. United Natural's commitment to service is further reflected in the focus groups conducted annually by United Natural's senior executives with a representative sampling of United Natural's customers which allows customers to evaluate United Natural's services, products and programs.

  MARKETING

    United Natural has developed a variety of marketing services, many of which are supplier-sponsored, that cater to a broad range of retail formats in which retailers may participate for a nominal fee. These programs are designed to increase sales and are attractive to retailers who often do not have the resources necessary to conduct such marketing programs independently.

    United Natural offers a monthly flier program featuring the logo and address of the participating retailer imprinted on a flier advertising sale items which is distributed by the retailer to its customers. The color fliers are designed by United Natural's in-house marketing department utilizing modern digital photography and contain detailed product descriptions and pricing information. In addition, each flier generally includes detailed information on selected vendors, recipes, product features and a comparison of the characteristics of a natural product with a similar mass market product. The monthly flier program is structured to pass through to the retailer the benefit of lower costs on certain products, allowing stores to earn an improved profit margin on sale items as a result of United Natural's ability to negotiate favorable terms with the suppliers of these items. The program also provides retailers with posters and window banners to coincide with each month's promotions.

    In addition to its monthly flier program, United Natural offers thematic and seasonal consumer fliers that are used to promote items associated with a particular cause or season, such as environmentally sensitive products for Earth Day or foods and gifts particularly popular during the holiday season. United Natural also (i) offers in-store signage and promotional materials, including shopping bags and end-cap displays, (ii) provides assistance with planning and setting up product displays and (iii) advises on pricing decisions to enable its customers to respond to local competition.

SUPPLIERS

    United Natural purchases its products from approximately 1,500 active suppliers, many of which have had relationships with United Natural for more than ten years. Management believes that natural products suppliers seek distribution of their products through United Natural because it distributes the majority of the supplier's products, provides access to a large and growing customer base and supports the supplier's marketing programs. Substantially all product categories distributed by United Natural are available from a number of suppliers and United Natural is not dependent on any single source of supply for any product category. United Natural's largest supplier accounted for approximately 4.5% of total purchases in the nine months ended July 31, 1996.

    United Natural has positioned itself to respond to regional and local customer preferences for natural products by decentralizing the majority of its purchasing decisions for all products except bulk commodities. United Natural believes that regional buyers are best suited to identify and to respond to local demands and preferences. Although each of United Natural's regions is responsible for placing its own orders and can select the products that it believes will most appeal to its customers, each region is required to participate in Company-wide purchasing programs that enable it to take advantage of United Natural's consolidated purchasing power. For example, United Natural has positioned itself as the largest purchaser of bulk products in the natural products industry by centralizing its purchase of nuts, seeds, grains, flours and dried foods.

    United Natural's purchasing staff cooperates closely with suppliers to provide new and existing products. The suppliers assist in training United Natural's account and customer service representatives in marketing new products, identifying industry trends and coordinating advertising and other promotions.

    United Natural maintains a comprehensive quality control assurance program. All products sold by United Natural and represented as "organic" are required to be certified as such by an independent third-party agency. United Natural maintains current certification affidavits on all organic commodities and produce in order to verify the authenticity of the product. All potential vendors of organic products are required to provide such third-party certification before they are approved as a supplier to United Natural. In addition, United Natural has secured the services of FDA counsel to audit all labels, packaging, ingredient lists and product claims relating to products offered by United Natural to ensure that all products meet current FDA requirements. United Natural believes that it is the only natural products distributor which has performed such an audit to date.

DISTRIBUTION

    United Natural maintains five distribution centers located in Auburn, California; Denver, Colorado; Dayville, Connecticut; Atlanta, Georgia; and Seattle, Washington. United Natural has recently expanded its Connecticut headquarters from 165,000 to 245,000 square feet and significantly expanded its capacity to store frozen foods. United Natural has signed a lease for a new facility in Colorado which, at approximately 180,800 square feet, will be twice the size of its current facility and which is expected to be operational during the second half of calendar 1997. United Natural intends to replace its 40,000 square foot auxiliary storage facility in

Sacramento, California with an 80,000 square foot storage facility located adjacent to its Auburn, California distribution center, which is expected to be substantially complete by summer 1998. In addition, United Natural operates satellite staging facilities in the Philadelphia, Pennsylvania and greater Jacksonville, Florida areas. These satellite facilities serve as transfer points for products, trucks and drivers and ensure faster service to markets located more than five hours driving distance from the Georgia and Connecticut distribution centers.

    The five distribution centers, two satellite staging facilities and one auxiliary storage facility have a total of approximately 805,000 square feet of space. Each distribution center contains dry, refrigerated and frozen storage areas as well as office space. In total, United Natural's facilities encompass approximately 652,200 square feet of dry storage space, 40,700 square feet of refrigerated space and 44,700 square feet of frozen storage space, with the remainder used as office space for United Natural's regional purchasing, sales and administrative operations.

    United Natural has carefully chosen the sites for its distribution centers to provide direct access to its regional markets. This proximity allows United Natural to reduce its transportation costs compared to competitors that seek to service their customers from locations that are often hundreds of miles away. United Natural believes that it incurs lower inbound freight expense than its regional competitors because its national presence allows it to buy full and partial truckloads of products which, if necessary, it can backhaul using United Natural's own trucks between its distribution centers and satellite staging facilities. Many of United Natural's competitors must employ outside consolidation services and pay higher carrier transportation fees to move products from other regions. In addition, overstocks and inventory imbalances at one distribution center may be redistributed by United Natural to another distribution center where products may be sold prior to their expiration date.

    Products are delivered to United Natural's distribution centers primarily by its leased fleet of trucks, contract carriers and the suppliers themselves. United Natural leases most of its trucks from Ryder Truck Leasing, which maintains facilities on some of United Natural's premises for the maintenance and service of these vehicles, and a lesser number of its trucks from regional firms that offer competitive services.

    United Natural ships orders for supplements or for items that are destined for areas outside regular delivery routes through the United Parcel Service and other independent carriers. Deliveries to areas outside the continental United States are shipped by ocean-going containers on a weekly basis.

SYSTEMS

    United Natural has made a significant investment in designing its proprietary information and warehouse management systems. United Natural continually evaluates and upgrades its management information systems based on the best practices at its regional operations in order to make the systems more efficient, cost effective and responsive to customer needs. United Natural has installed its warehouse management systems at its Connecticut and Georgia facilities. These systems include radio frequency-based inventory control, paperless receiving, engineered labor standards, computer-assisted order processing and slot locator/retrieval assignment systems. At the receiving docks, warehouse workers attach computer-generated, preprinted locator tags to all inbound products. These tags contain the expiration date, location, quantity, lot number and other information in bar code format. To process customer orders, warehouse workers use hand-held radio frequency devices to scan the UPC bar code as a product is removed from its assigned slot. Similarly, customer returns are processed by scanning the UPC bar codes. United Natural also employs a management information system that enables it to lower its inbound transportation costs by making optimum use of its own fleet of trucks or by consolidating deliveries into full truckloads. Orders from multiple suppliers and multiple distribution centers are consolidated into single truckloads for efficient use of available vehicle capacity and return-haul trips.

RETAIL OPERATIONS

    United Natural's Natural Retail Group ("NRG") currently owns and operates nine retail natural food stores located in Connecticut, Florida, Maryland, Massachusetts and New York. United Natural's retail strategy is to selectively acquire existing stores that meet United Natural's strict criteria in categories such as sales and profitability, growth potential, merchandising and management. Generally, United Natural will not purchase stores that directly compete with primary retail customers of its distribution business. United Natural believes its retail stores have a number of advantages over their competitors, including the financial strength and marketing expertise provided by United Natural, the purchasing power resulting from group purchasing by stores within NRG and the breadth of their product selection. United Natural's strategy for future retail growth is to identify and acquire additional retail stores as opportunities arise and to focus on increased sales of higher margin nutritional supplements while maintaining emphasis on the sale of organic produce and delicatessen and bakery products and consumer education.

    United Natural's retail stores offer products in each of the six categories offered by United Natural's distribution business as well as produce, meat, poultry, fresh seafoods, baked goods and other prepared foods. These additional product offerings range between 20% to 40% of the total sales of a typical NRG store. NRG focuses its marketing efforts on consumer education and store promotion. NRG provides consumer education through informational brochures, promotional flyers, seminars, workshops, cooking classes and product samplings. In its image advertising, NRG emphasizes its knowledgeable and courteous staff, broad selection of natural products, environmental stewardship and frequent price promotions.

    The name and location of each of NRG's stores and their approximate square feet and lease expiration dates are as follows:


STORE/LOCATION            DATE OF ACQUISITION    SQUARE      LEASE EXPIRATION
--------------            -------------------    ------      ----------------
                                                   FEET
                                                   ----
Health Hut............... April 1993              4,100      May 2000
  Valley Stream, NY

Cheese and Stuff......... May 1993                10,000     March 2005
  Hartford, CT

Food for Thought......... July 1993               12,000     November 2005
  Norwalk, CT

Village Market........... November 1993           5,875      May 2001
  Pikesville, MD

Natureworks.............. January 1994            8,500      December 2001
  Melbourne, FL

Railway Market........... April 1994              5,000      March 1999
  Easton, MD

Cape Cod Natural Foods... July 1994               4,500      December 2002
  Centerville, MA

SunSplash Market......... April 1995              5,750      July 1999
  Naples, FL

Nature's Finest Foods.... August 1997             15,000     November 2003
  St. Petersburg, FL


    As both a distributor to its retail stores and a retailer, a number of advantages are made available to United Natural, including the ability to: (i) control the purchases made by these stores; (ii) expand the distribution of and marketing for its private label products within these stores; (iii) expand the number of high-growth, high-margin product categories such as produce and prepared foods within these stores; and (iv) keep current with the retail marketplace which allows it to better serve its distribution customers. In addition, as the primary natural products distributor to its retail locations, United Natural expects to realize significant economies of scale and operating and buying efficiencies. As an operator of retail stores, United Natural also has the ability to test market select products prior to offering them nationally, which allows United Natural to evaluate consumer reaction to the product without incurring significant inventory risk. United Natural is able to test new marketing and promotional programs within its stores prior to offering them to a broader customer base.

COMPETITION

    The natural products distribution industry is highly competitive. The industry has been characterized in recent years by significant consolidation and the emergence of large competitors. United Natural also competes with numerous smaller regional, local and specialty distributors of natural products. In addition, United Natural competes with national, regional and local distributors of conventional groceries and, to a lesser extent, companies which distribute to their own retail facilities. There can be no assurance that distributors of conventional groceries will not increase their emphasis on natural products and more directly compete with United Natural or that new competitors will not enter the market. Many of these distributors may have been in business longer, may have substantially greater financial and other resources than United Natural and may be better established in their markets. There can be no assurance that United Natural's current or potential competitors will not provide services comparable or superior to those provided by United Natural or adapt more quickly than United Natural to evolving industry trends or changing market requirements. It is also possible that alliances among competitors may emerge and rapidly acquire significant market share. Increased competition may result in price reductions, reduced gross margins and loss of market share, any of which could materially adversely affect United Natural's business, financial condition or results of operations.

    United Natural believes that distributors in the natural products industry compete principally on product quality and depth of inventory selection, price and quality of customer service. Although United Natural believes it currently competes effectively with respect to each of these factors, there can be no assurance that United Natural will be able to maintain its competitive position against current and potential competitors.

    United Natural's retail stores compete against other natural products outlets, conventional supermarkets and specialty stores. United Natural believes that retailers of natural products compete principally on product quality and selection, price, knowledge of personnel and convenience of location.

REGULATION

    United Natural's operations and products are subject to regulation by state and local health departments, the U.S. Department of Agriculture and the Food and Drug Administration, which generally impose standards for product quality and sanitation. United Natural's facilities generally are inspected at least once a year by state or federal authorities. United Natural's trucking operations are also subject to regulation by the U.S. Department of Transportation and the U.S. Federal Highway Administration.

    Federal, state and local provisions which have been enacted or adopted regulating the discharge of materials into the environment, or otherwise relating to the protection of the environment, generally are not directly applicable to United Natural. Certain of United Natural's distribution facilities have above-ground storage tanks for diesel fuel and other petroleum products, which are subject to laws regulating such storage tanks.

    United Natural believes that it is in compliance in all material respects with all applicable government regulations.

PROPERTIES AND EQUIPMENT

    United Natural owns its corporate offices and distribution center in Dayville, Connecticut which was recently expanded from 165,000 to 245,000 square feet.

    United Natural leases its remaining distribution centers, two satellite staging areas and one auxiliary storage facility. Each distribution center contains dry, refrigerated and frozen storage areas and office space for the purchasing, sales and administrative operations of the facility. The following chart provides information on the approximate square footage of each of United Natural's distribution centers and staging facilities and the expiration date of the lease for the facility (other than Dayville, Connecticut, which is owned by United Natural):


                                SIZE (IN           LEASE
LOCATION                      SQUARE FEET)       EXPIRATION
--------                      ------------     --------------
Atlanta, Georgia                    175,000        March 1999

Auburn, California                  150,000          May 2008

Dayville, Connecticut               245,000    Not Applicable

Denver, Colorado                     91,000         July 2000

Seattle, Washington                 100,000     February 2001

Jacksonville, Florida                 3,000     December 1996  (renewal negotiations
                                                               ongoing)

Philadelphia, Pennsylvania            2,800     December 1996  (renewal negotiations
                                                               ongoing)

Sacramento, California               40,000      October 1996  (negotiating
                                                               purchase of
                                                               distribution center)

    United Natural has signed a lease for a new facility in Denver which, at approximately 180,800 square feet, will be twice the size of its current facility. The new Denver facility is expected to be operational in the second half of calendar 1997. United Natural intends to replace its 40,000 square foot auxiliary storage facility in Sacramento, California with an 80,000 square foot storage facility located adjacent to its Auburn, California distribution center. Construction of the new leased space is expected to be substantially complete by summer 1998. United Natural believes that it will be able to continue to expand or replace its facilities as and when needed to accommodate United Natural's future growth.

    Equipment and machinery owned by United Natural and used in its operations consist primarily of electronic data processing and material handling equipment, racking, coolers and freezers. United Natural leases a majority of its trucks and trailers under master lease agreements with Ryder Truck Leasing. Ryder is responsible for all truck maintenance costs.

EMPLOYEES

    As of April 30, 1997, United Natural had approximately 1,188 full-time employees, including approximately 80 in finance and administration, 102 in sales and marketing, 81 in customer service, 263 in the retail stores and 662 in operations. Approximately 75 of these employees are covered by a collective bargaining agreement with Teamsters Local 117, Seattle, Washington which expires in July 2000. United Natural has never experienced a work stoppage by its unionized employees. United Natural believes that its relationships with its employees are good.

LEGAL PROCEEDINGS

    From time to time, United Natural is involved in routine litigation which arises in the ordinary course of its business. There are no pending material legal proceedings to which United Natural is a party or to which the property of United Natural is subject.

                     RECENT DEVELOPMENTS -- UNITED NATURAL


RESULTS FOR THE QUARTER ENDED JULY 31, 1997

    Net sales for the fourth quarter of fiscal 1997 were $110.7 million, an increase of 13.2% over net sales of $97.7 million for the same period last year. The overall increase in sales resulted from increased sales to United Natural's existing customer base, sales to new customers in existing geographic areas and sales resulting from the introduction of new products.

    Net income for the fourth quarter of fiscal 1997 was $2.8 million, or $0.22 per share. In the quarter ended July 31, 1996, net income was $1.4 million, or $0.13 per share. In the fiscal 1996 quarter, United Natural incurred a non-recurring charge of $1.1 million ($0.6 million net of taxes) associated with the grant of stock options under United Natural's 1996 Stock Option Plan. Excluding this non-recurring charge, net income for the fiscal 1996 quarter would have been $2.0 million, or $0.20 per share.

    United Natural's gross profit increased 11.2%, or $2.3 million, to $22.7 million for the fourth quarter of fiscal 1997 from $20.4 million for the same period last year. As a percentage of net sales, gross profit decreased to 20.5% for the fourth quarter from 20.9% during the same period last year. The decrease in gross profit percentage resulted primarily from increased sales to existing customers that resulted in those customers earning greater discounts under United Natural's volume discount program.

    Total operating expenses for the fourth quarter of fiscal 1997 were $17.7 million, an increase of $0.8 million from $16.9 million in the fiscal 1996 quarter. However, as a percentage of net sales, total operating expenses decreased to 16.0% in the fourth quarter of fiscal 1997 from 17.3% in the fiscal 1996 quarter, as United Natural continued to leverage its overhead through the integration of its recent acquisitions. In the fiscal 1996 quarter, United Natural incurred a non-recurring charge of $1.1 million associated with the grant of stock options under United Natural's 1996 Stock Option Plan. Excluding this non-recurring charge, total operating expenses for the quarter ended July 31, 1996 would have been $15.8 million, or 16.2% of net sales.

    As a result of the foregoing, operating income increased 43.1% to $5.0 million from $3.5 million for the quarter ended July 31, 1996 while the operating margin increased to 4.5% of net sales from 3.6% of net sales in the fiscal 1996 quarter. Excluding the non-recurring charge of $1.1 million for the quarter ended July 31, 1996, operating income would have been $4.6 million, or 4.7% of net sales.

RESULTS FOR THE TWELVE MONTHS ENDED JULY 31, 1997

    Net sales for the twelve-month period ended July 31, 1997 were $421.7 million, an increase of 10.6% over net sales of $381.3 million for the twelve months ended July 31, 1996. The increase in sales resulted from increased sales to United Natural's existing customer base, sales to new customers, increased sales attributable to the introduction of new products and increased market penetration in existing geographic territories. United Natural believes that sales were negatively impacted by winter storms in the Northwest region during the second quarter of fiscal 1997.

    Net income for the twelve-month period ended July 31, 1997 before extraordinary items was $9.3 million, or $0.79 per share. United Natural recorded an extraordinary loss of $1.6 million ($0.9 million net of taxes) in fiscal 1997 associated with the early retirement of debt. In November 1996, United Natural completed its initial public offering of 2.9 million shares at $13.50 per share, generating $36.4 million in proceeds prior to offering expenses. The net proceeds were used to retire debt. Net income for the twelve-month period ended July 31, 1997 was $8.3 million, or $0.71 per share.

    For the twelve months ended July 31, 1996, net income was $3.4 million, or $0.33 per share. Net income for the twelve months ended July 31, 1996 included $3.2 million ($1.3 million net of taxes) relating to the non-recurring charges of $1.6 million for the write-down of intangible assets, $0.5 million for costs associated with the merger with Mountain People's Warehouse and $1.1 million for costs associated with the grant of stock options under United Natural's 1996 Stock Option Plan. Excluding these charges, net income for the twelve-month period ended July 31, 1996 would have been $4.7 million, or $0.46 per share.

    United Natural's gross profit increased 10.3%, or $8.1 million, to $87.1 million for the twelve-month period ended July 31, 1997 from $79.0 million for the same twelve-month period of 1996. As a percentage of net sales, gross margin decreased to 20.6% for the twelve months ended July 31, 1997 from 20.7% for the twelve months ended July 31, 1996. The decrease in gross profit percentage resulted primarily from increased sales to existing customers that resulted in those customers earning greater discounts under United Natural's volume discount program.

    For the twelve-month period ended July 31, 1997, total operating expenses were $68.7 million, an increase of $1.6 million from the $67.1 million in the same twelve-month period of fiscal 1996. However, as a percentage of net sales, total operating expenses decreased to 16.3% for the twelve-month period ended July 31, 1997 from 17.6% for the twelve-month period ended July 31, 1996.

    During the twelve-month period ended July 31, 1996, United Natural incurred total non-recurring charges of $3.2 million. The non-recurring charges included $1.6 million for the write-down of intangible assets, $0.5 million for costs associated with the merger with Mountain People's Warehouse and $1.1 million for costs associated with the grant of stock options under United Natural's 1996 Stock Option Plan. Excluding these non-recurring charges, total operating expenses for the twelve-month period ended July 31, 1996 would have been $63.9 million, or 16.8% of net sales.

    For the twelve-month period ended July 31, 1997, operating income was $18.4 million, or 4.4% of net sales. During the twelve-month period ended July 31, 1996, operating income was $11.9 million, or 3.1% of net sales. Excluding the non-recurring charges of $3.2 million discussed above, operating income for the twelve-month period ended July 31, 1996 would have been $15.1 million, or 4.0% of net sales.

                  UNITED NATURAL FOODS, INC. AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF INCOME

                                                 THREE MONTHS ENDED                     TWELVE MONTHS ENDED
                                                       JULY 31,                              JULY 31,
                                                       --------                              --------
                                               1996              1997               1996                  1997
                                               ----              ----               ----                  ----
Net sales                                  $97,733,021       $110,659,630       $381,270,375          $421,697,941

Cost of sales                               77,329,517         87,961,938        302,257,965           334,583,617
                                           -----------       ------------       ------------          ------------
   Gross profit                             20,403,504         22,697,692         79,012,410            87,114,324
                                           -----------       ------------       ------------          ------------

Operating expenses                          16,639,511         17,430,095         64,479,189            67,633,123

Amortization of intangibles                    269,569            265,408          2,615,560             1,060,442
                                           -----------       ------------       ------------          ------------
   Total operating expenses                 16,909,080         17,695,503         67,094,749            68,693,565
                                           -----------       ------------       ------------          ------------
   Operating income                          3,494,424          5,002,189         11,917,661            18,420,759
                                           -----------       ------------       ------------          ------------
Other expense (income):
  Interest expense                           1,307,906            516,727          5,161,485             3,081,440
  Other, net                                   (30,715)          (127,666)          (185,702)             (331,983)
                                           -----------       ------------       ------------          ------------

   Total other expense                       1,277,191            389,061          4,975,783             2,749,457
                                           -----------       ------------       ------------          ------------
    Income before income taxes
     and extraordinary item                  2,217,233          4,613,128          6,941,878            15,671,302

Income taxes                                   853,021          1,810,353          3,547,110             6,416,070
                                           -----------       ------------       ------------          ------------
    Income before
     extraordinary item                      1,364,212          2,802,775          3,394,768             9,255,232

Extraordinary Item - loss on early
extinguishment of debt, net of
income tax benefit of $661,882                      --                 --                 --               932,929
                                           -----------       ------------       ------------          ------------
   Net income                              $ 1,364,212       $  2,802,775       $  3,394,768          $  8,322,303
                                           -----------       ------------       ------------          ------------
Income per share of common stock
before extraordinary item                        $0.13              $0.22              $0.33                 $0.79
                                           ===========       ============       ============          ============
Extraordinary item                                  --                 --                 --                 $0.08
                                           ===========       ============       ============          ============
Net income per share of common stock             $0.13              $0.22              $0.33                 $0.71
                                           ===========       ============       ============          ============
Weighted average shares of
common stock                                10,138,172         12,748,733         10,145,823            11,697,587
                                           ===========       ============       ============          ============

                          CONSOLIDATED BALANCE SHEETS
                  UNITED NATURAL FOODS, INC. AND SUBSIDIARIES


                                             JULY 31,      JULY 31,
                  ASSETS                       1996          1997
                                               ----          ----
CURRENT ASSETS                              $67,223,860  $ 80,460,821

PROPERTY & EQUIPMENT, NET                    20,603,663    20,379,327

OTHER ASSETS                                 10,916,616    10,145,206
                                            -----------  ------------
TOTAL ASSETS                                $98,744,139  $110,985,354
                                            ===========  ============
      LIABILITIES & STOCKHOLDERS' EQUITY
      ----------------------------------
CURRENT LIABILITIES                         $57,136,466  $ 31,578,140

LONG-TERM DEBT                               23,426,119    17,230,657

STOCKHOLDERS' EQUITY                         18,181,554    62,176,557
                                            -----------  ------------
TOTAL LIABILITIES & STOCKHOLDERS' EQUITY    $98,744,139  $110,985,354
                                            ===========  ============

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                  AND RESULTS OF OPERATIONS -- UNITED NATURAL

OVERVIEW

    United Natural is one of only two national distributors of natural foods and related products in the United States. United Natural currently distributes more than 25,000 natural products to more than 5,500 customers located in 43 states. United Natural's distribution operations are divided into three principal regions: Cornucopia in the eastern United States; Mountain People's in the western United States; and Rainbow in the Rocky Mountains and Plains regions. Through its Natural Retail Group, United Natural also owns and operates eight retail natural products stores located in the eastern United States.

    In recent years, United Natural has increased sales to existing and new customers through the acquisition of or merger with existing natural products distributors, the opening of distribution centers in new geographic areas and the expansion of existing distribution centers, as well as continuing growth in the natural products industry generally. Management believes that through these actions United Natural has been able to broaden its geographical penetration, increase its market share, expand its customer base and enhance and diversify its product offerings.

    United Natural is currently in the process of integrating many of the operating functions of its recent acquisitions to achieve operating efficiencies by (i) eliminating geographic overlaps in distribution, (ii) integrating administrative, finance and accounting functions of its three regions, (iii) expanding marketing and customer service programs and (iv) expanding its information and warehouse management systems to all of its facilities. In addition, United Natural's continuing growth has created the need for expansion of existing facilities to achieve maximum operating efficiencies and to assure adequate space for future needs. While operating margins may be affected in periods in which expenses are incurred to support United Natural's continued growth, over the long term, United Natural expects to benefit from increased absorption of its expenses over a larger sales base. In recent years, United Natural has incurred significant expenditures in connection with the expansion of its facilities, including the expansion of its distribution center and headquarters in Connecticut and the expansion of refrigerated space in its Georgia facility. United Natural intends to lease a new facility in Colorado, which is expected to be operational during the second half of calendar 1997, and to replace its auxiliary storage facility in Sacramento, California with a larger facility adjacent to its Auburn, California distribution center, which is expected to be substantially complete by late calendar 1997. United Natural depreciates its facilities over 40 years and its equipment over three to ten years.

    United Natural has also made a significant investment in designing and installing proprietary information and warehouse management systems in its

Connecticut and Georgia facilities. United Natural intends to install its information and warehouse management systems in other regions in stages, with installation commencing in Colorado in late calendar 1997.

    United Natural's retail strategy for NRG is to selectively acquire existing natural products stores that meet United Natural's strict criteria in categories such as sales and profitability, growth potential, merchandising and management. Management believes United Natural's retail business serves as a natural complement to its distribution business.

    United Natural's net sales consist primarily of sales of natural products to retailers, after customer volume discounts, returns and allowances, and, to a lesser extent, sales from its natural products retail stores. The principal components of United Natural's cost of sales include the amount paid to manufacturers and growers for products sold plus the cost of transportation of the product to United Natural's distribution facilities. Generally, United Natural is able to pass along price increases and decreases to its customers.
As a result, United Natural's net sales and profit levels may be negatively affected during periods of food price deflation, even though United Natural's gross profit as a percentage of net sales may remain relatively constant. Operating expenses include primarily labor-related expenses, employee benefits (including payments under United Natural's Employee Stock Ownership Plan ("ESOP")), selling, warehousing, delivery and occupancy expenses, depreciation and other distribution and administrative costs. Other expenses include interest payments on outstanding indebtedness, miscellaneous expenses and other non-recurring expenses.

RECENT ACQUISITIONS

    On February 20, 1996, a subsidiary of United Natural merged with and into Mountain People's, whereupon Mountain People's became a wholly owned subsidiary of United Natural. The merger with Mountain People's was accounted for as a pooling of interests and, accordingly, all financial information included in this Proxy Statement is reported as though the companies had been combined in all periods reported. United Natural acquired all of the outstanding capital stock of Mountain People's in exchange for approximately 37% of the stock of United Natural after the merger. The consideration paid by United Natural for Mountain People's was established by the parties through arms-length negotiations and was based on an estimate of the relative fair value of Mountain People's as a going concern. See Note 2 of Notes to United Natural's Consolidated Financial Statements.

    On May 22, 1995, prior to its merger with United Natural, Mountain People's acquired Nutrasource, Inc. ("Nutrasource"), a distributor of natural products in the Pacific Northwest region. The total cash and debt issued to acquire Nutrasource was approximately $2.8 million, which exceeded the fair value of the net assets acquired by approximately $1.3 million. In addition, United Natural paid $1.0 million to a stockholder of Nutrasource in consideration for a covenant not to compete. On July 29, 1995, United Natural acquired Rainbow, a distributor of natural products in the Rocky Mountains and Plains regions. The total cash and debt issued to acquire Rainbow was approximately $8.5 million, which exceeded the fair value of the net assets acquired by approximately $4.5 million. The acquisitions of Nutrasource and Rainbow were accounted for under the purchase method of accounting, and, accordingly, all of the financial information for Rainbow and Nutrasource have been included in this since their respective dates of acquisition. The excess of the purchase price over the net assets acquired in each of these acquisitions has been recorded as goodwill and will be amortized by United Natural over 30 years.

    United Natural's fiscal years ended October 31, 1994 and 1995 are referred to herein as "fiscal 1994" and "fiscal 1995," respectively. United Natural has changed its fiscal year end to July 31.

RESULTS OF OPERATIONS

    The following table presents, for the periods indicated, certain income and expense items expressed as a percentage of net sales:

                                               FISCAL YEAR ENDED        NINE MONTHS ENDED      NINE MONTHS ENDED
                                                  OCTOBER 31,                JULY 31,              APRIL 30,
                                              -------------------     -------------------     ------------------
                                               1994        1995        1995        1996        1996        1997
                                               ----        ----        ----        ----        ----        ----
Net sales.................................    100.0%       100.0%     100.0%      100.0%      100.0%       100.0%
Cost of sales.............................     78.0         78.9       78.4        79.1        79.3         79.3
                                              -----        -----      -----       -----       -----        -----
    Gross profit..........................     22.0         21.1       21.6        20.9        20.7         20.7
                                              -----        -----      -----       -----       -----        -----
Operating expenses........................     18.0         17.1       17.4        17.0        16.9         16.1
Amortization of intangibles...............      0.3          0.9        0.3         0.2         0.8          0.3
                                              -----        -----      -----       -----       -----        -----
    Total operating expenses..............     18.3         18.0       17.7        17.2        17.7         16.4
                                              -----        -----      -----       -----       -----        -----
    Operating income......................      3.7          3.1        3.9         3.7         3.0          4.3
                                              -----        -----      -----       -----       -----        -----
Interest expense..........................      1.1          1.2        1.2         1.3         1.4          0.8
Other, net................................      0.1         (0.1)      (0.1)        0.0        (0.1)        (0.1)
                                              -----        -----      -----       -----       -----        -----
    Total other expense...................      1.2          1.1        1.1         1.3         1.3          0.7
                                              -----        -----      -----       -----       -----        -----
    Income before income
    taxes and extraordinary item..........      2.5          2.0        2.8         2.4         1.7          3.6
Income taxes..............................      1.0          1.0        1.1         1.0         1.0          1.5
                                              -----        -----      -----       -----       -----        -----
    Income before extraordinary
    item..................................      1.5          0.9        1.7         1.4         0.7          2.1

Extraordinary item/1/                           0.0          0.0        0.0         0.0         0.0          0.3
                                              -----        -----      -----       -----       -----        -----
    Net income                                  1.5%         0.9%       1.7%        1.4%        0.7%         1.8%
                                              =====        =====      =====       =====       =====        =====

-------------------

(1) Represents loss on early extinguishment of debt, net of income tax benefit.

NINE MONTHS ENDED APRIL 30, 1997 COMPARED TO NINE MONTHS ENDED APRIL 30, 1996

    Net Sales. United Natural's net sales increased approximately 9.7%, or $27.5 million, to $311.0 million for the nine months ended April 30, 1997 from $283.5 million for the nine months ended April 30, 1996. The increase in net sales was primarily attributable to increased volume by United Natural to existing customers and the introduction of new products not formerly offered by United Natural. United Natural also realized an increase in net sales as a result of sales to new customers in existing geographic areas. United Natural believes that sales were negatively impacted by winter storms in the Northwest region during the second quarter of fiscal 1997.

    Gross Profit. United Natural's gross profit increased approximately 9.9%, or $5.8 million, to $64.4 million for the nine months ended April 30, 1997 from $58.6 million for the nine months ended April 30, 1996. United Natural's gross profit as a percentage of net sales held constant at 20.7% for both nine-month periods.

    Operating Expenses. United Natural's total operating expenses increased approximately 1.6%, or $0.8 million, to $51.0 million for the nine months ended April 30, 1997 from $50.2 million for the nine months ended April 30, 1996. However, as a percentage of net sales, operating expenses decreased to 16.4% for the for the nine months ended April 30, 1997 from 17.7% for the nine months ended April 30, 1996.

    Operating expenses for the nine months ended April 30, 1996 included a non-recurring charge of $1.6 million for the write-down of intangible assets.
United Natural continually evaluates its intangible assets in accordance with Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." In addition, United Natural had a non-recurring charge of $0.5 million for costs associated with the merger with Mountain Peoples. Excluding these non-recurring charges, United Natural's total operating expenses would have been $48.1 million, or 17.0% of net sales, for the nine months ended April 30, 1996.

    The decrease in total operating expenses as a percentage of net sales was primarily attributable to United Natural's increased absorption of fixed expenses and overhead over a larger sales base. In addition, United Natural achieved increased operating efficiencies through the continued integration of its acquisitions.

    Operating Income. Operating income increased $5.0 million, or approximately 59.3%, to $13.4 million for the nine months ended April 30, 1997 from $8.4 million for the nine months ended April 30, 1996. As a percentage of net sales, operating income increased to 4.3% for the nine months ended April 30, 1997 from 3.0% for the nine months ended April 30, 1996.

    Other Income(Expense). Other expense, net, decreased approximately 36.2%, or $1.3 million, to $2.4 million for the nine months ended April 30, 1997 from $3.7 million for the nine months ended April 30, 1996. The decrease was primarily attributable to lower interest payments in the nine months ended April 30, 1997 resulting from the use of the proceeds of United Natural's initial public offering to repay debt.

    Income Taxes. United Natural's effective income tax rate was 41.6% and 57.0% for the nine months ended April 30, 1997 and 1996, respectively. The effective rate at April 30, 1997 was higher than the federal statutory rate primarily due to state and local taxes. The effective rate at April 30, 1996 was higher than the federal statutory rate primarily due to nondeductible goodwill amortization, especially the write-off of the intangible assets in the nine months ended April 30, 1996, as well as state and local income taxes.

    Net Income. As a result of the foregoing, United Natural's net income increased by $3.5 million to $5.5 million for the nine months ended April 30, 1997 from $1.6 million for the nine months ended April 30, 1996. Excluding the $2.0 million ($1.0 million net of taxes) in non-recurring charges discussed above for the nine months ended April 30, 1997 and the $2.1 million ($1.5 million net of taxes) in non-recurring charges for the nine months ended April 30, 1996, net income would have been $6.5 million for the nine months ended April 30, 1997 and $3.5 million for the nine months ended April 30, 1996.

NINE MONTHS ENDED JULY 31, 1996 COMPARED TO NINE MONTHS ENDED JULY 31, 1995

    Net Sales. United Natural's net sales increased 51.9%, or $97.9 million, to $286.4 million in the nine months ended July 31, 1996 from $188.5 million in the nine months ended July 31, 1995. The increase in net sales was primarily due to additional sales of $74.5 million attributable to Nutrasource and Rainbow, whose operations were included for the entire nine-month period in 1996. Sales of $6.5 million were attributable to two months of operations of Nutrasource during the comparable 1995 period. The increase was also attributable to increased sales by United Natural to existing customers, including net sales attributable to new products offered by United Natural and net sales to new customers in existing geographic distribution areas as well as new geographic areas not formerly served by United Natural.

    Gross Profit. United Natural's gross profit increased 47.0%, or $19.2 million, to $60.0 million in the nine months ended July 31, 1996 from $40.8 million in the nine months ended July 31, 1995. United Natural's gross profit as a percentage of net sales decreased to 20.9% for the nine months ended July 31, 1996 from 21.6% in the nine months ended July 31, 1995. The decrease in the gross profit as a percentage of net sales was primarily due to the lower-margin business of United Natural's recently acquired distributors and to the increase in net sales during fiscal 1996 attributable to natural products supermarket chains, which tend to buy in larger quantities and to qualify for greater volume discounts.

    Operating Expenses. United Natural's total operating expenses increased 48.3%, or $16.1 million, to $49.4 million in the nine months ended July 31, 1996 from $33.3 million in the nine months ended July 31, 1995. As a percentage of net sales, operating expenses decreased to 17.2% in the nine months ended July 31, 1996 from 17.7% in the nine months ended July 31, 1995. Total operating expenses in the nine months ended July 31, 1996 included a non-cash expense of $1,056,100 related to the grant of options under United Natural's 1996 Stock Option Plan and a non-recurring expense of $458,000 representing costs associated with the Mountain People's merger. Excluding the $1.5 million of non-recurring expenses, United Natural's total operating expenses would have been $47.8 million, or 16.7% of net sales, for the nine months ended July 31, 1996. The decrease in total operating expenses as a percentage of net sales was primarily attributable to United Natural's increased absorption of overhead and fixed expenses over a larger sales base. In addition, United Natural achieved increased operating efficiencies through the implementation of new information and warehouse management systems in its Connecticut and Georgia facilities.

    Depreciation expense increased 91.7%, or $1.1 million, to $2.3 million in the nine months ended July 31, 1996 from $1.2 million in the nine months ended July 31, 1995, primarily due to United Natural's purchase of its distribution center and headquarters in Connecticut in August 1995 and the inclusion of a full period of depreciation for Nutrasource and Rainbow in the nine months ended July 31, 1996. United Natural's amortization of intangible assets increased 31.5%, or $189,943, to $792,615 in the nine months ended July 31, 1996 from $602,672 in the nine months ended July 31, 1995. This increase was primarily attributable to the inclusion of amortization expense for Nutrasource and Rainbow for the entire nine months ended July 31, 1996, compared with two months of amortization expense for Nutrasource for the nine months ended July 31, 1995.

    Operating Income. Operating income increased $3.1 million, or 42.3%, to $10.6 million in the nine months ended July 31, 1996 from $7.5 million in the nine months ended July 31, 1995. As a percentage of net sales, operating income declined to 3.7% at the nine months ended July 31, 1996 from 3.9% in the nine months ended July 31, 1995. Excluding the $1.5 million of non-recurring expenses discussed above, operating income would have been $12.1 million, or 4.2% of net sales, in the nine months ended July 31, 1996.

    Other Income (Expense). The $1.8 million increase in interest expense in the nine months ended July 31, 1996 compared to the nine months ended July 31, 1995 was primarily attributable to the indebtedness incurred in connection with the purchase of United Natural's Connecticut facility in August 1995 and the acquisitions of Nutrasource and Rainbow, along with an increase in borrowings under United Natural's revolving line of credit to fund increasing inventory and accounts receivable balances related to United Natural's increased sales.

    Income Taxes. United Natural's effective income tax rates were 40.8% and 40.1% for the nine months ended July 31, 1996 and 1995, respectively. The effective rates were higher than the federal statutory rate due to nondeductible costs associated with the merger with Mountain People's and state and local income taxes.

    Net Income. As a result of the foregoing, United Natural's net income increased by 24.5%, or $0.8 million, to $4.0 million in the nine months ended July 31, 1996 from $3.2 million in the nine months ended July 31, 1995. Excluding the $1.5 million ($0.9 million net of taxes) non-recurring expenses related to the granting of options under the 1996 Stock Option Plan and the costs associated with the Mountain People's merger, net income would have been $4.9 million, or 1.7% of net sales, in the nine months ended July 31, 1996.

FISCAL 1995 COMPARED TO FISCAL 1994

    Net Sales. United Natural's net sales increased 41.2%, or $82.7 million, to $283.3 million in fiscal 1995 from $200.6 million in fiscal 1994. The increase in net sales was primarily due to additional sales of $33.5 million attributable to Nutrasource and Rainbow, whose operations were included in the fiscal 1995 results for five months and three months, respectively. No financial results of Nutrasource or Rainbow were included in the comparable 1994 period. The increase in net sales was also attributable to increased sales by United Natural to existing customers, the introduction of new products not formerly carried by United Natural and the inclusion of sales to new accounts within existing geographic distribution areas.

    Gross Profit. United Natural's gross profit increased 35.6%, or $15.7 million, to $59.8 million in fiscal 1995 from $44.1 million in fiscal 1994. United Natural's gross profit as a percentage of net sales decreased to 21.1% in fiscal 1995 from 22.0% in fiscal 1994. The decrease in gross profit as a percentage of net sales was primarily attributable to the lower-margin business of United Natural's recently acquired distributors and to the increase in net sales during fiscal 1995 attributable to natural products supermarket chains, which tend to buy in larger quantities and to qualify for greater volume discounts. In addition, United Natural's gross profit as a percentage of net sales declined due to a smaller percentage of net sales represented by sales from United Natural's higher-margin NRG stores.

    Operating Expenses. United Natural's total operating expenses increased 39.1%, or $14.4 million, to $51.1 million in fiscal 1995 from $36.7 million in fiscal 1994. As a percentage of net sales, total operating expenses decreased to 18.0% in fiscal 1995 from 18.3% in fiscal 1994. Total operating expenses in fiscal 1995 included a non-recurring expense of $1.6 million related to the write-off of intangible assets. Excluding the non-recurring expense of $1.6 million, total operating expenses would have been $49.5 million, or 17.5% of net sales, in fiscal 1995. The decrease in total operating expenses as a percentage of net sales was primarily attributable to United Natural's increased absorption of overhead and fixed expenses over a larger sales base.

    Depreciation expense increased 61.5%, or $0.8 million, to $2.1 million in fiscal 1995 from $1.3 million in fiscal 1994, primarily due to United Natural's purchase of its distribution center and headquarters in Connecticut in August 1995 and the inclusion of a partial year of depreciation for each of Nutrasource and Rainbow in fiscal 1995 and no depreciation resulting from such acquisitions in fiscal 1994. United Natural's amortization of intangible assets increased 450.9%, or $1.9 million, to $2.4 million, in fiscal 1995 from $0.5 million in fiscal 1994. This increase was attributable to higher goodwill costs associated with the acquisitions of Nutrasource and Rainbow. In connection with its on-going evaluation of intangible assets and in accordance with Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," United Natural wrote off $1.6 million in intangible assets upon evaluating the value of the underlying businesses of certain of its retail operations. The impairment was indicated by projected cash flow losses caused by increased competition at one location and a change in demographics for the other affected location.

    Operating Income. Operating income increased $1.4 million, or 18.7%, to $8.8 million in fiscal 1995 from $7.4 million in fiscal 1994. As a percentage of net sales, operating income decreased to 3.1% in fiscal 1995 from 3.7% in fiscal 1994. Excluding the $1.6 million non-recurring expense related to the write-off of intangible assets, operating income would have been $10.4 million, or 3.7% of net sales, in fiscal 1995.

    Other Income (Expense). The $1.1 million increase in interest expense in fiscal 1995 compared to fiscal 1994 was primarily attributable to the indebtedness incurred in connection with the purchase of United Natural's Connecticut facility in August 1995 and the recent acquisitions of Nutrasource and Rainbow. In addition, United Natural experienced increased costs under its revolving line of credit due to the higher borrowings required to fund the increasing inventory and accounts receivable balances related to United Natural's increased sales.

    Income Taxes. United Natural's effective income tax rates were 52.9% and 39.5% for fiscal 1995 and 1994, respectively. The effective rates were higher than the federal statutory rate due to nondeductible goodwill amortization, especially the write-off of the intangible assets in fiscal 1995, as well as state and local income taxes.

    Net Income. As a result of the foregoing, United Natural's net income decreased by 13.7%, or $0.4 million, to $2.6 million in fiscal 1995 from $3.0 million in fiscal 1994. Excluding the $1.6 million non-recurring expense related to write-off of intangible assets ($1.0 million net of taxes), net income would have been $4.3 million, or 1.5% of net sales, in fiscal 1995.

 LIQUIDITY AND CAPITAL RESOURCES

    In November 1996, United Natural sold 2,900,000 shares of United Natural Common Stock in an initial public offering which generated $35.5 million of net cash proceeds to United Natural. United Natural used the net proceeds to reduce its long-term debt and amounts owed under its revolving line of credit.

    In March 1997, United Natural amended its $50 million credit agreement with its bank to provide for working capital, mortgages and term loans. In connection with this facility, United Natural has the ability to borrow up to $10 million for acquisitions. Interest under the credit facility accrues at United Natural's option at the New York Prime Rate or 1.00% above the bank's London Interbank Offered Rate (LIBOR), and United Natural has the option to fix the rate for all or a portion of the debt for a period of up to 180 days. Interest on the mortgage facility will accrue at

1.25% above the bank's LIBOR rate, although United Natural has the option to fix the rate for a period of five years at a rate of 1.25% above the five-year U.S. Treasury Note. United Natural has pledged all of its assets as collateral for its obligations under the credit agreement. As of April 30, 1997, United Natural's outstanding borrowings under the credit agreement totaled $15.5 million. The credit agreement expires on July 31, 2002.

    Historically, United Natural has financed its operations and growth primarily with cash flows generated from operations, borrowings under its credit facility, seller financing from acquisitions, operating and capital leases and normal trade credit terms. United Natural finances its investment in inventory and accounts receivable principally with its credit facility and trade accounts payable.

    United Natural's cash provided (used) by operations was ($3.5 million), $1.5 million, ($0.9 million) and ($1.3 million) in the nine months ended April 30, 1997 and July 31, 1996, fiscal 1995 and fiscal 1994, respectively. The decrease in cash generated from operations in the nine months ended April 30, 1997 relates primarily to the increases in inventory and accounts receivable necessary to support sales growth, increases in inventory related to building expansions in Connecticut and changes in accrued expense. The increase in cash generated from operations in the nine months ended July 31, 1996 was primarily attributable to the increase in net income. The decreases in cash generated from operations in both fiscal 1995 and 1994 were primarily attributable to increases in accounts receivable and inventory which resulted from the expansion of product lines and growth of the business. United Natural's working capital at April 30, 1997 was $39.8 million.

    Investing activities, consisting primarily of capital expenditures and the purchase of subsidiaries, used cash of $2.6 million, $7.0 million, $18.5 million and $3.7 million in the nine months ended April 30, 1997 and July 31, 1996, fiscal 1995 and fiscal 1994, respectively. During the nine months ended April 30, 1997, United Natural used cash primarily for the purchase of material handling equipment, tractors and trailers and the development and implementation of new management information systems. United Natural spent $7.1 million and $9.9 million in capital expenditures in the nine months ended July 31, 1996 and fiscal 1995, respectively, primarily to fund the acquisition and expansion of its Connecticut distribution facility, the related purchase of material handling equipment, tractors and trailers and the development and installation of new management information systems. The capital expenditures were primarily funded from senior bank indebtedness, capital and operating leases, term loans and cash provided from operating activities.

    United Natural's cash flows generated from financing activities were $6.0 million, $5.3 million, $19.4 million and $5.0 million in the nine months ended April 30, 1997 and July 31, 1996, fiscal 1995 and fiscal 1994, respectively. During the nine months ended April 30, 1997, cash from financing activities consisted of the proceeds from the issuance of United Natural Common Stock, a portion of which was used to repay long-term debt, notes payable and the expenses associated with United Natural's initial public offering. During the nine months ended July 31, 1996, net cash provided by financing activities included proceeds from the re-financing of United Natural's senior bank facility. During fiscal 1996, approximately $5.3 million in long-term debt was repaid with cash proceeds from the re-financing and from cash provided from operating activities.

    On October 1, 1996, United Natural entered into a $1 million leasing arrangement with Mellon Bank/US Leasing. The leasing facility has been used for the purchase of management information systems and material handling equipment. As of April 30, 1997, United Natural's outstanding balance under the capital lease totaled $461,000. On January 31, 1997, United Natural extended its $1 million leasing arrangement with Citizens Leasing Corporation for a one-year period. The leasing facility will be used for the purchase of management information systems and material handling equipment. As of April 30, 1997, United Natural had not drawn down on this facility.

    United Natural currently expects to make aggregate capital expenditures of approximately $7.0 million in fiscal 1998 and fiscal 1999 to fund the expansion of its existing facilities, to upgrade its management information systems and to expand and replace its material handling equipment.

    Management believes that United Natural has adequate capital resources and liquidity to meet its borrowing obligations, fund all required capital expenditures and to operate its business through fiscal 1999.

SEASONALITY

    Generally, United Natural's operating results have not reflected any material seasonal variations, although United Natural's sales and operating results may vary significantly from quarter to quarter due to factors such as changes in United Natural's operating expenses, management's ability to execute United Natural's operating and growth strategies, personnel changes, demand for natural products, supply shortages and general economic conditions.

IMPACT OF INFLATION

    Generally, United Natural has been able to pass on inflation-related cost increases; consequently, inflation has not had a material impact on United Natural's operations or profitability.

RECENTLY ISSUED ACCOUNTING STANDARDS

    The Financial Accounting Standards Board recently issued SFAS No. 123, "Accounting for Stock-Based Compensation." This statement introduces a fair value-based method of accounting for stock-based compensation. Under SFAS 123, United Natural may either adopt the new fair value based method or provide pro forma disclosure of net income (loss) as if the accounting provisions of SFAS 123 had been adopted. United Natural intends to retain the intrinsic method of accounting for stock-based employee compensation plans under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and provide the required pro forma disclosure in fiscal 1997. SFAS No. 123 is not expected to have any effect on United Natural's financial position or results of operations.

CERTAIN FACTORS THAT MAY AFFECT FUTURE RESULTS

    The following important factors, among others, could cause actual results to differ materially from those indicated by forward-looking statements made in this Proxy Statement and presented elsewhere by management from time to time. Any statements contained herein (including without limitations statements to the effect that United Natural or its management "believes," "expects," "anticipates," "plans" and similar expressions) that are not statements of historical fact should be considered forward-looking statements.

    A number of uncertainties exist that could affect United Natural's future operating results, including, without limitation, continued demand for current products offered by United Natural, the success of United Natural's acquisition strategy, competitive pressures, general economic conditions, the success of new product introductions and governmental regulation.

    A significant portion of United Natural's historical growth has been achieved through acquisitions of or mergers with other distributors of natural products. United Natural recently acquired or merged with three large regional distributors of natural products, and, if the Merger is consummated, will merge with another large regional distributor. The successful and timely integration of these acquisitions and mergers is critical to the future operating and financial performance of United Natural. While the integration of these acquisitions and mergers with United Natural's existing operations has begun, United Natural believes that the integration will not be substantially completed until the end of calendar 1998. The integration will require, among other things, coordination of administrative, sales and marketing, distribution, and accounting and finance functions and expansion of information and warehouse management systems among United Natural's regional operations. The integration process could divert the attention of management, and any difficulties or problems encountered in the transition process could have a material adverse effect on United Natural's business, financial condition or results of operations. In addition, the process of combining the companies could cause the interruption of, or a loss of momentum in, the activities of the respective businesses, which could have an adverse effect on their combined operations.

    United Natural is currently experiencing a period of growth which could place a significant strain on its management and other resources. United Natural's business has grown significantly in size and complexity over the past several years. The growth in the size of United Natural's business and operations has placed and is expected to continue to place a significant strain on United Natural's management. United Natural's future growth is limited in part by the size and location of its distribution centers. There can be no assurance that United Natural will be able to successfully expand its existing distribution facilities or open new distribution facilities in new or existing markets to facilitate growth. In addition, United Natural's growth strategy to expand its market presence includes possible additional acquisitions. To the extent United Natural's future growth includes acquisitions, there can be no assurance that it will successfully identify suitable acquisition candidates, consummate and integrate such potential acquisitions or expand into new markets.

    United Natural operates in highly competitive markets, and its future success will be largely dependent on its ability to provide quality products and services at competitive prices. United Natural's competition comes from a variety of sources, including other distributors of natural products as well as specialty grocery and mass market grocery distributors. There can be no assurance that the mass market grocery distributors will not increase their emphasis on natural products and more directly compete with United Natural or that new competitors will not enter the market.

    The grocery distribution industry generally is characterized by relatively high volume with relatively low profit margins. The continuing consolidation of retailers in the natural products industry and the emergence of natural products supermarket chains may have an adverse effect on United Natural's profit margins in the future as more customers qualify for greater volume discounts offered by United Natural. The grocery industry is also sensitive to national and regional economic conditions, and the demand for product supply may be adversely affected from time to time by economic downturns.

                         MANAGEMENT -- UNITED NATURAL

EXECUTIVE OFFICERS AND DIRECTORS

    The executive officers and directors of United Natural and their ages as of June 30, 1997 are as follows:


NAME                            AGE                            POSITION
--------------------------      ---     ------------------------------------------------------
Norman A. Cloutier/1,2/.....     43     Chairman of the Board and Chief Executive Officer

Michael S. Funk/2/..........     43     Vice Chairman of the Board and President

Steven H. Townsend..........     44     Chief Financial Officer, Director, Treasurer and
                                        Secretary

Daniel V. Atwood............     39     President of NRG, Vice President, Assistant
                                        Treasurer, Assistant Secretary and Director of United
                                        Natural

Andrea R. Hendricks.........     37     Director of Purchasing of Mountain People's and
                                        Director of United Natural

Kevin T. Michel.............     39     Chief Financial Officer of Mountain People's and
                                        Director of United Natural

Richard J. Williams/1,3/....     36     Director

Thomas B. Simone/1,3/.......     55     Director

-----------------------

(1) Member of the Audit Committee.
(2) Member of the Nominating Committee.
(3) Member of the Compensation Committee.

    NORMAN A. CLOUTIER founded United Natural in 1978. Mr. Cloutier has been Chairman of the Board and Chief Executive Officer of United Natural since its inception. Mr. Cloutier served as President of United Natural from its inception until October 1996. Mr. Cloutier previously operated a natural products retail store in Coventry, Rhode Island from 1977 to 1978.

    MICHAEL S. FUNK has been Vice Chairman of the Board of United Natural since February 1996 and President of United Natural since October 1996. Mr. Funk served as Executive Vice President of United Natural from February 1996 until October 1996. Since its inception in July 1976, Mr. Funk has been President of Mountain People's. Mr. Funk has served on the Board of Directors since February 1996.

    STEVEN H. TOWNSEND has been Vice President-Finance and Administration of United Natural since 1983 and Chief Financial Officer of United Natural since August

1988. From 1980 to 1983, Mr. Townsend was Director of Finance for the Town of Mansfield, Connecticut. From 1976 to 1980, Mr. Townsend was an Accounting Supervisor at Harris Corporation, a manufacturer of printing presses and related products. Mr. Townsend has served on the Board of Directors since August 1988.

    DANIEL V. ATWOOD has been President of NRG and Vice President of United Natural since August 1995. Mr. Atwood was Vice President-Marketing of United Natural from January 1984 to August 1995. From 1979 to 1982, Mr. Atwood was a Store Manager at Bread & Circus Supermarkets, a chain of independent natural products stores. Mr. Atwood has served on the Board of Directors since August 1988.

    ANDREA R. HENDRICKS has been Director of Purchasing for Mountain People's since January 1990. Ms. Hendricks oversees the purchasing, pricing and promotional departments for United Natural's western region. Ms. Hendricks has served on the Board of Directors since February 1996.

    KEVIN T. MICHEL has been the Chief Financial Officer of Mountain People's since January 1995. From January 1992 until January 1995, Mr. Michel held several different accounting and finance positions at Mountain People's. From March 1991 until December 1991, Mr. Michel was the sole proprietor of a restaurant. Mr. Michel has served on the Board of Directors since February 1996.

    RICHARD J. WILLIAMS has been a Managing Director of Triumph Capital Group, Inc. since March 1990. Mr. Williams has served on the Board of Directors since November 1993.

    THOMAS B. SIMONE has served on the Board of Directors since October 1996. Since April 1994, Mr. Simone has served as President and Chief Executive Officer of Simone & Associates, a healthcare and natural products investment and consulting company. From February 1991 to April 1994, Mr. Simone was President of McKesson Drug Company. Mr. Simone also serves on the Board of Directors of ECO-DENT International, Inc. and IBV Technologies, Inc.

    In connection with the consummation of the Merger, each of the Principal United Natural Stockholders will enter into a Board Election Securityholder Voting Agreement with Barclay McFadden, III and Richard S. Youngman in which the Principal United Natural Stockholders will agree to vote in favor of the election of Messrs. McFadden and Youngman for three-year terms on United Natural's Board of Directors. See "The Merger Agreement -- Related Agreements -
- Board Election Securityholder Voting Agreement."

    BARCLAY MCFADDEN, III has been the Chief Executive Officer and a director of Stow and its predecessor company since 1976. Mr. McFadden also serves on the Board of Directors of First Vermont Bank and a number of charitable organizations.

    RICHARD S. YOUNGMAN has been the President and a director of Stow and its predecessor company since 1979.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information regarding the beneficial ownership of the United Natural Common Stock as of June 30, 1997 by (i) each person or entity known to United Natural to own beneficially more than 5% of United Natural Common Stock, (ii) each of United Natural's directors, (iii) the Chief Executive Officer and the three other most highly compensated executive officers during the twelve months ended July 31, 1997 (collectively, the "Named Executive Officers") and (iv) all directors and executive officers as a group.



                                                 SHARES         PERCENTAGE OF
                                              BENEFICIALLY   SHARES BENEFICIALLY
NAME AND ADDRESS OF BENEFICIAL OWNER              OWNED           OWNED (1)
--------------------------------------------  -------------  --------------------
5% STOCKHOLDERS

Norman A. Cloutier/2/.......................      3,202,091                 25.5%
  c/o United Natural Foods, Inc.
  260 Lake Road
  Dayville, CT  06241

Michael S. Funk/3/..........................      3,306,216                 26.5%
  c/o Mountain People's Warehouse
  Incorporated
  12745 Earhart Avenue
  Auburn, CA  95602

Funk Family 1992 Revocable Living Trust/4/..      3,213,100                 26.0%
  c/o Michael S. Funk
  Mountain People's Warehouse Incorporated
  12745 Earhart Avenue
  Auburn, CA  95602

Employee Stock Ownership Trust/5/...........      2,121,213                 17.1%
  Robert G. Huckins, Trustee
  c/o Smith Barney Inc.
  One Citizens Plaza
  Suite 600
  Providence, RI 02903-1345

Triumph-Connecticut Limited Partnership/6/..        785,730                  6.3%
  60 State Street
  21st Floor
  Boston, MA  02109

Richard J. Williams/7/......................        785,730                  6.3%
  c/o Triumph-Connecticut Limited
  Partnership
  60 State Street
  21st Floor
  Boston, MA 02109

OTHER NAMED EXECUTIVE OFFICERS AND OTHER
DIRECTORS

Steven H. Townsend/8/.......................        147,496                  1.2%

Daniel V. Atwood/9/.........................         76,900                    *

Andrea R. Hendricks.........................              0                    0

Kevin T. Michel.............................              0                    0

Thomas B. Simone............................              0                    0

All executive officers and directors, as a
 group (8 persons)/10/                            7,518,433                 58.5%

------------------

*    Less than 1%

(1) The number of shares beneficially owned by each stockholder is determined under rules promulgated by the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days after June 30, 1997 through the exercise of any stock option or other right. The inclusion herein of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares such power with his or her spouse) with respect to all shares of capital stock listed as owned by such person or entity.

(2) Includes 156,366 shares issuable within the 60-day period following June 30, 1997 pursuant to the exercise of stock options. Does not include 30,996 shares held by the United Natural Employee Stock Ownership Trust ("ESOT") and allocated to Mr. Cloutier under the ESOP.

(3) Includes 3,213,000 shares held by the Funk Family 1992 Revocable Living Trust, of which Michael and Judith Funk are the Co-Trustees. Includes 93,116 shares issuable within the 60-day period following June 30, 1997 pursuant to the exercise of stock options.

(4) Michael S. Funk and his wife Judith A. Funk are Co-Trustees of the Funk Family 1992 Revocable Living Trust and share investment and voting control of the shares held by the trust.

(5) Common Stock held by the ESOT is voted by the Trustee of the ESOT (the "Trustee"), except that participants in the ESOP are entitled to direct the Trustee as to how to vote shares allocated to their ESOP accounts on any matter which involves a corporate merger, consolidation, liquidation, sale of substantially all of United Natural's assets or other similar major corporate transactions.

(6) The sole general partner of Triumph is Triumph-Connecticut Capital Advisors, L.P. ("Capital Advisors"). The six general partners of Capital Advisors, who share voting and investment control with respect to the stockholdings of Triumph, are Frederick W. McCarthy, Frederick S. Moseley,
     E. Mark Noonan, Thomas W. James, John M. Chapman and Richard J. Williams. The general partners of Capital Advisors disclaim beneficial ownership of all the shares, except to the extent of their proportionate pecuniary interests therein.

(7) Consists of the 785,730 shares held by Triumph, of which Mr. Williams is a general partner of its general partner. Mr. Williams disclaims beneficial ownership of these shares except to the extent of his proportionate pecuniary interest therein.

(8) Includes 58,000 shares transferred to Marjolaine M. Townsend, wife of Mr. Townsend. Includes 89,496 shares issuable within the 60-day period following June 30, 1997 pursuant to the exercise of stock options. Does not include 21,567 shares held by the ESOT and allocated to Mr. Townsend under the ESOP.

(9) Includes 44,000 shares issuable within the 60-day period following June 30, 1997 pursuant to the exercise of stock options. Does not include 21,035 shares held by the ESOT and allocated to Mr. Atwood under the ESOP.

(10) Includes 463,739 shares issuable within the 60-day period following June 30, 1997 pursuant to the exercise of stock options.

                               BUSINESS -- STOW

     Stow is a distributor of natural foods and related products in New England, New York State and the Mid-Atlantic and Mid-West regions of the United States. Stow currently distributes its products to more than 3,100 customers located in 30 states and the District of Columbia, including independent natural products stores, natural products supermarket chains and conventional supermarkets. Stow currently distributes approximately 12,000 natural products, including groceries, vitamins and nutritional supplements, refrigerated foods, frozen foods, bulk foods and body care, health and beauty aids. Stow operates three strategically located distribution facilities.

     In recent years Stow has increased sales to existing and new customers by offering a broad range of innovative marketing and merchandising services, opening new distribution centers in geographically strategic locations and providing improved service levels to customers, as well as taking advantage of continued growth in the natural products industry. Stow's management believes that through these actions Stow has been able to expand its customer base with broadened geographic penetration and diversified product offerings.

     Stow's business strategy focuses on offering a wide variety of natural products at competitive prices, distributing these products quickly and efficiently by use of advanced warehouse management and electronic order placement systems and making available to its customers a range of marketing and merchandising services.

PRODUCTS

     Stow distributes a line of approximately 12,000 natural products, including groceries and foods, vitamins and nutritional supplements and health and beauty aids. The approximate percentage of Stow's sales represented by each of the six major product categories during the four months ended June 30, 1997 were as follows:


               Category                 Percentage of Sales
               --------                 --------------------
Groceries.............................         51.3%
Vitamins and Nutritional Supplements..         15.8
Refrigerated Foods....................         10.2
Frozen Foods..........................         10.3
Bulk Foods............................          7.2
Body Care, Health and Beauty Aids.....          5.2
                                               ----
                                                100%

SUPPLIERS

     Stow purchases its products from approximately 600 vendors and importers throughout the United States. Vendors range from major national food products companies, such as Quaker Oats, Knudsen Juices and Celestial Seasonings, to small, family-owned specialty companies. Stow's ten largest vendors accounted for approximately 26% of its product purchases in fiscal 1996.

CUSTOMERS

     Stow distributes its products to more than 3,100 customers consisting of independent natural products stores, natural products supermarket chains and conventional supermarkets.

     In fiscal 1996, Stow's ten largest customers accounted for approximately 55% of its gross revenues, with its largest customer, Whole Foods (together with its subsidiaries Bread & Circus, Wellspring and Fresh Fields), accounting for approximately 40% of its revenues. No other customer accounted for more than 10% of Stow's gross revenues in fiscal 1996.

     Among Stow's other customers are Nature's Heartland, Whole Foods Markets, Wild by Nature, Wild Harvest and Wild Oats Markets. Conventional supermarket chains to which Stow makes sales include Foodmart, Pathmark, Shaw's, Star Market, Stop & Shop and Wegman's.

CUSTOMER SERVICE

     Stow's sales employees, who are organized in separate forces for each of its customer categories, communicate regularly with customers to design promotional programs, schedule new product introductions and provide advice on marketing trends. Stow's purchasing and merchandising personnel design a monthly consumer circular for distribution by participating retailers, imprinted with the individual name, logo and telephone number of each participating retailer. Stow also provides retailers with window banners and point-of-purchase materials.

     Stow's customers are able to place orders through a variety of methods, including electronically or by telephone. Most large customers place orders through an electronic order system provided by Stow.

DISTRIBUTION

     Stow's distribution area includes New England, New York State and the Mid-Atlantic and Mid-West regions of the United States.

     The Company maintains three distribution centers. Stow owns its 135,000 square foot corporate office and distribution center in Chesterfield, New Hampshire. It leases its 126,000 square foot distribution center in New Oxford, Pennsylvania and 84,000 square foot distribution center in Chicago, Illinois. Each distribution center contains dry, refrigerated and frozen storage areas and office space for the purchasing, sales and administrative operations of the facility.

EQUIPMENT AND MACHINERY

     Equipment and machinery owned or leased by Stow and used in its operations consists primarily of electronic data processing equipment, storage racks, conveyors (to transport product within distribution facilities), forklifts, straddle trucks, order pickers, pilot jacks, coolers and freezers.

     Stow leases its trucks and trailers from Ryder Truck Rental.

EMPLOYEES

     As of May 31, 1997, Stow had a total of approximately 595 full-time and part-time employees, including approximately 58 in finance and administration, 106 in sales, marketing and customer service and 431 in operations. None of Stow's employees are covered by a collective bargaining agreement. Stow believes that its relationships with its employees are good.

LITIGATION

     From time to time Stow is involved in routine litigation which arises in the ordinary course of business. There are no pending material legal proceedings to which Stow is a party or to which the property of Stow is subject.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
             FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- STOW

OVERVIEW

     Stow is a distributor of natural foods and related products in New England, New York state and the Mid-Atlantic and Mid-West regions of the United States. Stow currently distributes its products to more than 3,100 customers, located in 30 states and the District of Columbia, including independent natural products stores, natural products supermarket chains and conventional supermarkets. Stow currently distributes approximately 12,000 natural products, including foods, vitamins and nutritional supplements and health and beauty aids. Stow operates three strategically located distribution facilities.

     In recent years Stow has increased sales to existing and new customers by offering a broad range of innovative marketing and merchandising services, opening new distribution centers in geographically strategic locations, providing improved service levels to customers, as well as taking advantage of continued growth in the natural products industry. Stow's management believes that through these actions Stow has been able to expand its customer base with broadened geographic penetration and diversified product offerings.

     Stow's fiscal years ended December 31, 1994, 1995 and 1996 are referred to herein as "fiscal 1994," "fiscal 1995," and "fiscal 1996," respectively.

RESULTS OF OPERATIONS

     The following table presents, for the periods indicated, certain income and expense items for Stow:

                            Year Ended December 31,           Four Months Ended
                        ---------------------------------  ----------------------
                                                            April 26,   April 25,
                          1994        1995        1996        1996        1997
                          ----        ----        ----      --------    --------
Combined
Statement of
Income Data:

Net sales               $159,265    $175,526    $207,612     $66,373     $69,700
Cost of sales            129,295     140,594     167,509      53,141      56,676
                        --------    --------    --------     -------     -------
Gross profit              29,970      34,932      40,103      13,232      13,024
                        --------    --------    --------     -------     -------
Operating expenses        28,885      32,702      36,533      11,546      11,451
                        --------    --------    --------     -------     -------
Operating income           1,085       2,230       3,570       1,686       1,573
                        --------    --------    --------     -------     -------
Interest expense           2,116       2,566       2,701         816         977

Other expense
(income)                    (348)       (254)       (305)        (94)       (132)
                        --------    --------    --------     -------     -------
Total other expense        1,768       2,312       2,396         722         845
                        --------    --------    --------     -------     -------
Income (loss)
before income taxes         (683)        (82)      1,174         964         728
                        --------    --------    --------     -------     -------
Income taxes
     Federal                   -           -           -           -           -
     State                    51          24         149          49         106
                        --------    --------    --------     -------     -------
Net income (loss)       $   (734)   $   (106)   $  1,025     $   915     $   622
                        ========    ========    ========     =======     =======

Four Months Ended April 25, 1997 Compared to Four Months Ended April 26, 1996

     Net Sales. Stow's net sales increased 5.0%, or $3.3 million, to $69.7 million for the first four months ended April 25, 1997 from $66.4 million for the four months ended April 26, 1996. In January 1996, Stow organized a subsidiary, RB Acquisition, which acquired the assets of a natural food products distributor located in Chicago, Illinois. RB Acquisition had net sales of $3.1 million for the four months ended April 25, 1997 and $1.4 million for the four months ended April 26, 1996.

     Gross Profit. Stow's gross profit decreased 1.5%, or $0.2 million, to $13.0 million for the four months ended April 25, 1997 from $13.2 million for the four months ended April 26, 1996.

     Operating Expenses. Stow's operating expense remained constant at $11.5 million for the four months ended April 25, 1997 and April 26, 1996.

     Interest Expense. Interest expense increased $0.2 million, or 25%, to $1.0 million for the four months ended April 25, 1997 from $0.8 million for the four months ended April 26, 1996. The increase in interest expense was primarily attributable to the costs of increased borrowings under Stow's revolving line of credit to fund the increased inventory balances related to Stow's increased sales and the increased inventory level and operating requirements of RB Acquisition's facility.

     Income Taxes.   Stow is taxable as a Subchapter S corporation under the
Internal Revenue Code. Accordingly, all federal income tax liabilities are passed through to its stockholders. State income taxes for the first four months of 1997 and 1996 were approximately $106,000 and $49,000, respectively.

     Net Income. Net income for the four months ended April 25, 1997 was $0.6 million, or a 33% decrease from net income of $0.9 million for the four months ended April 26, 1996. The decrease in net income was primarily due to operating losses at the RB Acquisition subsidiary of $0.5 million for the four months ended April 25, 1997, which losses were offset by an increase in net income for Stow of $0.1 million, or 11%, to $1.0 million from $0.9 million for the four months ended April 26, 1996.

Fiscal 1996 Compared to Fiscal 1995

     Net Sales. Stow's net sales increased 18.3%, or $32.1 million, to $207.6 million in fiscal 1996 from $175.5 million in fiscal 1995. The increase in net sales was primarily due to new store openings by, and increases in same store sales to, Stow's natural products supermarket chain customers. To a lesser extent, the increase in net sales was also due to increased sales to Stow's independent natural products store customers and its conventional supermarket customers. In January 1996, Stow organized a special purpose subsidiary, RB Acquisition, which acquired the assets of a natural food products distributor located in Chicago, Illinois on January 26, 1996. RB Acquisition had net sales of $4.9 million in fiscal 1996.

     Gross Profit. Stow's gross profit increased 14.9%, or $5.2 million, to $40.1 million in fiscal 1996 from $34.9 million in fiscal 1995. Stow's gross profit as a percentage of net sales decreased to 19.3% in fiscal 1996 from 19.9% in fiscal 1995. The decrease in gross profit as a percentage of net sales was primarily attributable to the increase in net sales during fiscal 1996 to natural products supermarket chains, which tend to buy in larger quantities and thereby qualify for greater discounts.

     Operating Expenses. Stow's total operating expenses increased 11.6%, or $3.8 million, to $36.5 million in fiscal 1996 from $32.7 million in fiscal 1995. As a percentage of net sales, operating expenses decreased to 17.6% in fiscal 1996 from 18.6% in fiscal 1995. The decrease in total operating expenses as a percentage of net sales was primarily attributable to operating efficiencies arising from increased sales to natural products supermarket chains, which tend to buy in large quantities, and reduced transportation costs as a result of Stow's transferring its Mid-West operations to RB Acquisition's facility.

     Other Income (Expense). Other income for fiscal 1996 was $305,000, a $51,000 increase over fiscal 1995. Other income is principally attributable to rental income from the lease of the Company's former facility located in Brattleboro, Vermont to a third party.

     Income Taxes. Stow is taxable as a Subchapter S corporation under the Internal Revenue Code. Accordingly, all federal income tax liabilities are passed through to its stockholders. Stow's state taxes for fiscal 1996 and fiscal 1995 were $149,000 and $24,000, respectively.

     Net Income. Net income for fiscal 1996 was $1.0 million. Stow had a net loss of $0.1 million for fiscal 1995. Net income for fiscal 1996 was negatively impacted by start-up costs incurred at RB Acquisition's facility. The net pre-tax loss for RB Acquisition in fiscal 1996 was $0.8 million.

Fiscal 1995 Compared to Fiscal 1994

     Net Sales. Stow's net sales increased 10.2%, or $16.2 million, to $175.5 million in fiscal 1995 from $159.3 million in fiscal 1994. The increase in net sales was primarily due to new store openings by, and increases in same store sales to, Stow's natural products supermarket chain customers. To a lesser extent, the increase in net sales was also due to increased sales to Stow's independent natural products store customers and its conventional supermarket customers.

     Gross Profit. Stow's gross profit increased 16.3%, or $4.9 million, to $34.9 million in fiscal 1995 from $30.0 million in fiscal 1994. Stow's gross profit as a percentage of net sales increased to 19.9% in fiscal 1995 from 18.8% in fiscal 1994. The increase in gross profit as a percentage of net sales was primarily attributable to the negative impact on Stow's profit margin for fiscal 1994 due to the opening of its facility in New Oxford, Pennsylvania.

     Operating Expenses. Stow's total operating expenses increased 13.1%, or $3.8 million, to $32.7 million in fiscal 1995 from $28.9 million in fiscal 1994. As a percentage of net sales, total operating expenses increased to 18.6% in fiscal 1995 from 18.1% in fiscal 1994. The increase in total operating expenses as a percentage of net sales was primarily attributable to increased costs associated with serving Stow's customers in the newly entered Mid-West region from Stow's facility in New Oxford, Pennsylvania.

     Interest Expense. Interest expense increased $0.5 million, or 23.8%, to $2.6 million in fiscal 1995 from $2.1 million in fiscal 1994. The increase in interest expense was primarily attributable to the costs of increased borrowings under Stow's revolving line of credit to fund the increased inventory balances related to Stow's increased sales.

     Other Income (Expense). Other income decreased $94,000 to $254,000 in fiscal 1995 from $348,000 in fiscal 1994. The decrease in other income was primarily attributable to the write-off of certain undepreciated assets in connection with the lease of those assets to a third party.

     Income Taxes. Stow is taxable as a Subchapter S corporation under the Internal Revenue Code. Accordingly, all federal income tax liabilities are passed through to its stockholders. Stow's state taxes for fiscal 1995 and fiscal 1994 were $24,000 and $51,000, respectively.

     Net Income. Stow had a net loss of $0.1 million in fiscal 1995 and a net loss of $0.7 million in fiscal 1994.

Liquidity and Capital Resources

     Stow has a revolving line of credit to borrow up to $25 million, up to $1 million of which may be in the form of standby letters of credit. Pursuant to the credit agreement, the line of credit will increase to $28 million on July 1, 1997 and to $33 million on July 1, 1998. Borrowings under the line are limited to a certain percentage of qualified accounts receivable and inventory, as defined in the credit agreement. As of April 25, 1997 and December 31, 1996, Stow's outstanding borrowings under the credit agreement were $20.5 million and $23.2 million, respectively. At Stow's option, interest under the credit agreement accrues at the bank's prime rate or the London Interbank Offered Rate, in each case plus a certain percentage that varies depending upon the ratio of Stow's liabilities to tangible capital base. At April 25, 1997 and December 31, 1996, the weighted average interest rate on the line of credit was 7.59% and 7.93% respectively. Stow has pledged all of its assets as collateral for its obligations under the credit agreement. The credit agreement expires, and all outstanding amounts thereunder will become due, on June 30, 1999.

     Historically, Stow has financed its operations and growth primarily with cash flows generated from operations, borrowings under its credit facility, operating and capital leases and normal trade credit terms. Stow finances its investments in inventory and accounts receivable principally with its credit facility and trade accounts payable.

     Stow's cash provided by (used in) operations was $3.4 million, ($5.3) million, ($0.1) million and $2.2 million in the four months ended April 25, 1997 and for the fiscal years ended December 31, 1996, 1995 and 1994, respectively. The increase in cash generated from operations for the four months ended April 25, 1997 was principally due to increases in operating income and accounts payable for inventory purchases. The decrease in cash generated from operations in fiscal 1996 relates primarily to the increases in inventory and accounts receivable necessary to support sales growth and increases in inventory related to the acquisition of the Chicago, Illinois facility by RB Acquisition. The decrease in cash generated from operations in fiscal 1995 relates primarily to the increase in inventory and accounts receivable offset by an increase in accounts and drafts payable. The increase in cash generated from operations in fiscal 1994 was primarily the result of the decrease in inventory at Stow's new facility in Pennsylvania after an initial start-up period, offset by an increase in accounts receivable.

     Investing activities, consisting of capital expenditures and the purchase of the Chicago, Illinois facility by RB Acquisition in 1996, used cash of $0.2 million, $1.5 million, $0.5 million and $0.4 million in the four months ended April 25, 1997 and the fiscal years ended December 31, 1996, 1995 and 1994, respectively. Stow spent $0.9 million to fund the acquisition of the Chicago, Illinois facility by RB Acquisition in January 1996 and spent an additional $0.3 million for data processing equipment in fiscal 1996. Capital expenditures in fiscal 1995 and fiscal 1994 were primarily for warehouse and material handling
equipment and data processing equipment.   The capital expenditures and
acquisition costs were primarily funded from the line of credit and capital leases.

     Stow currently expects to make aggregate capital expenditures of approximately $0.5 million in each of fiscal 1997 and 1998 principally to replace and expand its material handling systems and equipment, as well as certain additions to existing facilities and computer systems upgrades.

     Management believes that Stow has adequate capital resources and liquidity to meet its borrowing obligations, fund all capital expenditures and to operate its business through fiscal 1999.

Seasonality

     Generally, Stow's operating results have not reflected any material seasonal variations, although Stow's sales and operating results may vary significantly from quarter to quarter due to factors such as changes in Stow's operating expenses, management's ability to execute Stow's operating and growth strategies, demand for natural products, supply shortages and general economic conditions.

Impact of Inflation

     Generally, Stow has been able to pass on inflation-related cost increases; consequently, inflation has not had a material impact on Stow operations or profitability.

                        INDEPENDENT PUBLIC ACCOUNTANTS

     The consolidated financial statements of United Natural as of October 31, 1995 and July 31, 1996 and for each of the two years in the period ended October 31, 1995 and the nine months ended July 31, 1996 have been included herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. A representative of KPMG Peat Marwick LLP is expected to be at the Special Meeting to answer questions by stockholders and will have the opportunity to make a statement if so desired.

     The combined financial statements of Stow and subsidiary and Hendrickson Partners as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996 included in the Proxy Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                                 OTHER MATTERS

     As of the date of this Proxy Statement, the United Natural Board does not know of any other matters to be presented for action by the stockholders at the Special Meeting. If, however, any other matters not now known are properly brought before the Special Meeting, the United Natural proxy holders will vote upon the same according to their discretion and best judgment.

                         INDEX TO FINANCIAL STATEMENTS

                                                                    Page
                                                                    ----
United Natural Foods, Inc. and Subsidiaries
   As of October 31, 1995 and July 31, 1996

   Independent Auditors' Report..................................... F-1
   Financial Statements:
      Consolidated Balance Sheets at October 31, 1995 and
         July 31, 1996.............................................. F-2
      Consolidated Statements of Income for the years ended
         October 31, 1994 and 1995 and the nine months
         ended July 31, 1996........................................ F-3
      Consolidated Statements of Stockholders' Equity for the
         years ended October 31, 1994 and 1995 and the nine
         months ended July 31, 1996................................. F-4
      Consolidated Statements of Cash Flows for the years ended
         October 31, 1994 and 1995 and the nine months
         ended July 31, 1996........................................ F-5
      Notes to Consolidated Financial Statements.................... F-7
      Consolidated Balance Sheets at July 31, 1996 and
         April 30, 1997 (unaudited)................................. F-20
      Consolidated Statements of Income for the three months
         ended April 30, 1996 and 1997 (unaudited) and the
         nine months ended April 30, 1996 and 1997 (unaudited)...... F-21
      Consolidated Statements of Cash Flows for the nine months
         ended April 30, 1996 and 1997 (unaudited).................. F-22
      Notes to Consolidated Financial Statements for the quarter ended April 30, 1997 (unaudited)........................... F-23

Stow Mills, Inc. and Subsidiary and Hendrickson Partners
   Years ended December 31, 1996 and 1995

   Report of Independent Public Accountants......................... F-27
   Financial Statements:
      Combined Balance Sheets at December 31, 1996 and 1995......... F-28
      Combined Statements of Operations for the years ended
         December 31, 1996, 1995 and 1994........................... F-29
      Combined Statements of Cash Flows for the years ended
         December 31, 1996, 1995 and 1994........................... F-30
      Combined Statements of Stockholders' Equity for the years
         ended December 31, 1996, 1995 and 1994..................... F-31


                                                                     Page
                                                                     ----
Financial Statements (continued):
      Notes to Combined Financial Statements........................ F-32
      Combined Balance Sheets at April 25, 1997 (unaudited)
         and December 31, 1996...................................... F-41
      Combined Statements of Operations for the four months
         ended April 25, 1997 and April 26, 1996 (unaudited)........ F-42
      Combined Statements of Cash Flows for the four months
         ended April 25, 1997 and April 26, 1996 (unaudited)........ F-43
      Notes to Combined Financial Statements (unaudited)............ F-44

KPMG Peat Marwick LLP

     600 Fleet Center
     50 Kennedy Plaza
     Providence, RI 02903-9605



                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
United Natural Foods, Inc. and Subsidiaries:


We have audited the accompanying consolidated balance sheets of United Natural Foods, Inc. and subsidiaries as of October 31, 1995 and July 31, 1996 and the related consolidated statements of income, stockholders' equity and cash flows for the years ended October 31, 1994 and 1995, and for the nine months ended July 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of United Natural Foods, Inc. and subsidiaries as of October 31, 1995 and July 31, 1996 and the results of their operations and their cash flows for the years ended October 31, 1994 and 1995, and for the nine months ended July 31, 1996, in conformity with generally accepted accounting principles.



                                       /s/ KPMG Peat Marwick LLP


Providence, Rhode Island
August 30, 1996

                  UNITED NATURAL FOODS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                     October 31,     July 31,
                                                                     -----------     --------
                                                                        1995           1996
                                                                        ----           ----
                              ASSETS
Current assets:
 Cash  ...........................................................    $   228,791    $    51,255
 Accounts receivable, net of allowance for doubtful accounts of
  $1,274,602 in 1995 and $1,277,755 in 1996.......................     24,306,540     25,657,156
 Notes receivable, trade  ........................................        679,362        360,137
 Inventories  ....................................................     35,464,371     38,667,548
 Prepaid expenses  ...............................................        983,009      1,691,548
 Deferred income taxes (note 10)  ................................        480,754        796,216
                                                                      -----------    -----------
  Total current assets  ..........................................     62,142,827     67,223,860
                                                                      -----------    -----------
Property and equipment, net (note 6)  ............................     15,348,686     20,603,663
                                                                      -----------    -----------
Other assets:
 Notes receivable, trade  ........................................        544,842      1,067,697
 Goodwill, net of accumulated amortization of $395,214 in 1995
  and $556,345 in 1996 (note 2)  .................................      8,284,365      8,096,395
 Covenants not to compete, net of accumulated amortization of
  $263,672 in 1995 and $711,737 in 1996 (note 2)..................      1,565,299      1,117,234
 Other, net  .....................................................        935,543        635,290
                                                                      -----------    -----------
                                                                       11,330,049     10,916,616
                                                                      -----------    -----------
  Total assets  ..................................................    $88,821,562    $98,744,139
                                                                      ===========    ===========

             LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Notes payable (note 4)  .........................................    $25,190,408    $30,112,868
 Current installments of long-term debt (note 5)  ................      3,774,198      4,086,795
 Current installments of obligations under capital leases
  (note 7)  ......................................................        420,677        357,404
 Accounts payable  ...............................................     20,010,640     17,139,406
 Accrued expenses  ...............................................      3,482,447      4,978,331
 Income taxes payable  ...........................................        108,181        303,513
 Other  ..........................................................        573,142        158,149
                                                                      -----------    -----------
  Total current liabilities  .....................................     53,559,693     57,136,466
Long-term debt, excluding current installments (note 5)  .........     21,312,113     22,170,855
Deferred income taxes (note 10)  .................................        362,138        407,346
Obligations under capital leases, excluding current installments
 (note 7)  .......................................................        565,407        847,918
                                                                      -----------    -----------
  Total liabilities  .............................................     75,799,351     80,562,585
                                                                      -----------    -----------
Stockholders' equity (note 13):
 Common stock, $.01 par value, authorized 25,000,000 shares;
  issued 8,713,100 shares and outstanding 8,713,100 shares in
  1995 and 8,692,695 shares in 1996  .............................         87,131         87,131
 Additional paid-in capital  .....................................        327,411      1,383,511
 Stock warrants (note 5)  ........................................      3,200,000      3,200,000
 Unallocated shares of employee stock ownership plan (note 11)  ..     (3,196,000)    (3,073,600)
 Retained earnings  ..............................................     12,603,669     16,628,966
 Treasury stock, 20,405 shares at cost  ..........................             --        (44,454)
                                                                      -----------    -----------
  Total stockholders' equity  ....................................     13,022,211     18,181,554
                                                                      -----------    -----------
Commitments (notes 8, 9 and 12)
  Total liabilities and stockholders' equity  ....................    $88,821,562    $98,744,139
                                                                      ===========    ===========

          See accompanying notes to consolidated financial statements.

                  UNITED NATURAL FOODS, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME


                                                                                         Nine
                                                                                        ------
                                                                                     months ended
                                                                                     ------------
                                                    Years ended October 31,            July 31,
                                                 -----------------------------         --------
                                                   1994                  1995            1996
                                                 --------             ---------         ------
Net sales  ...................................  $200,616,451        $ 283,323,435   $ 286,448,399
Cost of sales  ...............................   156,498,812          223,482,549     226,481,766
                                                ------------         ------------    ------------
     Gross profit  ...........................    44,117,639           59,840,886      59,966,633
                                                ------------         ------------    ------------
Operating expenses  ..........................    36,195,056           48,653,214      48,564,649
Amortization of intangibles (note ((f))  .....       538,040            2,425,618         792,615
                                                ------------         ------------    ------------
     Total operating expenses  ...............    36,733,096           51,078,832      49,357,264
                                                ------------         ------------    ------------
     Operating income  .......................     7,384,543            8,762,054      10,609,369
                                                ------------         ------------    ------------
Other expense (income):
  Interest expense  ..........................     2,275,100            3,403,009       3,942,820
  Other, net  ................................       121,655             (173,312)       (136,869)
                                                ------------         ------------    ------------
     Total other expense  ....................     2,396,755            3,229,697       3,805,951
                                                ------------         ------------    ------------
     Income before income taxes  .............     4,987,788            5,532,357       6,803,418
Income taxes (note 10)  ......................     1,970,584            2,929,856       2,778,121
                                                 -----------         ------------    ------------
     Net income  .............................  $  3,017,204        $   2,602,501   $   4,025,297
                                                 ===========         ============    ============
Net income per share of common stock..........  $       0.30        $        0.26   $        0.40
                                                 ===========         ============    ============
Weighted average shares of common stock  .....  $ 10,094,036        $  10,148,374   $  10,143,809
                                                 ===========         ============    ============



          See accompanying notes to consolidated financial statements.

                  UNITED NATURAL FOODS, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


                                                                             Unallocated
                                                                             -----------
                       Outstanding              Additional                    Shares of                                   Total
                       -----------              ----------                    ---------                                   -----
                          Number      Common      Paid-in       Stock       Employee Stock   Retained       Treasury   Stockholders'
                          ------      ------      -------       -----       --------------   --------       --------   -------------
                        of Shares      Stock      Capital     Warrants      Ownership Plan   Earnings        Stock        Equity
                        ---------      -----      -------     --------      --------------   --------        -----        ------
Balances November 1,
 1993  ...............   8,713,100    $ 87,131  $   327,411           --    $ (3,522,400)  $  6,983,964         --     $  3,876,106
 Issuance of stock
  warrants (note 5)  .          --          --           --  $ 3,200,000              --             --         --        3,200,000
 Allocation of
  shares to ESOP  ....          --          --           --           --         163,200             --         --          163,200
 Net income  .........          --          --           --           --              --      3,017,204         --        3,017,204
                         ---------    --------  -----------  -----------    ------------   ------------  ---------     ------------
Balances October 31,
 1994  ...............   8,713,100      87,131      327,411    3,200,000      (3,359,200)    10,001,168         --       10,256,510
 Allocation of
  shares of ESOP  ....          --          --           --           --         163,200             --         --          163,200
 Net income  .........          --          --           --           --              --      2,602,501         --        2,602,501
                         ---------    --------  -----------  -----------    ------------   ------------  ---------     ------------
Balances October 31,
 1995  ...............   8,713,100      87,131      327,411    3,200,000      (3,196,000)    12,603,669         --       13,022,211
 Allocation of
  shares to ESOP  ....          --          --           --           --         122,400             --         --          122,400
 Purchase of treasury
  stock  .............     (20,405)         --           --           --              --             --  $ (44,454)         (44,454)

 Stock options (note
  3)  ................          --          --    1,056,100           --              --             --         --        1,056,100
 Net income  .........          --          --           --           --              --      4,025,297         --        4,025,297
                         ---------    --------  -----------  -----------    ------------   ------------  ---------     ------------
Balances July 31,
 1996  ...............   8,692,695    $ 87,131  $ 1,383,511  $ 3,200,000    $ (3,073,600)  $ 16,628,966  $ (44,454)    $ 18,181,554
                         =========    ========  ===========  ===========    ============   ============  =========     ============

          See accompanying notes to consolidated financial statements.

                  UNITED NATURAL FOODS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                                    Nine months
                                                                                                    -----------
                                                                            Years ended                ended
                                                                            -----------                -----
                                                                            October 31,              July 31,
                                                                            -----------              --------
                                                                       1994            1995            1996
                                                                   -------------  ---------------  -------------
Cash flows from operating activities:
 Net income .....................................................   $ 3,017,204     $  2,602,501    $ 4,025,297
 Adjustments to reconcile net income to net cash
  provided by (used in) operating activities:
  Depreciation, amortization and write-off of
   intangibles...................................................     1,920,474        4,273,244      3,012,061
  Loss (gain) on disposals of property and equipment.............       239,842         (123,583)        24,441
  Accretion of original issue discount...........................       456,000          530,004        458,541
  Compensation expense related to stock options..................             -                -      1,056,100
  Deferred income taxes..........................................       162,125          330,158       (270,254)
  Provision for doubtful accounts................................       148,724          762,764        646,828
  Increase in accounts receivable................................    (4,371,301)      (5,544,515)    (1,997,444)
  Increase in inventory..........................................    (4,356,554)      (9,989,327)    (3,203,177)
  Decrease (increase) in prepaid expenses........................       544,396         (228,391)      (708,539)
  Decrease (increase) in refundable income taxes.................       451,191                -              -
  Decrease (increase) in other assets............................       (46,468)       2,025,426        300,253
  Decrease (increase) in notes receivable, trade.................      (562,513)        (265,113)      (203,630)
  Increase (decrease) in accounts payable........................     1,602,631        4,488,652     (2,871,234)
  Increase in accrued expenses...................................       195,600          503,467      1,080,891
  Increase (decrease) in income taxes payable....................      (742,287)        (220,989)       195,332
                                                                    -----------     ------------    -----------
     Net cash provided by (used in) operating
      activities.................................................    (1,340,936)        (855,702)     1,545,466
                                                                    -----------     ------------    -----------
Cash flows from investing activities:
 Proceeds from disposals of property and equipment...............       210,574          147,666         43,021
 Capital expenditures............................................    (2,678,696)      (9,934,590)    (7,091,280)
 Payments for purchases of subsidiaries, net of cash
  acquired.......................................................    (1,267,841)      (8,672,834)             -
                                                                    -----------     ------------    -----------
     Net cash used in investing activities.......................    (3,735,963)     (18,459,758)    (7,048,259)
                                                                    -----------     ------------    -----------
Cash flows from financing activities:
 Net borrowings under note payable...............................       783,478       12,388,997      4,922,460
 Repayments of long-term debt....................................    (3,319,793)      (2,046,824)    (5,349,788)
 Proceeds from long-term debt....................................     4,651,884        9,604,443      6,184,986
 Principal payments of capital lease obligations.................      (269,294)        (251,632)      (387,947)
 Payment of financing costs......................................             -         (321,044)             -
 Issuance of stock warrants......................................     3,200,000                -              -
 Purchase of treasury stock......................................             -                -        (44,454)
                                                                    -----------     ------------    -----------
     Net cash provided by financing activities...................     5,046,275       19,373,940      5,325,257
                                                                    -----------     ------------    -----------
Net increase (decrease) in cash..................................       (30,624)          58,480       (177,536)
Cash at beginning of year........................................       200,935          170,311        228,791
                                                                    -----------     ------------    -----------
Cash at end of year..............................................   $   170,311     $    228,791    $    51,255
                                                                    ===========     ============    ===========
Supplemental disclosures of cash flow information:
 Cash paid during the year for:
  Interest.......................................................   $ 1,588,000     $  2,638,000    $ 2,120,000
                                                                    ===========     ============    ===========
  Income taxes...................................................   $ 1,962,000     $  2,838,000    $ 2,467,000
                                                                    ===========     ============    ===========

                  UNITED NATURAL FOODS, INC. AND SUBSIDIARIES

Supplemental schedule of non-cash investing and financing activities:

     In 1994, the Company purchased all of the capital stock of one retail store and substantially all of the assets of three additional stores for $1,374,000. In conjunction with the acquisitions, liabilities were assumed as follows:

     Fair value of assets acquired.............  $2,974,000
     Cash paid.................................   1,374,000
                                                 ----------
        Liabilities assumed and debt
         issued................................  $1,600,000
                                                 ==========

     In 1995, the Company purchased substantially all of the assets of one retail store, substantially all of the assets of one wholesale distributor and the capital stock of another wholesale distributor for $6,725,000. In conjunction with the acquisitions, liabilities were assumed as follows:

     Fair value of assets acquired............  $21,315,000
     Cash paid................................    6,725,000
                                                -----------
        Liabilities assumed and debt
          issued..............................  $14,590,000
                                                ===========

     In 1995 and 1996, the Company incurred capital lease obligations of approximately $580,000 and $582,000, respectively for equipment.


          See accompanying notes to consolidated financial statements.

                  UNITED NATURAL FOODS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    OCTOBER 31, 1994, 1995 AND JULY 31, 1996


(1) SIGNIFICANT ACCOUNTING POLICIES

  (a) Nature of Business

    United Natural Foods, Inc. and Subsidiaries (the Company) is a distributor and retailer of natural products. The Company sells its products throughout the United States. For purposes of segment reporting, the Company considers its operations to be within a single industry.

  (b) Basis of Consolidation

    The accompanying financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation. Certain prior period balances have been reclassified to conform to the 1996 presentation.

  (c) Inventories

    Inventories are stated at the lower of cost or market, with cost being determined using the first-in, first-out (FIFO) method.

  (d) Property and Equipment

    Property and equipment are stated at cost. Equipment under capital leases is stated at the present value of minimum lease payments at the inception of the lease. Depreciation and amortization are principally provided under the straight-line method over the following estimated useful lives:

  Building........................    40 years
  Leasehold improvements..........    10 years
  Warehouse equipment.............  5-10 years
  Office equipment................   3-5 years
  Motor vehicles..................     3 years
  Equipment under capital lease...     5 years

  (e) Income Taxes

    The Company accounts for income taxes under the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

                  UNITED NATURAL FOODS, INC. AND SUBSIDIARIES

 (f) Intangible Assets

  Intangible assets consist principally of goodwill and covenants not to compete. Goodwill represents the excess purchase price over fair value of net assets acquired in connection with purchase business combinations and is being amortized on the straight line method over thirty years. Covenants not to compete are stated at cost and are amortized using the straight-line method over the lives of the respective agreements, generally five years.

  The Company adopted Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, during fiscal 1995.

  The Company evaluates impairment of intangible assets on an annual basis, or more frequently if events or changes in circumstances indicate that carrying amounts may no longer be recoverable. Impairment losses are determined based upon the excess of carrying amounts over expected future cash flows (undiscounted) of the underlying business. The assessment of the recoverability of intangible assets will be impacted if estimated future cash flows are not achieved.

  In fiscal 1995, the Company wrote off approximately $1,564,000 in intangible assets, primarily goodwill, upon evaluating impairment of the underlying business of certain of its retail operations. The impairment was indicated by projected cash flow losses caused by increased competition at one location and a change in demographics for the other affected location. This amount is included in "Amortization of Intangibles" in the 1995 Consolidated Statement of Income.

 (g) Revenue Recognition

  The Company records revenue upon shipment of products. Revenues are recorded net of applicable sales discounts.

 (h) Fair Value of Financial Instruments

  The carrying amounts of the Company's financial instruments including cash, accounts receivable, accounts payable, and accrued expenses approximate fair value due to the short term nature of these instruments. The carrying value of notes receivable, long term debt and capital lease obligations approximate fair value based on the instruments' interest rate, terms, maturity date, and collateral, if any, in comparison to the Company's incremental borrowing rate for similar financial instruments.

 (i) Change in Fiscal Year

  The Company elected to change its fiscal year end from October 31 to July 31. The consolidated results of operations and cash flows for the nine months ended July 31, 1996 are not necessarily indicative of results that would be expected for a full year.

                  UNITED NATURAL FOODS, INC. AND SUBSIDIARIES

 (j) Accounting Changes

  Effective November 1, 1995, the Company changed its method of accounting for certain inventories from the last-in, first-out (LIFO) method to the first-in, first-out (FIFO) method. Due to a number of recent acquisitions, the Company's subsidiaries were accounting for inventories on varying methods (LIFO, FIFO) and using different calculation methodologies for LIFO. In order to conform all the Company's inventories to the same valuation method and to enhance the comparability of the Company's financial results with other publicly traded entities, the conforming change to FIFO was made, which was deemed preferable for these reasons. In accordance with provisions of Accounting Principles Board Opinion No. 20, concerning an initial public offering of securities, this change has been applied retroactively and financial statements of prior periods have been restated.

 (k) Use of Estimates

  Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

 (l) Notes Receivable, trade

  The Company issues notes receivable, trade to certain customers under two basic circumstances, inventory purchases for initial store openings and overdue accounts receivable. Initial store opening notes are generally receivable over a period not to exceed twelve months. The overdue accounts receivable notes may extend for periods greater than one year. All notes are issued at a market interest rate and contain certain guarantees and collateral assignments in favor of the Company.

 (m) Net Income Per Share

  Net income per share is computed by dividing net income by the weighted average number of shares of Common Stock and dilutive common stock equivalents. For purposes of this calculation, outstanding stock options and stock warrants are considered common stock equivalents and totaled approximately 1.8 million shares for all periods presented (approximately 1.4 million incremental shares under the treasury stock method). Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, common and common equivalent shares issued during the twelve month period prior to the date of the initial filing of the Company's Registration Statement have been included in the calculation, using the treasury stock method, as if they were outstanding for all periods presented. Fair market value for the purpose of this calculation was assumed to be approximately $14.00 per share, the assumed initial public offering price. The number of shares used in all calculations has been adjusted to reflect a fifty-five-for-one stock split (see note 13).

                  UNITED NATURAL FOODS, INC. AND SUBSIDIARIES

(2) ACQUISITIONS

  In February 1996, Cornucopia Natural Foods, Inc. (CNF) and Mountain People's Warehouse, Inc. (MPW) merged in a business combination accounted for as a pooling of interests. CNF issued 3,213,100 shares, which represented approximately 37% of the common stock of CNF after the merger, in exchange for all of the outstanding common stock of MPW. The combined entity changed its name to United Natural Foods, Inc. The financial statements for all periods presented reflect the merger. Net sales for fiscal 1994, fiscal 1995 and the quarter ended January 31, 1996 for CNF were $113.2 million, $145.6 million and $48.7 million (unaudited), respectively. Net income for fiscal 1994, fiscal 1995 and the quarter ended January 31, 1996 for CNF was $1.8 million, $0.9 million and $1.0 million (unaudited), respectively. Net sales for fiscal 1994, fiscal 1995 and the quarter ended January 31, 1996 for MPW were $87.4 million, $137.7 million and $43.6 million (unaudited), respectively. Net income for fiscal 1994, fiscal 1995 and the quarter ended January 31, 1996 for MPW was $1.3 million, $1.7 million and $0.1 million (unaudited), respectively.

  During fiscal 1995, the Company acquired substantially all of the assets of one natural products retailer, SunSplash Market, Inc. (in April 1995), one wholesale distributor, Prem Mark, Inc. (the predecessor business to Rainbow Natural Foods, Inc.) (in July 1995) and the capital stock of another wholesale distributor, Nutrasource, Inc. (in May 1995) in business combinations accounted for as purchases. The results of operations of these acquisitions have been included in the accompanying financial statements since the dates of the acquisitions. The total cash paid and debt issued for these acquisitions was approximately $12,470,000, which exceeded the fair value of the net assets acquired by approximately $6,329,000. This excess for purchase price over the net assets acquired has been recorded as goodwill, and is being amortized over thirty years.

  During fiscal 1994, the Company acquired 100% of the common stock of one natural products retailer, Natureworks, Inc., and substantially all of the assets of three additional retailers, Village Natural Grocers, Inc., Down Home Natural Foods, Inc., and Railway Market, Inc., in business combinations accounted for as purchases. The results of operations of these retailers were included in the accompanying financial statements since the dates of the acquisitions. The total cash paid and debt issued for these acquisitions was approximately $2,974,000 which exceeded the fair value of the net assets acquired by approximately $1,437,000. The excess has been recorded as goodwill and is being amortized on the straight-line method over thirty years.

  In connection with these acquisitions, the Company executed covenants not to compete and consulting agreements totaling $505,000 to be amortized using the straight-line method over the lives of the respective agreements, generally five years.

                  UNITED NATURAL FOODS, INC. AND SUBSIDIARIES

 Pro Forma Results (Unaudited)

  The following represents the unaudited pro forma results of operations for fiscal 1995 as if the acquisitions of Nutrasource, Inc. and Prem Mark, Inc. had occurred as of November 1, 1994:

     Net sales................................   $345,381,000
     Income before income taxes...............      5,217,000
     Net income...............................      2,410,000
     Net income per share of common stock.....   $       0.24


  The pro forma operating results include results of operations for the periods prior to the acquisitions and include additional amortization of intangible assets and interest expense on acquisition borrowings as if the acquisitions occurred on November 1, 1994.

  The pro forma information given above does not purport to be indicative of the results that actually would have been obtained if the operations were combined during the period presented and is not intended to be a projection of future results or trends.

(3) STOCK OPTION PLAN

  On July 29, 1996, the Board of Directors adopted, and on July 31, 1996 the stockholders approved, the 1996 Stock Option Plan which provides for grants of stock options to employees, officers, directors and others. These options are intended to qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code or options not intended to qualify as incentive stock options ("non-statutory options"). A total of 1,375,000 shares of common stock may be issued upon the exercise of options granted under the 1996 Stock Option Plan.

  In consideration for their services on the Company's Board of Directors, four employee-directors were awarded a total of 324,500 non-statutory stock options under the Company's 1996 Stock Option Plan at an exercise price of $6.38 per share which vested immediately. In addition, one non-employee director was awarded a total of 16,500 non-statutory stock options under the 1996 Stock Option Plan at an exercise price of $9.64 per share which vest after three years. Incentive stock options to purchase an aggregate of 297,000 shares of common stock were also granted to several employees at not less than the fair value at the date of grant, with vesting at various rates generally over the next five years. Compensation expense of $1,056,100 was charged to operations in fiscal 1996 related to the employee-director stock options. In accordance with SEC regulations, all options have been included in earnings per share calculations for all periods presented.

                  UNITED NATURAL FOODS, INC. AND SUBSIDIARIES

(4) NOTES PAYABLE

  The Company entered into a line of credit and term loan agreement (see note 5) with a bank effective February 1996. The line of credit agreement permits the Company to borrow up to a maximum of $50,000,000. The amount of borrowing is based upon the sum of 90% of eligible accounts receivable and 55% of eligible inventory. Interest on the loans is at 0.25% above the New York prime interest rate or 2.25% above the LIBOR rate. The bank's prime rate was 8.75% and 8.25% at October 31, 1995 and July 31, 1996, respectively. The line of credit agreement, which terminates July 1998, is secured by all assets of the Company and contains certain restrictive covenants. The Company was in compliance with its restrictive covenants at July 31, 1996.

(5) LONG-TERM DEBT

  Long-term debt consisted of the following:

                                                                                               October 31,     July 31,
                                                                                               -----------     --------
                                                                                                  1995           1996
                                                                                                  ----           ----
Note payable to limited partnership, secured, with interest ranging from 8%
    to 12% per annum payable quarterly, maturing October 1998..........................        $4,286,004    $4,744,545

Term loan for employee stock ownership plan, secured by stock of the corporation, due
    $13,600 monthly plus interest at 10%, balance due May 1, 2015......................         3,196,000     3,073,600

Real estate term loan payable to bank, secured by land and building, with principal repayments of $25,000 monthly through July 1998 plus interest at 7.5%, all
     remaining principal due August 1998...............................................         6,000,000     5,775,000

Term loan payable to former owners of acquired business, secured by substantially all assets of subsidiary with principal repayments of $695,353 semi-annually through
     July 1998, with interest ranging from 8-10% through maturity......................         4,178,114     2,785,409

Term loan payable to bank, secured by substantially all assets of a subsidiary,
     refinanced in February 1996.......................................................           976,190            --

Term loan payable to bank, secured by substantially all assets of the Company,
     refinanced in February 1996.......................................................           425,080            --

Term loan payable to bank, secured by substantially all assets of the Company, with monthly principal payments of $59,524 through July 1998 and the remaining principal due on July 31, 1998, interest at prime plus 0.25% above the bank's
     prime rate or at 2.25% above the LIBOR rate.......................................                --     4,702,381


                  UNITED NATURAL FOODS, INC. AND SUBSIDIARIES

                                                                               October 31,    July 31,
                                                                               -----------    --------
                                                                                  1995          1996
                                                                                  ----          ----
Installment notes secured by equipment, payable in monthly
    installments through 2002 at interest rates ranging from
    7.43% to 11.82%......................................................        2,061,640    1,958,257

Other notes payable to former owners of acquired businesses and former stockholders of subsidiaries, maturing at various dates
    through February 2002 at interest rates ranging from 6 to 10%........        3,878,355    3,164,835

Notes payable to bank, secured by automobiles, including interest
    ranging from 6.25% to 7.25%, primarily due over three years..........           84,928       53,623

     Total long-term debt................................................       25,086,311   26,257,650
Less: current installments...............................................        3,774,198    4,086,795
                                                                               -----------  -----------
Long-term debt, excluding current installments...........................      $21,312,113  $22,170,855
                                                                               ===========  ===========

  The Company entered into a Note and Warrant Purchase Agreement (the Agreement) with a limited partnership (the Purchaser) on November 17, 1993. Under the Agreement, the Company issued to the Purchaser a Senior Note in the principal amount of $6,500,000 and a Common Stock Purchase Warrant for 1,166,660 shares of the common stock of the Company. Interest on the Senior Note ranges from 8% to 12% per annum and is payable quarterly. The Senior Note matures October 31, 1998. The Common Stock Purchase Warrant is exercisable from November 17, 1993 through October 31, 2000, at a price of $0.01 per share.

  The $6,500,000 proceeds were recorded as $3,300,000 in long-term debt with the remaining $3,200,000 recorded as issuance of stock warrants representing the estimated fair value of the warrants issued. The original issue discount on the debt will accrete over the life of the loan so that the principal balance will be $6,500,000 at maturity. The total effective interest rate including the accretion of the original issue discount is approximately 28%.

  The Agreement, as amended, also contains certain restrictive covenants. The Company was in compliance with these covenants at July 31, 1996.

  Aggregate maturities of long-term debt for the next five years and thereafter are as follows at July 31, 1996:

                       1997............      $ 4,086,795
                       1998............       14,385,413
                       1999............        4,370,979
                       2000............          728,390
                       2001............          398,510
                       Thereafter......        2,287,563
                                             -----------
                                             $26,257,650
                                             ===========


                  UNITED NATURAL FOODS, INC. AND SUBSIDIARIES

(6) PROPERTY AND EQUIPMENT

    Property and equipment consisted of the following at:

                                                                  October 31,         July 31,
                                                                  ------------     --------------
                                                                      1995              1996
                                                                  ------------     --------------
     Land  ......................................................  $   266,870        $   266,870
     Building  ..................................................    5,990,939         11,043,261
     Leasehold improvements  ....................................    2,180,127          1,814,142
     Warehouse equipment  .......................................    3,627,330          5,454,745
     Office equipment  ..........................................    3,217,656          4,075,772
     Motor vehicles  ............................................    3,985,097          4,669,065
     Equipment under capital leases  ............................    1,091,979          1,769,139
     Construction in progress  ..................................      874,603            337,507
                                                                   -----------        -----------
                                                                    21,234,601         29,430,501
     Less accumulated depreciation and
      amortization   ............................................    5,885,915          8,826,838
                                                                   -----------        -----------
               Net property and equipment  ......................  $15,348,686        $20,603,663
                                                                   ===========        ===========

(7) CAPITAL LEASES

    The Company leases computer, office and warehouse equipment under capital leases expiring in various years through 2001. The assets and liabilities under capital leases are recorded at the lower of the present value of the minimum lease payments or the fair value of the assets. The assets are depreciated over the lower of their related lease terms or their estimated productive lives.

    Minimum future lease payments under capital leases as of July 31, 1996 for each of the next five fiscal years and in the aggregate are:


YEAR ENDED JULY 31                                                 AMOUNT
------------------                                               ----------
  1997  ..................................................       $  454,217
  1998  ..................................................          380,220
  1999  ..................................................          251,894
  2000  ..................................................          215,915
  2001  ..................................................          141,116
                                                                 ----------
     Total minimum lease payments  .......................        1,443,362
  Less: Amount representing interest  ....................          238,040
                                                                 ----------
     Present value of net minimum lease payments  ........        1,205,322
  Less: current installments  ............................          357,404
                                                                 ----------
     Capital lease obligations, excluding current
      installments........................................       $  847,918
                                                                 ==========

                  UNITED NATURAL FOODS, INC. AND SUBSIDIARIES

(8) OPERATING LEASES

    The Company leases various facilities under operating lease agreements with varying terms. Most of the leases contain renewal options and purchase options at several specific dates throughout the terms of the leases.

    The Company also leases equipment under master lease agreements. Payment under these agreements will continue for a period of four years. The equipment lease agreements contain covenants concerning the maintenance of certain financial ratios. The Company was in compliance with its covenants at July 31, 1996.

    Future minimum annual fixed payments required under non-cancelable operating leases having an original term of more than one year as of July 31, 1996 are as follows:


               1997  ............... $ 4,352,000
               1998  ...............   3,980,000
               1999  ...............   3,648,000
               2000  ...............   3,020,000
               2001  ...............   1,764,000
               Thereafter  .........   7,313,000
                                     -----------
                                     $24,077,000
                                     ===========

    Rent and other lease expense for the years ended October 31, 1994 and 1995 totaled approximately $5,207,000 and $5,441,000, respectively. Rent and other lease expense for the nine months ended July 31, 1996 totaled approximately $4,667,000.

(9) SALARY REDUCTION/PROFIT SHARING PLANS

    The Company has several salary reduction/profit sharing plans, generally called "401(k) Plans" (the Plan), covering various employee groups. Under this type of Plan the employees may choose to reduce their compensation and have these amounts contributed to the Plan on their behalf. In order to become a participant in the Plan, the employee must meet certain eligibility requirements as described in the plan document. In addition to amounts contributed to the Plan by employees, the Company makes contributions to the Plan on behalf of the employees. The Company contributions to the Plan were not material for the years ended October 31, 1994 and 1995, and for the nine months ended July 31, 1996.

                  UNITED NATURAL FOODS, INC. AND SUBSIDIARIES

(10) INCOME TAXES

    Total Federal and state income tax expense consists of the following:

                                          Current       Deferred        TOTAL
                                       -------------  -------------  ------------
Fiscal year ended October 31, 1994:
     U.S. Federal  .................     $1,452,429     $ 138,000     $1,590,429
     State and local  ..............        356,030        24,125        380,155
                                         ----------     ---------     ----------
                                         $1,808,459     $ 162,125     $1,970,584
                                         ==========     =========     ==========
  Fiscal year ended October 31,
   1995:
     U.S. Federal  .................     $2,079,758     $ 302,052     $2,381,810
     State and local  ..............        519,940        28,106        548,046
                                         ----------     ---------     ----------
                                         $2,599,698     $ 330,158     $2,929,856
                                         ==========     =========     ==========
  Nine months ended July 31, 1996:
     U.S. Federal  .................     $2,427,429     $(254,587)    $2,172,842
     State and local  ..............        620,946       (15,667)       605,279
                                          ----------     ---------     ----------
                                          $3,048,375     $(270,254)    $2,778,121
                                          ==========     =========     ==========

    Total income tax expense was different than the amounts computed using the United States statutory income tax rate applied to income before income taxes as a result of the following:


                                                            October 31,            July 31,
                                                     --------------------------  ------------
                                                         1994          1995          1996
                                                     -------------  -----------  ------------
  Computed "expected" tax expense  ................    $1,695,848    $1,881,001   $2,313,162
  State and local income tax net of Federal
    income tax benefit............................        250,902       361,710      399,484
  Merger related expenses  ........................            --            --      155,743
  Non-deductible expenses  ........................        14,275        20,240       69,871
  Non-deductible amortization  ....................        20,912       478,623        4,714
  Other, net  .....................................       (11,353)      188,282     (164,853)
                                                       ----------    ----------   ----------
                                                       $1,970,584    $2,929,856   $2,778,121
                                                       ==========    ==========   ==========

                  UNITED NATURAL FOODS, INC. AND SUBSIDIARIES

    The tax effects of temporary differences that give rise to significant portions of the net deferred tax assets and deferred tax liabilities at October 31, 1995 and July 31, 1996 are presented below:

                                                                      October 31,      July 31,
                                                                     --------------  ------------
                                                                          1995           1996
                                                                     --------------  ------------
Deferred tax assets:
     Inventories, principally due to additional costs
       inventoried for tax purposes  ...........................        $  402,168    $  421,099
     Rents deducted for book purposes in excess of tax  ........            28,586        27,732
     Financing costs  ..........................................            33,244        24,662
     Intangible assets  ........................................           258,905       221,242
     Deferred compensation  ....................................                --       400,896
     Accrued vacation  .........................................            50,000        59,048
     Accounts receivable, principally due to allowances
       for uncollectible accounts ..............................           280,000       280,693
     Other  ....................................................           125,545       165,141
                                                                        ----------    ----------
        Total gross deferred tax assets  .......................         1,178,448     1,600,513
  Less valuation allowance  ....................................                --            --
                                                                        ----------    ----------
        Net deferred tax assets  ...............................         1,178,448     1,600,513
                                                                        ----------    ----------
  Deferred tax liability:
     Plant and equipment, principally due to differences
       in depreciation  ........................................           491,889       536,295
     Reserve for LIFO inventory method  ........................           507,018       675,348
     Other  ....................................................            60,925            --
                                                                        ----------    ----------
        Total deferred tax liabilities  ........................         1,059,832     1,211,643
                                                                        ----------    ----------
  Net deferred tax assets  .....................................        $  118,616    $  388,870
                                                                        ==========    ==========

  Current deferred income tax assets  ..........................        $  480,754    $  796,216
  Non-current deferred income tax liability  ...................          (362,138)     (407,346)
                                                                        ----------    ----------
                                                                        $  118,616    $  388,870
                                                                        ==========    ==========

    In assessing the recoverability of deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. Due to the fact that the Company has sufficient taxable income in the federal carryback period and anticipates sufficient future taxable income over the periods which the deferred tax assets are deductible, the ultimate realization of deferred tax assets for federal and state tax purposes appears more likely than not.

                  UNITED NATURAL FOODS, INC. AND SUBSIDIARIES

(11) EMPLOYEE STOCK OWNERSHIP PLAN

    The Company adopted the Cornucopia Natural Foods, Inc. (predecessor company) Employee Stock Ownership Plan (the Plan) for the purpose of acquiring outstanding shares of the Company for the benefit of eligible employees. The Plan was effective as of November 1, 1988 and has received notice of qualification by the Internal Revenue Service.

    In connection with the adoption of the Plan, a Trust was established to hold the shares acquired. On November 1, 1988, the Trust purchased 40% of the outstanding Common Stock of the Company at a price of $4,080,000. The trustees funded this purchase by issuing promissory notes to the initial stockholders, with the ESOT shares pledged as collateral. These notes bear interest at 10% and are payable through May 2015. As the debt is repaid, shares are released from collateral and allocated to active employees, based on the proportion of debt service paid in the year.

    The Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position 93-6, "Employers' Accounting for Employee Stock Ownership Plans," in November 1993. The statement provides guidance on employers' accounting for ESOPs and is required to be applied to shares purchased by ESOPs after December 31, 1992, that have not been committed to be released as of the beginning of the year of adoption. In accordance with SOP 93-6, the Company elected not to adopt the guidance in SOP 93-6 for the shares held by the ESOP, all of which were purchased prior to December 31, 1992. The debt of the ESOP is recorded as debt and the shares pledged as collateral are reported as unearned ESOP shares in the Consolidated Balance Sheets. During 1994, 1995 and 1996, contributions totaling approximately $509,000, $492,000 and $358,000, respectively, were made to the Trust. Of these contributions, approximately $346,000, $328,000 and $235,000, respectively, represented interest.

    The ESOP shares were classified as follows:

                                    October 31,     July 31,
                                    -----------     --------
                                       1995           1996
                                       ----           ----
  Allocated shares  ................    396,000       484,000
  Shares released for allocation....     88,000        66,000
  Shares distributed to employees...         --       (20,405)

  Unreleased shares  ...............  1,716,000     1,650,000
                                      ---------     ---------
     Total ESOP shares  ............  2,200,000     2,179,595
                                      =========     =========

    The fair value of unreleased shares was approximately $15,900,000 at July 31, 1996. Employees have the option of putting their shares back to the Company upon leaving employment.

                  UNITED NATURAL FOODS, INC. AND SUBSIDIARIES

(12) LITIGATION

    The Company may from time to time be involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's consolidated financial position or results of operations.

(13) INITIAL PUBLIC OFFERING

    In connection with a proposed initial public offering of shares of Common Stock, on August 30, 1996, the Board of Directors adopted, and the stockholders approved, an amendment to the Company's certificate of incorporation increasing the number of authorized shares of Common Stock from 200,000 to 25,000,000 and stating the par value of such shares as $0.01, and the Company effected a fifty-five-for-one split of its issued and outstanding Common Stock. All share, option and warrant and per share data presented in the accompanying consolidated financial statements have been restated to reflect the increased number of authorized and outstanding shares of Common Stock.

                  UNITED NATURAL FOODS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                    (UNAUDITED)
                                                JULY 31, 1996     APRIL 30, 1997
                                                -------------     --------------
                                    ASSETS
                                    ------
Current assets
  Cash                                                $51,255            $20,619
  Accounts receivable, net of allowance            25,657,156         30,454,789
  Notes receivable, trade                             360,137            675,126
  Inventories                                      38,667,548         48,619,416
  Prepaid expenses                                  1,691,548          1,793,734
  Deferred income taxes                               796,216          1,002,577

                                                  -----------       ------------
     Total current assets                          67,223,860         82,566,261
                                                  -----------       ------------

Property & equipment, net                          20,603,663         20,511,115
                                                  -----------       ------------
Other assets:
  Notes receivable, trade                           1,067,697            873,627
  Goodwill, net                                     7,977,316          7,626,869
  Covenants not to compete, net                     1,236,313            752,073
  Other, net                                          635,290            693,490

                                                  -----------       ------------
Total assets                                      $98,744,139       $113,023,435
                                                  ===========       ============

                     LIABILITIES AND STOCKHOLDERS' EQUITY
                     ------------------------------------
Current liabilities:
  Notes payable                                   $30,112,868        $15,525,182
  Current installments of long-term debt            4,086,795          1,915,727
  Current installment of obligations under
    capital leases                                    357,404            438,611
  Accounts payable                                 17,139,406         19,381,731
  Accrued expenses                                  4,978,331          4,251,509
  Income taxes payable                                303,513          1,143,905
  Other                                               158,149            161,118

                                                  -----------       ------------
    Total current liabilities                      57,136,466         42,817,783

Long-term debt, excluding current installments     22,170,855          9,770,079
Deferred income taxes                                 407,346            158,647
Obligations under capital leases, excluding
  current installments                                847,918            943,944
                                                  -----------       ------------
    Total liabilities                              80,562,585         53,690,453
                                                  -----------       ------------

Stockholders' equity:
  Common stock, $.01 par value, authorized
    25,000,000 shares: issued 8,713,100 and
    outstanding 8,692,695 shares for 1996
    and issued 12,398,830 and outstanding
    12,378,425 shares for 1997                         87,131            123,988
  Additional paid-in capital                        1,383,511         40,056,154
  Stock warrants                                    3,200,000          -
  Unallocated shares of ESOP                       (3,073,600)        (2,951,200)
  Retained earnings                                16,628,966         22,148,494
  Treasury stock, 20,405 shares at cost               (44,454)           (44,454)

                                                  -----------       ------------
    Total stockholders' equity                     18,181,554         59,332,982
                                                  -----------       ------------

Total liabilities and stockholders' equity        $98,744,139       $113,023,435
                                                  ===========       ============

                See notes to consolidated financial statements.

                  UNITED NATURAL FOODS, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                                               (UNAUDITED)                            (UNAUDITED)
                                                                ---------                              ---------
                                                           THREE MONTHS ENDED                     NINE MONTHS ENDED
                                                                APRIL 30,                              APRIL 30,
                                                                ---------                              ---------
                                                          1996             1997                 1996              1997
                                                          ----             ----                 ----              ----
Net sales                                             $96,432,295      $108,132,374        $ 283,537,354      $311,038,311

Cost of sales                                          76,213,615        85,733,368          224,928,448       246,621,679

                                                     -------------    --------------      ---------------    --------------
         Gross profit                                  20,218,680        22,399,006           58,608,906        64,416,632
                                                     -------------    --------------      ---------------    --------------

Operating expenses                                     15,936,990        16,757,940           47,839,678        50,203,028

Amortization of intangibles                               267,195           264,678            2,345,991           795,034

                                                     -------------    --------------      ---------------    --------------
         Total operating expenses                      16,204,185        17,022,618           50,185,669        50,998,062
                                                     -------------    --------------      ---------------    --------------

         Operating income                               4,014,495         5,376,388            8,423,237        13,418,570
                                                     -------------    --------------      ---------------    --------------
Other expense (income):
    Interest expense                                    1,294,543           520,157            3,853,579         2,564,713
    Other, net                                            (59,223)          (61,957)            (154,987)         (204,317)
                                                     -------------    --------------      ---------------    --------------
         Total other expense                            1,235,320           458,200            3,698,592         2,360,396
                                                     -------------    --------------      ---------------    --------------

         Income before income taxes and
         extraordinary item                             2,779,175         4,918,188            4,724,645        11,058,274

Income taxes                                            1,227,152         2,036,236            2,694,089         4,605,717

                                                     -------------    --------------      ---------------    --------------
         Income before extraordinary item               1,552,023         2,881,952            2,030,556         6,452,457

Extraordinary item - loss on early extinguishment
  of debt, net of income tax benefit of $661,822
                                                              -                 -                    -             932,929
                                                     -------------    --------------      ---------------    --------------
         Net income                                   $ 1,552,023      $  2,881,952        $   2,030,556      $  5,519,528
                                                     =============    ==============      ===============    ==============

Income per share of common stock
before extraordinary item                             $      0.15      $       0.23        $        0.20      $       0.57
                                                     =============    ==============      ===============    ==============

Extraordinary item                                    $       -        $        -          $         -        $       0.08
                                                     =============    ==============      ===============    ==============

Net income per share of common stock                  $      0.15      $       0.23        $        0.20      $       0.49
                                                     =============    ==============      ===============    ==============

Weighted average shares of common stock                10,134,693        12,677,035           10,134,693        11,331,810
                                                     =============    ==============      ===============    ==============


                See notes to consolidated financial statements.

                  UNITED NATURAL FOODS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                     (UNAUDITED)
                                                                                                     -----------
                                                                                                   NINE MONTHS ENDED
                                                                                                       APRIL 30,
                                                                                                       ---------
                                                                                               1996                  1997
                                                                                               ----                  ----
CASH FLOWS FROM OPERATING ACTIVITIES:

Net income                                                                                  $2,030,556            $5,519,528
 Adjustments to reconcile net income to net cash
 used in operating activities:
  Extraordinary loss on early extinguishment of debt, net of tax benefit                        -                    932,929
  Depreciation, amortizataion and write-off of intangibles                                   4,797,363             3,317,291
  (Gain) loss on disposals of property & equipment                                              37,301               (13,511)
  Accretion of original issue discount                                                         438,195               152,847
  Deferred income taxes (benefit)                                                              105,244              (455,060)
  Provision for doubtful accounts                                                            1,020,663             1,687,889
 Increase in accounts receivable                                                            (4,449,731)           (6,485,522)
 Increase in inventory                                                                      (8,005,926)           (9,951,868)
 Increase in prepaid expenses                                                                 (555,162)             (102,186)
 (Increase) decrease in other assets                                                           102,358              (303,089)
 Increase in notes receivable, trade                                                          (236,542)             (120,919)
 Increase in accounts payable                                                                4,675,398             2,242,325
 Decrease in accrued expenses                                                               (1,124,734)             (723,853)
 Increase in income taxes payable                                                              531,495               840,392

                                                                                           -----------           -----------
    Net cash used in operating activities                                                     (633,522)           (3,462,807)
                                                                                           -----------           -----------

CASH FLOWS FROM INVESTING ACTIVITIES:

 Proceeds from disposals of property and equipment                                              96,100                75,412
 Capital expenditures                                                                      (12,860,238)           (2,632,234)

                                                                                           -----------           -----------
    Net cash used in investing activities                                                  (12,764,138)           (2,556,822)
                                                                                           -----------           -----------

CASH FLOWS FROM FINANCING ACTIVITIES:

 Net borrowings (repayments) under note payable                                              4,668,963           (14,587,686)
 Repayments on long-term debt                                                               (4,363,812)          (15,100,664)
 Proceeds from long-term debt                                                               13,375,579               528,820
 Principal payments of capital lease obligations                                              (347,012)             (360,977)
 Proceeds from issuance of common stock, net                                                    -                 35,509,500

                                                                                           -----------           -----------
    Net cash provided by financing activities                                               13,333,718             5,988,993
                                                                                           -----------           -----------

NET DECREASE IN CASH                                                                           (63,942)              (30,636)

Cash at beginning of period                                                                    286,242                51,255

                                                                                           -----------           -----------
Cash at end of period                                                                      $   222,300           $    20,619
                                                                                           ===========           ===========

Supplemental disclosures of cash flow information:
-------------------------------------------------

 Cash paid during the period for:

    Interest                                                                               $ 3,560,143           $ 2,810,316
                                                                                           ===========           ===========

    Income taxes                                                                           $ 2,313,904           $ 3,312,525
                                                                                           ===========           ===========

                See notes to consolidated financial statements.

                  UNITED NATURAL FOODS, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         QUARTER ENDED APRIL 30, 1997
                                  (UNAUDITED)



1.   BASIS OF PRESENTATION

The accompanying consolidated financial statements ("financial statements") include the accounts of United Natural Foods, Inc. and its wholly owned subsidiaries (the "Company"). The Company is a distributor and retailer of natural foods and related products.

The financial statements have been prepared pursuant to rules and regulations of the Securities and Exchange Commission for interim financial information, including the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, certain information and footnote disclosures normally required in complete financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. The balance sheet as of July 31, 1996 has been derived from the audited financial statements as of and for the nine months ended July 31, 1996. Effective November 1, 1995, the Company elected to change its fiscal year end from October 31 to July 31. Operating results for fiscal 1995 have been presented for interim periods that coincide with the new fiscal year. In the opinion of management, these financial statements include all adjustments necessary for a fair presentation of the results of operations for the interim periods presented. The results of operations for interim periods, however, may not be indicative of the results that may be expected for a full year.

Certain 1996 balances have been reclassified to conform to the 1997 presentation.

2.   SALE OF COMMON STOCK

The Company completed an initial public offering of 2,900,000 shares of its common stock (the "Offering") on November 6, 1996 at a price of $13.50 per share. The Company's Common Stock began trading on November 1, 1996 on the Nasdaq National Market under the ticker symbol "UNFI."

The proceeds received by the Company from the Offering totaled $35,509,500 after deducting underwriting discounts and commissions and offering expenses. The Company used the proceeds to repay certain indebtedness consisting of (i) $20,836,918 due to Fleet Capital Corporation under a revolving line of credit that would have matured on July 31, 1998 and bore interest at a rate of 0.25% over New York Prime or 2.25% over LIBOR; (ii) $6,504,059 due to Triumph Connecticut Limited Partnership (Triumph) (including the remaining original issue discount of approximately $1.6 million ($.9 million net of tax) which is recorded as an extraordinary item in the second quarter) under a Senior Note (the "Triumph Note") that would have matured on October 31, 1998 and immediately before repayment bore interest at a rate of 10%; (iii) $4,469,556 due to Fleet Capital Corporation under a term loan that would have matured on July 31, 1998 and bore interest at a rate of 0.25% over New York Prime; (iv) $2,846,069 due to Prem Mark, Inc. under a term note issued in connection with the Rainbow Natural Foods, Inc. acquisition that would have matured on July 31, 1998 and bore interest at a rate of 10%; and (v) $852,898 due under certain notes that would have matured between 1998 and 2002 and bore interest at rates ranging from 0.5% to 1.0% over New York Prime issued by Natural Retail Group, Inc. in connection

                  UNITED NATURAL FOODS, INC. AND SUBSIDIARIES

2.  SALE OF COMMON STOCK (Continued)

with the acquisition of certain retail natural products stores. Accrued interest through the date of payment (i.e., November 6, 1996) is included in the above amounts.

On November 6, 1996, in connection with the Offering, Triumph exercised its warrant to purchase 1,166,660 shares of the Company's Common Stock at an exercise price of $.01 per share. Based upon the provisions of the Triumph Note, the Company then repurchased 380,930 of such shares at a purchase price of $.01 per share.

The following table summarizes the changes in stockholders' equity for the nine months ended April 30, 1997 and reflects the issuance and sale by the Company of 2,900,000 shares of Common Stock at a public offering price of $13.50 per share. The net proceeds therefrom (after deducting the underwriting discounts and commissions and offering expenses) were used to repay the indebtedness noted above, including the remaining original issue discount of approximately $1.6 million ($.9 million net of tax) which has been recorded as an extraordinary item in the quarter ended January 31, 1997.


                                                                              Unallocated
                                                                               Shares of
                                                                               Employee
                                                  Additional                     Stock
                                         Common     Paid-in       Stock       Ownership     Retained     Treasury   Stockholders'
                                          Stock     Capital      Warrants        Plan       Earnings       Stock       Equity
                                          -----     -------      --------        ----       --------       -----       ------
Balances at July 31, 1996               $ 87,131  $ 1,383,511   $3,200,000   $(3,073,600)  $16,628,966   $(44,454)   $18,181,554

Issuance of 2,900,000
shares of common stock
at $13.50 per share, net of
expenses of issuance                      29,000   35,480,500      -              -           -             -         35,509,500

Exercise of stock warrants                 7,857    3,192,143   (3,200,000)       -           -             -            -

Allocation of shares to Employee
Stock Ownership Plan                       -          -            -             122,400      -             -            122,400

Net income for the nine
months ended April 30, 1997                -          -            -              -          5,519,528      -          5,519,528

                                        --------  -----------       --       ------------  -----------   ---------   -----------
Balances at April 30, 1997              $123,988  $40,056,154       $0       $(2,951,200)  $22,148,494   $(44,454)   $59,332,982
                                        ========  ===========       ==       ============  ===========   =========   ===========


3.  TRADE ACCOUNTS RECEIVABLE

An allowance for doubtful accounts is deducted from trade accounts receivable in the accompanying financial statements. The allowance for doubtful accounts was $1,277,755 at July 31, 1996 and $2,565,644 at April 30, 1997.

                  UNITED NATURAL FOODS, INC. AND SUBSIDIARIES

4.   COMMITMENTS AND CONTINGENCIES

The Company entered into a $1 million leasing arrangement with Mellon US Leasing effective October 1, 1996. The Company leased computer equipment with a cost of approximately $461,000 under the lease line through the nine months ended April 30, 1997.

The Company extended its $1 million leasing arrangement with Citizens Leasing Corporation effective January 31, 1997 for a one-year period. The Company had not drawn down on this facility as of April 30,1997.

5.   STOCK OPTIONS

The Company is required to adopt Statement of Financial Accounting Standards No. 123, " Accounting for Stock-Based Compensation" (Statement 123), effective July 31, 1997. Statement 123 requires financial statement disclosure about stock-based employee compensation arrangements. As allowed by Statement 123, the Company intends to continue to account for employee stock-based compensation using the "Intrinsic Value Based Method." The Company does not believe the adoption of Statement 123 will have a material impact on its operating results.

6.   NET INCOME PER SHARE OF COMMON STOCK

Net income per share of common stock is calculated using the weighted average number of common shares outstanding during the period, and the net additional number of shares which would be issuable upon the exercise of stock options, assuming the Company used the proceeds received upon exercise of the options to purchase shares at market value (treasury stock method). Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, common and common equivalent shares issued during the twelve-month period prior to the date of the initial filing of the Company's Registration Statement on Form S-1 have been included in the calculation, using the treasury stock method, as if they were outstanding for all periods presented. Fair market value for the purpose of this calculation was the daily weighted average per share price of the Company's Common Stock. Accounting Principles Board Opinion 15 requires presentation of supplementary net income per share of common stock in the event shares of common stock are sold for cash and a portion or all of the proceeds are used to retire debt. Assuming that the Company's initial public offering of Common Stock and repayment of debt with the proceeds thereof, including the extraordinary expense of approximately $1.6 million ($.9 million net of tax)resulting from the charge-off of the remaining original issued discount upon repayment of the Triumph Note as described in Note 2 above, had occured effective August 1, 1996, supplementary per share data for the nine months ended April 30, 1997 would have been as follows:

Income per share of common stock before
extraordinary item                                              $0.51

Extraordinary item                                              (0.07)
                                                                ------

Net income per share of common stock                            $0.44
                                                                =====

Supplementary weighted average shares of common stock           12,670,732
                                                                ==========

                  UNITED NATURAL FOODS, INC. AND SUBSIDIARIES

6.   NET INCOME PER SHARE OF COMMON STOCK (Continued)

No dividends were declared or paid during the nine months ended April 30, 1997.

7.   NOTE PAYABLE

In March 1997, the Company amended its $50 million credit agreement with its bank to provide for working capital, mortgages and term loans. In connection with this facility, the Company has the ability to borrow up to $10 million for acquisitions. Interest under the facility accrues at the Company's option at New York Prime Rate or 1.00% above the bank's London Interbank Offered Rate (LIBOR), and the Company has the option to fix the rate for all or a portion of the debt for a period up to 180 days. Interest on the mortgage facility will accrue at 1.25% above the bank's LIBOR rate, although the Company has the option to fix the rate for a period of five years at a rate of 1.25% above the five-year U.S. Treasury Note rate. The Company has pledged all of its assets as collateral for its obligations under the credit agreement. As of April 30, 1997, the Company's outstanding borrowings under the credit agreement totaled $15.5 million. The credit agreement expires on July 31, 2002.

8.   EARNINGS PER SHARE

In February 1997, the Financial Accounting Standards Board released Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings per Share." This Statement establishes standards for computing and presenting earnings per share
(EPS) and applies to entities with publicly held common stock or potential common stock. The Statement replaces the presentation of primary EPS with a presentation of basic EPS. The Statement also requires a dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation.

Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity.

The Company has calculated basic and diluted EPS under the provisions of SFAS No. 128. In performing this calculation, basic and diluted EPS were equal to primary and fully diluted EPS.

                              ARTHUR ANDERSEN LLP

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Stockholders of
Stow Mills, Inc.:

We have audited the accompanying combined balance sheets of Stow Mills, Inc. (a Vermont corporation) and subsidiary and Hendrickson Partners as of December 31, 1996 and 1995, and the related combined statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These combined financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial positions of Stow Mills, Inc. and subsidiary and Hendrickson Partners as of December 31, 1996 and 1995, and the results of their combined operations and their combined cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.


                                           /s/ Arthur Andersen LLP

Manchester, New Hampshire
March 14, 1997

                         STOW MILLS, INC. AND SUBSIDIARY
                            AND HENDRICKSON PARTNERS

               COMBINED BALANCE SHEETS--DECEMBER 31, 1996 AND 1995


                         ASSETS                                  1996             1995
CURRENT ASSETS:
   Cash                                                    $       412,017   $       387,199
   Accounts receivable, less reserves of $143,000 and
     $133,000 in 1996 and 1995, respectively                    14,171,382        12,748,188
   Inventory                                                    26,465,143        19,736,603
   Prepaid expenses                                                521,815           263,673
                                                           ---------------   ---------------

         Total current assets                                   41,570,357        33,135,663
                                                           ---------------   ---------------



PROPERTY AND EQUIPMENT, AT COST
   Land and improvements                                           702,752           702,752
   Building                                                      7,489,894         7,490,179
   Rental property                                               1,554,683         1,554,683
   Motor vehicles                                                   21,454            21,454
   Office equipment, furniture and fixtures                      9,047,966         7,871,256
   Equipment under capital leases                                  767,032           413,219
   Construction-in-progress                                         66,707                 -
                                                           ---------------   ---------------
                                                                19,650,488        18,053,543

   Less--Accumulated depreciation and amortization               7,363,252         5,936,491
                                                           ---------------   ---------------
                                                                12,287,236        12,117,052
                                                           ---------------   ---------------


OTHER ASSETS, NET                                                  521,464           492,860
                                                           ---------------   ---------------

         Total assets                                      $    54,379,057   $    45,745,575
                                                           ===============   ===============


          LIABILITIES AND STOCKHOLDERS' EQUITY                   1996               1995
CURRENT LIABILITIES:
   Current portion of capitalized lease obligations and
     long-term debt                                        $       940,808   $     1,190,166
   Accounts and drafts payable                                  12,514,514        12,134,897
   Accrued expenses                                              1,448,266         1,372,576
   Demand notes payable to officers/stockholders                   583,226           320,740
                                                           ---------------   ---------------

         Total current liabilities                              15,486,814        15,018,379
                                                           ---------------   ---------------

LONG-TERM REVOLVING LINE OF CREDIT                              23,193,244        15,631,159
                                                           ---------------   ---------------

LONG-TERM DEBT, LESS CURRENT PORTION                             5,283,161         5,650,096
                                                           ---------------   ---------------

CAPITALIZED LEASE OBLIGATIONS, LESS CURRENT PORTION                358,664           249,324
                                                           ---------------   ---------------

NOTES PAYABLE TO OFFICERS/STOCKHOLDERS                           6,043,097         5,482,568
                                                           ---------------   ---------------

COMMITMENTS AND CONTINGENCIES (Notes 5 and 7)

STOCKHOLDERS' EQUITY:

   Common stock, $1 par value-
     Voting-
        Authorized--8,502 shares
       Issued and outstanding--200 shares                              200               200
     Nonvoting-
       Authorized, issued and outstanding--1,498 shares              1,498             1,498
   Additional paid-in capital                                      299,641           299,641
   Retained earnings/partners'  capital                          3,712,738         3,412,710
                                                           ---------------   ---------------

         Total stockholders' equity                              4,014,077         3,714,049
                                                           ---------------   ---------------

         Total liabilities and stockholders' equity        $    54,379,057   $    45,745,575
                                                           ===============   ===============


    The accompanying notes are an integral part of these combined financial statements.

                         STOW MILLS, INC. AND SUBSIDIARY
                            AND HENDRICKSON PARTNERS

                        COMBINED STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994


                                                                          1996                1995               1994
NET SALES                                                          $     207,611,669  $     175,526,583   $     159,265,056

COST OF SALES                                                            167,508,947        140,594,013         129,294,938
                                                                   -----------------  -----------------   -----------------

         Gross profit                                                     40,102,722         34,932,570          29,970,118

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES                              36,533,088         32,702,263          28,885,256
                                                                   -----------------  -----------------   -----------------

         Income from operations                                            3,569,634          2,230,307           1,084,862

OTHER INCOME                                                                 305,510            254,584             348,144

INTEREST EXPENSE                                                           2,700,892          2,566,262           2,116,255
                                                                   -----------------  -----------------   -----------------

         Net income (loss) before provision for income taxes               1,174,252            (81,371)           (683,249)

PROVISION FOR INCOME TAXES                                                   148,754             24,305              50,614
                                                                   -----------------  -----------------   -----------------

         Net income (loss)                                         $       1,025,498  $        (105,676)  $        (733,863)
                                                                   =================  =================   =================

NET INCOME (LOSS) PER SHARE                                            $603.94              $(62.24)           $(432.19)
                                                                       =======              =======            ========

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING                               1,698                1,698               1,698
                                                                       =======              =======            ========


   The accompanying notes are an integral part of these combined financial statements.

                         STOW MILLS, INC. AND SUBSIDIARY
                            AND HENDRICKSON PARTNERS

                        COMBINED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994


                                                                                       1996             1995              1994
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income (loss)                                                            $     1,025,498   $      (105,676) $      (733,863)
   Adjustments to reconcile net income (loss) to net cash provided by (used
   in) operating activities-
     Depreciation and amortization                                                    1,455,346         1,367,000        1,262,911
     Loss on sale of property and equipment                                               9,599            92,900                -
     Changes in assets and liabilities, net of acquisition-
       Accounts receivable, net                                                      (1,215,757)       (1,838,805)      (1,125,388)
       Inventory                                                                     (6,369,241)       (1,720,474)       3,151,553
       Prepaid expenses                                                                (207,024)          (11,127)         (91,977)
       Other assets                                                                       8,463            23,238          (47,834)
       Accounts and drafts payable                                                      (54,719)        2,003,862         (358,674)
       Accrued expenses                                                                  58,214           110,775          114,925
       Accrued income taxes payable                                                       8,986           (26,460)           6,460
                                                                                ---------------   ---------------  ---------------

              Net cash provided by (used in) operating activities                    (5,280,635)         (104,767)       2,178,113
                                                                                ---------------   ---------------  ---------------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Acquisition, net of cash acquired                                                   (899,931)                -                -
   Property and equipment additions                                                    (538,875)         (413,873)        (348,303)
   Proceeds from sale of property and equipment                                          10,000            13,319                -
   Increase in construction-in-progress                                                 (66,707)                -                -
   Increase in cash surrender value                                                     (42,970)          (58,686)         (26,300)
                                                                                ---------------   ---------------  ---------------

              Net cash used in investing activities                                  (1,538,483)         (459,240)        (374,603)
                                                                                ---------------   ---------------  ---------------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from line of credit                                                       7,562,085         2,914,850                -
   Payments of long-term debt and capitalized lease obligations                        (824,183)         (813,728)      (5,199,476)
   Proceeds from notes payable to officers/stockholders                                 842,956         1,030,000        4,075,790
   Payments on notes payable to officers/stockholders                                   (19,942)       (2,603,500)               -
   Dividends paid                                                                       (16,980)          (16,980)         (16,980)
   Cash distributions paid to partners                                                 (700,000)         (110,000)        (330,000)
                                                                                ---------------   ---------------  ---------------

              Net cash provided by (used in) financing activities                     6,843,936           400,642       (1,470,666)
                                                                                ---------------   ---------------  ---------------

NET INCREASE (DECREASE) IN CASH                                                          24,818          (163,365)         332,844

CASH, BEGINNING OF YEAR                                                                 387,199           550,564          217,720
                                                                                ---------------   ---------------  ---------------

CASH, END OF YEAR                                                               $       412,017   $       387,199  $       550,564
                                                                                ===============   ===============  ===============

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
   Cash paid for interest                                                       $     2,727,869   $     2,195,501  $     1,902,320
                                                                                ===============   ===============  ===============
   Cash paid for taxes                                                          $       136,403   $        80,577  $       125,085
                                                                                ===============   ===============  ===============

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
   Reconciliation of assets acquired and liabilities assumed in acquisition-
     Fair value of assets acquired                                              $     1,347,877   $             -  $             -
     Cash paid                                                                         (900,881)                -                -
                                                                                ---------------   ---------------  ---------------
   Liabilities assumed                                                          $       446,996   $             -  $             -
                                                                                ===============   ===============  ===============
   Capital lease obligation                                                     $       304,571   $       458,104  $             -
                                                                                ===============   ===============  ===============


   The accompanying notes are an integral part of these combined financial statements.

                         STOW MILLS, INC. AND SUBSIDIARY
                            AND HENDRICKSON PARTNERS

                   COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994



                                     Common Stock               Common Stock                        Retained
                                        Voting                    Nonvoting          Additional     Earnings/        Total
                                  Number of     $1           Number of       $1        Paid-in      Partners'    Stockholders'
                                   Shares    Par Value        Shares     Par Value     Capital      Capital          Equity
BALANCE, DECEMBER 31, 1993           200   $       200         1,498   $     1,498   $   299,641   $ 4,726,209    $ 5,027,548

   Net loss                           --            --            --            --            --      (733,863)      (733,863)

   Partner withdrawals                --            --            --            --            --      (330,000)      (330,000)

   Dividends                          --            --            --            --            --       (16,980)       (16,980)
                             -----------   -----------   -----------   -----------   -----------   -----------    -----------

BALANCE, DECEMBER 31, 1994           200           200         1,498         1,498       299,641     3,645,366      3,946,705

   Net loss                           --            --            --            --            --      (105,676)      (105,676)

   Partner withdrawals                --            --            --            --            --      (110,000)      (110,000)

   Dividends                          --            --            --            --            --       (16,980)       (16,980)
                             -----------   -----------   -----------   -----------   -----------   -----------    -----------

BALANCE, DECEMBER 31, 1995           200           200         1,498         1,498       299,641     3,412,710      3,714,049

   Net income                         --            --            --            --            --     1,025,498      1,025,498

   Partner withdrawals                --            --            --            --            --      (700,000)      (700,000)

   Dividends                          --            --            --            --            --       (25,470)       (25,470)
                             -----------   -----------   -----------   -----------   -----------   -----------    -----------

BALANCE, DECEMBER 31, 1996           200   $       200         1,498   $     1,498   $   299,641   $ 3,712,738    $ 4,014,077
                             ===========   ===========   ===========   ===========   ===========   ===========    ===========


   The accompanying notes are an integral part of these combined financial statements.

                         STOW MILLS, INC. AND SUBSIDIARY
                            AND HENDRICKSON PARTNERS

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                                DECEMBER 31, 1996




(1)    OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

       (a)    Organization and Operations

              The accompanying combined financial statements combine the accounts of Stow Mills, Inc. (Stow), its wholly owned subsidiary,
              R. B. Acquisition, LLC, and Hendrickson Partners. Stow Mills, Inc. and subsidiary (the Company) is a distributor of health and natural food products. The Company's distribution activities are conducted from three warehouse locations through a fleet of leased delivery vehicles. The Company's principal customer segments are natural food stores, natural food store chains and supermarkets throughout the Northeast, Mid-Atlantic and portions of the Mid-West. Hendrickson Partners (the Partnership) is a real estate partnership owned by the principal officers and stockholders of the Company. The Partnership owns one of the Company's warehouse operating facilities.

       (b)    Acquisition of Rainbow Distributing, Inc.

              The Company formed R. B. Acquisition, LLC d/b/a Rainbow Distributing, Inc. (Rainbow) in order to purchase substantially all the assets and assume certain liabilities of Rainbow Distributing, Inc. effective January 26, 1996. The purchase price of $1,347,877 consisted of $900,881 cash paid to the sellers and $446,996 in liabilities and closing costs assumed at closing. Rainbow is a distributor of health and natural food products and is located in Chicago, Illinois. The Company accounted for this business combination as a purchase.

              The following unaudited pro forma information presents the results of operations of Stow, the Partnership and Rainbow for the year ended December 31, 1995, with pro forma adjustments as if the Rainbow transaction had been consummated as of the beginning of that period. No pro forma results are presented for 1996 due to the acquisition occurring near the beginning of the year. The pro forma information does not purport to be indicative of what would have occurred had the acquisition been made as of January 1, 1995 or of results that may occur in the future.

              Pro forma information (unaudited) is as follows:


                                                        1995
              Net sales                          $     183,332,293
                                                 =================

              Net loss                           $        (477,557)
                                                 =================

              Net loss per share                     $(281.25)
                                                     ========

                         STOW MILLS, INC. AND SUBSIDIARY
                            AND HENDRICKSON PARTNERS

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                                DECEMBER 31, 1996

                                   (Continued)


(1)    OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

       (c)    Use of Estimates

              The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

       (d)    Inventory

              Inventory is stated at the lower of cost or market determined by the last-in, first out (LIFO) method. The excess of current costs determined by the first-in, first-out (FIFO) method over the carrying values of LIFO inventories was $2,079,212 and $1,492,152 at December 31, 1996 and 1995, respectively.

       (e)    Property and Equipment

              Property and equipment are recorded at cost. Expenditures for maintenance, repairs and renewals of minor items are generally charged to expense as incurred. Depreciation and amortization of plant and equipment are provided for by using the straight-line method over the following estimated useful lives:


                                                             Estimated
                         Asset Classification               Useful Lives
              Building and improvements                       20-30 years
              Equipment                                        5-20 years
              Motor vehicles                                    3-5 years
              Office equipment, data processing equipment
                and furniture and fixtures                     5-10 years


              Depreciation and amortization expense for the years ended December 31, 1996, 1995 and 1994 was $1,455,346, $1,367,000 and $1,262,911,
              respectively.

                         STOW MILLS, INC. AND SUBSIDIARY
                            AND HENDRICKSON PARTNERS

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                                DECEMBER 31, 1996

                                   (Continued)


(1)     OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

        (f)   Significant Customers

              The Company had one customer in 1996 and two customers in 1995 and 1994 who provided 10% or more of the Company's revenue. Total sales to these customers were approximately $83,595,000, $66,864,000 and $57,009,000 for December 31, 1996, 1995 and 1994,
              respectively.

        (g)   Rental Income

              The Company leases its former operating facility to a lessee under noncancelable operating leases expiring January 31, 1999. The combined rental income from these leases was approximately $273,000, $314,000 and $307,000 in 1996, 1995 and 1994,
              respectively. The cost of the rental property is included in property and equipment.

        (h)   Income Taxes

              The Company has elected to be treated as an S corporation for federal income tax purposes, and as such, the stockholders of the Company are responsible for reporting their proportionate share of the Company's federal taxable income to the Internal Revenue Service. Therefore, the Company does not provide for federal income taxes.

              The Company follows the liability method of accounting for state income taxes. Under the liability method, deferred taxes are recognized for the future tax consequences of the differences between financial statement and tax bases of assets and liabilities using enacted tax rates. Deferred income tax expense (benefit) is based on the changes in the assets or liabilities from period to period. These deferred tax assets/liabilities were immaterial to the Company's financial position at December 31, 1996 and 1995.

        (i)   Disclosure About Fair Value of Financial Instruments

              Effective December 31, 1995, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 107, Disclosures About Fair Value of Financial Instruments, which requires that the Company disclose estimated fair values for certain financial instruments. The Company's financial instruments consist primarily of cash, accounts receivable, lines of credit, accounts and drafts payable and long-term debt. The carrying amounts of these financial instruments approximate their fair values.

                         STOW MILLS, INC. AND SUBSIDIARY
                            AND HENDRICKSON PARTNERS

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                                DECEMBER 31, 1996

                                   (Continued)


(1)     OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

        (j)   Accounting for the Impairment of Long-Lived Assets

              The Company and the Partnership adopted SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets To Be Disposed Of, effective January 1, 1996. SFAS No. 121 addresses the accounting for impairment of long-lived assets and certain identifiable intangibles to be held and used by an entity, as well as long-lived assets and certain identifiable intangibles to be disposed of. The adoption of SFAS No. 121 did not have a significant impact on the financial position or results of operations of the Company or the Partnership.

(2)     BORROWINGS

        (a)   Line of Credit

              At December 31, 1996, the Company had a revolving line of credit with a bank to borrow up to $25,000,000 due June 30, 1999. The agreement has provisions to increase the line to $28,000,000 at July 1, 1997 and $33,000,000 at July 1, 1998. Borrowings under the line are limited to qualified accounts receivable and inventory, as defined. The maximum borrowing base available at December 31, 1996 was $24,090,970, which is limited by the letters of credit of approximately $708,000 (see Notes 5 and 7). The Company had $189,874 available under the line on December 31, 1996. This line of credit bears interest at the bank's prime rate (8.25% at December 31, 1996) plus 0% to 3/4% dependent upon certain conditions, or the London Interbank Offered Rate (5.7813% at December 31, 1996) plus 200 to 300 basis points or some combination thereof, as defined, and is secured by substantially all of the assets of Stow. At December 31, 1996 and 1995, the weighted average interest rate on the line of credit was 7.93% and 8.38%, respectively.

              Under the terms of the line of credit, the Company is required to, among other things, maintain certain financial covenants, as defined. In addition, the agreement contains certain restrictions on the sale or disposition of Company assets. At December 31, 1996, the Company was either in compliance with such covenants or such events of noncompliance were waived by the bank.

                         STOW MILLS, INC. AND SUBSIDIARY
                            AND HENDRICKSON PARTNERS

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                                DECEMBER 31, 1996

                                   (Continued)


(2)    BORROWINGS (Continued)

       (b)    Long-Term Debt

              Long-term debt consists of the following at December 31, 1996 and 1995:


                                                                                               1996              1995
             Mortgage note payable                                                       $     4,378,592  $     4,446,075

             Term note payable to a bank maturing December 31, 1998. Payments are due in monthly installments of $43,842, with interest at the bank's prime rate (8.25% at December 31, 1996) plus .5% and secured by
             substantially all assets of the Company                                           1,096,052        1,622,158

             Notes payable to a bank, due in 1996, payable in monthly installments of $6,855 carrying interest at 7.25% and secured by a mortgage deed and
             equipment                                                                                 -          344,968

             Notes payable to a bank, due in 2001, payable in monthly installments of
             $6,005 carrying interest at the bank's prime rate (8.25% at December 31,
             1996) plus .5% and secured by a mortgage deed                                       290,993                -

             Note payable to Brattleboro Development Credit Corporation, payable in monthly installments of $661 carrying interest at 12%, maturing in 2001
             and secured by land and building                                                     26,288           30,765

             Note payable to Vermont 503, due in 2007, payable in monthly installments
             of $1,904 carrying interest at 10.57% and secured by land and building              145,564          152,618

             Note payable to the U.S. Small Business Administration, due in 2001,
             payable in monthly installments of $2,557 carrying interest at 8.25% and
             secured by land and building                                                        114,316          134,649
                                                                                         ---------------  ---------------

                                                                                               6,051,805        6,731,233

             Less--Current portion                                                               768,644        1,081,137
                                                                                         ---------------  ---------------

                                                                                         $     5,283,161  $     5,650,096
                                                                                         ===============  ===============


          The mortgage note is payable in equal monthly principal and interest payments of $38,837 over 25 years and carries interest at the bank's prime rate (8.25% at December 31, 1996) plus 3/4%, adjustable quarterly.

                         STOW MILLS, INC. AND SUBSIDIARY
                            AND HENDRICKSON PARTNERS

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                                DECEMBER 31, 1996

                                   (Continued)


(2)    BORROWINGS (Continued)

       (b)    Long-Term Debt (Continued)

              Under the terms of the mortgage note, the Company is required to, among other things, maintain certain levels of tangible debt-to-net worth ratios and current ratios. In addition, the mortgage note agreement places certain limitations on salaries, dividends and capital expenditures. At December 31, 1996, the Company was either in compliance with such covenants or such events of noncompliance were waived by the bank. The mortgage note is secured by the Company's principal operating facility, its truck maintenance facility and its land.

              The terms of the U.S. Small Business Administration note agreement, among other things, place restrictions on dividends, capital distributions, capital expenditures and officer compensation. Also, under the terms of the U.S. Small Business Administration note agreement, the Company is required to maintain positive net income after taxes and a minimum debt-to-equity ratio. The Company was not in compliance with all of the various covenants of the note agreement as of December 31, 1996, and such covenants were not waived by the lenders. Accordingly, the amount outstanding under the agreement is callable and has been classified as current in the accompanying combined balance sheet at December 31, 1996.

              The annual principal requirements for long-term debt are as follows as of December 31, 1996:


                                         Amount
              December 31,
                 1997               $       768,644
                 1998                       710,892
                 1999                       154,499
                 2000                       169,363
                 2001                       179,828
                 Thereafter               4,068,579
                                    ---------------

                                    $     6,051,805
                                    ===============

       (3)    STOCKHOLDERS' EQUITY

              Total stockholders' equity consists of the combined equity of the Company and the Partnership. At December 31, 1996 and 1995, the Company had equity of $2,065,806 and $1,233,096, respectively, and the Partnership had equity of $1,948,271 and $2,480,953, respectively.

                         STOW MILLS, INC. AND SUBSIDIARY
                            AND HENDRICKSON PARTNERS

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                                DECEMBER 31, 1996

                                   (Continued)


(4)    RELATED-PARTY TRANSACTIONS

       (a)    Notes Payable to Officers/Stockholders

              Notes payable to officers/stockholders, totaling $6,626,323 and $5,803,308 at December 31, 1996 and 1995, respectively, are due on demand and carry interest at 8.25% and 9.25%, respectively. The noteholders have waived rights to collect $6,043,097 of these notes through December 31, 1997, and accordingly, that portion of the notes has been classified as long-term in the accompanying combined balance sheets. These long-term notes are subordinated to all bank debt. The accompanying combined statements of operations includes approximately $483,000, $507,000 and $359,000 in 1996,
              1995 and 1994, respectively, of interest expense relating to the notes.

       (b)    Other Related-Party Transactions

              The principal stockholder of the Company formerly owned a 67% interest in a food processing company. During 1994, the food processing company was sold to an unrelated party. Purchases from this food processing company were approximately $2,337,000 in 1994 prior to the sale. Sales to this company were approximately $17,000 in 1994 prior to the sale. In addition, the principal stockholders of the Company own retail operations that sell products distributed by the Company. Sales to these companies amounted to approximately $230,000, $287,000 and $348,000 in 1996,
              1995 and 1994, respectively, of which approximately $10,000 and $28,000 is included in accounts receivable in the accompanying combined balance sheets as of December 31, 1996 and 1995, respectively.

(5)    LEASE OBLIGATIONS

       The Company leases certain warehouse and computer equipment under capital leases. Additionally, the Company leases a warehouse, vehicles and equipment under noncancelable and cancelable operating leases that expire through October 2001. In 1993, the Company entered into a noncancelable 10-year lease agreement for a warehouse facility located in Pennsylvania. Rental expense under the noncancelable operating leases was approximately $744,000, $468,000 and $530,000 in 1996, 1995

                         STOW MILLS, INC. AND SUBSIDIARY
                            AND HENDRICKSON PARTNERS

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                                DECEMBER 31, 1996

                                   (Continued)


(5)       LEASE OBLIGATIONS (Continued)

          and 1994, respectively. The future minimum lease payments under noncancelable operating and capital leases at December 31, 1996 are as follows:

                                                                Operating           Capital
                                                                  Leases            Leases
        December 31,
           1997                                              $       772,418    $    212,250
           1998                                                      426,268         211,552
           1999                                                      424,118          86,269
           2000                                                      417,666          74,880
           2001                                                      413,864          43,680
           Thereafter                                                577,791               -
                                                             ---------------    ------------

                                                             $     3,032,125         628,631
                                                             ===============

        Less--Amount representing interest                                            97,803
                                                                                ------------

                   Present value of minimum lease payments                           530,828

        Less--Current portion                                                        172,164
                                                                                ------------

                                                                                $    358,664
                                                                                ============


       The 10-year Pennsylvania warehouse lease includes a fixed-price purchase option exercisable by the Partnership at the end of years seven through ten. The annual rent is fixed at approximately $408,000 for years one through five, with escalation in years six through ten based on the one-year treasury note rate. The Company has issued a letter of credit of approximately $408,000, which expires in June 1997, as security for performance under the terms of the lease agreement.

(6)    EMPLOYEE BENEFIT PLAN

       The Company maintains a defined-contribution retirement plan that qualifies under Section 401(k) of the Internal Revenue Code. The plan allows eligible employees to contribute up to 10% of their compensation; the first 6% contributed is matched by the Company to the extent of 55% of an employee's contribution. Company contributions to the plan in 1996, 1995 and 1994 amounted to approximately $210,000, $164,000 and $156,000, respectively.

                         STOW MILLS, INC. AND SUBSIDIARY
                            AND HENDRICKSON PARTNERS

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                                DECEMBER 31, 1996

                                   (Continued)


(7)    CONTINGENCIES

       The Company self-insures medical benefits provided to employees. Northwest National Life acts as the administrator of the medical benefits plan. The Company maintains stop-loss insurance coverage on a claims-made basis for the plan year ending May 30, 1997. The stop-loss coverage limits maximum annual payments for employee health insurance to $1,217,546 in the aggregate and $60,000 per employee. The Company accrues for claims based on historical claim amounts and activity and historical lag times.

       On August 1, 1995, the Company converted its workers' compensation coverage provided to employees to a fully insured, premium-based plan. Prior to August 1, the Company was self-insured with respect to workers' compensation. Liberty Mutual acted as administrator of the plan.

       Litigation

       The Company is involved in litigation arising in the ordinary course of business. After consultation with legal counsel, management believes that these matters will be resolved without material adverse effect on the Company's future financial position or results of operations.

                         STOW MILLS, INC. AND SUBSIDIARY
                            AND HENDRICKSON PARTNERS

          COMBINED BALANCE SHEETS--APRIL 25, 1997 AND DECEMBER 31, 1996


                                                        ASSETS

                                                                                         April 25,       December 31,
                                                                                           1997              1996
                                                                                        (Unaudited)
CURRENT ASSETS:
   Cash                                                                              $       542,840  $       412,017
   Accounts receivable, net                                                               14,979,938       14,171,382
   Inventory                                                                              27,429,491       26,465,143
   Prepaid expenses                                                                          612,608          521,815
                                                                                     ---------------  ---------------

           Total current assets                                                           43,564,877       41,570,357
                                                                                     ---------------  ---------------

PROPERTY AND EQUIPMENT, NET                                                               12,049,010       12,287,236
                                                                                     ---------------  ---------------

OTHER ASSETS, NET                                                                            521,464          521,464
                                                                                     ---------------  ---------------

           Total assets                                                              $    56,135,351  $    54,379,057
                                                                                     ===============  ===============

                                         LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Current portion of capitalized lease obligations and long-term debt                $       936,431  $       940,808
  Accounts and drafts payable                                                             15,885,214       12,514,514
  Accrued expenses                                                                         2,240,061        1,448,266
  Demand notes payable to officers/stockholders                                              583,226          583,226
                                                                                     ---------------  ---------------

           Total current liabilities                                                      19,644,932       15,486,814
                                                                                     ---------------  ---------------

LONG-TERM REVOLVING LINE OF CREDIT                                                        20,522,307       23,193,244
                                                                                     ---------------  ---------------

LONG-TERM DEBT, LESS CURRENT PORTION                                                       5,064,250        5,283,161
                                                                                     ---------------  ---------------

CAPITALIZED LEASE OBLIGATIONS, LESS CURRENT PORTION                                          295,184          358,664
                                                                                     ---------------  ---------------

NOTES PAYABLE TO OFFICERS/STOCKHOLDERS                                                     6,043,097        6,043,097
                                                                                     ---------------  ---------------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
  Common stock, $1 par value-
     Voting-
       Authorized--8,502 shares
       Issued and outstanding--200 shares                                                        200              200
     Nonvoting-
       Authorized, issued and outstanding--1,498 shares                                        1,498            1,498
  Additional paid-in capital                                                                 299,641          299,641
  Retained earnings/partners' capital                                                      4,264,242        3,712,738
                                                                                     ---------------  ---------------

           Total stockholders' equity                                                      4,565,581        4,014,077
                                                                                     ---------------  ---------------

           Total liabilities and stockholders' equity                                $    56,135,351  $    54,379,057
                                                                                     ===============  ===============

   The accompanying notes are an integral part of these combined financial statements.

                        STOW MILLS, INC. AND SUBSIDIARY
                           AND HENDRICKSON PARTNERS

                       COMBINED STATEMENTS OF OPERATIONS
                           FOR THE FOUR MONTHS ENDED

                                                        April 25, 1997    April 26, 1996
                                                                   (Unaudited)

NET SALES                                               $    69,699,795  $    66,372,744

COST OF SALES                                                56,675,933       53,140,828
                                                        ---------------  ---------------

         Gross profit                                        13,023,862       13,231,916

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES                 11,450,995       11,546,479
                                                        ---------------  ---------------

         Income from operations                               1,572,867        1,685,437

OTHER INCOME                                                    132,278           93,688

INTEREST EXPENSE                                                977,496          815,579
                                                        ---------------  ---------------

         Net income before provision for income taxes           727,649          963,546

PROVISION FOR INCOME TAXES                                      106,145           48,722
                                                        ---------------  ---------------

         Net income                                     $       621,504  $       914,824
                                                        ===============  ===============

         Net income per share                              $366.02          $538.77
                                                           =======          =======

   The accompanying notes are an integral part of these combined financial statements.

                         STOW MILLS, INC. AND SUBSIDIARY
                            AND HENDRICKSON PARTNERS

                        COMBINED STATEMENTS OF CASH FLOWS
                            FOR THE FOUR MONTHS ENDED

                                                                                     April 25, 1997    April 26, 1996
                                                                                                (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                                                        $       621,504  $       914,824
   Adjustments to reconcile net income to net cash provided by (used in) operating activities-
     Depreciation and amortization                                                           442,114          458,553
     Loss on sale disposal of property and equipment                                               -            9,599
     Changes in assets and liabilities, net of acquisition-
       Accounts receivable, net                                                             (808,556)        (370,982)
       Inventory                                                                            (964,348)      (3,480,059)
       Prepaid expenses                                                                      (90,793)         (24,583)
       Other assets                                                                                -           (9,911)
       Accounts and drafts payable                                                         3,370,700       (2,572,836)
       Accrued expenses                                                                      817,265        3,729,824
                                                                                     ---------------  ---------------

              Net cash provided by (used in) operating activities                          3,387,886       (1,345,571)
                                                                                     ---------------  ---------------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Acquisition, net of cash acquired                                                               -         (899,931)
   Property and equipment additions                                                         (203,888)         (51,265)
                                                                                     ---------------  ---------------

              Net cash used in investing activities                                         (203,888)        (951,196)
                                                                                     ---------------  ---------------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from line of credit                                                           (2,670,937)       2,866,747
   Payments of long-term debt and capitalized lease obligations                             (286,768)        (230,386)
   Proceeds from notes payable to officers/stockholders                                            -           25,928
   Dividends paid                                                                            (25,470)         (16,980)
   Cash distributions paid to partners                                                       (70,000)         (60,000)
                                                                                     ---------------  ---------------

              Net cash provided by (used in) financing activities                         (3,053,175)       2,585,309
                                                                                     ---------------  ---------------

NET INCREASE IN CASH                                                                         130,823          288,542

CASH, BEGINNING OF YEAR                                                                      412,017          387,199
                                                                                     ---------------  ---------------

CASH, END OF YEAR                                                                    $       542,840  $       675,741
                                                                                     ===============  ===============

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
   Cash paid for interest                                                            $       786,853  $       955,183
                                                                                     ===============  ===============
   Cash paid for taxes                                                               $        10,000  $        18,722
                                                                                     ===============  ===============

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
   Reconciliation of assets acquired and liabilities assumed in acquisition-
     Fair value of assets acquired                                                   $             -  $     1,347,877
     Cash paid                                                                                     -         (900,881)
                                                                                     ---------------  ---------------
   Liabilities assumed                                                               $             -  $       446,996
                                                                                     ===============  ===============
   Capital lease obligation                                                          $             -  $       304,571
                                                                                     ===============  ===============


   The accompanying notes are an integral part of these combined financial statements.

                        STOW MILLS, INC. AND SUBSIDIARY
                           AND HENDRICKSON PARTNERS

                    NOTES TO COMBINED FINANCIAL STATEMENTS




(1)    BASIS OF PRESENTATION

       The accompanying unaudited combined financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and
       Article 10 of Regulation S-X. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation of the financial statements, primarily consisting of normal recurring adjustments, have been included. Operating results for the four months ended April 25, 1997 are not necessarily indicative of the results that may be expected for the year ending December 31, 1997.

       These statements should be read in conjunction with the consolidated financial statements, notes and other information included in the Company's December 31, 1996 financial statements.

(2)    SUBSEQUENT EVENTS

       Effective June 23, 1997, the Company signed an agreement to merge with United Natural Foods, Inc. (United), a natural foods distributor headquartered in Connecticut. The merger agreement requires that each share of the Company's common stock be converted to 2,880.18 shares of United's common stock, subject to certain adjustments, up to a maximum of 5,000,000 shares.

       Effective June 20, 1997, the partners of Hendrickson Partners (Hendrickson) assigned their ownership interests in Hendrickson to Stow Mills, Inc. (Stow Mills). Stow Mills then dissolved the partnership and issued 19 shares to each of the partners as consideration for Hendrickson. The number of shares to be issued by Stow was determined by dividing the book value of Hendrickson by the fair value of Stow's common stock.

(3)    STUB PERIODS PRESENTED

       During interim periods, Stow Mills closes its books using a 13-week quarter, which results in two four-week months and one five-week month in a quarter.

(4)    DEBT COVENANTS

       The Company's line of credit and certain long-term debt agreements contain financial and nonfinancial covenants. At April 30, 1997, the Company was either in compliance with such covenants or such events of noncompliance were waived by the banks.

                ANNEX A -- AGREEMENT AND PLAN OF REORGANIZATION



                     AGREEMENT AND PLAN OF REORGANIZATION


                                 BY AND AMONG


                          UNITED NATURAL FOODS, INC.,

                             GEM ACQUISITION CORP.

                               STOW MILLS, INC.

                               BARCLAY MCFADDEN

                                      and

                              RICHARD S. YOUNGMAN


                           Dated as of June 23, 1997

                 And Amended and Restated as of August 8, 1997

                               TABLE OF CONTENTS

                                                                              Page
                                                                              ----

THE CLOSING................................................................... A-6

           1.  Closing........................................................ A-6
           2.  Deliveries at Closing.......................................... A-6

THE ACQUISITION MERGER........................................................ A-6

           1.  Surviving Corporation.......................................... A-6
           2.  Effective Time; Conditions..................................... A-7
           3.  Articles of Incorporation and By-laws.......................... A-7
           4.  Directors and Officers......................................... A-7
           5.  Effect on Outstanding Shares................................... A-7
           6.  Anti-Dilution.................................................. A-8
           7.  Exchange Procedures............................................ A-8
           8.  Effect of the Acquisition Merger...............................A-10
           9.  Additional Actions.............................................A-10

REPRESENTATIONS AND WARRANTIES OF THE COMPANY.................................A-11

           1.  Organization and Business; Power and Authority;
               Effect of Transaction..........................................A-11
           2.  Financial and Other Information................................A-13
           3.  Authorized and Outstanding Capital Stock.......................A-13
           4.  Changes in Condition...........................................A-14
           5.  Liabilities....................................................A-14
           6.  Title to Properties; Leases....................................A-14
           7.  Inventory......................................................A-17
           8.  Accounts and Notes Receivable..................................A-17
           9.  Compliance with Private Authorizations.........................A-17
          10.  Compliance with Governmental Authorizations and
               Applicable Law.................................................A-18
          11.  Intangible Assets..............................................A-19
          12.  Related Transactions...........................................A-19
          13.  Insurance......................................................A-19
          14.  Tax Matters....................................................A-20
          15.  Employee Retirement Income Security Act of 1974................A-21
          16.  Employment Arrangements........................................A-22
          17.  Material Agreements............................................A-23
          18.  Ordinary Course of Business....................................A-23
          19.  Broker or Finder...............................................A-26
          20.  Environmental Matters..........................................A-26
          21.  Pooling Matters................................................A-27
          22.  Powers of Attorney.............................................A-27
          23.  Books and Records..............................................A-27

          24.  Customers and Suppliers....................................... A-27
          25.  Officers and Directors........................................ A-27
          26.  Bank Accounts................................................. A-27
          27.  Anti-takeover Statutes Not Applicable......................... A-28
          28.  Water Rights.................................................. A-28
          29.  Continuing Representations and Warranties..................... A-28
          30.  Disclosure.................................................... A-28

REPRESENTATIONS AND WARRANTIES OF THE PARENT
               AND THE MERGER SUBSIDIARY..................................... A-29

           1.  Organization and Business; Power and Authority;
               Effect of Transaction......................................... A-29
           2.  Financial and Other Information............................... A-31
           3.  Authorized and Outstanding Capital Stock...................... A-31
           4.  Changes in Condition.......................................... A-32
           5.  Liabilities................................................... A-32
           6.  Title to Properties; Leases................................... A-32
           7.  Compliance with Private Authorizations........................ A-33
           8.  Compliance with Governmental Authorizations and
               Applicable Law................................................ A-34
           9.  Intangible Assets............................................. A-35
          10.  Related Transactions.......................................... A-35
          11.  Insurance..................................................... A-35
          12.  Tax Matters................................................... A-35
          13.  Employee Retirement Income Security Act of 1974............... A-36
          14.  Employment Arrangements....................................... A-38
          15.  Material Agreements........................................... A-38
          16.  Ordinary Course of Business................................... A-39
          17.  Broker or Finder.............................................. A-41
          18.  Environmental Matters......................................... A-41
          19.  Reports....................................................... A-41
          20.  Antitakeover Statutes Not Applicable.......................... A-42
          21.  Pooling Matters............................................... A-42
          22.  Continuing Representations and Warranties..................... A-42
          23.  Disclosure.................................................... A-42

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS........................... A-42

           1.  Ownership..................................................... A-42
           2.  Liens......................................................... A-42
           3.  Authorization of Agreement.................................... A-43
           4.  No Governmental Consents...................................... A-43
           5.  Investment Representations of Stockholders.................... A-43
           6.  Disclosure Material........................................... A-44

ADDITIONAL COVENANTS.................................................. A-44

    1.  Confidentiality; Access to Information........................ A-44
    2.  Approval of Stockholders...................................... A-45
    3.  Agreement to Cooperate........................................ A-46
    4.  Distributions, Liabilities, Etc............................... A-47
    5.  Notification of Certain Matters............................... A-47
    6.  Public Announcements.......................................... A-47
    7.  Conveyance Taxes.............................................. A-48
    8.  No Solicitation............................................... A-48
    9.  Tax-Free Reorganization Treatment............................. A-48
   10.  Environmental Inspections..................................... A-48
   11.  Tax Audits; Certain Tax Returns............................... A-49
   12.  Tax Distributions............................................. A-50
   13.  Water Rights.................................................. A-51
   14.  Collection of Accounts Receivable............................. A-51
   15.  Pooling of Interests Treatment................................ A-52

CLOSING CONDITIONS.................................................... A-52

    1.  Conditions to Each Party's Obligations Under This Agreement... A-52
    2.  Conditions to the Obligations of Parent and the Merger
         Subsidiary Under This Agreement.............................. A-52
    3.  Conditions to the Obligations of the Company Under This
         Agreement.................................................... A-54

TERMINATION, AMENDMENT AND WAIVER..................................... A-56

    1.  Termination................................................... A-56
    2.  Effect of Termination......................................... A-57
    3.  Amendment..................................................... A-57
    4.  Waiver........................................................ A-57
    5.  Fees, Expenses and Other Payments............................. A-57
    6.  Effect of Investigation....................................... A-58

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION........... A-58

    1.  Effectiveness of Representations, etc......................... A-58
    2.  Indemnification............................................... A-58
    3.  Procedures Concerning Claims by Third Parties; Payment of
         Damages; etc................................................. A-61
    4.  Exclusive Remedy.............................................. A-63
    5.  Net Recovery.................................................. A-63

GENERAL PROVISIONS.................................................... A-63

    1.  Notices....................................................... A-63

    2.  Headings...................................................... A-64
    3.  Severability.................................................. A-64
    4.  Entire Agreement.............................................. A-64
    5.  Assignment.................................................... A-64
    6.  Parties in Interest........................................... A-64
    7.  Governing Law................................................. A-64
    8.  Enforcement of the Agreement.................................. A-65
    9.  Counterparts.................................................. A-65
   10.  Mutual Drafting............................................... A-65
   11.  Disclosure Supplements........................................ A-65

DEFINITIONS........................................................... A-65

                                      A-5

                     AGREEMENT AND PLAN OF REORGANIZATION
                     ------------------------------------


     AGREEMENT AND PLAN OF REORGANIZATION, dated as of June 23, 1997, and as amended and restated as of August 8, 1997, by and between United Natural Foods, Inc., a Delaware corporation (the "Parent") GEM Acquisition Corp., a Delaware
                                   ------
corporation (the "Merger Subsidiary"), Stow Mills, Inc., a Vermont corporation
                  -----------------
(the "Company"), and Barclay McFadden and Richard Youngman (collectively, the
      -------
"Stockholders").
-------------

                              W I T N E S S E T H:

     WHEREAS, the Parent, the Merger Subsidiary, the Company and the Stockholders have entered into an Agreement and Plan of Reorganization, dated as of June 23, 1997 (the "Original Agreement").

     WHEREAS, the Parent, the Merger Subsidiary, the Company and the Stockholders desire to amend and restate the Original Agreement in its entirety.

     WHEREAS, the Parent and the Company deem it advisable and in the best interests of their respective stockholders to consummate the business combination provided for herein.

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto, intending to be legally bound, agree that the Original Agreement is hereby amended and restated in its entirety as follows:



                                  THE CLOSING


1.   Closing.  Unless this Agreement shall have been terminated pursuant to
     -------
     Article 8 hereof, and subject to the satisfaction or, if permissible,
     ---------
     waiver of the conditions set forth in Article 7, the closing of the
                                           ---------
     Acquisition Merger (the "Closing") will take place on the Closing Date at
                              -------
     the offices of Sullivan & Worcester LLP, One Post Office Square, Boston, Massachusetts, unless another date, time or place is agreed to in writing by the Parties.

2.   Deliveries at Closing.  Subject to the provisions of Article 7 and 8, at
     ---------------------                                ---------     -
     the Closing there shall be delivered by the Parent and the Company the opinions, certificates and other documents and instruments required then to be delivered pursuant to Article 2 and 7 hereof.
                              ---------     -

                             THE ACQUISITION MERGER

1.   Surviving Corporation.  In accordance with the provisions of this Article
     --------- -----------                                             -------
     2, Section 252 of the DGCL and Section 11.07 of the VBCA, at the Effective Time, the

     Merger Subsidiary shall be merged with and into the Company (the two merging corporations being sometimes collectively referred to herein as the "Constituent Corporations") and the separate corporate existence of the
          ------------------------
     Merger Subsidiary shall cease (such transaction being hereinafter referred to as the "Acquisition Merger"). The Company shall be the surviving
                ------------------
     corporation in the Acquisition Merger (hereinafter sometimes referred to as the "Surviving Corporation") and shall continue its corporate existence
          ---------------------
     under the laws of the State of Vermont. The name of the Surviving Corporation shall be "Stow Mills, Inc.".

2.   Effective Time; Conditions.  If all of the conditions precedent set forth
     --------------------------
     in Article 7 hereof have been satisfied or waived (to the extent permitted
        ---------
     by law), and this Agreement has not otherwise been properly terminated under Article 8 hereof, (a) the appropriate form of certificate of merger
           ---------
     with respect to the Acquisition Merger shall be prepared by the Parent and the Company and filed and recorded pursuant to Section 251 of the DGCL with the Delaware Secretary of State (as so filed and recorded, the "Certificate
                                                                     -----------
     of Merger") and (b) pursuant to Section 11.05 of the VBCA, the appropriate
     ---------
     form of articles of merger with respect to the Acquisition Merger shall be prepared by the Parent and the Company and filed and recorded with the Vermont Secretary of State (as so filed and recorded, the "Articles of
                                                                -----------
     Merger").  The Acquisition Merger shall become effective at, and the
     ------
     Effective Time shall be, the time specified in the Certificate of Merger and the Articles of Merger.

3.   Articles of Incorporation and By-laws.  The Articles of Incorporation and
     -------------------------------------
     the By-Laws of the Company as in effect or the date hereof shall be the Articles of Incorporation and the By-laws of the Surviving Corporation and shall thereafter continue to be the Surviving Corporation's Articles of Incorporation and By-Laws until amended as provided therein or by applicable law.

4.   Directors and Officers.  The directors and officers of the Surviving
     ----------------------
     Corporation shall be the directors and officers of the Merger Subsidiary immediately prior to the Effective Time and each such director and officer shall hold office in accordance with the Articles of Incorporation and By-Laws of the Surviving Corporation.

5.   Effect on Outstanding Shares.
     ----------------------------

     (a)  Company Common Stock.  By virtue of the Acquisition Merger,
          --------------------
          automatically and without any action on the part of the holder thereof, each share of the Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any such shares held as treasury stock by the Company) shall become and be converted into Two Thousand Eight Hundred Eighty and 18/100 (2,880.18) shares of
          Parent Common Stock (the "Purchase Price"), subject to adjustment as
                                    --------------
          provided in Section 8.5.  Upon the issuance of any shares of Company
                      -----------
          Common Stock by the Company to any holder of Company Common Stock after the date hereof in connection with the satisfaction of the conditions set forth in Section 7.2 (H) or (I), an appropriate and
                                  ---------------    ---
          proportionate downward adjustment shall be made to the number of shares of Parent Common Stock to be delivered as the Purchase Price to the holders of the Company Common Stock so that each such holder shall receive under this Section 2.5 the number of shares of Parent Common
                             -----------
          Stock that such holder would have received if such issuance of additional shares of Company Common Stock had not occurred.

     (b)  The Merger Subsidiary Common Stock.  Each share of the Merger
          ----------------------------------
          Subsidiary Common Stock issued and outstanding immediately prior to the Effective Time shall be converted as of the Effective Time into one share of common stock, $1.00 par value per share, of the Surviving Corporation ("Surviving Corporation Common Stock").
                        ----------------------------------

6.   Anti-Dilution.  In the event that during the period beginning on the date
     -------------
     hereof and ending on the Closing Date the outstanding shares of Parent Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities through reorganization, recapitalization, reclassification, stock (or other non-
     cash) dividend, stock split, reverse stock split, or other like changes in the Parent's capitalization (a "Recapitalization"), then an appropriate and
                                     ----------------
     proportionate adjustment shall be made to the number and/or kind of securities to be delivered as the Purchase Price to the holders of the Company Common Stock so that each such holder of Company Common Stock shall receive under Section 2.5 hereof the number of shares of Parent Common
                   -----------
     Stock and/or other securities that such holder would have received if the Recapitalization had occurred immediately after the Effective Time.

7.   Exchange Procedures.
     -------------------

     (a) Certificates which represent shares of Company Common Stock that are outstanding immediately prior to the Effective Time and are converted into Parent Common Stock pursuant to this Article 2 shall, after the
                                                    ---------
          Effective Time, be deemed to represent the number of shares of Parent Common Stock into which such shares have been converted and shall be exchangeable by the holders thereof in the manner described below for new certificates representing the shares of Parent Common Stock into which such shares have been converted.

     (b) On the Closing Date or on such other date as may be mutually agreed upon by the parties, the Parent shall (or shall cause its transfer agent to) send to each holder of record of shares of Company Common Stock outstanding as of five business days prior to the Closing Date a certificate for the number of shares of Parent Common Stock upon surrender of such holder's certificate(s) representing shares of Company Common Stock and such certificate(s) for Company Common Stock shall forthwith be canceled. No dividend or other distribution payable after the Effective Time with respect to Parent Common Stock shall be paid to the holder of any unsurrendered certificates for Company Common Stock until the holder thereof surrenders such certificate in accordance with the provisions of this

          Article 2. After the Effective Time, there shall be no transfers on
          ---------
          the stock transfer books of the Company of shares of Company Common Stock which were issued and outstanding at the Effective Time and converted pursuant to the provisions of this Article 2.
                                                       ---------

     (c) In lieu of the issuance of fractional shares of Parent Common Stock pursuant to the applicable provisions of Section 2.5(A) hereof, cash
                                                   --------------
          adjustments, without interest, shall be paid to the holders of Company Common Stock in respect of any fractional share that would otherwise be issuable, and the amount of such cash adjustment shall be equal to an amount in cash determined by multiplying such holder's fractional interest by the Purchase Price (rounded up to the nearest cent).

8.   Effect of the Acquisition Merger.
     --------------------------------

     (a) At the Effective Time, all of the estate, property, rights, privileges, powers and franchises of the Constituent Corporations and all of their property, real, personal and mixed, and all the debts due on whatever account to any of them, as well as all stock subscriptions and other choses in action belonging to any of them, shall be transferred to and vested in the Surviving Corporation, without further act or deed, and all claims, demands, property and other interest shall be the property of the Surviving Corporation, and the title to all real estate vested in any of the Constituent Corporations shall not revert or be in any way impaired by reason of the Acquisition Merger, but shall be vested in the Surviving Corporation.

     (b) From and after the Effective Time, the rights of creditors of any Constituent Corporation shall not in any manner be impaired, nor shall any liability or obligation, including taxes due or to become due, or any claim or demand in any cause existing against such corporation, or any stockholder, director, or officer thereof, be released or impaired by the Acquisition Merger, but the Surviving Corporation shall be deemed to have assumed, and shall be liable for, all liabilities and obligations of each of the Constituent Corporations in the same manner and to the same extent as if the Surviving Corporation had itself incurred such liabilities or obligations. The stockholders, directors, and officers of the Constituent Corporations shall continue to be subject to all liabilities, claims and demands existing against them as such at or before the Acquisition Merger. No action or proceeding then pending before any court or tribunal of the State of Delaware, the State of Vermont, the State of New Hampshire or otherwise in which any Constituent Corporation is a party, or in which any such stockholder, director, or officer is a party, shall abate or be discontinued by reason of the Acquisition Merger, but any such action or proceeding may be prosecuted to final judgment as though no merger had taken place, or the Surviving Corporation may be substituted as a party in place of any Constituent Corporation by the court in which such action or proceeding is pending.

9.   Additional Actions.  If, at any time after the Effective Time, the
     ------------------
     Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Constituent Corporations acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Acquisition Merger or to otherwise carry out this Agreement, the officers and directors of the Surviving Corporation shall and will be authorized to execute and deliver, in the name and on behalf of the Constituent Corporations or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of the Constituent Corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or to otherwise carry out the purposes and intent of this Agreement.

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents, warrants and covenants to, and agrees with, the Parent and the Merger Subsidiary as follows:

1.   Organization and Business; Power and Authority; Effect of Transaction.
     ---------------------------------------------------------------------

     (a)  The Company:

          (1) is a corporation duly organized, validly existing and in good standing under the laws of the State of Vermont;

          (2) has all requisite corporate power and authority to own or hold under lease its properties and to conduct its business as now conducted and has in full force and effect all Governmental Authorizations and Private Authorizations and has made all Governmental Filings, to the extent required for such ownership and lease of its property and conduct of its business, except to the extent that the failure to have obtained any such Governmental Authorization or Private Authorization or to have made any such Governmental Filing would not have an Adverse Effect; and

          (3) has duly qualified and is authorized to do business and is in good standing as a foreign corporation in each jurisdiction set forth in Section 3.1(A)(iii) of the Company Disclosure Schedule
                        -------------------
               and, except as otherwise set forth in Section 3.1(A)(iii) of the
                                                     -------------------
               Company Disclosure Schedule, in each jurisdiction which the character of its property or the nature of its business or operations requires such qualification or authorization, except to the extent the failure so to qualify or to maintain such authorizations would not have an Adverse Effect.

     (b) The Company has all requisite power and authority (corporate and other) and, other than the filing and termination of the waiting period pursuant to the HSR Act, has in full force and effect all Governmental Authorizations and Private Authorizations in order to enable it to execute and deliver, and to perform its obligations under, this Agreement and each Collateral Document executed or required to be executed by it pursuant hereto or thereto and to consummate the Acquisition Merger and the Transactions, and the execution, delivery and performance of this Agreement and each Collateral Document executed or required to be executed pursuant hereto or thereto have been duly authorized by all requisite corporate or other action (including that of the Company's stockholders). This Agreement has been duly executed and delivered by the Company and constitutes, and each Collateral Document executed or required to be executed pursuant hereto or thereto or to consummate the Acquisition Merger and the Transactions, when executed and delivered by the Company will constitute, legal, valid and binding obligations of the Company, enforceable in accordance with their respective terms, except as such enforceability may be subject to bankruptcy, moratorium, insolvency, reorganization, arrangement, voidable preference, fraudulent conveyance or other similar laws relating to or affecting the rights of creditors, and except as the same may be subject to the effect of general principles of equity. The affirmative vote of a majority of the votes the holders of the outstanding shares of the Company Common Stock consisting of voting Common Stock are entitled to cast is the only vote of the holders of any class or series of the capital stock of the Company necessary to approve this Agreement, the Acquisition Merger and the Transactions under Applicable Law and the Company's Organic Documents.

     (c)  Except as set forth in Section 3.1(C) of the Company Disclosure
                                 --------------
          Schedule, neither the execution and delivery of this Agreement or any Collateral Document executed or required to be executed pursuant hereto or thereto, nor the consummation of the Acquisition Merger or the Transactions, nor compliance with the terms, conditions and provisions hereof or thereof by the Company or any of the other parties hereto or thereto which is Affiliated with the Company:

          (1) will conflict with, or result in a breach or violation of, or constitute a default under, any Applicable Law on the part of the Company or any Subsidiary or will conflict with, or result in a breach or violation of, or constitute a default under, or permit the acceleration of any obligation or liability in, or but for any requirement of giving of notice or passage of time or both would constitute such a conflict with, breach or violation of, or default under, or permit any such acceleration in, any Contractual Obligation of the Company or any Subsidiary,


          (2) will result in or permit the creation or imposition of any Lien (except to the extent set forth in Section 3.1(C) of the Company
                                                  --------------
               Disclosure Schedule) upon any property now owned or leased by the Company or any such other party, or

          (3) will require any Governmental Authorization or Governmental Filing or Private Authorization, except for filing requirements under Applicable Law in connection with the Acquisition Merger and the Transactions and except pursuant to the HSR Act.

     (d) The Company does not have any Subsidiaries other than Rainbow. Rainbow is a duly organized and validly existing limited liability company which is in good standing under the laws of the State of Delaware, and is duly qualified and in good standing as a foreign entity in each other jurisdiction set forth in Section 3.1(D) of the Company
                                    --------------
          Disclosure Schedule and, except as otherwise set forth in Section
                                                                    -------
          3.1(D) of the Company Disclosure Schedule, in each jurisdiction which
          ------
          the character of its property or the nature of its business or operations requires such qualification or authorization, except to the extent the failure so to qualify or to maintain such qualification or authorization would not have an Adverse Effect, with full limited liability company power and authority to carry on the business in which it is engaged. Rainbow has in full force and effect all Governmental Authorizations and Private Authorizations and has made all Governmental Filings, to the extent required for such ownership and lease of its property and conduct of its business, except to the extent that the failure to have obtained any such Governmental Authorization or Private Authorization or to have made any such Governmental Filing would not have an Adverse Effect. The Company owns its ninety-eight percent (98%) interest in Rainbow free and clear of all Liens (except to the extent set forth in Section 3.1(D) of the
                                                          --------------
          Company Disclosure Schedule). There are no outstanding Option Securities or Convertible Securities, or agreements or understandings with respect to any of the foregoing, of any nature whatsoever relating to the authorized and unissued or the outstanding equity securities of Rainbow.

2.   Financial and Other Information.
     -------------------------------

     (a) The Company has heretofore furnished to the Parent copies of the consolidated financial statements of the Company listed in Section
                                                                     -------
          3.2(A) of the Company Disclosure Schedule (the "Company Financial
          ------                                          -----------------
          Statements").  The Company Financial Statements, including in each
          ----------
          case the notes thereto, have been prepared in accordance with GAAP applied on a consistent basis with the Company's past practice throughout the periods covered thereby, are true and correct in all material respects and, except as otherwise noted therein, fairly and completely present the consolidated financial condition and results of operations of the Company and Rainbow on the bases therein stated, as of the respective dates thereof, and for the respective periods covered thereby subject, in the case of unaudited Company Financial Statements to normal nonmaterial year-end audit adjustments and accruals.

     (b) The Company does not own any capital stock or equity or proprietary interest in any Entity or enterprise other than Rainbow, however organized and however such interest may be denominated or evidenced.

3.   Authorized and Outstanding Capital Stock.  The authorized and outstanding
     ----------------------------------------
     capital stock of the Company, consisting of Voting Common Stock, Class A Non-Voting Common Stock and Class B Non-Voting Common Stock, each having a par value $1.00 per share (collectively, the "Company Common Stock"), and
                                                   --------------------
     the interests of the members of Rainbow are as set forth in Section 3.3(A)
                                                                 --------------
     of the Company Disclosure Schedule. All of such outstanding capital stock and interests has been duly authorized and validly issued, is fully paid and nonassessable and is not subject to any preemptive or similar rights. Except as contemplated by this Agreement, there is neither outstanding nor has the Company or Rainbow agreed to grant or issue any additional equity securities or any Option Security or Convertible Security. Neither the Company nor Rainbow is a party to or is bound by any agreement, put or commitment pursuant to which it is obligated to purchase, redeem or otherwise acquire any equity securities or any Option Security or Convertible Security. Except as contemplated by this Agreement, between the date hereof and the Closing, the Company will not, and will prohibit Rainbow to, issue, sell or purchase or agree to issue, sell or purchase any equity securities or any Option Security or Convertible Security of the Company or Rainbow. All of the issued and outstanding capital stock of the Company and all of the interests of members of Rainbow have been issued in compliance with applicable Federal and state securities laws.

4.   Changes in Condition.  Since the date of the most recent financial
     --------------------
     statements forming part of the Company Financial Statements, except to the extent specifically described in Section 3.4 of the Company Disclosure
                                      -----------
     Schedule, there has been no Adverse Change in the Company and Rainbow taken as a whole. There is no Event known to the Company which Adversely Affects the Company and Rainbow taken as a whole, or the ability of the Company to perform any of the obligations set forth in this Agreement or any Collateral Document executed or required to be executed pursuant hereto or thereto except for changes in general economic conditions and to the extent set forth in Section 3.4 of the Company Disclosure Schedule.
                  -----------

5.   Liabilities.  At the date of the most recent balance sheet forming part of
     -----------
     the Company Financial Statements, neither the Company nor Rainbow had any obligations or liabilities, past, present or deferred, accrued or unaccrued, fixed, absolute, contingent or other, except as disclosed in such balance sheet, or the notes thereto, and since such date neither the Company nor Rainbow has incurred any such obligations or liabilities, other than obligations and liabilities incurred in the ordinary course of business consistent with past practice of the Company and Rainbow, which do not, in the aggregate, Adversely Affect the Company and Rainbow taken as a whole except to the extent set forth in Section 3.5 of the Company
                                             -----------
     Disclosure Schedule.

     Neither the Company nor Rainbow has Guaranteed or is otherwise primarily or secondarily liable in respect of any obligation or liability of any other Person material to the Company or the Company and Rainbow, except for endorsements of negotiable instruments for deposit in the ordinary course of business, consistent with prior practice, or as disclosed in the most recent balance sheet, or the notes thereto, forming part of the Company Financial Statements or in Section 3.5 of the Company Disclosure Schedule.
   -----------

6.   Title to Properties; Leases.
     ---------------------------

     (a) Each of the Company and Rainbow has good legal and insurable title, with respect to all real property owned or leased (in fee simple if owned and leasehold if leased) and marketable title if owned (in fee simple), if any, reflected as an asset on the most recent balance sheet forming part of the Company Financial Statements, or held by the Company or Rainbow for use in its business if not so reflected, and good and clear indefeasible and merchantable title to all other assets, tangible and intangible, reflected on such balance sheet, or (excluding leased real estate) held by the Company or Rainbow for use in its business if not so reflected, or purported to have been acquired by the Company or Rainbow since such date, except inventory sold or depleted, or property, plant and other equipment used up or retired, since such date, in each case in the ordinary course of business consistent with past practice of the Company and Rainbow, free and clear of all Liens, except (x) such as are reflected in the most recent balance sheet, or the notes thereto, forming part of the Company Financial Statements,
          (y) Liens securing taxes, assessments, governmental charges or levies, or the claims of materialmen, carriers, landlords and like persons, which are not yet due or payable, or (z) as set forth in Section
                                                                   -------
          3.6(A) of the Company Disclosure Schedule. Each Lease or other
          ------
          occupancy or other agreement under which the Company or Rainbow holds real or personal property has been duly authorized, executed and delivered by the Company or Rainbow, as the case may be; each such Lease is a legal and valid obligation of the Company or Rainbow, as the case may be. Each of the Company and Rainbow has a valid leasehold interest in and enjoys peaceful and undisturbed possession under all Leases pursuant to which it holds any real property or tangible personal property. All of such Leases are valid and subsisting and in full force and effect; and neither the Company nor Rainbow, nor to the knowledge of the Company any other party thereto, is in default in the performance, observance or fulfillment of any obligation, covenant or condition contained in any such Lease.

     (b)  Section 3.6(B) of the Company Disclosure Schedule contains a true,
          --------------
          correct and complete description of all real estate owned or leased by the Company or Rainbow and all Leases and an identification of all material items of fixed assets and machinery and equipment. The real property (other than land), fixtures, fixed assets and machinery and equipment of the Company and Rainbow are in a state of good repair and maintenance and are in good operating condition, reasonable wear and tear excepted. Each of the Company and Rainbow owns, rents or leases all tangible assets necessary for the conduct of its business as presently conducted and as presently proposed to be conducted until the Closing.

     (c) With respect to each parcel of such real property owned by the Company or Rainbow, except as set forth in Section 3.6(C) of the Company
                                             --------------
          Disclosure Schedule:

          (1) there are no pending or, to the knowledge of the Company, threatened condemnation proceedings relating to such parcel, and there are no pending or, to the knowledge of the Company, threatened litigation or administrative actions relating to such parcel or other matters Adversely affecting the use, occupancy or value thereof;

          (2) the buildings and improvements may be used as of right under applicable zoning and land use laws for the operation of the business of the Company and Rainbow as now conducted (the

               "Current Uses") and such buildings and improvements are located
               -------------
               within the boundary lines of the described parcels of land, are not in violation of Applicable Laws and do not encroach on any easement which may burden the land; the land does not serve any adjoining property for any purpose inconsistent with the use of the land; and such parcel is not located within any flood plain or subject to any similar type restriction for which any permits or licenses necessary to the use thereof have not been obtained;

          (3) there are no outstanding options or rights of first refusal to purchase such parcel, or any portion thereof or interest therein;

          (4) all facilities located on such parcel are supplied with utilities and other services necessary for the operation of such facilities, including gas, electricity, water, telephone, sanitary sewer and storm sewer, all of which services are adequate for the Current Uses and in accordance with all Applicable Laws, and are provided via public roads or via permanent, irrevocable, appurtenant easements benefiting such parcel;

          (5) such parcel abuts on and has direct vehicular access to a public road or access to a public road via a permanent, irrevocable, appurtenant easement benefiting such parcel;

          (6) the Company has received no written notice of any proposed or pending proceeding to change or redefine the zoning classification of all or any portion of the parcels; and

          (7) each parcel is an independent unit which does not rely on any facilities (other than the facilities of public utility and water companies) located on any other property (a) to fulfill any zoning, building code, or other municipal or governmental requirement, (b) for structural support or the furnishing of any essential building systems or utilities, including, but not limited to electric, plumbing, mechanical, heating, ventilating, and air conditioning systems, or (c) to fulfill the requirements of any lease. No building or other improvement not included in the parcels relies on any part of the parcels to fulfill any requirement of Applicable Laws or for structural support or the furnishing of any essential building systems or utilities. Each of the parcels is assessed by local property assessors as a tax parcel or parcels separate from all other tax parcels.

     (d)  With respect to each Lease, except as set forth in Section 3.6(D) of
                                                             --------------
          the Company Disclosure Schedule:

          (1) there are no disputes, oral agreements or forbearance programs in effect as to any Lease;

          (2) all facilities occupied under each Lease are supplied with utilities and other services necessary for the operation of said facilities;

          (3) to the knowledge of the Company, the owner of the facility occupied under each Lease has good and clear record and marketable title to the parcel of real property, free and clear of any Lien, except for recorded easements, covenants, and other restrictions which do not impair the Current Uses, occupancy or value of the property subject thereto; and

          (4) no Event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification or acceleration of any Lease.

7.   Inventory.  The inventory of the Company and Rainbow as set forth on the
     ---------
     Company Financial Statements, was, and the inventory of the Company and Rainbow on the date hereof is and on the Closing Date will be, in good and merchantable condition, and in reasonably useable or saleable condition in the ordinary course of business, except for obsolete or defective materials and any excess stock items which alone and in the aggregate are not material. Such inventory does not include any material amounts of any item that was at any prior time written off or written down by the Company. All inventories not written-off have been priced at average cost on a "LIFO" basis. Freight costs associated with inventory are based on proximate market rates. To the knowledge of the Company, there is no Adverse condition currently affecting the supply of materials or inventory available to the Company or Rainbow.

8.   Accounts and Notes Receivable.  All accounts and notes receivable reflected
     -----------------------------
     on the Company Financial Statements and all accounts and notes receivable arising subsequent to the issuance of the Company Financial Statements have or will have arisen in the ordinary course of business, represent valid obligations to the Company or Rainbow, as the case may be, and have been collected or will be collected in the aggregate amounts thereof recorded on the books of the Company or Rainbow, as the case may be, in each case net of the reserve for bad debts reflected on the Company Financial Statements, assuming that such accounts and notes receivable are collected in a manner consistent with the Company's past practices.

9.   Compliance with Private Authorizations.  Section 3.9 of the Company
     --------------------------------------   -----------
     Disclosure Schedule sets forth a true, correct and complete list and description of each Private Authorization which individually is material to the Company and

     Rainbow taken as a whole, all of which are in full force and effect. Each of the Company and Rainbow has obtained all Private Authorizations which are necessary for the ownership by the Company or Rainbow of its properties and the conduct of its business as now conducted, except to the extent that the failure to have obtained any such Private Authorization would not have an Adverse Effect. Neither the Company nor Rainbow is in breach or violation of, or is in default in the performance, observance or fulfillment of, any Private Authorization, except for such defaults, breaches or violations, as do not in the aggregate have any Adverse Effect on the Company and Rainbow taken as a whole or the ability of the Company to perform any of the obligations set forth in this Agreement or any Collateral Document executed or required to be executed pursuant hereto or thereto or to consummate the Acquisition Merger and the Transactions. No Private Authorization is the subject of any pending or, to the Company's knowledge, threatened attack, revocation or termination.

10.  Compliance with Governmental Authorizations and Applicable Law.
     --------------------------------------------------------------

     (a)  Section 3.10(A) of the Company Disclosure Schedule contains a
          ---------------
          description of:

          (1) all Legal Actions which are pending or, to the Company's knowledge, threatened or contemplated against, and which in any manner relate Adversely to, the Company or Rainbow or the business, operations or properties, or the officers or directors of the Company or Rainbow in connection therewith; and

          (2) each Governmental Authorization to which the Company or Rainbow is subject and which relates to the business, operations, properties, prospects, condition (financial or other), or results of operations of the Company and Rainbow taken as a whole, all of which are in full force and effect.

     (b) Each of the Company and Rainbow has obtained all Governmental Authorizations which are necessary for the ownership or uses of its properties and the conduct of its business as now conducted or as presently proposed to be conducted by the Company or which, if not obtained and maintained, could singly or in the aggregate, have any Adverse Effect on the Company and Rainbow taken as a whole, except as otherwise described in Section 3.10(b) of the Company Disclosure
                                 ---------------
          Schedule. No Governmental Authorization is the subject of any pending or, to the Company's knowledge, threatened attack, revocation or termination. Neither the Company nor Rainbow is or at any time since January 1, 1993 has been, or is or has during such time been charged with, or to the Company's knowledge, is threatened or under investigation with respect to any material breach or violation of, or default in the performance, observance or fulfillment of any Governmental Authorization or any Applicable Law, except for such breaches, violations or defaults as do not have in the aggregate any Adverse Effect on the Company and Rainbow taken as a whole or the ability of the Company to perform any of the obligations set forth in this Agreement or any Collateral Document executed or required to be executed pursuant hereto or thereto, or to consummate the Acquisition Merger and the Transaction, except as otherwise described in Section 3.10(B) of the Company Disclosure
                                 ---------------
          Schedule.

     (c)  Except as set forth in Section 3.10(C) of the Company Disclosure
                                 ---------------
          Schedule, each of the Company and Rainbow, and the conduct and operations of their respective businesses, are in compliance with all Applicable Laws which (i) affect or relate to this Agreement or the Transactions or (ii) are applicable to the Company or Rainbow or its business, except for any violation of, or default under, any Applicable Law which reasonably may be expected not to have an Adverse Effect on the assets, business, financial condition, results of operations or future prospects of the Company and Rainbow taken as a whole.

11.  Intangible Assets.  Section 3.11 of the Company Disclosure Schedule sets
     -----------------   ------------
     forth a true, correct and complete description of all Governmental Authorizations relating to Intangible Assets or rights with respect thereto, that are necessary for the present conduct of the Company's business, including without limitation the nature of the Company's and Rainbow's interest in each and the extent to which the same have been duly registered in the offices as indicated therein. Each of the Company and Rainbow owns or possesses or otherwise has the right to use all Governmental Authorizations and other Intangible Assets necessary for the conduct of its business free and clear of all Liens and without any conflict with the rights of others. Except as otherwise described in

     Section 3.11 of the Company Disclosure Schedule, no Governmental
     ------------
     Authorization or Intangible Asset has been or is now involved in any opposition, invalidation, or cancellation, and no Intangible Asset which is a trademark, trade name or service mark infringes any trade name, trademark or service mark of any third party.

12.  Related Transactions.  Section 3.12 of the Company Disclosure Schedule sets
     --------------------   ------------
     forth a true, correct and complete description of any Contractual Obligation or transaction between the Company or Rainbow and any of its officers, directors, employees, stockholders, or any Affiliate of any thereof (other than reasonable compensation for services as officers, directors and employees and reimbursement for out-of-pocket expenses reasonably incurred in support of the Company's business), including without limitation any providing for the furnishing of services to or by, providing for rental of property, real, personal or mixed, to or from, or providing for the lending or borrowing of money to or from or otherwise requiring payments to or from, any officer, director, stockholder or employee, or any Affiliate of any thereof.

13.  Insurance.  Section 3.13 of the Company Disclosure Schedule lists all
     ---------   ------------
     insurance policies maintained by the Company or Rainbow and includes the insurers' names, policy numbers, expiration dates, risks insured against, amounts of coverage, annual premiums, exclusions, deductibles and self-insured retention and describes in reasonable detail any retrospective rating plan, fronting arrangement or any other self-insurance or risk assumption agreed to by the Company or Rainbow or imposed upon the Company or Rainbow by any such insurers, as well as any self-insurance program that is in effect. Neither the Company nor Rainbow is in breach or violation of or in default under any such policy, and all premiums due thereon have been paid, and each such policy or a comparable replacement policy will continue to be in force and effect up to and including the Closing Date. Neither the Company nor Rainbow has received any written notice from the insurer disclaiming coverage or reserving rights with respect to a particular claim or such policy in general. Neither the Company nor Rainbow has incurred any loss, damage, expense or liability covered by any such insurance policy for which it has not properly asserted a claim under such policy.

14.  Tax Matters.
     -----------

     (a) Each of the Company and Rainbow has in accordance with all Applicable Laws filed all Tax Returns which are required to be filed, and has paid, or made adequate provision for the payment of, all Taxes which have or may become due and payable pursuant to said Returns and all other governmental charges and assessments received to date. All Taxes which the Company and Rainbow are required by law to withhold and collect have been duly withheld and collected, and have been paid over, in a timely manner, to the proper Authorities to the extent due and payable. Neither the Company nor Rainbow has executed any waiver to extend, or otherwise taken or failed to take any action that would have the effect of extending, the applicable statute of limitations in respect of any Tax liabilities of the Company or Rainbow for the fiscal years prior to and including the most recent fiscal year. Except as set forth in Section 3.14 (A) of the Company Disclosure
                                 ----------------
          Schedule, adequate provision has been made on the most recent balance sheet forming part of the Company Financial Statements for all Taxes of any kind, including interest and penalties in respect thereof, whether disputed or not, and whether past, current or deferred, accrued or unaccrued, fixed, contingent, absolute or other. Neither the Company nor Rainbow is a "consenting corporation" within the meaning of Section 341(f) of the Code. The Company has at all times since 1987 been taxable as a Subchapter S corporation under the Code, and Rainbow has at all times been taxable as a partnership under the Code.

     (b) Each of the Company and Rainbow has paid all Taxes which have become due pursuant to its Returns.

     (c) From the end of its most recent fiscal year to the date hereof, neither the Company nor Rainbow has made any payment on account of any Taxes except regular payments required in the ordinary course of business, consistent with prior practice, with respect to current operations or property presently owned.

     (d) The information shown on the Federal income Tax Returns of the Company and Rainbow (true, correct and complete copies of which have been furnished by the Company to the Parent) is true, correct and complete and fairly and accurately reflects the information purported to be shown. Federal and state income Tax Returns of the Company and Rainbow have been examined by the IRS or applicable state Authority through the taxable periods set forth in Section 3.14(D) of the
                                                   ---------------
          Company Disclosure Schedule, and neither the Company nor Rainbow has been notified regarding any pending examination, except as shown in

          Section 3.14(D) of the Company Disclosure Schedule.
          ---------------

     (e) Neither the Company nor Rainbow is a party to any tax sharing agreement or arrangement, except as set forth in Section 3.14(E) of
                                                           ---------------
          the Company Disclosure Schedule.

     (f) Neither the Company nor Rainbow is, or within five years of the date hereof has been, a "United States real property holding corporation" as defined in Section 897 of the Code.

15.  Employee Retirement Income Security Act of 1974.
     -----------------------------------------------

     (a)  Neither the Company nor Rainbow (which for purposes of this Section
                                                                      -------
          3.15 shall include any ERISA Affiliate with respect to any Plan
          ----
          subject to Title IV of ERISA) contributes to any Plan or sponsors any Plan or Benefit Arrangement or has contributed to or sponsored any Plan or Benefit Arrangement, except as set forth in Section 3.15(A) of
                                                              ---------------
          the Company Disclosure Schedule. As to all Plans and Benefit Arrangements listed in Section 3.15(A) of the Company Disclosure
                                 ---------------
          Schedule, and except as disclosed in such Section 3.15(A) of the
                                                    ---------------
          Company Disclosure Schedule:

          (1) all Plans and Benefit Arrangements comply and have been administered in all material respects in form and in operation with all Applicable Laws, and neither the Company nor Rainbow has received any outstanding notice from any Authority questioning or challenging such compliance;

          (2) all Plans maintained or previously maintained by the Company or Rainbow that are or were intended to comply with Section 401 of the Code comply and complied in form and in operation with all applicable requirements of such Section, and no event has occurred which will or could reasonably be expected to give rise to disqualification of any such Plan under such Section;

          (3) none of the assets of any Plan are invested in employer securities or employer real property;

          (4) there are no "prohibited transactions" (as described in Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan for which the Company or Rainbow has any liability;

          (5) there are no Claims (other than routine claims for benefits) pending or threatened involving Plans or the assets of Plans;

          (6) neither the Company, Rainbow nor any ERISA Affiliate has maintained any Plan that is subject to Title IV of ERISA;

          (7) to the extent that the most recent balance sheet forming part of the Company Financial Statements do not include a pro rata amount of the contributions which would otherwise have been made in accordance with past practices for the Plan years which include the Closing Date, such amounts are set forth in Section 3.15(A)
                                                               ---------------
               of the Company Disclosure Schedule;

          (8) neither the Company nor Rainbow nor any of its respective directors, officers, employees or any other fiduciary has committed any breach of fiduciary responsibility imposed by ERISA that would subject the Company or Rainbow or any of its respective directors, officers or employees to any material liability under ERISA;

          (9)  except as set forth in Section 3.15(A) of the Company Disclosure
                                      ---------------
               Schedule (which entry, if applicable, shall indicate the present value of accumulated plan liabilities calculated in a manner consistent with FAS 106 and actual annual expense for such benefits for each of the last two (2) years) and pursuant to the provisions of COBRA, neither the Company nor Rainbow maintains any Plan that provides benefits described in Section 3(1) of ERISA to any former employees or retirees of the Company or Rainbow; and

          (10) the Company has made available to the Parent a copy of the two most recently filed Federal Form 5500 series and accountant's opinion, if applicable, for each Plan.

     (b) Neither the Company nor Rainbow is or ever has been a party to any Multiemployer Plan or made contributions to any such plan.

16.  Employment Arrangements.
     -----------------------

     (a) Neither the Company nor Rainbow has any obligation or liability, contingent or other, under any Employment Arrangement (whether or not listed in Section 3.15(A) of the Company Disclosure Schedule), other
                    ---------------
          than those listed or described in Section 3.16(A) of the Company
                                            ---------------
          Disclosure Schedule. Neither the Company nor Rainbow is now or during the past three (3) years has been subject to or involved in or, to the Company's knowledge, threatened with any union elections, petitions therefor or other organizational activities, except as described in Section 3.16(A) of
                                                            ---------------
          the Company Disclosure Schedule. None of the employees of the Company or Rainbow is represented by any labor union or other employee collective bargaining organization and there are no pending grievances, disputes or controversies with any union or any other employee collective bargaining organization of such employees.

     (b)  Except as set forth in Section 3.16(B) of the Company Disclosure
                                 ---------------
          Schedule, no employee shall accrue or receive additional benefits, service or accelerated rights to payments of benefits under any Employment Arrangement, including the right to receive any parachute payment, as defined in Section 280G of the Code, or become entitled to severance, termination allowance or similar payments as a direct result of this Agreement, the Acquisition Merger or the Transactions.

17.  Material Agreements.  Listed on Section 3.17 of the Company Disclosure
     -------------------             ------------
     Schedule are all Material Agreements relating to the ownership or operation of the business and property of the Company or Rainbow presently held or used by the Company or Rainbow or to which the Company or Rainbow is a party or to which it or any of its property is subject or bound. True, complete and correct copies of each of the Material Agreements have been furnished by the Company to the Parent (or, if oral, true, complete and correct descriptions thereof have been set forth in Section 3.17 of the
                                                         ------------
     Company Disclosure Schedule). All of the Material Agreements are valid, binding and legally enforceable obligations of the Company or Rainbow, as the case may be, and, to the Company's knowledge, the other parties thereto (except as such enforceability may be subject to bankruptcy, moratorium, insolvency, reorganization, arrangement, voidable preference, fraudulent conveyance and other similar laws relating to or affecting the rights of creditors and except as the same may be subject to the effect of general principles of equity), and the Company or Rainbow is validly and lawfully operating its business and owning its property under each of the Material Agreements. Except as disclosed in Section 3.17 of the Company Disclosure
                                         ------------
     Schedule: (i) neither the Company nor Rainbow is in default in the payment or performance of any of its obligations under any Material Agreement; (ii) no Event which, with the giving of notice or the passage of time, or both, constitutes an event of default by the Company or Rainbow under any Material Agreement has occurred and is continuing; and (iii) to the knowledge of the Company, no other party to any Material Agreement is in default in any material respect in the payment or performance of its obligations thereunder and no Event which, with the giving of notice or the passage of time, or both, constitutes a material event of default by such other party under any Material Agreement has occurred and is continuing.

18.  Ordinary Course of Business.
     ---------------------------

     (a) Each of the Company and Rainbow, from the date of the most recent balance sheet forming part of the Company Financial Statements to the date hereof, and until the Closing Date, except as may be described on

          Section 3.18(A) of the Company Disclosure Schedule or as may expressly
          ---------------
          be required or permitted by the terms of this Agreement:

          (1) has operated, and will continue to operate, its business in the normal, usual and customary manner in the ordinary course of business, consistent with prior practice;

          (2) has not sold or otherwise disposed of, or contracted to sell or otherwise dispose of, and will not sell or otherwise dispose of or contract to sell or otherwise dispose of, any of its properties or assets, other than in the ordinary course of business;

          (3) except in each case in the ordinary course of business, consistent with prior practice, or as detailed as transactions not in the ordinary course in the Company's business plan set forth as Section 3.18(A)(iii) of the Company Disclosure Schedule,
                        --------------------
               and except as expressly otherwise contemplated hereby,

               (a) has not incurred and will not incur any obligations or liabilities (fixed, contingent or other);

               (b) has not entered and will not enter into any commitments; and

               (c) has not canceled and will not cancel any debts or claims;

          (4) has not made or committed to make, and will not make or commit to make, any additions to its property or any purchases of machinery or equipment, except for normal maintenance and replacements;

          (5) has not discharged or satisfied, and will not discharge or satisfy, any Lien and has not paid and will not pay any obligation or liability (absolute or contingent) other than current liabilities or obligations under contracts then existing or thereafter entered into in the ordinary course of business, consistent with prior practice, and commitments under Leases existing on that date or incurred since that date in the ordinary course of business;

          (6) has not created or permitted to be created, and will not create or permit to be created any Lien on any of its tangible property;

          (7) has not transferred or created, or permitted to be created, and will not transfer or create, or permit to be created, any Lien on any Intangible Assets;

          (8) except in the ordinary course of business, consistent with prior practice, has not increased and will not increase the compensation payable or to become payable to any of its directors, officers, employees, advisers, consultants, salesmen or agents or otherwise alter, modify or change the terms of their employment or engagement;

          (9) has not suffered any material damage, destruction or loss (whether or not covered by insurance) or any acquisition or taking of property by any Authority;

          (10) has not waived, and will not waive, any rights of material value without fair and adequate consideration;

          (11) has not experienced any work stoppage;

          (12) has not entered into, amended or terminated and will not enter into, amend or terminate any Lease, Governmental Authorization, Private Authorization, Material Agreement or Employment Arrangement or any Contractual Obligation or transaction with any Affiliate, except for amendments or terminations in the ordinary course of business, consistent with prior practice, in accordance with the terms thereof;

          (13) has not amended or terminated and will not amend or terminate, and has kept and will keep in full force and effect including without limitation renewing to the extent the same would otherwise expire or terminate, all insurance policies and coverage;

          (14) has not entered into, and will not enter into, any other transaction or series of related transactions which individually or in the aggregate is material to the Company and Rainbow taken as a whole, except in the ordinary course of business, consistent with prior practice;

          (15) has not incurred and will not incur any Indebtedness owing to any Stockholder and has not made and will not make any loans or advances to any Stockholder;

          (16) has not split, combined or reclassified any of the Company's capital stock or issued or authorized the issuance of any securities in respect of, in lieu of or in substitution of any shares of the Company's capital stock, and will not do any of the foregoing;

          (17) has not amended and will not amend any of its Organic Documents; and

          (18) has not changed and will not change any method of accounting or accounting practice or policy, except as required by Applicable Law or by GAAP.

     (b) From the end of its most recent fiscal year to the date hereof, except as described in Section 3.18(B) of the Company Disclosure Schedule,
                          ---------------
          neither the Company nor Rainbow has, or on or prior to the Closing Date will have, declared, made or paid, or agreed to declare, make or pay, any Distribution, except as provided in Section 6.12.
                                                       ------------

19.  Broker or Finder.  Other than Salomon Brothers Inc, which acted as the
     ----------------
     financial adviser to the Company, no Person assisted in or brought about the negotiation of this Agreement, the Acquisition Merger or the subject matter of the Transactions in the capacity of broker, agent or finder or in any similar capacity on behalf of the Company.

20.  Environmental Matters.  Except as set forth in Section 3.20 of the Company
     ---------------------                          ------------
     Disclosure Schedule:

     (a) As of the date hereof, to the knowledge of the Company, no underground storage tanks are present under any property that the Company or any Affiliate has at any time owned, operated, occupied or leased. As of the date hereof, no material amount of any substance that has been designated by any federal, state or local governmental agency, board or authority (a "Governmental Entity") or by applicable federal state
                           -------------------
          or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCB's, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, (a "Hazardous
                                                             ---------
          Material"), but excluding office and janitorial supplies, are present,
          --------
          as a result of the actions of the Company or Rainbow or to the knowledge of the Company any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water, that the Company or any Affiliate has at any time owned, operated, occupied or leased. The Company is not aware of any Event which could involve the Company or Rainbow in any environmental litigation or impose upon the Company or Rainbow any environmental liabilities which would have an Adverse Effect on the Company and Rainbow taken as a whole.

     (b) At no time has the Company or an Affiliate transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, nor has the Company or any Affiliate disposed of, transported, sold, or manufactured any product containing a Hazardous Material (collectively, "Hazardous Materials Activities") in violation
                                   ------------------------------
          of any rule, regulation, treaty or statute promulgated by any Governmental Entity to prohibit, regulate or control Hazardous Materials or any Hazardous

          Material Activity, which such violation would have an Adverse Effect on the Company and Rainbow taken as a whole.

     (c) Each of the Company and Rainbow currently holds all environmental approvals, permits, licenses, clearances and consents (the

          "Environmental Permits") necessary for the conduct of its Hazardous
          ----------------------
          Material Activities and other businesses as such activities and businesses are currently being conducted, the absence of which would have an Adverse Effect on the Company and Rainbow taken as a whole.

     (d) No action, proceeding, revocation proceeding, amendment procedure, writ injunction or claim is pending or, to the knowledge of the Company, threatened concerning any Environmental Permit or any Hazardous Materials Activity of the Company or Rainbow.

     (e) No environmental site assessment has been conducted by or on behalf of the Company or Rainbow at any property owned or leased by the Company or Rainbow.

21.  Pooling Matters.  To the Company's knowledge and based upon consultation
     ---------------
     with its independent accountants, neither the Company nor any of its Affiliates has taken or agreed to take any action that would affect the ability of the Parent to account for the Acquisition Merger as a pooling of interests.

22.  Powers of Attorney.  There are no outstanding powers of attorney executed
     ------------------
     on behalf of the Company or Rainbow.

23.  Books and Records.  The minute books and other similar records of the
     -----------------
     Company and Rainbow contain true and complete records of all actions taken at any meetings of the Company's or Rainbow's stockholders, Board of Directors, members, managers or any committee thereof and of all written consents executed in lieu of the holding of any such meeting.

24.  Customers and Suppliers. Section 3.24 of the Company Disclosure Schedule
     -----------------------  ------------
     sets forth a list of (a) each customer that accounted for more than 30% of the consolidated revenues of the Company during the last full fiscal year or the interim period through the most recent financial statements forming part of the Company Financial Statements and the amount of revenues accounted for by such customer during each such period and (b) the 10 largest suppliers of the Company and Rainbow, taken as a whole, based on dollar values of purchases during the twelve-month period ended December 31, 1996.

25.  Officers and Directors.  Section 3.25 of the Company Disclosure Schedule
     ----------------------   ------------
     sets forth a true and complete list of all officers, directors, members and managers of the Company and Rainbow.

26.  Bank Accounts.  Section 3.26 of the Company Disclosure Schedule sets forth
     -------------   ------------
     all checking accounts, savings accounts, custodial accounts, certificates of deposit, safe deposit boxes or other similar accounts maintained by the Company or Rainbow, together with the name of each person with signature authority for each such account.

27.  Anti-takeover Statutes Not Applicable.  No "fair price", "moratorium",
     -------------------------------------
     "control share acquisition" or other form of anti-takeover statute or regulation is applicable to the Company's or the Stockholders' entering into this Agreement and consummating the transactions contemplated hereby.

28.  Water Rights.  The well located on the Company's real estate in
     ------------
     Chesterfield, New Hampshire has sufficient capacity to furnish at least 150 gallons per day for each acre of real estate formerly included in the parcel of land on which the Company's facility in Chesterfield, New Hampshire is located, which land has been subdivided and is owned by the Stockholders and certain third parties (collectively, the "Adjacent
                                                                --------
     Parcels").
     -------

29.  Continuing Representations and Warranties.  Except for those
     -----------------------------------------
     representations and warranties which speak as of a specific date, all of the representations and warranties of the Company set forth in this Article shall be true and correct on the Closing Date with the same force and effect as though made on and as of that date and those, if any, which speak as of a specific date shall be true and correct as of such date on the Closing Date.

30.  Disclosure.  No representation or warranty by the Company contained in this
     ----------
     Agreement, and no statement contained in the Company Disclosure Schedule or any other document, certificate or other instrument delivered to or to be delivered by or on behalf of the Company pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

                     REPRESENTATIONS AND WARRANTIES OF THE
                       PARENT AND THE MERGER SUBSIDIARY

     Each of the Parent and the Merger Subsidiary represents, warrants and covenants to, and agrees with, the Company as follows:

1.   Organization and Business; Power and Authority; Effect of Transaction.
     ---------------------------------------------------------------------

     (a)  Each of the Parent and the Merger Subsidiary:

          (1) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware,

          (2) has all requisite corporate power and authority to own or hold under lease its properties and to conduct its business as now conducted and has in full force and effect all Governmental Authorizations and Private Authorizations and has made all Governmental Filings, to the extent required for such ownership and lease of its property and conduct of its business, except to the extent that the failure to have obtained any such Governmental Authorization or Private Authorization or to have made any such Governmental Filing would not have an Adverse Effect; and

          (3) has duly qualified and is authorized to do business and is in good standing as a foreign corporation in each jurisdiction (a true and correct list of which is set forth in Section
                                                              -------
               4.1(A)(iii) of the Parent Disclosure Schedule) in which the
               -----------
               character of its property or the nature of its business or operations requires such qualification or authorization, except to the extent the failure so to qualify or to maintain such authorizations would not have an Adverse Effect.

     (b) Each of the Parent and the Merger Subsidiary has all requisite power and authority (corporate and other) and, other than the filing and termination of the waiting period pursuant to the HSR Act and as set forth in Section 4.1(C) of the Parent Disclosure Schedule, has in full
                   --------------
          force and effect all Governmental Authorizations and Private Authorizations in order to enable it to execute and deliver, and to perform its obligations under, this Agreement and each Collateral Document executed or required to be executed by it pursuant hereto or thereto and to consummate the Acquisition Merger and the Transactions, and the execution, delivery and performance of this Agreement and each Collateral Document executed or required to be executed pursuant hereto or thereto have been duly authorized by all requisite corporate or other action (other than that of the Parent's stockholders). This Agreement has been duly executed and delivered by the Parent and the Merger Subsidiary and constitutes, and each Collateral Document executed or required to be executed pursuant hereto or thereto or to consummate the Acquisition Merger and the Transactions, when executed and delivered by the Company will constitute, legal, valid and binding obligations of the Parent and the Subsidiary, enforceable in accordance with their respective terms, except as such enforceability may be subject to bankruptcy, moratorium, insolvency, reorganization, arrangement, voidable preference, fraudulent conveyance or other similar laws relating to or affecting the rights of creditors, and except as the same may be subject to the effect of general principles of equity.

     (c)  Except as set forth in Section 4.1(C) of the Parent Disclosure
                                 --------------
          Schedule, neither the execution and delivery of this Agreement or any Collateral Document executed or required to be executed pursuant hereto or thereto, nor the consummation of the Acquisition Merger or the Transactions, nor compliance with the terms, conditions and provisions hereof or thereof by the Parent, the Merger Subsidiary or any of the other parties hereto or thereto which is Affiliated with the Parent or the Merger Subsidiary:

          (1) will conflict with, or result in a breach or violation of, or constitute a default under, any Applicable Law on the part of the Parent or any Subsidiary or will conflict with, or result in a breach or violation of, or constitute a default under, or permit the acceleration of any obligation or liability in, or but for any requirement of giving of notice or passage of time or both would constitute such a conflict with, breach or violation of, or default under, or permit any such acceleration in, any Contractual Obligation of the Parent or any Subsidiary,

          (2) will result in or permit the creation or imposition of any Lien (except to the extent set forth in Section 4.1(C) of the Parent
                                                  --------------
               Disclosure Schedule) upon any property now owned or leased by the Parent or any such other party, or

          (3) will require any Governmental Authorization or Governmental Filing or Private Authorization, except for the approval of the Parent's stockholders, and filing requirements under Applicable Law in connection with the Acquisition Merger and the Transactions and pursuant to the HSR Act.

     (d) The Parent does not have any direct or indirect Subsidiaries other than those set forth on Section 4.1(D) of the Parent Disclosure
                                  --------------
          Schedule, each of which is wholly-owned, is a corporation which is duly organized, validly existing and in good standing under the laws of the respective state of incorporation, and is duly qualified and in good standing as a foreign corporation in each other jurisdiction (as shown in Section 4.1(D) of the Parent Disclosure Schedule) in which
                   --------------
          the character of its property or the nature of its business or operations requires such qualification or authorization, with full power and authority (corporate and other) to carry on the business in which it is engaged except to the extent the failure so to qualify or to maintain such qualification or authorization would not have an Adverse Effect. Each Subsidiary has in full force and effect all Governmental Authorizations and Private Authorizations and has made all Governmental Filings, to the extent required for such ownership and lease of its property and conduct of its business except to the extent that the failure to obtain any such Governmental Authorization or Private Authorization or to have made any such Governmental Filing would not have an Adverse Effect. The ownership of the outstanding capital stock of the direct and indirect Subsidiaries is set forth in Section 4.1(D) of the Parent Disclosure Schedule, and
                          --------------
          such capital stock is owned free and clear of all Liens (except to the extent set forth in Section 4.1(D) of the Disclosure Schedule), and
                              --------------
          all such stock has been duly authorized and validly issued and is fully paid and nonassessable. Except as set forth on Section 4.1(D) of
                                                               --------------
          the Parent Disclosure Schedule, there are no outstanding Option Securities or Convertible Securities, or agreements or understandings with respect to any of the foregoing, of any nature whatsoever relating to the authorized and unissued or the outstanding capital stock of any Subsidiary.

2.   Financial and Other Information.  Parent has previously furnished to the
     -------------------------------
     Company complete and accurate copies, as amended or supplemented, of its
     (a) Form S-1 Registration Statement under the Securities Act of 1933, as amended (the "1933 Act") as filed with the SEC on September 4, 1996, as
                   --------
     amended by Amendment No. 1 as filed with the SEC on October 9, 1996 and as further amended by Amendment No. 2 as files with the SEC on October 30, 1996, and all exhibits thereto and (b) all other reports filed by Parent under Section 13 of the Securities Exchange Act of 1934, as amended (the

     "Exchange Act") with the SEC since October 30, 1996, which reports are
     -------------
     listed in Section 4.2 of the Parent Disclosure Schedule (collectively, the
               -----------
     "SEC Reports").  The SEC Reports constitute all of the documents required
      -----------
     to be filed by Parent under Section 13 of the Exchange Act with the SEC since October 30, 1996. As of their respective dates, the SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under which they were made not misleading. The audited financial statements and unaudited interim financial statements of the Parent included in the SEC Reports (i) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto,
     (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto, and in the case of quarterly financial statements, as permitted by Form 10-Q under the Exchange Act), (iii) fairly present the consolidated financial condition, results of operations and cash flows of the Parent as of the respective dates thereof and for the periods referred to therein, and (iv) are consistent with the books and records of the Parent.

3.   Authorized and Outstanding Capital Stock.  The authorized and outstanding
     ----------------------------------------
     capital stock of each of the Parent and the Merger Subsidiary is as set forth in Section 4.3(A) of the Parent Disclosure Schedule. All of such
              --------------
     outstanding capital
     stock and interests has been duly authorized and validly issued, is fully paid and nonassessable and is not subject to any preemptive or similar rights. There is neither outstanding nor has the Parent or the Merger Subsidiary agreed to grant or issue any equity securities or any Option Security or Convertible Security (except as set forth in Section 4.3(A) of
                                                              --------------
     the Parent Disclosure Schedule). Neither the Parent nor the Merger Subsidiary is a party to nor is either bound by any agreement, put or commitment pursuant to which it is obligated to purchase, redeem or otherwise acquire any equity securities or any Option Security or Convertible Security. Except as set forth in Section 4.3(A) of the Parent
                                                  --------------
     Distribution Schedule, between the date hereof and the Closing, neither the Parent nor the Merger Subsidiary will issue, sell or purchase or agree to issue, sell or purchase any equity securities or any Option Security or Convertible Security of the Parent or the Merger Subsidiary. All of the issued and outstanding capital stock of the Parent has been issued in compliance with applicable Federal and State securities laws. The Parent Common Stock to be issued in connection with the Acquisition Merger is duly authorized and, when issued in accordance with Article 2 hereof, will be
                                                    ---------
     validly issued, fully paid and nonassessable and not subject to preemptive rights, with no personal liability attaching thereto.

4.   Changes in Condition.  Since the date of the most recent financial
     --------------------
     statements included in the SEC Reports, except to the extent specifically described in Section 4.4 of the Parent Disclosure Schedule, there has been
                  -----------
     no Adverse Change in the Parent and its Subsidiaries taken as a whole. There is no Event known to the Parent which Adversely Affects the Parent and its Subsidiaries taken as a whole or the ability of the Parent to perform any of the obligations set forth in this Agreement or any Collateral Document executed or required to be executed pursuant hereto or thereto except for changes in general economic conditions and to the extent set forth in Section 4.4 of the Parent Disclosure Schedule.
                  -----------

5.   Liabilities.  At the date of the most recent balance sheet forming part of
     -----------
     the SEC Reports, the Parent had no obligations or liabilities, past, present or deferred, accrued or unaccrued, fixed, absolute, contingent or other, except as disclosed in such balance sheet, or the notes thereto, and since such date the Parent has not incurred any such obligations or liabilities, other than obligations and liabilities incurred in the ordinary course of business consistent with past practice of the Parent, which do not, in the aggregate, Adversely Affect the Parent except to the extent set forth in Section 4.5 of the Parent Disclosure Schedule.
                         -----------

     The Parent has not Guaranteed or is not otherwise primarily or secondarily liable in respect of any obligation or liability of any other Person material to the Parent, except for endorsements of negotiable instruments for deposit in the ordinary course of business, consistent with prior practice, or as disclosed in the most recent balance sheet, or the notes thereto, forming part of the SEC Reports or in Section 4.5 of the Parent Disclosure Schedule.
              -----------

6.   Title to Properties; Leases.
     ---------------------------

     (a) Each of the Parent and its Subsidiaries has good legal and insurable title, with respect to all real property owned or leased (in fee simple if owned and leasehold if leased) and marketable title if owned (in fee simple), if any, reflected as an asset on the most recent balance sheet forming part of the SEC Reports, or held by the Parent or a Subsidiary of the Parent for use in its business if not so reflected, and good and clear indefeasible and merchantable title to all other assets, tangible and intangible, reflected on such balance sheet, or (excluding leased real estate) held by the Parent or a Subsidiary of the Parent for use in its business if not so reflected, or purported to have been acquired by the Parent or a Subsidiary of the Parent since such date, except inventory sold or depleted, or property, plant and other equipment used up or retired, since such date, in each case in the ordinary course of business consistent with past practice of the Parent, free and clear of all Liens, except (x) such as are reflected in the most recent balance sheet, or the notes thereto, forming part of the SEC Reports, (y) Liens securing taxes, assessments, governmental charges or levies, or the claims of materialmen, carriers, landlords and like persons, which are not yet due or payable, or (z) as set forth in Section 4.6(A) of the Parent
                                                 --------------
          Disclosure Schedule. Each Lease or other occupancy or other agreement under which the Parent or a Subsidiary of the Parent holds real or personal property has been duly authorized, executed and delivered by the Parent or such Subsidiary and each such Lease is a legal and valid obligation of the Parent or such Subsidiary. The Parent or a Subsidiary has a valid leasehold interest in and enjoys peaceful and undisturbed possession under all Leases pursuant to which it holds any real property or tangible personal property. All of such Leases are valid and subsisting and in full force and effect; and the Parent or such Subsidiary is not, nor to the knowledge of the Parent is any other party thereto, in default in the performance, observance or fulfillment of any obligation, covenant or condition contained in any such Lease.

     (b) The real property owned or leased by the Parent is in all material respects disclosed in the SEC Reports or Section 4.6(B) of the Parent
                                                   --------------
          Disclosure Schedule, and such real property, fixtures, fixed assets and machinery and equipment are in a state of good repair and maintenance and are in good operating condition, reasonable wear and tear excepted. Each of the Parent and its Subsidiary owns or leases all tangible assets necessary for the conduct of its business as presently conducted.

7.   Compliance with Private Authorizations.  The Parent or such Subsidiary has
     --------------------------------------
     obtained all Private Authorizations which are necessary for the ownership by the Parent or such Subsidiary of its properties and the conduct of its business as now conducted, except to the extent that the failure to have obtained any such Private Authorization would not have an Adverse Effect. The Parent or such Subsidiary is not in breach or violation of, or in default in the performance, observance or fulfillment of, any Private Authorization, except for such defaults, breaches or violations, as do not in the aggregate have any Adverse Effect on the Parent or such Subsidiary or the ability of the Parent or such Subsidiary to perform any of the obligations set forth in this Agreement or any Collateral Document executed or required to be executed pursuant hereto or thereto or to consummate the Acquisition and the Transactions. No Private Authorization is the subject of any pending or, to the Parent's knowledge, threatened attack, revocation or termination.

8.   Compliance with Governmental Authorizations and Applicable Law.
     --------------------------------------------------------------

     (a)  Section 4.8(A) of the Parent Disclosure Schedule contains a
          --------------
          description or disclosure of or reference to:

          (1) all Legal Actions which are pending or, to Parent's knowledge, threatened or contemplated against, and which in any manner relate Adversely to, the Parent or the business, operations or properties, or the officers or directors of the Parent in connection therewith.

          (2) each Governmental Authorization to which the Parent is subject and which relates to the business, operations, properties, prospects, condition (financial or other), or results of operations of the Parent, all of which are in full force and effect.

     (b) The Parent or a Subsidiary of the Parent has obtained all Governmental Authorizations which are necessary for the ownership or uses of its properties and the conduct of its business as now conducted or as presently proposed to be conducted by the Parent or which, if not obtained and maintained, could singly or in the aggregate, have any Adverse Effect on the Parent or the Parent and its Subsidiaries taken as a whole. No Governmental Authorization is the subject of any pending or, to Parent's knowledge, threatened attack, revocation or termination. The Parent or a Subsidiary of the Parent is not, nor at any time since January 1, 1993 has been, or is or has during such time been charged with, or to the Parent's knowledge, is threatened or under investigation with respect to any material breach or violation of, or default in the performance, observance or fulfillment of any Governmental Authorization or any Applicable Law, except for such breaches, violations or defaults as do not have in the aggregate any Adverse Effect on the Parent or the ability of the Parent to perform any of the obligations set forth in this Agreement or any Collateral Document executed or required to be executed pursuant hereto or thereto, or to consummate the Acquisition Merger and the Transaction, except as otherwise described in Section 4.8(B) of the Parent
                                           --------------
          Disclosure Schedule.

     (c) Each of the Parent and its Subsidiaries, and the conduct of their respective businesses, are in compliance with all Applicable Laws which (i) affect or relate to this Agreement or the Transactions or
          (ii) are applicable to the Parent or any of its Subsidiaries or their respective businesses, except for any violation of, or default under, any Applicable Law which reasonably may be expected not to have an Adverse Effect on the assets, business, financial condition, results of operations or future prospects of the Parent.

9.   Intangible Assets.  Section 4.9 of the Parent Disclosure Schedule sets
     -----------------   -----------
     forth a true, correct and complete description of all Governmental Authorizations relating to Intangible Assets or rights with respect thereto, that are necessary for the present conduct of the Parent's business, including without limitation the nature of the Parent's interest in each and the extent to which the same have been duly registered in the offices as indicated therein. The Parent owns or possesses or otherwise has the right to use all Governmental Authorizations and other Intangible Assets necessary for the conduct of its business free and clear of all Liens and without any conflict with the rights of others. Except as otherwise described in Section 4.9 of the Parent Disclosure Schedule, no
                            -----------
     Governmental Authorization or Intangible Asset has been or is now involved in any opposition, invalidation, or cancellation, and no Intangible Asset which is a trademark, trade name or service mark infringes any trade name, trademark or service mark of any third party.

10.  Related Transactions.  Section 4.10 of the Parent Disclosure Schedule sets
     --------------------   ------------
     forth a true, correct and complete description of any Contractual Obligation or transaction between the Parent and any of its officers, directors, employees, stockholders, or any Affiliate of any thereof (other than reasonable compensation for services as officers, directors and employees and reimbursement for out-of-pocket expenses reasonably incurred in support of the Parent's business), including without limitation any providing for the furnishing of services to or by, providing for rental of property, real, personal or mixed, to or from, or providing for the lending or borrowing of money to or from or otherwise requiring payments to or from, any officer, director, stockholder or employee, or any Affiliate of any thereof.

11.  Insurance.  Each of the Parent and its Subsidiaries is covered by insurance
     ---------
     in scope and amount customary and reasonable for the business in which it is engaged. The Parent is not in breach or violation of or in default under any such policy, and all premiums due thereon have been paid, and each such policy or a comparable replacement policy will continue to be in force and effect up to and including the Closing Date. The Parent has not received any notice from any insurer disclaiming coverage or reserving rights with respect to a particular claim or such policy in general. The Parent has not incurred any loss, damage, expense or liability covered by any such insurance policy for which it has not properly asserted a claim under such policy.

12.  Tax Matters.
     -----------

     (a) The Parent has, on a consolidated basis with its Subsidiaries in accordance with all Applicable Laws, filed all Tax Returns which are required to be filed, and has paid, or made adequate provision for the payment of, all Taxes which have or may become due and payable pursuant to said Returns and all other governmental charges and assessments received to date. All Taxes which the Parent is required by law to withhold and collect have been duly withheld and collected, and have been paid over, in a timely manner, to the proper Authorities to the extent due and payable. The Parent has not executed any waiver to extend, or otherwise taken or failed to take any action that would have the effect of extending, the applicable statute of limitations in respect of any Tax liabilities of the Parent for the fiscal years prior to and including the most recent fiscal year. Adequate provision has been made on the most recent balance sheet forming part of the SEC Reports for all Taxes of any kind, including interest and penalties in respect thereof, whether disputed or not, and whether past, current or deferred, accrued or unaccrued, fixed, contingent, absolute or other. The Parent is not a "consenting corporation" within the meaning of
          Section 341(f) of the Code.

     (b) The Parent has paid all Taxes which have become due pursuant to its Returns.

     (c) From the end of its most recent fiscal year to the date hereof, the Parent has not made any payment on account of any Taxes except regular payments required in the ordinary course of business, consistent with prior practice, with respect to current operations or property presently owned.

     (d) The information shown on the Federal income Tax Returns of the Parent (true, correct and complete copies of which have been furnished by the Parent to the Company) is true, correct and complete and fairly and accurately reflects the information purported to be shown. Federal and state income Tax Returns of the Parent have been examined by the IRS or applicable state Authority through the taxable periods set forth in Section 4.12(D) of the Parent Disclosure Schedule, and the
                   ---------------
          Parent has not been notified regarding any pending examination, except as shown in Section 4.12(D) of the Parent Disclosure Schedule.
                      ---------------

     (e) The Parent is not a party to any tax sharing agreement or arrangement, except as set forth in Section 4.12(E) of the Parent Disclosure
                                 ---------------
          Schedule.

     (f) The Parent is not, nor within five years of the date hereof has been, a "United States real property holding corporation" as defined in
          Section 897 of the Code.

13.  Employee Retirement Income Security Act of 1974.
     -----------------------------------------------

     (a)  The Parent (which for purposes of this Section 4.13 shall include any
                                                 ------------
          ERISA Affiliate with respect to any Plan subject to Title IV of ERISA) does not contribute to any Plan or sponsor any Plan or Benefit Arrangement or has not contributed to or sponsored any Plan or Benefit Arrangement that the Company is required to disclose in its filings with the SEC, except as set forth in Section 4.13(A) of the Parent
                                               ---------------
          Disclosure Schedule. As to all such Plans and Benefit Arrangements, and except as disclosed in such Section 4.13(A) of the Parent
                                          ---------------
          Disclosure Schedule:

          (1) all Plans and Benefit Arrangements comply and have been administered in all material respects in form and in operation with all Applicable Laws, and the Parent has not received any outstanding notice from any Authority questioning or challenging such compliance;

          (2) all Plans maintained or previously maintained by the Parent that are or were intended to comply with Section 401 of the Code comply and complied in form and in operation with all applicable requirements of such Section, and no event has occurred which will or could reasonably be expected to give rise to disqualification of any such Plan under such Section;

          (3) none of the assets of any Plan are invested in employer securities or employer real property;

          (4) there are no "prohibited transactions" (as described in Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan for which the Parent has any liability;

          (5) there are no Claims (other than routine claims for benefits) pending or threatened involving Plans or the assets of Plans;

          (6) neither the Parent, nor any ERISA Affiliate has maintained any Plan that is subject to Title IV of ERISA;

          (7) to the extent that the most recent balance sheet forming part of the SEC Reports do not include a pro rata amount of the contributions which would otherwise have been made in accordance with past practices for the Plan years which include the Closing Date, such amounts are set forth in Section 4.13(A) of the Parent Disclosure Schedule;

          (8) the Parent has not, nor has any of its respective directors, officers, employees or any other fiduciary committed any breach of fiduciary responsibility imposed by ERISA that would subject the Parent or any of its directors, officers or employees to any material liability under ERISA;

          (9) except as set forth in Section 4.13(A)(ix) of the Parent Disclosure Schedule (which entry, if applicable, shall indicate the present value of accumulated plan liabilities calculated in a manner consistent with FAS 106 and actual annual expense for such benefits for each of the last two (2) years) and pursuant to the provisions of COBRA, the Parent does not maintain any Plan that provides benefits described in Section 3(1) of ERISA to any former employees or retirees of the Parent; and

          (10) the Parent has made available to the Company a copy of the two most recently filed Federal Form 5500 series and accountant's opinion, if applicable, for each Plan.

     (b) The Parent is not and has never been a party to any Multiemployer Plan or made contributions to any such plan.

14.  Employment Arrangements.
     -----------------------

     (a) The Parent has no obligation or liability, contingent or other, under any Employment Arrangement that is required to be disclosed in the Company's filings with the SEC (whether or not listed in Section
                                                                   -------
          4.13(A) of the Parent Disclosure Schedule), other than those listed or
          -------
          described in Section 4.14(A) of the Parent Disclosure Schedule.
                       ---------------
          Neither the Parent nor any of its Subsidiaries is now nor during the past three (3) years has been subject to or involved in or, to Parent's knowledge, been threatened with any union elections, petitions therefor or other organizational activities, except as described in Section 4.14(A) of the Parent Disclosure Schedule. None
                       ---------------
          of the employees of the Parent or any of its Subsidiaries is represented by any labor union or other employee collective bargaining organization and there are no pending grievances, disputes or controversies with any union or any other employee collective bargaining organization of such employees.

     (b)  Except as set forth in Section 4.14(B) of the Parent Disclosure
                                 ---------------
          Schedule, no employee shall accrue or receive additional benefits, service or accelerated rights to payments of benefits under any Employment Arrangement, including the right to receive any parachute payment, as defined in Section 280G of the Code, or become entitled to severance, termination allowance or similar payments as a direct result of this Agreement, the Acquisition Merger or the Transactions.

15.  Material Agreements.  Listed on Section 4.15(A) of the Parent Disclosure
     -------------------             ---------------
     Schedule are all Material Agreements that the Company is required to disclose in its filings with the SEC relating to the ownership or operation of the business and property of the Parent and its Subsidiaries presently held or used by the Parent or any of its Subsidiaries or to which the Parent or any of its Subsidiaries is a party or to which it or any of its property is subject or bound. True, complete and correct copies of each of the Material Agreements have been furnished by the Parent to the Company (or, if oral, true, complete and correct descriptions thereof have been set forth in Section 4.15(A) of the Parent Disclosure Schedule). All of the
              ---------------
     Material Agreements are valid, binding and legally enforceable obligations of the Parent or such Subsidiary, as the case may be, and, to the Parent's knowledge, the other parties thereto (except as such enforceability may be subject to bankruptcy, moratorium, insolvency, reorganization, arrangement, voidable preference, fraudulent conveyance and other similar laws relating to or affecting the rights of creditors and except as the same may be subject to the effect of general principles of equity), and the Parent or such Subsidiary is validly and lawfully operating its business and owning its property under each of the Material Agreements. No Event which, with the giving of notice or the passage of time, or both, constitutes an event of default by the Parent or any of its Subsidiaries under any Material Agreement has occurred and is continuing, except for such defaults that would not, individually or in the aggregate, have an Adverse Effect on the Parent. To the knowledge of the Parent, no other party to any Material Agreement is in default in any material respect in the payment or performance of its obligations thereunder and no Event which, with the giving of notice or the passage of time, or both, constitutes a material event of default by such other party under any Material Agreement has occurred and is continuing.

16.  Ordinary Course of Business.
     ---------------------------

     (a) The Parent and its Subsidiaries, from the date of the most recent balance sheet forming part of the SEC Reports to the date hereof, and until the Closing Date, except as may be described on Section 4.16(A)
                                                                ---------------
          of the Parent Disclosure Schedule or as may expressly be required or permitted by the terms of this Agreement:

          (1) has operated, and will continue to operate, its business in the normal, usual and customary manner in the ordinary course of business, consistent with prior practice;

          (2) has not sold or otherwise disposed of, or contracted to sell or otherwise dispose of, and will not sell or otherwise dispose of or contract to sell or otherwise dispose of, any of its properties or assets, other than in the ordinary course of business;

          (3) except in each case in the ordinary course of business, consistent with prior practice, or as detailed as transactions not in the ordinary course in the Parent's business plan set forth as Section 4.16(A)(iii) of the Parent Disclosure Schedule,
                        --------------------
               and except as expressly otherwise contemplated hereby,

               (a) has not incurred and will not incur any obligations or liabilities (fixed, contingent or other);

               (b) has not entered and will not enter into any commitments; and

               (c) has not canceled and will not cancel any debts or claims;

          (4) has not made or committed to make, and will not make or commit to make, any additions to its property or any purchases of machinery or equipment, except for normal maintenance and replacements;

          (5) has not discharged or satisfied, and will not discharge or satisfy, any Lien and has not paid and will not pay any obligation or liability (absolute or contingent) other than current liabilities or obligations under contracts then existing or thereafter entered into in the ordinary course of business, consistent with prior practice, and commitments under Leases existing on that date or incurred since that date in the ordinary course of business;

has not created or permitted to be created, and will not create or permit to be created any Lien on any of its tangible property;

          (6) has not transferred or created, or permitted to be created, and will not transfer or create, or permit to be created, any Lien on any Intangible Assets;

          (7) except in the ordinary course of business, consistent with prior practice, has not increased and will not increase the compensation payable or to become payable to any of its directors, officers, employees, advisers, consultants, salesmen or agents or otherwise alter, modify or change the terms of their employment or engagement;

          (8) has not suffered any material damage, destruction or loss (whether or not covered by insurance) or any acquisition or taking of property by any Authority;

          (9) has not waived, and will not waive, any rights of material value without fair and adequate consideration;

          (10) has not experienced any work stoppage;

          (11) has not entered into, amended or terminated and will not enter into, amend or terminate any Lease, Governmental Authorization, Private Authorization, Material Agreement or Employment Arrangement or any Contractual Obligation or transaction with any Affiliate, except for amendments or terminations in the ordinary course of business, consistent with prior practice, in accordance with the terms thereof;

          (12) has not amended or terminated and will not amend or terminate, and has kept and will keep in full force and effect including without limitation renewing to the extent the same would otherwise expire or terminate, all insurance policies and coverage; and

          (13) has not entered into, and will not enter into, any other transaction or series of related transactions which individually or in the aggregate is material to the Parent, except in the ordinary course of business, consistent with prior practice.

     (b) From the end of its most recent fiscal year to the date hereof, except as described in Section 4.16(B) of the Parent Disclosure Schedule, the
                          ---------------
          Parent has not, or on or prior to the Closing Date will not have, declared, made or paid, or agreed to declare, make or pay, any distribution.

17.  Broker or Finder.  Other than Smith Barney Inc., which acted as the
     ----------------
     financial adviser to the Parent, no Person assisted in or brought about the negotiation of this Agreement, the Acquisition Merger or the subject matter of the Transactions in the capacity of broker, agent or finder or in any similar capacity on behalf of the Parent.

18.  Environmental Matters.
     ---------------------

     (a)  Except as set forth in Section 4.18(A) of the Parent Disclosure
                                 ---------------
          Schedule, each of the Parent and its Subsidiaries:

          (1) is in compliance in all material respects with all applicable Environmental Laws; and

          (2) is not the subject of or, to the Parent's knowledge, threatened with any Legal Action alleging the violation of any Environmental Law or involving a demand for damages or other potential liability arising under any Environmental Law.

     (b)  Except as set forth in Section 4.18(B) of the Parent Disclosure
                                 ---------------
          Schedule, to the Parent's knowledge, no disposal or release of material quantities of Hazardous Materials has occurred on any property or facility owned or leased by the Parent.

     (c) No environmental site assessment has been conducted by or on behalf of the Parent at any property owned or leased by the Parent, except as set forth in Section 4.18(C) of the Parent Disclosure Schedule.
                       ---------------

19.  Reports.  Since October, 1996, the Parent has timely filed, and subsequent
     -------
     to the date hereof will timely file, all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were and are required to be filed with the SEC, including, but not limited to, Forms 10-K, Forms 10-Q, Forms 8-K and proxy statements (and all such reports, registrations and statements have been made available by the Parent to the Company). As of their respective dates, such reports complied and, with respect to filings made after the date of this Agreement, will at the date of filing comply, in all material respects with all applicable statutes, rules and regulations. As of their respective dates, such reports did not contain and, with respect to filings made after the date of this Agreement, will not at the date of filing contain, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

20.  Antitakeover Statutes Not Applicable.  No "fair price", "moratorium",
     ------------------------------------
     "control share acquisition" or other form of antitakeover statute or regulation is applicable to the Parent's or the Parent's entering into this Agreement and consummating the transactions contemplated hereby, including, without limitation, issuing to the stockholders of the Company the shares of Parent Common Stock which constitute the Purchase Price.

21.  Pooling Matters.  To the Parent's knowledge and based upon consultation
     ---------------
     with its independent accountants, neither the Parent nor any of its affiliates has taken or agreed to take any action that would affect the ability of the Parent to account for the Acquisition Merger as a pooling of interests.

22.  Continuing Representations and Warranties.  Except for those
     -----------------------------------------
     representations and warranties which speak as of a specific date, all of the representations and warranties of the Parent and the Merger Subsidiary set forth in this Article shall be true and correct on the Closing Date with the same force and effect as though made on and as of that date and those, if any, which speak as of a specific date shall be true and correct as of such date on the Closing Date.

23.  Disclosure.  No representation or warranty by the Parent contained in this
     ----------
     Agreement, and no statement contained in the Parent Disclosure Schedule or any document, certificate of other instrument delivered to or to be delivered by or on behalf of the Parent pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omit or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.


               REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

     Each Stockholder, for himself or itself only, hereby represents and warrants to, and agrees with, the Parent and Merger Subsidiary as follows:

1.   Ownership.  Such Stockholder is the lawful owner of record and beneficial
     ---------
     owner of the number of shares of Company Common Stock set forth opposite his or its name in Section 5.1 of the Company Disclosure Schedule. Except
                        -----------
     in connection with the satisfaction of the conditions set forth in Section
                                                                        -------
     7.2 (H) or (I), (i) such Stockholder is not party to or bound by any
     -------    ---
     agreement or commitment pursuant to which it is obligated to purchase or otherwise acquire any equity securities, Option Securities or Convertible Securities of the Company, and (ii) between the date hereof and the Closing, such Stockholder will not sell or purchase, or agree to sell or purchase, any equity securities, Option Securities or Convertible Securities of the Company.

2.   Liens.  The shares of the Company Common Stock owned by such Stockholder
     -----
     are free and clear of all Liens, and none of such shares of the Company Common Stock is subject to any written or oral agreement whatsoever with respect to the voting thereof, the sale of pledge thereof (including, without limitation, any option or right of first refusal to sell any such shares) or any like matter, nor has any proxy been granted to any Person with respect to any such shares of the Company Common Stock.

3.   Authorization of Agreement.  This Agreement has been duly and validly
     --------------------------
     executed and delivered on behalf of such Stockholder and constitutes a valid obligation such Stockholder, enforceable in accordance with its terms, except to the extent that its enforceability may be limited by applicable insolvency, bankruptcy or similar laws affecting the enforcement of creditors' rights generally.

4.   No Governmental Consents.  Except as set forth in Section 5.4 of the
     ------------------------                          -----------
     Company Disclosure Schedule, no Governmental Authorization or Governmental Filing or Private Authorization is required to be obtained or made by the Company or such Stockholder in connection with the Acquisition Merger and the Transactions except for filing requirements under Applicable Laws in connection with the Acquisition Merger and the Transactions and except pursuant to the HSR Act.

5.   Investment Representations of Stockholders.
     ------------------------------------------

     (a) Such Stockholder is acquiring Parent Common Stock for his own account for the purpose of investment, and not with a view to, or sale in connection with, any distribution thereof.

     (b) Such Stockholder has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of his proposed investment in Parent Common Stock. Such Stockholder acknowledges that he, his attorneys, accountants and other representatives have had, prior to his execution of this Agreement, the opportunity to ask questions of, and to receive answers from, the Parent concerning the Parent, its Affiliates and their business and financial condition.

     (c) Such Stockholder understands and acknowledges that all of the Parent Common Stock to be delivered to him pursuant to the provisions of this Agreement will be "restricted securities" within the meaning of the 1933 Act, and agrees that the certificates therefor shall bear the following legend:

          THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE TRANSFERRED UNLESS COVERED BY AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT, A "NO ACTION" LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION WITH RESPECT TO SUCH TRANSFER, A TRANSFER MEETING THE REQUIREMENTS OF RULE 144 OF THE SECURITIES AND EXCHANGE COMMISSION OR AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER TO THE EFFECT THAT

          ANY SUCH TRANSFER IS EXEMPT FROM SUCH REGISTRATION.

Such Stockholder further understands and acknowledges that stop transfer instructions will be issued by Parent to its transfer agent with respect to all of the Parent Common Stock to be delivered to him pursuant to the provisions of this Agreement.

     (d) Such Stockholder understands and acknowledges that all of the Parent Common Stock to be delivered to him pursuant to the provisions of this Agreement will not be registered under the 1933 Act and, accordingly, such Stockholder recognizes that he may be required to bear the economic risk of his investment until such shares are registered and, after such registration, until any other restrictions on transfer may lapse. Such Stockholder agrees on behalf of himself, and his heirs, executors, successors and assigns, that he will only sell, transfer, pledge or hypothecate any of the Parent Common Stock to be acquired by him pursuant to the provisions of this Agreement pursuant to an effective registration statement under the 1933 Act or in a transaction wherein registration under the 1933 Act is not required.

     (e) Such Stockholder understands and acknowledges that the provisions of this Section 5.5 apply to all of the Parent Common Stock to be
               -----------
          delivered to him pursuant to the provisions of this Agreement.

6.   Disclosure Material.  The Parent has distributed to such Stockholder, and
     -------------------
     such Stockholder represents and warrants to the Parent that he has had an opportunity to review, prior to his execution and delivery of this Agreement, (i) the SEC Reports and (ii) such other data in the possession of the Parent as such Stockholder shall have requested.


                              ADDITIONAL COVENANTS

1.   Confidentiality; Access to Information.
     --------------------------------------

     (a) The Company and the Parent acknowledge that the Company and the Parent have heretofore executed a confidentiality letter, dated January 16, 1997 (the "Confidentiality Letter"), which separately and as
                     ----------------------
          incorporated herein shall remain in full force and effect after and notwithstanding the execution and delivery of this Agreement, and that information obtained from the Company by the Parent or its Representatives or by the Company or its Representatives from the Parent, pursuant to Section 6.1(B), the Confidentiality Letter or
                              --------------
          otherwise shall be subject to the provisions of the Confidentiality Letter.

     (b) The Company will afford to the Parent and the Parent's Representatives full access during normal business hours throughout the period prior to the Closing Date to all of its (and Rainbow's) properties, books, contracts, commitments and records (including without limitation Tax Returns) and, during such period, shall furnish promptly upon request all information relating to the Company and Rainbow, that the Parent or any of its Representatives reasonably requires. Subject to the terms and conditions of the Confidentiality Letter which are expressly incorporated herein by reference thereto for the benefit of the parties hereto, the Parent shall hold and shall use its best efforts to cause the Parent's Representatives to hold, and the Company shall hold and shall use its best efforts to cause its Representatives to hold, in strict confidence all non-public documents and information furnished (whether prior or subsequent hereto) to the Parent or the Company, as the case may be, in connection with this Agreement, the Acquisition Merger and the Transactions.

     (c) Subject to the terms and conditions of the Confidentiality Letter, the Parent and the Company may disclose such information as may be necessary in connection with seeking all Governmental and Private Authorizations or that is required by Applicable Law to be disclosed. In the event that this Agreement is terminated in accordance with its terms, the Parent and the Company shall each promptly redeliver all non-public written material provided pursuant to this Section or any other provision of this Agreement or otherwise in connection with the Acquisition Merger and the Transactions and shall not retain any copies, extracts or other reproductions in whole or in part of such written material other than one copy thereof which shall be delivered to independent counsel for such party.

     (d)  No investigation pursuant to this Section 6.1 shall affect any
                                            -----------
          representation or warranty in this Agreement of any Party hereto or any condition to the obligations of the Parties hereto.

2.   Approval of Stockholders.  The Parent will (a) as promptly as practicable,
     ------------------------
     take all steps necessary to duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of approving the issuance of shares of Parent Common Stock in payment of the Purchase Price, and for such other purposes as may be necessary or desirable, (b) subject to the fiduciary duties of its Board of Directors as advised by outside counsel, recommend to its stockholders the approval of such foregoing matters to be submitted by it to its stockholders, and (c) cooperate and consult with the Company with respect to each of the foregoing matters. Subject to the fiduciary duties of its Board of Directors as advised in writing by outside counsel, the Parent will use all reasonable efforts to obtain the necessary approvals of its stockholders of the proposals described above to be submitted by it in connection with this Agreement. In connection therewith, Norman A. Cloutier, Michael S. Funk, Funk Family 1992 Revocable Living Trust and Triumph-Connecticut Limited Partnership have, simultaneously with the execution of this Agreement, executed and delivered to the Company a voting agreement in the form of Exhibit A hereto, agreeing
                                                      ---------
     to vote their shares of Parent Common Stock in favor of the Acquisition Merger and the Transactions.

3.   Agreement to Cooperate.
     ----------------------

     (a)  Parent Proxy Solicitation.   The Parties will cooperate in connection
          -------------------------
          with the preparation and filing by the Parent with the SEC such proxy or information materials as may be necessary or appropriate relating to the shares of Parent Common Stock to be issued in connection with the Acquisition Merger (the "Proxy Statement"), or as shall be
                                       ---------------
          necessary or desirable in order to consummate the transactions contemplated by this Agreement, each to be undertaken as promptly as practicable, and the Parent will use its best efforts to mail the Proxy Statement to the Parent's stockholders as promptly as practicable. The parties shall also take any reasonable action required to be taken under any state "Blue Sky" laws in connection with the consummation of the transactions contemplated by this Agreement.

     (b) Each of the Parties shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the Acquisition Merger and make effective the Transactions, including using its best efforts (i) to prepare and file with the applicable Authorities as promptly as practicable after the execution of this Agreement all requisite applications and amendments thereto, together with related information, data and exhibits, necessary to request issuance of orders approving the Acquisition Merger and the Transactions by all such applicable Authorities, each of which must be obtained or become final in order to satisfy the condition applicable to it set forth in Section 6.1(iii); (ii) to obtain all necessary or
                             ----------------
          appropriate waivers, consents and approvals, and (iii) to effect all necessary registrations, filings and submissions (including without limitation filings under federal or state securities laws or the HSR Act and any other submissions requested by the Federal Trade Commission or Department of Justice) and (iv) to lift any injunction or other legal bar to the Acquisition Merger and the Transactions (and, in such case, to proceed with the Acquisition Merger and the Transactions as expeditiously as possible). Each of the Parties recognizes that the consummation of the Acquisition Merger and the Transactions is subject to the preacquisition notification requirements of the HSR Act. Each agrees that, to the extent required by Applicable Law to consummate the Acquisition Merger, it will file with the Antitrust Division of the Department of Justice and the Federal Trade Commission a Notification and Report Form in a manner so as to constitute substantial compliance with the notification requirements of the HSR Act. Each covenants and agrees to use its best efforts to achieve the prompt termination or expiration of any waiting period or any extension thereof under the HSR Act.

     (c) Each of the Parties agrees to take such actions as may be necessary to obtain any Governmental Authorizations legally required for the consummation of the Acquisition Merger and the Transactions, including the making of any Governmental Filings, publications and requests for extensions and waivers.

     (d)  The Company will use its best efforts on or prior to the Closing Date
          (i) to obtain the satisfaction of the conditions specified in Sections
                                                                        --------
          7.1 and 7.2; and (ii) if requested by the Parent, to obtain the
          ---     ---
          consents (to the extent required) to the continued existence in accordance with its then-stated terms of all long-term debt of each of the Company and Rainbow. The Parent will use its best efforts on or prior to the Closing Date to obtain the satisfaction of the conditions applicable to it specified in Sections 7.1 and 7.3.
                                        ------------     ---

4.   Distributions, Liabilities, Etc.  The Company and the Parent acknowledge
     --------------------------------
     and agree that the Company contemplates that, prior to Closing, it will make certain Distributions as contemplated by Section 6.12 hereof, to its
                                                   ------------
     stockholders, and that, no later than Closing, it will cause certain Liens to be discharged in their entirety (with financing statement terminations properly recorded), in each case as set forth in Section 6.4 of the Company
                                                      -----------
     Disclosure Schedule. The Company agrees that Distributions not permitted pursuant to Section 3.18(A) or (B) shall be made only to the extent
                 ---------------    ---
     provided in Section 6.4 of the Disclosure Schedule.
                 -----------

5.   Notification of Certain Matters.  The Company shall give prompt notice to
     -------------------------------
     the Parent, and the Parent shall give prompt notice to the Company, of the occurrence or non-occurrence of any Event the occurrence or non-occurrence of which would be likely to cause (i) any representation or warranty of the Company or the Parent, as the case may be, contained in this Agreement to be untrue or inaccurate in any material respect, or (ii) in the case of the Company, any change to be made in the Company Disclosure Schedule and any failure of the Company or the Parent, as the case may be, to comply with or satisfy, or be able to comply with or satisfy, any material covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section
                                                                         -------
     6.5 shall not limit or otherwise affect the liability of any Party giving
     ---
     such notice or the remedies available hereunder to the Party receiving such notice.

6.   Public Announcements.  Until the Closing, or in the event of termination of
     --------------------
     this Agreement, neither the Company on the one hand, nor the Parent on the other hand, shall, without the consent of the other, issue any press release or otherwise make any public statement with respect to this Agreement, the Acquisition Merger or any Transaction (including the termination of this Agreement in such event). The Company acknowledges and agrees that the Parent may, without its prior consent, issue such press release or make such public statement as may be required by Applicable Law or any listing agreement or arrangement to which the Parent is a party with a national securities exchange or the National Association of Securities Dealers, Inc. Automated Quotation System, or as advised by outside counsel. The Parent will furnish the Company with a copy of any press release prior to its publication and will furnish a copy of any press release so issued as soon as practicable after its publication.

7.   Conveyance Taxes.  The Parties shall cooperate with one another in the
     ----------------
     preparation, execution and filing of all Returns, questionnaires, applications, or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp Taxes, any transfer, recording, registration and other fees, and any similar Taxes which become payable in connection with the Transactions that are required or permitted to be filed on or before the Closing Date. Any such Taxes shall be paid by the Party required to do so under Applicable Law.

8.   No Solicitation. The Company shall not, and shall cause its Representatives
     ---------------
     not to, and no Stockholder shall, during the period commencing on the date hereof and ending with the earlier to occur of the Closing or the termination of this Agreement in accordance with its terms, directly or indirectly (i) solicit or initiate the submission of proposals or offers from any Person for, (ii) participate in any discussions pertaining to, or
     (iii) furnish any information to any Person other than the Parent and its Representatives relating to, any acquisition or purchase of any of the Company Common Stock or all or a material portion of the assets of the Company, or a merger, consolidation or business combination of the Company, or any Other Transaction (other than the Acquisition Merger).

9.   Tax-Free Reorganization Treatment.  None of the Parties hereto or any of
     ---------------------------------
     their respective Subsidiaries or Affiliates has taken, shall take or cause to be taken any action, whether before or after the Effective Time, which would disqualify the Acquisition Merger as a reorganization within the meaning of Section 368(a) of the Code. Each of the Parties hereto shall use all best efforts to cause the Acquisition Merger to qualify as a tax-free reorganization under Section 368(a) of the Code and to obtain the opinions of counsel in respect of such tax matters referred to in Article 7 hereof.

10.  Environmental Inspections.
     -------------------------

     (a) Prior to the Closing, the Parent shall have the right to conduct environmental and other tests, audits, studies and assessments of the real property owned by the Company and the buildings and improvements thereon, and to review such records and documents as may be required by the Parent to enable it to evaluate the condition of and potential liabilities affecting such property.

     (b) If, in the course of the Parent's tests, audits, studies, assessments and review pursuant to subsection (A) above, the Parent shall determine that any of the Company's representations and warranties set forth in Section 3.20 are untrue and such misrepresentations,
                   ------------
          individually or in the aggregate, could reasonably be expected to have an Adverse Effect, the Parent may, in its sole discretion, by written notice to the Stockholders made as soon as practicable following the Parent's discovery of such misrepresentations and in any event not later than thirty (30) days prior to the Termination Date, request that the Stockholders irrevocably commit either (i) to take (at their sole cost and expense), all action necessary in accordance with Applicable Law to cure such misrepresentations or (ii) to indemnify and hold harmless all Parent Indemnified Parties from all Claims incurred by any Parent Indemnified Party in connection with any action taken by the Parent or the Surviving Corporation or their respective agents, representatives, contractors, consultants or employees that is necessary under Applicable Law in order to cause the Event giving rise to such misrepresentations to be promptly satisfied, discharged or terminated. If within ten (10) business days of the Parent's request, the Stockholders shall not have irrevocably committed in writing to take such action or to indemnify the Parent Indemnified Parties as provided above, the Parent may terminate this Agreement by providing written notice of such termination to the Stockholders and the Company.

11.  Tax Audits; Certain Tax Returns.
     -------------------------------

     (a) With respect to any audit or judicial or administrative proceeding relating to taxable income of the Company, Rainbow or Hendrickson Partners which is taxed to any of the Stockholders ("Pass Through
                                                               ------------
          Taxes"), the Stockholders may, at their cost and expense, participate
          -----
          in the dispute and resolution of such audit or proceeding relating to Pass Through Taxes. The Parent agrees to promptly notify the Stockholders of the commencement of any such audit or other proceeding with respect to Pass Through Taxes. The Parent agrees to cause the Surviving Corporation and Rainbow to cooperate with the Stockholders with respect to such audits or proceedings, including, without limitation, by providing the Stockholders (and their agents) with access to any and all books and records which relate thereto and by executing any power of attorney required in connection therewith. If, within the twelve (12) months following the Closing Date, any adjustments resulting from such audit shall be made to any Tax Returns relating to the Company, Rainbow or Hendrickson Partners for any period prior to the Closing which may result in any income tax benefit to the Surviving Corporation, the Parent or any Affiliate of the Parent for any tax period ending after the Closing Date (to the extent such income tax benefit is realized after the Closing Date) each holder of Company Common Stock shall be entitled to his pro rata share of the benefit of such income tax benefit to the extent of such holder's related income tax detriment (the "Tax Benefits"), and the
                                                      ------------
          Parent shall, subject to the provisions of Section 6.15, either (a) issue to each such holder shares of Parent Common Stock having a value (as determined by reference to the closing price on the Closing Date of Parent Common Stock listed on the Nasdaq National Market) equal to such holder's pro rata share of the Tax Benefits at such time or times as and to the extent the Company, Parent or any Affiliate of Parent actually realizes such income tax benefit through the filing of an amended tax return or through a reduction in income tax which the Company, Parent or such Affiliate would otherwise have had to pay if such adjustment had not been made, or (b) issue to each such holder shares of Parent Common Stock having a value (as determined by reference to the closing price on the Closing Date of Parent Common Stock listed on the Nasdaq National Market) equal to the present value of such income tax benefits determined pursuant to a formula to be agreed upon by the Parent and the Stockholders.

     (b) The Parent shall cause the Surviving Corporation to timely prepare and file all Tax Returns relating to the Company, Rainbow and Hendrickson Partners (and any Tax Returns that treat any of the foregoing as a pass through entity) with respect to taxable periods that end on or before the Closing Date (the "Pass Through Returns"). The Pass
                                        --------------------
          Through Returns shall be prepared in a manner in which is consistent with past practices, except as otherwise required by GAAP or Applicable Law. Income, gain, loss, deduction and credit of the Company, Rainbow and Hendrickson Partners shall be allocated between the Pass Through Returns and any succeeding taxable period on the basis of a closing of the books of the Company at the close of business on the date preceding the Closing Date in accordance with
          Section 1362(e)(6)(D) of the Code and of Rainbow and Hendrickson Partners as of the Closing.

12.  Tax Distributions.
     -----------------

     (a) On the Closing Date, the Company shall distribute to the holders of Company Common Stock (in proportion to their respective ownership interests) (i) the excess of the Estimated S Corporation Taxes over the Prior Distributions with respect to the Company, and (ii) the excess of the Estimated Partnership Taxes over the Prior Distributions with respect to Rainbow and Hendrickson Partners. The term "Estimated
                                                                       ---------
          S Corporation Taxes" shall mean the product of the Estimated Short
          -------------------
          Period Taxable Income of the Company times the Tax Rate.  The term

          "Estimated Partnership Taxes" shall mean the product of the Estimated
          ----------------------------
          Short Period Taxable Income of Rainbow and Hendrickson Partners times the Tax Rate. The term "Estimated Short Period Taxable Income" shall
                                  -------------------------------------
          mean an estimate of the taxable income of the Company, Rainbow or Hendrickson Partners (as the case may be, but without duplication) allocable to the period from the close of the most recently ended taxable year of each such Entity through the date immediately preceding the Closing Date (in the case of the Company) and through the Closing (in the case of Rainbow and Hendrickson Partners) based upon a closing of the books at the close of business on the date immediately preceding the Closing Date (in the case of the Company) or at the Closing or, if earlier, at the close of the entity's taxable year (in the case of Rainbow and Hendrickson Partners). The term "Tax
                                                                             ---
          Rate" shall mean sum of the highest marginal federal and state income
          ----
          tax rates imposed on any holder of Company Common Stock with respect to ordinary income for the calendar year which includes the Closing Date, after giving effect to the deductibility of state income taxes in computing federal income taxes. The term "Prior Distributions"
                                                        -------------------
          shall mean any prior distributions or payments to the holders of Company Common Stock with respect to Estimated Short Period Taxable Income of the Company, Rainbow or Hendrickson Partners (as the case may be). The Stockholders shall cause the preparation of a schedule setting forth the Estimated S Corporation Taxes and the Estimated Partnership Taxes on or before the Closing Date.

     (b) As soon as reasonably practicable after the Closing Date, the Parent shall cause the computation of the S Corporation Short Period Taxes and the Partnership Short Period Taxes. Promptly after the computation thereof, (i) the Company shall pay to the holders of Company Common Stock (in proportion to their respective interests) the excess, if any, of the S Corporation Short Period Taxes over the Estimated S Corporation Short Period Taxes, and the excess, if any, of the Partnership Short Period Taxes over the Estimated Partnership Short Period Taxes, and (ii) the holders of Company Common Stock (in proportion to the respective interests) shall pay to the Parent the excess, if any, of the Estimated S Corporation Short Period Taxes on the S Corporation Short Period Taxes, and the excess, if any, of the Estimated Partnership Short Period Taxes on the Partnership Short Period Taxes. The term "S Corporation Short Period Taxes" shall mean
                                   --------------------------------
          the product of the Short Period Taxable Income of the Company times the Tax Rate. The term "Partnership Short Period Taxes" shall mean
                                   ------------------------------
          the product of the Short Period Taxable Income of Rainbow and Hendrickson Partners (exclusive of any portion thereof already included in the Short Period Taxable Income of the Company) times the Tax Rate. The term "Short Period Taxable Income" shall mean the
                              ---------------------------
          taxable income of the Company, Rainbow or Hendrickson Partners (as the case may be) allocable to the period from the close of any such Entity's most recently ended taxable year through the date immediately preceding the Closing Date (in the case of the Company) or through the Closing (in the case of Rainbow and Hendrickson Partners) based upon a closing of the books at the close of business on the date immediately preceding the Closing Date (in the case of the Company) or at the Closing or, if earlier, as of the close of the entity's taxable year (in the case of Rainbow and Hendrickson Partners).

13.  Water Rights.  The Company shall, prior to the Closing Date, enter into and
     ------------
     record with the applicable Registry of Deeds, an agreement providing that the parcel of real property on which the Company's Chesterfield, New Hampshire distribution facility is located (formerly owned by Hendrickson Partners) shall be required to make available water to the Adjacent Parcels in an amount per day equal to 150 gallons per acre of land included in each such Adjacent Parcel, such agreement to be in form reasonably satisfactory to the Company and Parent.

14.  Collection of Accounts Receivable.  For a period of six months following
     ---------------------------------
     the Closing, the Parent shall cause the Surviving Corporation to collect accounts receivable of the Company arising prior to the Closing in a manner consistent with the past practice of the Company, and no Parent Indemnified Party shall be entitled to indemnification pursuant to Section 9.2 for any
                                                            -----------
     Claims resulting from
     the Surviving Corporation's failure to collect such accounts receivable in accordance with the Company's past practices.

15.  Pooling of Interests Treatment.  From and after the Closing, the Parent
     ------------------------------
     shall not, and shall cause the Surviving Corporation not to, take any action, refrain from taking any action or agree to take any action or refrain from taking any action that would cause or permit the Acquisition Merger to disqualify for treatment as a pooling of interests.


                              CLOSING CONDITIONS

1.   Conditions to Each Party's Obligations Under This Agreement.  The
     -----------------------------------------------------------
     respective obligations of each Party under this Agreement shall be subject to the fulfillment at or prior to the Effective Time of the following conditions, none of which may be waived:

     (a)  Stockholders' Approval.  This Agreement, the Acquisition Merger and
          ----------------------
          the Transactions shall have been approved by the requisite vote of the stockholders of the Parent.

     (b)  Governmental Consents.  All authorizations, consents, orders or
          ---------------------
          approvals of, or declarations or filings with, and all expirations of waiting periods imposed by, any governmental or regulatory authority or agency which are necessary for the consummation of the transactions contemplated by this Agreement, including without limitation the Acquisition Merger, shall have been filed, occurred or been obtained (all such authorizations, orders, declarations, approvals, filings and consents and the lapse of all such waiting periods being referred to as the "Requisite Regulatory Approvals") and all such Requisite
                  ------------------------------
          Regulatory Approvals shall be in full force and effect.

     (c)  No Injunctions or Restraints.  No temporary restraining order,
          ----------------------------
          preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the transactions
           ----------
          contemplated by this Agreement shall be in effect.

2.   Conditions to the Obligations of Parent and the Merger Subsidiary Under
     -----------------------------------------------------------------------
     This Agreement.  The obligations of the Parent and the Merger Subsidiary
     --------------
     under this Agreement shall be further subject to the satisfaction or waiver by the Parent and the Merger Subsidiary, at or prior to the Effective Time, of the following conditions:

     (a)  Absence of Material Adverse Changes.  There shall not have occurred
          -----------------------------------
          any change since December 31, 1996 in the assets, liabilities, business, operations, results of operations or condition of the Company and Rainbow taken as a whole which has had, individually or in the aggregate, an Adverse Effect on the Company and Rainbow taken as a whole.

     (b)  Representations and Warranties; Performance of Obligations.  The
          ----------------------------------------------------------
          obligations of the Company required to be performed by them at or prior to the Effective Time pursuant to the terms of this Agreement shall have been duly performed and complied with and the representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except as otherwise specifically contemplated by this Agreement and except as to any representation or warranty which specifically relates to an earlier date) and the Parent shall have received certificates to that effect signed by the chairman or president and the chief financial officer or chief accounting officer of the Company.

     (c)  Third-Party Approvals.  Any and all permits, consents, waivers,
          ---------------------
          clearances, approvals and authorizations of or notices to all non-governmental and non-regulatory third parties which are necessary in connection with the consummation of the transactions contemplated by this Agreement and are required to be received, made or obtained by the Company or Rainbow, shall have been so received, made or obtained by the Company or Rainbow, as applicable, other than permits, consents, waivers, clearances, approvals, authorizations and notices the failure of which to have received, made or obtained would neither make it impossible to consummate the transactions contemplated by this Agreement nor result in any Adverse Effect on the Parent after the Effective Time.

     (d)  Tax Opinion.  The Parent shall have received an opinion dated the
          -----------
          Closing Date from its accountants, KPMG Peat Marwick LLP, substantially to the effect that (i) the Acquisition Merger should be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, (ii) each of the Parent and the Company should be a party to a reorganization within the meaning of
          Section 368(b) of the Code, and (iii) no gain or loss should be recognized by the Parent or the Company as a result of the Acquisition Merger. In rendering such opinion, KPMG Peat Marwick LLP shall be entitled to require delivery of, and to refer to and rely upon, such facts and representations set forth in certificates received from the Parent, the Company, their respective officers, directors and affiliates, and from the stockholders of the Company, as KPMG Peat Marwick LLP shall deem necessary or appropriate to enable it to render such opinion, and the parties hereto agree to use their respective best efforts to obtain such representations and certificates.

     (e)  Burdensome Condition.  None of the Requisite Regulatory Approvals
          --------------------
          shall impose any term, condition or restriction upon Parent that Parent in good faith reasonably determines would so materially adversely impact the economic or business benefits of the transactions contemplated by this

          Agreement as to render inadvisable in the reasonable judgment of Parent the consummation of the Acquisition Merger.

     (f)  Legal Opinion.  The Parent shall have received the opinion of Sullivan
          -------------
          & Worcester LLP, counsel to the Company, dated the Closing Date, in a form that is customary for transactions of this type.

     (g)  Accounting Letters.  The Parent shall have received a letter, dated
          ------------------
          the Closing Date, from KPMG Peat Marwick LLP, substantially to the effect that the Acquisition Merger will be accounted for as a pooling of interests, and the Company shall have received a letter, dated the Closing Date, from Arthur Andersen LLP, substantially to the effect that the Company is eligible for pooling of interests treatment (a copy of which shall have been sent to KPMG Peat Marwick LLP).

     (h)  Rainbow Interests.  The Stockholders shall have assigned their 1%
          -----------------
          interests in Rainbow to the Company in exchange for shares of Company Common Stock.

     (i)  Demand Promissory Notes.  All outstanding demand promissory notes of
          -----------------------
          the Company issued to any holder of Company Common Stock, together with unpaid accrued interest thereon, shall have been contributed to the capital of the Company in exchange for shares of Company Common Stock.

     (j)  Affiliate Agreements.  Each holder of Company Common Stock shall have
          --------------------
          executed and delivered to the Parent an agreement consenting to abide by the resale restrictions imposed under applicable securities laws and accounting rules (including without limitation Accounting Series Release No. 135).

     In addition to the foregoing, the Company will furnish the Parent with such additional certificates, instruments or other documents in the name or on behalf of the Company executed by appropriate officers or others, including without limitation certificates or correspondence of governmental agencies or authorities or nongovernmental third parties, to evidence fulfillment of the conditions set forth in this Section 7.2 as the Parent may reasonably request.
                             -----------

3.   Conditions to the Obligations of the Company Under This Agreement. The
     ------------------------------------------------------------------
     obligations of the Company under this Agreement shall be further subject to the satisfaction or waiver by the Company, at or prior to the Effective Time, of the following conditions:

     (a)  Absence of Material Adverse Changes.  There shall not have occurred
          -----------------------------------
          any change since August 30, 1996 in the assets, liabilities, business, operations, results of operations or condition (financial or otherwise) of the Parent or any of its subsidiaries which has had, individually or in the aggregate, an Adverse Effect on the Parent.

     (b)  Representations and Warranties; Performance of Obligations.  The
          ----------------------------------------------------------
          obligations of the Parent and the Merger Subsidiary required to be performed by it at or prior to the Effective Time pursuant to the terms of this Agreement shall have been duly performed and complied with and the representations and warranties of the Parent and the Merger Subsidiary contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except as otherwise specifically contemplated by this Agreement and except as to any representation or warranty which specifically relates to an earlier date) and the Company shall have received a certificate to that effect signed by the executive vice president and chief financial officer (or other authorized officer(s)) of the Parent.

     (c)  Third-Party Approvals.  Any and all permits, consents, waivers,
          ---------------------
          clearances, approvals and authorizations of or notices to all non-governmental and non-regulatory third parties which are necessary in connection with the consummation of the transactions contemplated by this Agreement and are required to be received, made or obtained by the Parent, shall have been so received, made or obtained by the Parent, other than permits, consents, waivers, clearances, approvals, authorizations and notices the failure of which to obtain would neither make it impossible to consummate the transactions contemplated by this Agreement nor result in an Adverse Effect on the Parent after the Effective Time.

     (d)  Tax Opinion.  The Company shall have received an opinion dated the
          -----------
          Closing Date from its counsel, Sullivan & Worcester LLP, or other counsel selected by the Company and reasonably acceptable to the Parent, substantially to the effect that (i) the Acquisition Merger should be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and (ii) each of the Parent, the Merger Subsidiary and the Company should be a party to a reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, Sullivan & Worcester LLP shall be entitled to require delivery of, and to refer to and rely upon, such facts and representations set forth in certificates received from the Parent, the Merger Subsidiary and the Company, their respective officers, directors and affiliates, and from the stockholders of the Company, as Sullivan & Worcester LLP shall deem necessary or appropriate to enable it to render such opinion, and the parties hereto agree to use their respective best efforts to obtain such representations and certificates.

     (e)  Legal Opinion.  The Company shall have received the opinion of Cameron
          -------------
          & Mittleman counsel to Parent, dated the Closing Date, in a form that is customary for transactions of this type.

     (f)  Registration Rights Agreement.  The Parent shall have entered into a
          -----------------------------
          Registration Rights Agreement with the Company's stockholders who are to receive Parent Common Stock in the Acquisition Merger in the form of Exhibit B hereto.
             ---------

     (g)  Voting Agreement.  The following stockholders of Parent shall each
          ----------------
          have entered into a Voting Agreement with Barclay McFadden and Richard Youngman in the form of Exhibit C hereto, agreeing to vote in favor of
                                  ---------
          their respective appointments to the Board of Directors of the Parent for three-year terms at the Parent's next annual meeting: Norman A. Cloutier, Michael S. Funk, Funk Family 1992 Revocable Living Trust and Triumph-Connecticut Limited Partnership.

     In addition to the foregoing, the Parent will furnish the Company with such additional certificates, instruments or other documents in the name or on behalf of the Parent, executed by appropriate officers or others, including without limitation certificates or correspondence of governmental agencies or authorities or nongovernmental third parties, to evidence fulfillment of the conditions set forth in this Section 7.3 as the Company may reasonably request.
                             -----------

                       TERMINATION, AMENDMENT AND WAIVER

1.   Termination.  This Agreement may be terminated at any time prior to the
     -----------
     Closing Date:

     (a)  by mutual consent of the Parent and the Company;

     (b)  by either the Parent or the Company:

          (1) if any permanent injunction, decree or judgment by any Authority preventing the consummation of the Acquisition Merger shall have become final and nonappealable; or

          (2)  if the Closing shall not occur on or before the Termination Date;

     (c) by the Company, in the event of a material breach of this Agreement by the Parent or the Parent or the Merger Subsidiary that has not been cured, or if any representation or warranty of the Parent or the Merger Subsidiary shall have become untrue in any material respect, in either case such that such breach or untruth is incapable of being cured by the Closing Date or will prevent or delay consummation of the Acquisition Merger by or beyond the Termination Date; or

     (d) by the Parent in the event of a material breach of this Agreement by the Company that has not been cured, or if any representation or warranty of the Company shall have become untrue in any material respect, in either case such that such breach or untruth is incapable of being cured by the Closing Date or will prevent or delay consummation of the Acquisition

          Merger by or beyond the Termination Date; provided, however, that in
                                                    --------  -------
          the event of any such breach or untruth related to the representations and warranties set forth in Section 3.20, this Agreement may only be terminated in accordance with Section 6.10.
                                        ------------

2.   Effect of Termination.  Except as provided in Sections 6.1(B), 6.1(C) and
     ---------------------                         ---------------  ------
     8.5, in the event of the termination of this Agreement pursuant to Section
     ---                                                                -------
     6.10 or Section 8.1, this Agreement shall forthwith become void, there
     ----    -----------
     shall be no liability on the part of any Party, or any of their respective officers or directors, to the other and all rights and obligations of any Party shall cease; provided, however, that such termination shall not relieve any Party from liability for the willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

3.   Amendment.  This Agreement may be amended by the Parties by action taken by
     ---------
     or on behalf of the respective Boards of Directors thereof at any time prior to the Closing Date. This Agreement may not be amended to impose any additional material obligation on a Party or to burden or limit a material right of such Party except by an agreement in writing signed by the Party so affected.

4.   Waiver.  At any time prior to the Closing Date, except to the extent
     ------
     Applicable Law does not permit, either the Parent and the Company may extend the time for the performance of any of the obligations or other acts of the other, subject, however, to the terms and conditions of Section 8.1,
                                                                    -----------
     waive any inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto, and waive compliance by the other with any of the agreements, covenants or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an agreement in writing signed by the Party or Parties to be bound thereby.

5.   Fees, Expenses and Other Payments.  Each of the Parent, on the one hand,
     ---------------------------------
     and the Company, on the other hand, shall be responsible for the filing fees and expenses incurred by such Party under the HSR Act (it being acknowledged and agreed that the Parent shall be responsible for all filing fees under the HSR Act). In the event of termination of this Agreement, all costs and expenses, incurred in connection with this Agreement, the Acquisition Merger and the Transactions, and compliance with Applicable Law and Contractual Obligations as a consequence hereof and thereof, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred by the Parties shall be borne solely and entirely by the Party which has incurred such costs and expenses (with respect to such Party, its "Expenses"). The Parent acknowledges and agrees that the
                      --------
     Company has disclosed that it is obligated and will become further obligated for Expenses (including reasonable fees and expenses of its counsel, its independent accountants, and its financial advisor) incurred by it in connection with this Agreement, the Acquisition Merger and the Transactions. It is understood and agreed that certain of such Expenses may be paid by the Company prior to or simultaneously with the Closing, and the Parent agrees to refrain from taking any action which would prevent or delay the payment of reasonable Expenses by the Company. Any Expenses incurred and not paid shall constitute liabilities of the Company. If the Company pays and/or incurs Expenses to Salomon Brothers Inc prior to or simultaneously with the Closing in excess of $1,150,000, an adjustment shall be made to the Purchase Price by reducing the number of shares of Parent Common Stock that each share of Company Common Stock will be converted into pursuant to the Acquisition Merger by an amount equal to (i) the quotient of (x) the amount by which Expenses paid by the Company to Salomon Brothers Inc exceed $1,150,000, divided by (y) the average per share closing price of Parent Common Stock listed on the Nasdaq National Market for the five business days immediately preceding the Closing Date, divided by (ii) the number of shares of Company Common Stock outstanding immediately prior to the Closing.

6.   Effect of Investigation.  The right of any Party to terminate this
     -----------------------
     Agreement pursuant to Section 8.1 shall remain operative and in full force
                           -----------
     and effect regardless of any investigation made by or on behalf of any Party, any Person controlling any such party or any of their respective Representatives whether prior to or after the execution of this Agreement.


          SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

1.   Effectiveness of Representations, etc.  Regardless of any investigation
     -------------------------------------
     made by or on behalf of any other party hereto, any Person controlling such party or any of their respective Representatives whether prior to or after the execution and consummation of this Agreement, the representations, warranties, covenants and agreements set forth in Article 3 and Article 4
                                                       ---------     ---------
     and Article 5 hereof shall survive the Acquisition Merger and remain
         ---------
     operative and in full force and effect until the date that is one year after the Closing Date, except for (i) those representations and warranties set forth in Section 3.14 (but only to the extent relating to either (x)
                  ------------
     the Company's qualification as an S corporation within the meaning of
     Section 1361(a)(1) of the Code or (y) deductions with respect to selling, general and administrative expenses taken by the Company with respect to corporate income taxes due to the State of New Hampshire), Section 3.20
                                                                ------------
     (but only to the extent relating to Events occurring on or related to the facilities owned by the Company in Chesterfield, New Hampshire and Brattleboro, Vermont) and Section 3.28 which shall remain operative and in
                               ------------
     full force and effect until the date that is three years after the Closing Date, and (ii) those representations and warranties set forth in Sections
                                                                      --------
     5.1, 5.2, 5.3 and 5.5 which shall remain operative and in full force and
     ---  ---  ---     ---
     effect indefinitely.

2.   Indemnification.
     ---------------

     (a) The Company agrees to make whole, indemnify and hold the Parent and its Affiliates, agents, successors and assigns (collectively, the "Parent Indemnified Parties") harmless as a result of, from or
          ---------------------------
          against:

          (1) any and all Claims of the Parent Indemnified Parties or other Persons based upon, attributable to or resulting from any inaccuracy in or breach of any representation or warranty on the part of any one or more of the Company or the Company under this Agreement or any Collateral Document; any and all Claims of the Parent Indemnified Parties or other Persons based upon, attributable to or resulting from the material breach of any covenant or other agreement on the part of any one or more of the Company or the Company under this Agreement or any Collateral Document;

          (2) all Expenses that are the responsibility of the Company as provided in Section 8.5 hereof; and
                           -----------

          (3) any and all Claims of the Parent Indemnified Parties or other Persons incident to the foregoing or to the enforcement of this Section.

Notwithstanding anything in this Agreement to the contrary, the obligations of the Company under this Section 9.2(A) shall terminate on the Closing Date.
                       --------------

     (b) The Stockholders, jointly and severally, agree to make whole, indemnify and hold the Parent Indemnified Parties harmless as a result of, from or against:

          (1) any and all Claims of the Parent Indemnified Parties or other Persons based upon, attributable to or resulting from any inaccuracy or breach of any representation or warranty on the part of the Stockholders set forth in Article 5 of this Agreement
                                                     ---------
               or any representation or warranty on the part of the Company set forth in Article 3 of this Agreement; and
                        ---------

          (2) any and all Claims of the Parent Indemnified Parties or other Persons incident to the foregoing or the Enforcement of this Section,

Notwithstanding anything in this Agreement to the contrary, the obligations of the Stockholders under this Section 9.2 (B) shall terminate on the earliest to
                            ---------------
occur of (a) the termination of this Agreement in accordance with Section 6.10
                                                                 -------------
or Section 8.1, (b) the date that is ten business days following the issuance by
   -----------
the Parent's independent public accountants of its first audit report after the Closing Date with respect to the consolidated financial statements of the Parent and its Subsidiaries, or (c) the date that is one year after the Closing Date;

provided, however, that (1) the Stockholders' obligations under this Section
--------  -------                                                    -------
9.2(B) with respect to those representations and warranties set forth in Section
------                                                                   -------
3.14 (but only to the extent relating to either (x) the Company's qualification
----
as an S corporation within the meaning of Section 1361(a)(1) of the Code or (y) deductions with respect to selling, general and administrative expenses taken by the Company with respect to corporate income taxes due to the State of New Hampshire), Section 3.20 (but only to the extent relating to Events occurring on
            ------------
or related to the facilities owned by the Company in Chesterfield, New Hampshire and

Brattleboro, Vermont) and Section 3.28 shall remain operative and in full force
                          ------------
and effect until the date that is three years after the Closing Date, and (2) the Stockholders' obligations under this Section 9.2(B) with respect to those
                                         --------------
representations and warranties set forth in Sections 5.1, 5.2, 5.3 and 5.5 shall
                                            ------------  ---  ---     ---
remain operative and in full force and effect indefinitely.

     (c) The Parent hereby agrees to make whole, indemnify and hold the Company, the Stockholders and their respective Affiliates, agents, heirs, successors and assigns (collectively, the "Company Indemnified
                                                            -------------------
          Parties") harmless as a result of, from or against:
          -------

          (1) any and all Claims of the Company Indemnified Parties or other Persons based upon, attributable to or resulting from any inaccuracy in or breach of any representation or warranty on the part of the Parent under this Agreement or any Collateral Document;

          (2) any and all Claims of the Company Indemnified Parties or other Persons based upon, attributable to or resulting from the material breach of any covenant or other agreement on the part of the Parent;

          (3) all Expenses that are the responsibility of the Parent as provided in Section 8.5 hereof; and
                           -----------

          (4) any and all Claims of the Company Indemnified Parties or other Persons incident to the foregoing or to the enforcement of this Section.

     (d)  Notwithstanding the foregoing:

          (1) None of the Company or the Stockholders shall be required to pay any amount for indemnification to the Parent Indemnified Parties except to the extent the aggregate amount of Claims under this

               Section 9.2 asserted against the Company and the Stockholders
               -----------
               exceeds One Hundred Fifty Thousand Dollars ($150,000), and then only with respect to such Claims in excess of One Hundred Fifty Thousand Dollars ($150,000) (the "Deductible"), provided, that
                                                 ----------
               each such Claim for an amount of less than $1,000, up to an aggregate of $50,000 of such Claims (the "De Minimis Claims"),
                                                         -----------------
               shall not be counted towards the Deductible, and if the aggregate amount of all such indemnifiable Claims (other than the De Minimis Claims) exceeds the Deductible, the Company and the Stockholders shall only be required to indemnify the Parent Indemnified Parties for indemnifiable Claims in excess of the sum of the Deductible plus the De Minimis Claims;

          (2) the aggregate amount that the Company and the Stockholders shall be required to pay for indemnification to the Parent Indemnified

               Parties under this Section 9.2 shall be limited to Thirty-Five
                                  -----------
               Million Dollars ($35,000,000);

          (3) the Company and the Stockholders shall only be required to pay the Parent Indemnified Parties, with respect to Claims indemnifiable by the Company or the Stockholders under this

               Section 9.2, an amount equal to 80% of the amount of any such
               -----------
               Claim; and

          (4) in enforcing the obligations of each of the Stockholders under this Section 9.2, the Parent Indemnified Parties shall have
                    -----------
               recourse only to the Parent Common Stock received by such Stockholder at the Closing pursuant to Section 2.5 (valued at a
                                                      -----------
               per-share value equal to the closing price on the Closing Date of shares of Parent Common Stock listed on the Nasdaq National Market) and, to the extent the Stockholders no longer hold a sufficient number of such shares of Parent Common Stock to satisfy such obligations, any net after-Tax proceeds from the sale of such Parent Common Stock, it being acknowledged and agreed that no other assets of the Stockholders shall be utilized in the payment of such obligations or shall be subject to any lien, attachment, seizure or forfeiture in the enforcement of such obligations.

3.   Procedures Concerning Claims by Third Parties; Payment of Damages; etc.
     -----------------------------------------------------------------------

     (a) In the event that any Legal Action shall be instituted or asserted by any Person other than such indemnified party in respect of which payment may be sought hereunder, the indemnified party shall reasonably and promptly cause written notice of the assertion of any Legal Action of which it has knowledge which is covered by the indemnities under Section 9.2 to be forwarded to the indemnifying
                            -----------
          party. In such event, the indemnifying party shall have the right, at its sole option and expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the indemnified party, and to defend against, negotiate, settle or otherwise deal with any Legal Action which relates to any Claims instituted or asserted by any Person other than such indemnified party and indemnified against hereunder; provided, however, that no settlement thereof shall be made without the prior written consent of the indemnified party, which consent shall not be unreasonably withheld, conditioned or delayed.
          If the indemnifying party elects to defend against, negotiate, settle or otherwise deal with any Legal Action which relates to any such Claims, it shall within thirty (30) days (or sooner, if the nature of the Legal Action so requires) notify the indemnified party of its intent to do so. If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Legal Action which relates to any such Claims, fails to notify the indemnified party of its election as herein provided or contests its obligation to indemnify the indemnified party for such Claims under this Agreement, the indemnified party may defend against, negotiate, settle or otherwise deal with such Legal Action. If the indemnified party defends any Legal Action, then the indemnifying party shall reimburse the indemnified party for Claims incurred in defending such Legal Action upon submission of periodic bills. The indemnified party may not settle any Legal Action without the prior written consent of the indemnifying party, which consent shall not be unreasonably withheld, conditioned or delayed. If the indemnifying party shall assume the defense of any Legal Action instituted or asserted by any Person other than an indemnified party, the indemnified party may participate, at such party's own expense, in the defense of such Legal Action.

     (b) After any final judgment or award shall have been rendered by a court, arbitration board (which may be engaged as required by law or contract or upon the consent of each of the indemnifying party and the indemnified parties) or administrative agency of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement with respect to a Legal Action hereunder, the indemnifying party shall transfer and deliver to the indemnified party shares of Parent Common Stock (duly endorsed or accompanied by appropriate stock powers) having a value (determined by reference to the closing price on the Closing Date of shares of Parent Common Stock listed on the Nasdaq National Market) equal to the sums due and owing to the indemnified party within five business days after the date of notice of such judgment or award; provided, however, that if, in
                                            --------  -------
          accordance with Section 9.2(D)(iv), the indemnified party shall be
                          ------------------
          entitled to a cash payment, such payment shall be made by wire transfer of immediately available funds within five business days after the date of notice of such judgment or award.

     (c) The failure of the indemnified party to give reasonably prompt notice of any Legal Action instituted or asserted by any Person other than such indemnified party and indemnified against hereunder shall not release, waive or otherwise affect the indemnifying party's obligations with respect thereto except to the extent that the indemnifying party can demonstrate actual loss or material prejudice as a result of such failure. The indemnified parties shall not be deemed to have notice of any Legal Action by virtue of knowledge acquired on or prior to the Closing Date by an employee or other Representative of the Company or the Parent.

     (d) No Legal Action to enforce a claim for indemnity shall be stayed or dismissed for failure to join one or more indemnifying parties or to permit an indemnifying party to cross-claim against another indemnifying party, nor shall the failure to join an indemnifying party be deemed grounds for preventing a separate or subsequent Legal Action to enforce a Claim for indemnification against such party, each such Legal Action being deemed a separate and independent Claim for indemnification.

4.   Exclusive Remedy.  The indemnification provisions set forth in this Article
     ----------------                                                    -------
     9 shall be the exclusive remedy following and subject to the Closing for
     -
     any breaches or alleged breaches of any representation, warranty or covenant contained in this Agreement or any Collateral Document, except for breaches arising from intentional fraud or intentional misconduct.

5.   Net Recovery.  The amount to which a Parent Indemnified Party or a Company
     ------------
     Indemnified Party may become entitled under this Article 9 shall be net of
                                                      ---------
     any recovery (whether by way of payment, discount, credit, set-off, tax benefit, counterclaim or otherwise) received from a third party (including any insurer or Taxing Authority) in respect of such Claim. The amount of any such recovery, less all reasonable costs, charges and expenses incurred by the relevant Parent Indemnified Party or Company Indemnified Party, as the case may be, in obtaining such recovery from the third party, shall be repaid by the relevant Parent Indemnified Party or Company Indemnified Party, as the case may be, to the relevant indemnifying Party promptly upon the receipt thereof from the third party.


                               GENERAL PROVISIONS

1.   Notices.  All notices and other communications given or made pursuant
     -------
     hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or transmitted, and shall be effective upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission to the facsimile number specified below:

     (a)  If to the Parent or the Merger Subsidiary:

                    c/o United Natural Foods, Inc.
                    260 Lake Road
                    Dayville, CT 06241
                    Attn:  Norman A. Cloutier, President
                    Facsimile No.: (860) 779-2811

          with a copy to:

                    Cameron & Mittleman
                    56 Exchange Terrace
                    Providence, RI   02903
                    Attn:  E. Colby Cameron, Esq.
                    Facsimile No.: (401) 331-5787

     (b)  If to the Company or the Stockholders:

                    c/o Stow Mills, Inc.

                    Stow Drive
                    P.O. Box 301
                    Chesterfield, NH 03443-0301
                    Attn: Barclay McFadden, Chief Executive Officer Facsimile No.: (603) 256-6922

          with a copy to:

                    Sullivan & Worcester LLP
                    One Post Office Square
                    Boston, MA 02109
                    Attn: Christopher Cabot, Esquire
                    Facsimile No.:  (617) 338-2880

2.   Headings.  The headings contained in this Agreement are for purposes of
     --------
     reference only and shall not affect in any way the meaning or interpretation of this Agreement.

3.   Severability.  If any term or other provision of this Agreement is invalid,
     ------------
     illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner Adverse to any party. Upon determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parent and the Company shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by Applicable Law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

4.   Entire Agreement.  This Agreement (together with the Company Disclosure
     ----------------
     Schedule, the Confidentiality Letter and the other Collateral Documents delivered in connection herewith), constitutes the entire agreement of the Parties and supersedes all prior agreements (other than the Confidentiality Letter) and undertakings, both written and oral, between the Parties, or any of them, with respect to the subject matter hereof.

5.   Assignment.  This Agreement shall not be assigned by operation of law or
     ----------
     otherwise and any purported assignment shall be null and void.

6.   Parties in Interest.  This Agreement shall be binding upon and inure solely
     -------------------
     to the benefit of each Party, and nothing in this Agreement, express or implied, is intended to or shall confer upon any Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

7.   Governing Law.  This Agreement shall be governed by, and construed in
     -------------
     accordance with, the substantive laws of the State of Delaware governing contracts made and to be performed in such jurisdiction, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

8.   Enforcement of the Agreement.  Each Party recognizes and agrees that each
     ----------------------------
     other Party's remedy at law for any breach of the provisions of this Agreement would be inadequate and agrees that for breach of such provisions, such Party shall, in addition to such other remedies as may be available to it at law or in equity or as provided in this Agreement, be entitled to injunctive relief and to enforce its rights by an action for specific performance to the extent permitted by Applicable Law. Each Party hereby waives any requirement for security or the posting of any bond or other surety in connection with any temporary or permanent award of injunctive, mandatory or other equitable relief. Nothing herein contained shall be construed as prohibiting a Party from pursuing any other remedies available to such Party for any breach or threatened breach hereof or failure to take or refrain from any action as required hereunder to consummate the Acquisition Merger and carry out the Transactions.

9.   Counterparts.  This Agreement may be executed in one or more counterparts,
     ------------
     and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

10.  Mutual Drafting.  This Agreement is the result of the joint efforts of the
     ---------------
     Parent and the Company, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the parties and there shall be no construction against any Party based on any presumption of that Party's involvement in the drafting thereof.

11.  Disclosure Supplements.  From time to time prior to the Closing Date, each
     ----------------------
     Party will promptly supplement or amend its respective Disclosure Schedule delivered in connection herewith with respect to any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Company Disclosure Schedule or which is necessary to correct any information in such Company Disclosure Schedule which has been rendered inaccurate thereby. The making of any such amendment shall not otherwise affect the liability of any Party delivering such Amendment or the rights of any Party receiving such amendment.


                                  DEFINITIONS

     As used herein, unless the context otherwise requires, the following terms (or any variant in the form thereof) have the following respective meanings. Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa, and the reference to any gender shall be deemed to include all genders. Unless otherwise defined or the context otherwise clearly requires, terms for which meanings are provided herein shall have such meanings when used in the Disclosure Schedules and each Collateral Document, notice, certificate, communication, opinion or other document executed or required to be executed pursuant hereto or thereto or otherwise delivered, from time to time, pursuant hereto or thereto.

     1933 ACT shall have the meaning given to it in Section 5.5.
                                                    -----------

     ACQUISITION MERGER shall have the meaning given to it in Section 2.1.
                                                              -----------

     ADJACENT PARCELS shall have the meaning given to it in Section 3.28.
                                                            ------------

     ADVERSE, ADVERSELY, when used alone or in conjunction with other terms (including without limitation "Affect," "Change" and "Effect") shall mean, with respect to the Company and Rainbow, or to the Parent, as the case may be, any Event which could reasonably be expected to (a) adversely affect the validity or enforceability of this Agreement or any Collateral Document executed or required to be executed pursuant hereto or thereto, or (b) adversely affect the business, operations, management, properties or the condition, (financial or other), or results of operation of the Company and Rainbow taken as a whole or the Parent and its Subsidiaries, taken as a whole, as the case may be, or (c) impair the ability of the Company or the Parent, as applicable, to fulfill its obligations under the terms of any Collateral Document executed or required to be executed pursuant hereto or thereto, or (d) adversely affect the aggregate rights and remedies of the Parent or the Company, as the case may be, under this Agreement or any Collateral Document executed or required to be executed pursuant hereto or thereto, in all cases, unless otherwise specifically set forth, in a material respect or manner or to a material degree.

     AFFILIATE, AFFILIATED shall mean, with respect to any Person, (a) any other Person at the time directly or indirectly controlling, controlled by or under direct or indirect common control with such Person, (b) any other Person of which such Person at the time owns, or has the right to acquire, directly or indirectly, twenty percent (20%) or more of any class of the capital stock or beneficial interest, (c) any other Person which at the time owns, or has the right to acquire, directly or indirectly, twenty percent (20%) or more of any class of the capital stock or beneficial interest of such Person, (d) any executive officer or director of such Person, (e) with respect to any partnership, joint venture or similar Entity, any general partner thereof, and
(f) when used with respect to an individual, shall include any member of such individual's immediate family or a family trust.

     AGREEMENT shall mean this Agreement and Plan of Reorganization as originally in effect, including unless the context otherwise specifically requires, all schedules, including the Disclosure Schedules and exhibits hereto, and as the same may from time to time be supplemented, amended, modified or restated in the manner herein or therein provided.

     APPLICABLE LAW shall mean any Law of any Authority, whether domestic or foreign, including without limitation all federal and state securities laws and Environmental Laws, to or by which a Person or it or any of its business or operations is subject or any of its property or assets is bound.

     ARTICLES OF MERGER shall have the meaning given to it in Section 2.2.
                                                              -----------

     AUTHORITY shall mean any governmental or quasi-governmental authority, whether administrative, executive, judicial, legislative or other, or any combination thereof, including without limitation any federal, state, territorial, county, municipal or other government or governmental or quasi-governmental agency, arbitrator, authority, board, body, branch, bureau, central bank or comparable agency or Entity, commission, corporation, court, department, instrumentality, master, mediator, panel, referee, system or other political unit or subdivision or other Entity of any of the foregoing, whether domestic or foreign.

     BENEFIT ARRANGEMENT shall mean, with respect to any Person, any material benefit arrangement that is not a Plan, including (i) any employment or consulting agreement, (ii) any arrangement providing for insurance coverage or workers' compensation benefits, (iii) any incentive bonus or deferred bonus arrangement, (iv) any arrangement providing termination allowance, severance or similar benefits, (v) any equity compensation plan, (vi) any deferred compensation plan and (vii) any compensation policy and practice.

     CERTIFICATE OF MERGER shall have the meaning given to it in Section 2.2.
                                                                 -----------

     CLAIM shall mean any debt, liability, obligation, loss, damage, deficiency, assessment or penalty, together with any Legal Action, pending or threatened, or any claim or judgment of whatever kind and nature relating thereto, and all fees, costs, expenses and disbursements (including without limitation reasonable attorneys' and other legal fees, costs and expenses) relating to any of the foregoing, provided that in no event shall a change in the value of Parent
           --------
Common Stock give rise to or constitute a Claim.

     CLOSING shall have the meaning given to it in Section 1.1.
                                                   -----------

     CLOSING DATE shall mean September 30, 1997, or upon the agreement of the Parent and the Company, a date or successive dates subsequent thereto not later than the Termination Date.

     COBRA shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, as set forth in Section 4980B of the Code and Part 6 of Title I of ERISA.

     CODE shall mean the Internal Revenue Code of 1986, as amended.

     COLLATERAL DOCUMENT shall mean any agreement, instrument, certificate, opinion, memorandum, schedule or other document delivered by a Party pursuant to this Agreement or in connection with the Acquisition Merger and the Transactions.

     COMPANY shall have the meaning given to it in the recitals of this Agreement.

     COMPANY COMMON STOCK shall have the meaning given it in Section 3.3.
                                                             -----------

     COMPANY DISCLOSURE SCHEDULE shall mean the Company Disclosure Schedule dated as of the date of this Agreement delivered by the Company to the Parent.

     COMPANY FINANCIAL STATEMENTS shall have the meaning given to it in Section
                                                                        -------
3.2.
---

     COMPANY INDEMNIFIED PARTIES shall have the meaning given to it in Section
                                                                       -------
9.2(B).
------

     CONFIDENTIALITY LETTER shall have the meaning given to it in Section
                                                                  -------
6.1(A).
------

     CONSTITUENT CORPORATIONS shall have the meaning given to it in Section 2.1.
                                                                    -----------

     CONTRACT, CONTRACTUAL OBLIGATION shall mean, with regard to any Person, any term, condition, provision, representation, warranty, agreement, covenant, undertaking, commitment, indemnity or other obligation set forth in the Organic Documents of such Person or which is outstanding or existing under any instrument, contract, lease or other contractual undertaking (including without limitation any instrument relating to or evidencing any Indebtedness) to which such Person is a party or by which it or any of its business is subject or property or assets is bound, to the extent that any of the foregoing is material to such Person.

     CONTROL (including the terms "controlled," "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, or the disposition of such Person's assets or properties, whether through the ownership of stock, equity or other ownership, by contract, arrangement or understanding, or as trustee or executor, by contract or credit arrangement or otherwise.

     CONVERTIBLE SECURITIES shall mean any evidences of indebtedness, shares of capital stock (other than common stock) or other securities directly or indirectly convertible into or exchangeable for equity securities, whether or not the right to convert or exchange thereunder is immediately exercisable or is conditioned upon the passage of time, the occurrence or non-occurrence or existence or non-existence of some other Event, or both.

     CURRENT USES shall have the meaning given to it in Section 3.6 (C).
                                                        ---------------

     DGCL shall mean the Delaware General Corporation Law, as amended.

     DISTRIBUTION shall mean, with respect to a Party: (a) the declaration or payment of any dividend (except dividends payable in common stock of such Party) on or in respect of any shares of any class of capital stock of such Party or any equity securities of any Subsidiary owned by a Person other than such Party or a Subsidiary, (b) the purchase, redemption or other retirement of any shares of any class of capital stock of such Party or any shares of capital stock of any Subsidiary owned by a Person other than such Party or a Subsidiary, and (c) any other distribution on or in respect of any shares of any class of capital stock of such Party or any shares of capital stock of any Subsidiary owned by a Person other than such Party or a Subsidiary.

     EFFECTIVE TIME shall mean the specific time on the Closing Date at which the Acquisition Merger has become effective pursuant to Delaware and Vermont law.

     EMPLOYMENT ARRANGEMENT shall mean, with respect to any Person, any employment, consulting, retainer, severance or similar contract, agreement, plan, arrangement or policy (exclusive of any which is terminable within thirty
(30) days without liability, penalty or payment of any kind by such Person or any Affiliate), or providing for severance, termination payments, insurance coverage (including any self-insured arrangements), workers compensation, disability benefits, life, health, medical, dental or hospitalization benefits, supplemental unemployment benefits, vacation or sick leave benefits, pension or retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock purchase or appreciation rights or other forms of incentive compensation or post-retirement insurance, compensation or benefits, or any collective bargaining or other labor agreement, whether or not any of the foregoing is subject to the provisions of ERISA.

     ENTITY shall mean any corporation, firm, unincorporated organization, association, partnership, limited liability company, trust (inter vivos or testamentary), estate of a deceased, insane or incompetent individual, business trust, joint stock company, joint venture or other organization, entity or business, whether acting in an individual, fiduciary or other capacity, or any Authority.

     ENVIRONMENTAL LAW shall mean any Law relating to or otherwise imposing liability or standards of conduct concerning pollution or protection of the environment.

     ENVIRONMENTAL PERMITS shall have the meaning given to it in Section 3.20
                                                                 ------------
(C).
---

     ERISA shall mean the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder, all as from time to time in effect, or any successor law, rules or regulations, and any reference to any statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision.

     ERISA AFFILIATE shall mean any Person that is treated as a single employer under Sections 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA.

     EVENT shall mean the occurrence or existence of any act, action, activity, circumstance, condition, event, fact, failure to act, omission, incident or practice, or any set or combination of any of the foregoing.

     EXPENSES shall have the meaning given to it in Section 8.5.
                                                    -----------

     GAAP shall mean generally accepted accounting principles as in effect from time to time in the United States of America.

     GOVERNMENTAL AUTHORIZATIONS shall mean, with regard to any Person, all approvals, concessions, consents, franchises, licenses, permits, plans, registrations and other authorizations of all Authorities that are material to such Person.

     GOVERNMENTAL ENTITY shall have the meaning given to it in Section 3.20A.
                                                               -------------

     GOVERNMENTAL FILINGS shall mean all filings, including franchise and similar Tax filings, and the payment of all fees, assessments, interest and penalties associated with such filings, with all Authorities.

     GUARANTY OR GUARANTEED shall mean any agreement, undertaking or arrangement by which a Party guarantees, endorses or otherwise becomes or is liable, directly or indirectly, contingently or otherwise, upon any Indebtedness of any other Person including without limitation the payment of amounts drawn down by beneficiaries of letters of credit (other than by endorsements of negotiable instruments for deposit or collection in the ordinary course of business). The amount of the obligor's obligation under any Guaranty shall be deemed to be the outstanding amount (or maximum permitted amount, if larger) of the Indebtedness directly or indirectly guaranteed thereby (subject to any limitation set forth therein).

     HAZARDOUS MATERIALS shall have the meaning given to it in Section 3.20 (A).
                                                               ----------------

     HAZARDOUS MATERIALS ACTIVITIES shall have the meaning given to it in
Section 3.20 (B).
----------------

     HENDRICKSON PARTNERS shall mean Hendrickson Partners, a New Hampshire general partnership.

     HSR ACT shall mean the Hart-Scott-Rodino Antitrust Improvement Act of 1976, and the rules and regulations thereunder, all as from time to time in effect, or any successor law, rules or regulations, and any reference to any statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision.

     INDEBTEDNESS shall mean, with respect to a Party, (a) all items, except items of capital stock or of surplus or of general contingency or deferred tax reserves or any minority interest in any Subsidiary to the extent such interest is treated as a liability with indeterminate term on the consolidated balance sheet of such Party, which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet of such Party or such Subsidiary, (b) all obligations secured by any Lien to which any property or asset owned or held by such Party is subject, whether or not the obligation secured thereby shall have been assumed, and (iii) to the extent not otherwise included, all Contractual Obligations of such Party constituting capitalized leases and all obligations of such Party with respect to Leases constituting part of a sale and leaseback arrangement.

     INJUNCTION shall have the meaning given to it in Section 7.1.
                                                      -----------

     INTANGIBLE ASSETS shall mean all assets and property lacking physical properties the evidence of ownership of which must customarily be maintained by independent registration, documentation, certification, recordation or other means.

     LAW shall mean any (a) administrative, judicial, legislative or other action, code, consent decree, constitution, decree, directive, enactment, finding, guideline, law, injunction, interpretation, judgment, order, ordinance, policy statement, proclamation, promulgation, regulation, requirement, rule, rule of law, rule of public policy, settlement agreement, statute, or writ or any Authority, domestic or foreign; (b) the common law, or other legal or quasi-legal precedent; or (c) arbitrator's, mediator's or referee's award, decision, finding or recommendation; including, in each such case or instance, any interpretation, directive, guideline or request, whether or not having the force of law including, in all cases, without limitation any particular section, part or provision thereof.

     LEASE shall mean any lease or sublease of property, whether real, personal or mixed, and all amendments thereto.

     LEGAL ACTION shall mean any litigation or legal or other actions, arbitrations, counterclaims, investigations, proceedings, requests for material information by or pursuant to the order of any Authority, or suits, at law or in arbitration, equity or admiralty commenced by any Person, whether or not purported to be brought on behalf of a party hereto affecting such party or any of such party's business, property or assets.

     LIEN shall mean any of the following: mortgage; lien (statutory or other); preference, priority or other security agreement, arrangement or interest; hypothecation, pledge or other deposit arrangement; assignment; charge; levy; executory seizure; attachment; garnishment; encumbrance (including any easement, exception, variance, reservation or limitation, right of way, zoning restriction, building or use restriction, encroachment, and the like except utility and similar easements which do not interfere in any material respect with the use of the property involved or which materially reduces the fair market value of such property); conditional sale, title retention or other similar agreement, arrangement, device or restriction; preemptive or similar right; any financing lease involving substantially the same economic effect as any of the foregoing; the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction; restriction on sale, transfer, assignment, disposition, Lease or other alienation; or any option, equity, claim or right of or obligation to, any other Person, of whatever kind and character.

     MATERIAL OR MATERIALITY for the purposes of this Agreement, shall, unless specifically stated to the contrary, be determined without regard to the fact that various provisions of this Agreement set forth specific dollar amounts.

     MATERIAL AGREEMENT OR MATERIAL COMMITMENT shall mean, with respect to a Party, any Contractual Obligation which (a) was not entered into in the ordinary course of business, (b) was entered into in the ordinary course of business which (i) involves the purchase, sale or lease of goods or materials or performance of services aggregating more than Fifty Thousand Dollars ($50,000),
(ii) extends for more than three (3) months, or (iii) is not terminable on thirty (30) days or less notice without penalty or other payment, (c) involves Indebtedness for money borrowed in excess of Five Hundred Thousand Dollars ($500,000), (d) is or otherwise constitutes a written agency, dealer, license, distributorship, sales representative or similar written agreement, or (e) would account for more than ten percent (10%) of purchases or sales projected to be made by such Party during its current fiscal year.

     MERGER SUBSIDIARY shall have the meaning given to it in the recitals of this Agreement.

     MERGER SUBSIDIARY COMMON STOCK shall mean the common stock, par value $1.00 per share, of the Merger Subsidiary.

     MULTIEMPLOYER PLAN shall mean a "multiemployer plan" within the meaning of
Section 4001(a)3 of ERISA.

     OPTION SECURITIES shall mean all rights, options and warrants, and calls or commitments evidencing the right, to subscribe for, purchase or otherwise acquire shares of capital stock or Convertible Securities, whether or not the right to subscribe for, purchase or otherwise acquire is immediately exercisable or is conditioned upon the passage of time, the occurrence or non-occurrence or the existence or non-existence of some other Event.

     ORGANIC DOCUMENT shall mean, (a) with respect to a Person which is a corporation, its charter, its by-laws and all Company agreements, voting trusts and similar arrangements applicable to any of its capital stock, (b) with respect to a Person which is a partnership, its agreement and certificate of partnership, any agreements among partners, and any management and similar agreements between the partnership and any general partners (or any Affiliate thereof), and (c) with respect to a Person which is a limited liability company, its certificate of organization and operating agreement, any agreements among members, and any management and similar agreements between the limited liability company and any members (or any Affiliate thereof).

     OTHER TRANSACTION shall mean a transaction or series of related transactions (other than the Acquisition Merger) resulting in (a) any change in control of the Company, (b) any merger or consolidation of the Company or Rainbow, regardless of whether the Company or Rainbow is the surviving Entity,
(c) any tender offer or exchange offer for, or any acquisition of, any securities of the Company, or (d) any sale or other disposition of assets of the Company or Rainbow not otherwise permitted under Section 3.16 hereof.
                                                 ------------

     PARENT shall have the meaning given to it in the recitals of this Agreement.

     PARENT COMMON STOCK shall have the meaning given to it in Section 4.3.
                                                               -----------

     PARENT DISCLOSURE SCHEDULE shall mean the disclosure schedule dated as of the date of this Agreement delivered by the Parent to the Company. Matters specifically disclosed in the SEC Reports shall be deemed incorporated in and made a part of the Parent Disclosure Schedule and shall not be required to be separately disclosed in the Parent Disclosure Schedule.

     PARENT INDEMNIFIED PARTIES shall have the meaning given to it in Section
                                                                      -------
9.2(A).
------

     PARTY shall mean a signatory to this Agreement.

     PERSON shall mean any natural individual or any Entity.

     PLAN shall mean, with respect to a Party and at a particular time, any employee benefit plan which is covered by ERISA and in respect of which such Party is an "employer" as defined in Section 3(5) of ERISA, other than a Multiemployer Plan.

     PRIVATE AUTHORIZATIONS shall mean all approvals, concessions, consents, franchises, licenses, permits, and other authorizations of all Persons (other than Authorities) including without limitation those with respect to agreements, leases, contracts, patents, trademarks, service marks, trade names, copyrights, computer software programs, technology and know-how.

     PROXY STATEMENT shall have the meaning given to it in Section 6.3.
                                                           -----------

     PURCHASE PRICE shall have the meaning given to it in Section 2.5.
                                                          -----------

     RAINBOW means RB Acquisition, L.L.C., a Delaware limited liability company.

     RECAPITALIZATION shall have the meaning given to it in Section 2.6.
                                                            -----------

     REPRESENTATIVES (of a Party) shall mean the officers, directors, employees, accountants, counsel, financial advisors, consultants and other representatives (of such Party).

     REQUIRED REGULATORY APPROVALS shall have the meaning given to it in Section
                                                                         -------
7.1.
---

     SEC shall mean the Securities and Exchange Commission.

     SEC REPORTS shall have the meaning given to it in Section 4.2.
                                                       -----------

     STOCKHOLDERS shall have the meaning given to it in the recitals of this Agreement.

     SUBSIDIARY shall mean, with respect to a Person, any Entity a majority of the capital stock ordinarily entitled to vote for the election of directors of which, or if no such voting stock is outstanding, a majority of the equity interests of which, is owned directly or indirectly, legally or beneficially, by such Person or any other Person controlled by such Person.

     SURVIVING CORPORATION shall have the meaning given to it in Section 2.1.
                                                                 -----------

     SURVIVING CORPORATION COMMON STOCK shall have the meaning given to it in
Section 2.5.
-----------

     TAX (and "Taxable", which shall mean subject to Tax), shall mean, with respect to a Party, (a) all taxes (domestic or foreign), including without limitation any income (net, gross or other including recapture of any tax items such as investment tax credits), alternative or add-on minimum tax, gross income, gross receipts, gains, sales, use, leasing, lease, user, ad valorem, transfer, recording, franchise, profits, property (real or personal, tangible or intangible), fuel, license, withholding on amounts paid to or by such Party, payroll, employment, unemployment, social security, excise, severance, stamp, occupation, premium, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, levies, assessments, charges, penalties, addition to tax or additional amount imposed by any Taxing Authority, (b) any joint or several liability of such Party with any other Person for the payment of any amounts of the type described in (a), and (c) any liability of such Party for the payment of any amounts of the type described in (a) as a result of any express or implied obligation to indemnify any other Person.

     TAX RETURN OR RETURNS shall mean all returns, consolidated or otherwise (including without limitation information returns), required to be filed with any Authority with respect to Taxes.

     TAXING AUTHORITY shall mean any Authority responsible for the imposition of any Tax.

     TERMINATION DATE shall mean October 31, 1997.

     TRANSACTIONS shall mean the other transactions contemplated by this Agreement or the Acquisition Merger or by any Collateral Document executed or required to be executed in connection herewith or therewith.

     VBCA shall mean the Vermont Business Corporation Act, as amended.

     IN WITNESS WHEREOF, the Parent, the Merger Subsidiary, the Company and the Stockholders have caused this Agreement to be executed as of the date first written above.


                              UNITED NATURAL FOODS, INC.


                              By: /s/ Norman A. Cloutier
                                 ------------------------------------------
                                  Title: Chief Executive Officer


                              GEM ACQUISITION CORP.


                              By: /s/ Norman A. Cloutier
                                 ------------------------------------------
                                  Title: President


                              STOW MILLS, INC.


                              By: /s/ Barclay McFadden
                                 ------------------------------------------
                                  Title: Chief Executive Officer

                              /s/ Barclay McFadden
                              -----------------------------------------------
                              Barclay McFadden


                              /s/ Richard S. Youngman
                              ----------------------------------------------
                              Richard S. Youngman

                                                                       EXHIBIT A
                                                                       ---------
                                                           TO AGREEMENT AND PLAN
                                                           ---------------------
                                                               OF REORGANIZATION
                                                               -----------------


                          UNITED NATURAL FOODS, INC.
                          --------------------------
                        SECURITYHOLDER VOTING AGREEMENT
                        -------------------------------


     THIS VOTING AGREEMENT (this "Agreement"), is dated as of June 23, 1997, by
                                  ---------
and among each of the undersigned securityholders (individually, a "Securityholder" and collectively, the "Securityholders") of United Natural
---------------                         ---------------
Foods, Inc., a Delaware corporation ("Company"), and Stow Mills, Inc., a Vermont
                                      -------
corporation ("Seller").
              ------

                                   RECITALS

     A. Each Securityholder is the beneficial and record owner of the number of shares, if any, of common stock, par value $.01 per share, of the Company, securities convertible into such Common Stock (together, "Company Common Stock")
                                                          --------------------
and options to acquire shares of such Common Stock set forth opposite such Securityholder's name on Schedule A hereto.
                         ----------

     B. Seller, the Company and GEM Acquisition Corp., a Delaware corporation ("Merger Sub") have concurrently herewith entered into an Agreement and Plan of
  ----------
Reorganization (the "Merger Agreement"), pursuant to which Merger Sub will be
                     ----------------
merged with and into Seller (the "Merger"), and pursuant to which the
                                  ------
stockholders of Seller will receive shares of Company Common Stock.

     C. The Board of Directors of Company has approved the Merger Agreement and this Agreement and has authorized the Company to hold a meeting of the holders of Common Stock in order to approve the Merger.

     D. In order to induce Seller to enter into the Merger Agreement, the Securityholders wish to make certain representations, warranties, covenants and agreements in connection with the Merger.

     NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.   Voting.  During the term of this Agreement, at any meeting of the
     ------
stockholders of the Company, however called, and at every adjournment thereof, and in any action by written consent of the stockholders of Company, each of the Securityholders hereby covenants and agrees to vote all of the shares of Company Common Stock

               EXHIBIT A TO AGREEMENT AND PLAN OF REORGANIZATION then owned by such Securityholder in favor of the adoption of the Merger Agreement as in effect on the date hereof and each of the other transactions contemplated thereby and any action required in furtherance thereof, including, without limitation, the issuance of the shares of Company Common Stock to the stockholders of Seller in payment of the Purchase Price (as such term is defined in the Merger Agreement).

2.   Termination.  This Agreement shall terminate upon the earlier to occur of
     -----------
(a) the mutual consent of the parties hereto, (b) the termination of the Merger Agreement and (c) the Effective Time of the Merger (as defined in the Merger Agreement).

3.   Amendment.  This Agreement may be amended only by a written instrument
     ---------
executed by the parties or their respective successors or assigns.

4.   Notices.  Notices, requests, permissions, waivers and other communications
     -------
hereunder shall be in writing and shall be deemed to have been duly given if signed by the respective persons giving them (in the case of any corporation the signature shall be by an officer thereof) and delivered by hand, deposited in the United States mail (registered or certified, return receipt requested), properly addressed and postage prepaid, or delivered by telecopy:

     If to Seller at the addresses and to the Persons (including the copies) set forth in the Merger Agreement; and

     If to any of the Securityholders, in care of Company at the addresses and to the Persons (including the copies) set forth in the Merger Agreement.

5.   Counterparts.  This Agreement may be executed in one or more counterparts
     ------------
and each counterpart shall be deemed to be an original, but all of which shall constitute one and the same original.

6.   Applicable Law.  This Agreement shall be governed by, and construed in
     --------------
accordance with, the laws of the State of Delaware without reference to choice of law principles, including all matters of construction, validity and performance.

7.   Severability; Enforcement.  The invalidity of any portion hereof shall not
     -------------------------
affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, each party agrees that a court of competent jurisdiction may enforce such restriction to the maximum extent permitted by law, and each party hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

8.   Further Assurances.  Each party hereto shall execute and deliver such
     ------------------
additional documents as may be necessary or desirable to consummate the transactions contemplated by this Agreement.

               EXHIBIT A TO AGREEMENT AND PLAN OF REORGANIZATION

9.   Parties in Interest; Assignment.  Neither this Agreement nor any of the
     -------------------------------
rights, interest or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties.

10.  Entire Agreement.  This Agreement and the Merger Agreement contain the
     ----------------
entire understanding of the parties hereto and thereto with respect to the subject matter contained herein and therein, and supersede and cancel all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting such subject matter. There are no restrictions, promises, representations, warranties, agreements or undertakings of any party hereto or to the Merger Agreement with respect to the transactions contemplated by this Agreement and the Merger Agreement other than those set forth herein or therein or made hereunder or thereunder.

11.  Specific Performance.  The parties hereto agree that the remedy at law for
     --------------------
any breach of this Agreement will be inadequate and that any party by whom this Agreement is enforceable shall be entitled to specific performance or injunctive relief in addition to any other appropriate relief or remedy. Such party may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunctive relief or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable law, each party waives any objection to the imposition of such relief or any requirement for the posting of a bond or other collateral in connection therewith.

12.  Headings; References.  The section and paragraph headings contained in this
     --------------------
Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All references herein to "Sections" or "Exhibits" shall be deemed to be references to Articles or Sections hereof or Exhibits hereto unless otherwise indicated.

               EXHIBIT A TO AGREEMENT AND PLAN OF REORGANIZATION

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered as of the day and year first above written.


                                    STOW MILLS, INC.


                                    By:
                                       ------------------------------------
                                        Title:

                                    ---------------------------------------
                                    Norman A. Cloutier


                                    ---------------------------------------
                                    Michael S. Funk, individually and
                                    as Trustee of The Funk Family
                                    1992 Irrevocable Trust


                                    ---------------------------------------
                                    Judith A. Funk, as Trustee of The
                                    Funk Family 1992 Irrevocable Trust


                                    TRIUMPH-CONNECTICUT
                                    LIMITED PARTNERSHIP

                                    By:  Triumph-Connecticut Capital
                                         Advisors, L.P.


                                         By:
                                            -------------------------------
                                             General Partner


               EXHIBIT A TO AGREEMENT AND PLAN OF REORGANIZATION

                                  Schedule A

                        Number of Shares of
 Name and Address of    Company Common Stock
    Securityholder             Owned          Company Options Owned
----------------------  --------------------  ---------------------
Norman A. Cloutier             3,202,091                178,750

Michael S. Funk                        0                115,500

Funk Family 1992               3,213,100                      0
Revocable Trust

Triumph-Connecticut              785,730                      0
Limited Partnership

               EXHIBIT A TO AGREEMENT AND PLAN OF REORGANIZATION

                                                                       EXHIBIT B
                                                           TO AGREEMENT AND PLAN
                                                               OF REORGANIZATION



                         REGISTRATION RIGHTS AGREEMENT


                       Dated as of ______________, 1997


                                 by and among


                          UNITED NATURAL FOODS, INC.


                                      and


                   EACH OF THE PURCHASERS REFERRED TO HEREIN


               EXHIBIT B TO AGREEMENT AND PLAN OF REORGANIZATION

                               TABLE OF CONTENTS
                               -----------------

     1.   Securities Subject to this Agreement.....................   4
          a.    Definitions........................................   4
          b.    Registrable Securities.............................   5

     2.   Demand Registration......................................   5
          a.    Request for Registration...........................   5
          b.    Limitations on Demand Registrations................   6
          c.    Participation by Other Parties.....................   7
          d.    Effective Registration and Expenses................   7
          e.    Priority on Demand Registrations...................   7
          f.    Selection of Underwriters..........................   8

     3.   Piggyback Registration...................................   8
          a.    Right to Piggyback.................................   8
          b.    Priority on Piggyback Registrations................   8
          c.    Selection of Underwriters..........................   9

     4.   Holdback Agreements......................................   9
          a.    Restrictions on Public Sale by Holders of
                Registrable Securities.............................   9
          b     Restriction on Public Sale by the Company..........   9
          c.    Postponement of Registration.......................  10

     5.   Registration Procedures..................................  10

     6.   Registration Expenses....................................  15

     7.   Indemnification..........................................  16
          a.    Indemnification by Company.........................  16
          b.    Indemnification by Holder of Registrable Securities  17
          c.    Conduct of Indemnification Proceedings.............  17
          d.    Contribution.......................................  18

     8.   Participation in Underwritten Registrations..............  19

     9.   Anti-Dilution............................................  20

     10.  Termination..............................................  20

     11.  Miscellaneous............................................  20
          a.    Rule 144...........................................  20
          b.    Other Registration Rights..........................  20
          c.    Representations and Warranties of the Company......  20
          d.    Remedies...........................................  21


               EXHIBIT B TO AGREEMENT AND PLAN OF REORGANIZATION

          e.    Amendments and Waivers.............................. 21
          f.    Notices............................................. 21
          g.    Successors and Assigns.............................. 22
          h.    Counterparts........................................ 22
          i.    Headings............................................ 22
          j.    Severability........................................ 22
          k.    Entire Agreement; Supersession of Prior Agreements.. 22
          l.    Attorneys' Fees..................................... 22
          m.    Governing Law....................................... 22


               EXHIBIT B TO AGREEMENT AND PLAN OF REORGANIZATION

                         REGISTRATION RIGHTS AGREEMENT


     This Registration Rights Agreement (the "Agreement") is made and entered
                                              ---------
into as of __________________, 1997, by and among United Natural Foods, Inc., a Delaware corporation (the "Company"), and each of the parties who have accepted
                           -------
and agreed to the terms hereof by signing an execution page of this Agreement (the "Purchasers").
      ----------

     This Agreement is made pursuant to the Agreement and Plan of Reorganization, dated as of June 23, 1997 and amended and restated as of August 8, 1997, by and among the Company, GEM Acquisition Corp., a Delaware corporation, Stow Mills, Inc., a Vermont corporation, Barclay McFadden and Richard Youngman (the "Merger Agreement"), pursuant to which each of the
                       ----------------
Purchasers will receive Registrable Securities in connection with the Merger. In order to induce the Purchasers to enter into the Merger Agreement, the Company has agreed to provide the registration rights set forth in this Agreement. The execution of this Agreement is a condition to the Closing under the Merger Agreement.

     The parties hereby agree as follows:

1.   Securities Subject to this Agreement
     ------------------------------------

     a.   Definitions.  The term "Registrable Securities" means (i) the
          -----------             ----------------------
Company's Common Stock, $.01 par value per share, delivered to the Purchasers pursuant to the Merger Agreement and (ii) any other securities of the Company issued in exchange for, or in a distribution with respect to, such Common Stock referred to in (i) above, which cannot be publicly resold by the holder thereof without registration under the Securities Act of 1933, as amended (the "Securities Act"), or the availability of an exemption thereunder.
---------------

     The term "person" means a corporation, an association, a partnership, a
               ------
trust, an organization, a business, an individual, or a government or political agency or other entity.

     All uses of the term "best efforts" with respect to the Company shall mean
                           ------------
the reasonable good faith efforts of the Company.

     The term "Commission" means the Securities and Exchange Commission.
               ----------

     The term "Eligible Stockholder Group" means each of the Purchasers,
               --------------------------
Triumph-Connecticut Limited Partnership, Norman A. Cloutier or Michael S. Funk, together with such person's Affiliates, provided that such person, together with such person's Affiliates, holds at least 100,000 shares of the Company's Common Stock, $.01 par value per share, at the time of determination.

               EXHIBIT B TO AGREEMENT AND PLAN OF REORGANIZATION

     Terms used as defined terms but not defined herein are as defined in the Merger Agreement.

     b.   Registrable Securities.  For the purposes of this Agreement,
          ----------------------
securities subject to this Agreement will cease to be Registrable Securities when (i) they have been registered under the Securities Act, the registration statement in connection therewith has been declared effective, and they have been disposed of pursuant to such effective registration statement, (ii) they are distributed to the public pursuant to Rule 144 (or any similar provision then in force) under the Securities Act or (iii) they have been otherwise transferred and new certificates or other evidences of ownership for them (not bearing a legend to the effect that such securities have not been registered under the Securities Act and may not be sold or transferred in the absence of registration or an exemption therefrom under the Securities Act, and not subject to any stop transfer order or other restriction on transfer) have been delivered by the Company.

2.   Demand Registration
     -------------------

     a.   Request for Registration.  Subject to the limitations set forth in
          ------------------------
Section 2.2, any Purchaser or Purchasers holding in the aggregate 20% of the Registrable Securities then outstanding may at any time make a written request to the Company for registration with the Commission under and in accordance with the provisions of the Securities Act of all or part of their Registrable Securities (a "Demand Registration"). Such request shall specify the aggregate
               -------------------
number of the Registrable Securities proposed to be sold and shall also specify the intended method of disposition thereof. Within ten days after receipt of such request, the Company shall give written notice (the "Notice") of such
                                                          ------
registration request to all holders of Registrable Securities and shall thereafter include in such registration all Registrable Securities with respect to which the Company has received written requests for inclusion therein within 20 Business Days after the receipt by the applicable holder of the Notice. Each Notice shall also specify the number of Registrable Securities requested to be registered and the intended method of disposition thereof. Within five Business Days after the expiration of such 20 Business Days, the Company will notify all the holders to be included in such registration of the other holders and the number of Registrable Securities requested to be included therein.

     b.   Limitations on Demand Registrations.  The obligation of the Company to
          -----------------------------------
effect Demand Registrations shall be limited as follows:

     (a) If, within 12 months after the Closing Date, an aggregate of at least 750,000 shares of Registrable Securities shall have been sold in an underwritten offering under a Proposed Registration pursuant to
          Section 3 below, the Company shall not be required to effect more than
          (i) one Demand Registration of not more than 3,000,000 shares of Registrable Securities for an underwritten offering, and (ii) one Demand

               EXHIBIT B TO AGREEMENT AND PLAN OF REORGANIZATION

          Registration of not more than 500,000 shares of Registrable Securities pursuant to a registration statement on Form S-3 (or any successor form thereto that may be adopted by the Commission); provided, that
                                                               --------
          any Demand Registration which is subject to the limitations of this
          Section 2.2 shall be made only during the period beginning on the first anniversary of the consummation of the first Proposed Registration and ending on the third anniversary thereof;

     (b) If, within 12 months after the Closing Date, an aggregate of at least 750,000 shares of Registrable Securities shall not have been included in an underwritten offering under a Proposed Registration pursuant to
          Section 3 below, the Company shall not be required to effect more than
          (i) one Demand Registration of not more than 3,000,000 shares of Registrable Securities for an underwritten offering, and (ii) two Demand Registrations of not more than 500,000 shares of Registrable Securities each, pursuant to a registration statement on Form S-3 (or any successor form thereto that may be adopted by the Commission); provided, that any Demand Registration which is subject to the
          --------
          limitations set forth in this Section 2.2(b) shall be made only during the period beginning on the first anniversary of the Closing Date and ending on the fourth anniversary thereof;

     (c) In no event shall the Company be required to effect more than one Demand Registration in any 12-month period;

     (d) In no event may the Purchasers request a Demand Registration sooner than 90 days after the effectiveness of any registration statement filed by the Company with the Commission; and

     (e) If the Company shall have given notice of a Proposed Registration to the Purchasers pursuant to Section 3.1, the Purchasers may not request a Demand Registration sooner than the earliest of (x) the date the Company determines not to pursue such Proposed Registration, and (y) 90 days after the effectiveness of such Proposed Registration.

     c.   Participation by Other Parties.  No person other than the Company and
          ------------------------------
each Eligible Stockholder Group shall be permitted to offer any securities under any Demand Registration. The Company and each Eligible Stockholder Group may offer securities under any Demand Registration that is an underwritten offering, provided that (a) all of the Registrable Securities that the Purchasers have requested to be sold under the Demand Registration are to be included in the Demand Registration and (b) the managing underwriters, in their sole discretion, determine that such Demand Registration can accommodate the additional participation of the Company and each Eligible Stockholder Group. Each of the Company, on the one hand, and each Eligible Stockholder Group (participating in equal amounts for each participating Eligible Stockholder Group), on the other hand, shall be entitled to offer up to 50% of

               EXHIBIT B TO AGREEMENT AND PLAN OF REORGANIZATION the number of shares of Common Stock that the managing underwriters have advised may be sold in excess of the Registrable Securities to be sold by the Purchasers.

     d.   Effective Registration and Expenses.  The Company shall use its best
          -----------------------------------
efforts to cause any registration made pursuant to this Section to be declared effective at the time requested by the holders of a majority of the Registrable Securities being registered thereunder, and no such registration shall become effective without the agreement of such holders. A registration will not count as a Demand Registration until it has become effective and until such registration (i) has been effective for 120 days or such shorter period which will terminate when all Registrable Securities covered by such registration statement have been sold, or (ii) has been withdrawn at the request of the holders requesting such registration. No Demand Registration may be requested at a time when a registration is effective with respect to the securities proposed to be included in such Demand Registration. The Company shall pay all Registration Expenses (as defined in Section below) in connection with a registration made pursuant to this Section , whether or not such registration becomes effective or Registrable Securities are sold thereunder.

     e.   Priority on Demand Registrations.  If the holders of a majority of the
          --------------------------------
Registrable Securities to be registered in a Demand Registration, or, in the case of an underwritten offering, the managing underwriter or underwriters of such offering, advise the Company in writing that in its or their opinion it is appropriate for marketing reasons to limit the number of Registrable Securities requested to be included in such offering, the Company will include in such registration only an amount of securities equal to the total amount which in the opinion of such holders or such managing underwriter or underwriters, as the case may be, is appropriate, in the following order of priority: first, pro
                                                                  -----  ---
rata among the holders of Registrable Securities on the basis of the amount of
----
Registrable Securities requested to be included in such registration by the respective holders; second, those securities that have been requested to be
                    ------
included in such registration by the Company in an amount not in excess of one-half of the balance of the number of shares of Registrable Securities that the managing underwriter or underwriters have advised may be sold in such offering; and third, the balance of those securities that the managing underwriter or
    -----
underwriters have advised may be sold in such offering in equal amounts for each Eligible Stockholder Group.

     f.   Selection of Underwriters.  If any Demand Registration is an
          -------------------------
underwritten offering, the Company, in its sole discretion, will select and obtain the investment banker or bankers and managing underwriter or underwriters of nationally recognized standing that will administer the offering.

3.   Piggyback Registration.
     ----------------------

     a.   Right to Piggyback.  If at any time after the date hereof the Company
          ------------------
proposes to file a registration statement under the Securities Act (except with respect to registration statements on Forms S-8, S-4 or any other form not available for

               EXHIBIT B TO AGREEMENT AND PLAN OF REORGANIZATION
registering the Registrable Securities for general sale to the public), with respect to an offering for its own account or for the account of another person (other than the holders of Registrable Securities in their capacity as such) solely of shares of Common Stock (a "Proposed Registration"), then the Company
                                     ---------------------
shall in each case give written notice of such proposed filing to the holders of Registrable Securities at least 20 days before the anticipated filing date, and shall, subject to Section , include in such registration statement such amount of Registrable Securities as each such holder may request. The Company shall register such Registrable Securities on the same terms and subject to the same conditions applicable to the registration in the Proposed Registration of shares of Common Stock to be sold by the Company under such Proposed Registration.

     b.   Priority on Piggyback Registrations.  If the managing underwriter or
          -----------------------------------
underwriters of such offering advises the Company that in its or their opinion it is appropriate for marketing reasons to limit the number of Registrable Securities to be included in such offering, the Company will include in such registration only such number of shares of Common Stock equal to the total amount which in the opinion of such managing underwriter or underwriters is appropriate, in the following order of priority:

     (a) with respect to the first Proposed Registration occurring after the date hereof: first, the shares of Common Stock that the Company
                       -----
          proposes to sell; second, the shares of Common Stock that Triumph-
                            ------
          Connecticut Limited Partnership and Michael S. Funk, together with their respective Affiliates, have requested to be included in such registration, up to an aggregate amount of 500,000 shares; third, the
                                                                     -----
          Registrable Securities that the Purchasers have requested to be included in such registration, up to an aggregate of 1,500,000 shares; and fourth, the shares of Common Stock that any Eligible Stockholder
              ------
          Group has requested to be included in such registration in equal amounts for each such Eligible Stockholder Group; and

     (b)  with respect to any subsequent Proposed Registration:  first, the
                                                                 -----
          shares of Common Stock that the Company proposes to sell; second, the
                                                                    ------
          shares of Common Stock that Triumph-Connecticut Limited Partnership and its Affiliates have requested to be included in such registration; and third the shares of Common Stock that any other Eligible
              -----
          Stockholder Group has requested to be included in such registration in equal amounts for each such Eligible Stockholder Group.

     c.   Selection of Underwriters.  If any registration pursuant to this
          -------------------------
Section is an underwritten offering, the Company will, in its sole discretion, select a managing underwriter or underwriters to administer the offering, which managing underwriter or underwriters will be of nationally recognized standing.

4.   Holdback Agreements
     -------------------

               EXHIBIT B TO AGREEMENT AND PLAN OF REORGANIZATION

     a.   Restrictions on Public Sale by Holders of Registrable Securities.  To
          ----------------------------------------------------------------
the extent not inconsistent with applicable law, each holder of Registrable Securities agrees not to effect any sale or distribution, public or otherwise, of securities of the Company, including a sale pursuant to Rules 144 and 144A under the Securities Act, during the seven days prior to, and during the ninety-day period beginning on, the effective date of a registration statement filed pursuant to Section or Section (except as part of such registration), if and to the extent requested (i) by the Company or the holders of a majority in aggregate amount of Registrable Securities to be registered in such offering in the case of a non-underwritten public offering or (ii) by the managing underwriter or underwriters in the case of an underwritten public offering.

     b.   Restriction on Public Sale by the Company.  The Company agrees not to
          -----------------------------------------
effect any public sale or distribution of its equity securities (other than (i) a sale or distribution of such securities in connection with merger or consolidation by the Company or any of its Subsidiaries or the acquisition by the Company or any of its Subsidiaries of the capital stock or substantially all of the assets of any other person or (ii) in connection with an employee stock option or other benefit plan) during the seven days prior to, and during the ninety-day period beginning on, the effective date of any registration statement filed pursuant to Section 2 (the "Holdback Period"). Notwithstanding the
                                  -------- ------
foregoing, the Company may effect a public sale or distribution of its securities during such Holdback Period if the Purchasers and their underwriters, if any, in their sole discretion, determine that such sale or distribution is not reasonably likely materially and adversely to affect the success or offering price of the offering in which the holders of Registrable Securities are participating.

     c.   Postponement of Registration.  If the Company determines in good faith
          ----------------------------
that the registration and distribution of Registrable Securities would interfere with any pending financing, acquisition, corporate reorganization or any other corporate development or activity involving the Company or any of its Subsidiaries and promptly gives written notice to the Purchasers of such determination, the Company shall be entitled to postpone the filing of the registration statement otherwise required to be prepared and filed by the Company pursuant to Section 2 for a reasonable period of time not to exceed 90 days.

5.   Registration Procedures
     -----------------------

     Whenever the holders of Registrable Securities request that any such securities be registered pursuant to Section or of this Agreement, the Company shall use its best efforts to effect the registration and to further the sale of such Registrable Securities in accordance with the intended method of disposition thereof as quickly as practicable, and in connection with any such request the Company shall as expeditiously as possible:

     (a) in connection with a request pursuant to Section , prepare and file with the Commission within 60 days, on any form for which the Company


               EXHIBIT B TO AGREEMENT AND PLAN OF REORGANIZATION
          then qualifies or which counsel for the Company shall deem appropriate and which form shall be available for the sale of the Registrable Securities in accordance with the intended method of distribution thereof, and in connection with any registration statement filed for Registrable Securities hereunder, use its best efforts to cause such registration statement to become effective; provided, however, that
                                                      --------  -------
          before filing a registration statement or prospectus or any amendments or supplements thereto in connection with a request made pursuant to
          Section 2, including documents incorporated by reference after the initial filing of the registration statement, the Company shall (i) furnish to one counsel selected by the holders of a majority of the Registrable Securities covered by such registration statement and the underwriters, if any, copies of all such documents proposed to be filed at lease two business days prior thereto, which documents will be subject to the review of such counsel and the Company shall not file any registration statement or amendment thereto or any prospectus or any supplement thereto (including such documents incorporated by reference) to which holders of a majority of the Registrable Securities covered by such registration statement or the underwriters, if any, shall reasonably object; and (ii) notify each seller of Registrable Securities of any stop order issued or threatened by the Commission and take all reasonable actions required to prevent the entry of such stop order or to remove it if entered;

     (b) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for a period of not less than 120 days or such shorter period which will terminate when all Registrable Securities covered by such registration statement have been sold (but not before the expiration of the 90-day period referred to in Section 4(3) of the Securities Act and Rule 174 or other comparable provisions thereunder, if applicable), and comply with the provisions of the Securities Act applicable to it with respect to the disposition of all securities covered by such registration statement during the applicable period in accordance with the intended methods of disposition by the sellers thereof set forth in such registration statement or supplement to the prospectus;

     (c) furnish to each holder of Registrable Securities included in such registration statement and the managing underwriter or underwriters, if any, without charge, at least one signed copy of the registration statement and any post-effective amendment thereto and such number of conformed copies thereof and such number of copies of the prospectus (including any preliminary prospectus) and any amendments or supplements thereto, and any documents incorporated by reference therein, as such holder of Registrable Securities or managing


               EXHIBIT B TO AGREEMENT AND PLAN OF REORGANIZATION underwriter may reasonably request in order to facilitate the disposition of the Registrable Securities being sold by such holder (it being understood that the Company consents to the use of the prospectus and any amendment or supplement thereto by each holder of Registrable Securities covered by the registration statement and the managing underwriter or underwriters (or any other underwriter or dealer who is required to deliver the prospectus), if any, in connection with the offering and sale of the Registrable Securities covered by the prospectus or any amendment or supplement thereto);

     (d) make every reasonable effort to obtain the withdrawal of any order suspending the effectiveness of the registration statement as soon as practicable;

     (e) enter into a written agreement with the managing underwriter or underwriters selected in the manner herein provided in such form and containing such provisions as are customary in the securities business for such an arrangement between major underwriters and companies of the Company's size and investment stature, provided that such agreement shall not contain any provision applicable to the Company which is inconsistent with the provisions hereof and, provided further, that the time and place of the closing said agreement shall be as mutually agreed upon between the Company and such managing underwriter;

     (f) if requested by the managing underwriter or underwriters or any holder of Registrable Securities covered by the registration statement, promptly incorporate in a prospectus supplement or post-effective amendment such information as the managing underwriter or underwriters or such holder reasonably requests to be included therein, including, without limitation, with respect to the number of Registrable Securities being sold by such holder to such underwriter or underwriters, the purchase price being paid therefor by such underwriter or underwriters and with respect to any other terms of the underwritten offering of the Registrable Securities to be sold in such offering; and make all required filings of such prospectus supplement or post-effect amendment as soon as practicable after being notified of the matters to be incorporated in such prospectus supplement or post-effective amendment;

     (g) on or prior to the date on which the registration statement is declared effective, use its best efforts to register or qualify, and cooperate with the holders of the underwriter or underwriters, if any, and their counsel in connection with the registration or qualification of, the Registrable Securities covered by the registration statement for offer and sale under the securities or blue sky laws of each state and other jurisdiction of the United States as any such holder or underwriter reasonably requests in


               EXHIBIT B TO AGREEMENT AND PLAN OF REORGANIZATION writing, to use its best efforts to keep each such registration or qualification effective, including through new filings, or amendments or renewals, during the period such registration statement is required to be kept effective and to do any and all acts or things necessary or advisable to enable the disposition in all such jurisdictions of the Registrable Securities covered by the applicable registration statement; provided, however, that the Company will not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subsection (g);

     (h) use its best efforts to cause the Registrable Securities included in such registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the seller or sellers or the underwriter or underwriters, if any, thereof to consummate the disposition of such Registrable Securities;

     (i) cooperate with the holders of Registrable Securities covered by the registration statement and the managing underwriter or underwriters, if any, to facilitate the timely preparation and delivery of certificates (not bearing any restrictive legends) representing securities to be sold under the registration statement, and enable such securities to be in such denominations and registered n such names as the managing underwriter or underwriters, if any, or such holders may request;

     (j) notify each seller of such Registrable Securities at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration statement (as then in effect) contains an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading and, as promptly as practicable thereafter, prepare and file with the Commission an amended prospectus or prospectus supplement such that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading;

     (k) use its best efforts to cause all such Registrable Securities included in such registration statement to be listed, by the date of the first sale of Registrable Securities pursuant to such registration statement, on each securities exchange on which securities issued by the Company are then listed or proposed to be listed, if any;

     (l) make available for inspection, during normal business hours, and subject to any appropriate confidentiality agreements, by any seller of


               EXHIBIT B TO AGREEMENT AND PLAN OF REORGANIZATION

          Registrable Securities, other than a seller determined by the Board of Directors of the Company acting in good faith to be a competitor of the Company, any underwriter participating in any disposition pursuant to such registration statement, and any attorney, accountant, or other agent retained by any such seller or underwriter (collectively, the "Inspectors"), all financial and other records, pertinent corporate
           ----------
          documents, and properties of the Company and its Subsidiaries (collectively, the "Records") as shall be reasonably necessary to
                              -------
          enable them to exercise their due diligence responsibility, and cause the Company's officers, directors, and employees to supply all information reasonably requested by any such Inspector in connection with such registration statement;

     (m) in connection with any underwritten offer of Registrable Securities, use its best efforts to furnish, at the request of any holder of Registrable Securities sold in such offering, on the date that any Registrable Security is delivered to the underwriters for sale pursuant to such registration: (i) an opinion dated such date from counsel representing the Company for the purposes of such registration, addressed to the underwriters and to such holder, stating that such registration statement has become effective under the Securities Act and that (A) to the best knowledge of such counsel, no stop order suspending the effectiveness thereof has been issued and no proceedings for that purpose have been instituted or are pending or contemplated under the Securities Act, (B) the registration statement, the related prospectus, and each amendment or supplement thereof, comply as to form in all material respects with the requirements of the Securities Act and the applicable rules and regulations of the Commission thereunder (except that such counsel need express no opinion as to financial statements, financial data and information derived therefrom contained therein) and (C) to such other effects as may reasonably be requested by counsel for the underwriters or by such holder to its counsel, and (ii) a letter dated such date from the independent public accountants retained by the Company, addressed to the underwriters, stating that they are independent public accountants within the meaning of the Securities Act and that, in the opinion of such accountants, the financial statements of the Company included in the registration statement or the prospectus, or any amendment or supplement thereof, comply as to form in all material respects with the applicable accounting requirements of the Securities Act, and such letter shall additionally cover such other financial matters (including information as to the period ending no more than five business date prior to the date of such letter) with respect to the registration in respect of which such letter is being given as such underwriters or holder may reasonably request; and


               EXHIBIT B TO AGREEMENT AND PLAN OF REORGANIZATION

     (n) otherwise use its best efforts to comply with all applicable rules and regulations of the Commission, to make available to the holders of Registrable Securities an earnings statement covering a period of twelve months, beginning within three months after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or other comparable provisions), and to take all such other actions as the holders of a majority of the Registrable Securities being sold or the underwriters retained by such holders, if any, may reasonably request in order to expedite or facilitate the disposition of such Registrable Securities.

     The Company may require each seller or Registrable Securities as to which any registration is being effected to furnish to the Company such information regarding the distribution of such securities as the Company may from time to time reasonably request in writing.

     Each holder of Registrable Securities agrees by acquisition of such Registrable Securities that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section (j) hereof, and, if so directed by the Company, such holder will forthwith discontinue disposition of Registrable Securities pursuant to the registration statement covering such Registrable Securities until such holder's receipt of the copies of the supplemented or amended prospectus contemplated by Section (j) hereof, and, if so directed by the Company, such holder will deliver to the Company (at the Company's expense) all copies, other than permanent file copies then in such holder's possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice. In the event the Company shall give any such notice, the period mentioned in Section (b) hereof shall be extended by the number of days during the period from and including the date of the giving of such notice pursuant to Section (j) hereof to and including the date when each seller of Registrable Securities covered by such registration statement shall have received the copies of the supplemented or amended prospectus contemplated by Section (j) hereof.

6.   Registration Expenses
     ---------------------

     All costs and expenses incident to the Company's performance of or compliance with this Agreement, including without limitation all registration and filing fees, transfer taxes, fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities), rating agency fees, printing expenses, messenger and delivery expenses, costs of insurance, fees of transfer agents and registrars, internal expenses of the Company (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the fees and expenses incurred in connection with the listing of the securities to be registered in accordance with Section (k), fees of the National Association of


               EXHIBIT B TO AGREEMENT AND PLAN OF REORGANIZATION

Securities Dealers, Inc., securities acts liability insurance (if the Company elects to obtain such insurance), the fees and disbursements of counsel for the Company and all independent certified public accountants (including the expenses of any annual audit, special audit, or "cold comfort" letters required by or incident to such performance), the fees and expenses of any special experts retained by the Company in connection with such registration and fees and expenses of other persons retained by the Company, and the reasonable fees and disbursements of counsel retained by the holders of the Registrable Securities being registered (up to, but not in excess of, $10,000 for each registration hereunder), but not including any underwriting discounts or commissions attributable to the sale of Registrable Securities (all such expenses being herein called "Registration Expenses"), will be borne by the Company.
               ---------------------

7.   Indemnification
     ---------------

     a.   Indemnification by Company.  The Company agrees to indemnify and to
          --------------------------
save and hold harmless, to the full extent permitted by law, each holder of Registrable Securities, its officers, directors and partners and partners of partners, and each person who controls such holder (within the meaning of the Securities Act or the Exchange Act) from and against any and all losses, claims, damages, liabilities, and expenses (including reasonable costs of investigation) arising out of or based on any untrue or alleged untrue statement of material fact contained in any registration statement or prospectus relating to the Registrable Securities or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same arise out of reliance upon any untrue statement or omission furnished in writing to the Company by such holder (or, if it is an underwritten offering, an underwriter selected by the holders of Registrable Securities), expressly for use therein; provided that the Company shall not be required to indemnify any holder of Registrable Securities for damages caused by such holder's continuing to use a prospectus with respect to which such holder has received a notice pursuant to Section (j) hereof and has not received a notice of the amendment or supplementation of such prospectus, as contemplated in Section (j). In connection with an underwritten offering, the Company will, pursuant to a separate agreement, agree to indemnify the underwriters thereof, their officers and directors, and each person who controls (within the meaning of the Securities Act) such underwriters (collectively, "Securities Professionals") to
                                                  ------------------------
the same extent as provided above with respect to the indemnification of the holders of Registrable Securities.

     b.   Indemnification by Holder of Registrable Securities.  In connection
          ---------------------------------------------------
with any registration statement in which a holder of Registrable Securities is participating, each such holder will furnish to the Company in writing such information and affidavits with respect to such holder as the Company reasonable requests for use in connection with any such registration statement or prospectus and agrees to indemnify, to the extent permitted by law, each of the Company and, if it is an


               EXHIBIT B TO AGREEMENT AND PLAN OF REORGANIZATION underwritten offering, the underwriters, the Company's directors and officers, and each person who controls the Company (within the meaning of the Securities
Act) against any losses, claims, damages, liabilities, and expenses arising out of or based on any untrue statement of a material fact or any omission of a material fact required to be stated in the registration statement or prospectus or any amendment thereof or supplement thereto or necessary to make the statements therein not misleading, to the extent, but only to the extent, that such untrue statement, or omission is made in reliance upon and in conformity with information with respect to such holder furnished in writing to the Company by such holder specifically for use in such registration statement or prospectus or amendment or supplement thereto; provided, however, that the liability of any such holder under this Section shall be limited to the proportion of any such losses, claims, damages, liabilities and expenses which is equal to the proportion that the public offering price of securities sold by such holder under such registration statement bears to the total public offering price of all securities sold thereunder, and shall in no event exceed the net proceeds of the sale of Registrable Securities being sold pursuant to said registration statement or prospectus by such holder; and provided further that no such holder shall be required to indemnify the Company for damages caused by any person, including the Company, continuing to use a prospectus (prior to its amendment or supplementation) more than three days after the Company has received a notice by such holder of any such untrue statement or omission contained in such prospectus.

     c.   Conduct of Indemnification Proceedings.  If any action or proceeding
          --------------------------------------
(including any governmental investigation) is brought or asserted against any selling holder of Registrable Securities (or its officers, directors or agents) or any person controlling any such holder, in respect of which indemnity may be sought from the Company, the Company shall assume the defense thereof, including the employment of counsel reasonably satisfactory to such holder, and shall pay all expenses in connection therewith. Such holder or any controlling person of such holder shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such holder or such controlling person, unless (i) the Company has agreed to pay such fees and expenses or (ii) the named parties to any such action or proceeding (including any impleaded parties) include both such holder or such controlling person and the Company, and such holder or such controlling person shall have been advised by counsel in writing that there may be one or more legal defenses available to such holder or such controlling person which are different from or additional to those available to the Company (in which case, if such holder or such controlling person notifies the Company in writing that it elects to employ separate counsel at the expense of the Company, the Company shall not have the right to assume the defense of such action or proceeding on behalf of such holder, or such controlling person, it being understood, however, that the Company shall not, in connection with any one such action or proceeding or separate but substantially similar or related actions or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the fees and expenses or more than one separate firm of attorneys (together with appropriate local counsel) at any time for


               EXHIBIT B TO AGREEMENT AND PLAN OF REORGANIZATION the holders and such controlling persons, which firm shall be designated in writing by a majority in aggregate principal amount of such holders). The Company shall not be liable for any settlement of any such action or proceeding effected without the Company's written consent (but such consent shall not be unreasonably withheld), but if any action or proceeding is settled with the Company's consent, or if there be a final judgment for the plaintiff in any such action or proceeding, the Company agrees to indemnify and hold harmless such holder and such controlling person from and against any loss or liability (to the extent stated above) by reason of such settlement or judgment. The Company will not consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such action, claim or litigation.

     d.   Contribution.  If the indemnification provided for in this Section is
          ------------
unavailable to the Company, the selling holder of Registrable Securities or the Securities Professionals in respect of any losses, claims, damages, liabilities, expenses or judgments referred to herein, then each such indemnifying party, in lieu of indemnifying such indemnified party, shall contribute the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities, expenses and judgments (i) as between the Company and such holders on the one hand and Securities Professionals on the other from the offering of the Registrable Securities, or if such allocation is not permitted by applicable law, in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Company and such holders on the one hand and of the Securities Professionals on the other in connection with the statements or omissions which resulted in such losses, claims, damages, liabilities, expenses or judgments as well as any other relevant equitable considerations and (ii) as between the Company on the one hand and each such holder on the other, in such proportion as is appropriate to reflect the relative fault of the Company and of each such holder in connection with such statements or omissions, as well as any other relevant equitable considerations. The relative benefits received by the Company and such holders on the one hand and the Securities Professionals on the other shall be deemed to be in the same proportion as the total proceeds from the offering (net of underwriting discounts and commission but before deducting expenses) received by the Company and such holders bear to the total underwriting discounts and commissions received by the Securities Professionals, in each case as set forth in the table on the cover page of the prospectus. The relative fault of the Company on the one hand and of each such holder on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

     The Company and such holders agree that it would not be just and equitable if contribution pursuant to this Section were determined by pro rata allocation (even if such holders were treated as one entity for such purpose) or by any other method of


               EXHIBIT B TO AGREEMENT AND PLAN OF REORGANIZATION allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an indemnified party as a result of the losses, claims, damages, liabilities, expenses or judgments referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section , no Securities Professional shall be required to contribute any amount in excess of the amount by which the total price at which the Registrable Securities of such holder were offered to the public exceeds the amount of any damages which such holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentations (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

8.   Participation in Underwritten Registrations
     -------------------------------------------

     No person may participate in any underwritten registration hereunder unless such person (a) agrees to sell such person's securities on the basis provided in any underwriting arrangements approved by the persons entitled hereunder to approve such arrangement and (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements, and other documents reasonably required under the terms of such underwriting arrangements and these registration rights.

9.   Anti-Dilution.  In the event that after the date hereof the outstanding
     -------------
     shares of Registrable Securities or other shares of Common Stock of the Company shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities through reorganization, recapitalization, reclassification, stock (or other non-cash) dividend, stock split, reverse stock split, or other like changes in the Company's capitalization (a "Recapitalization"), then an appropriate and
                        ----------------
     proportionate adjustment shall be made to each reference to an amount of shares of Registrable Securities and other shares of Common Stock set forth in Section 2.2 (a) and (b) and Section 3.2, so that each holder of Registrable Securities and other shares of Common Stock shall be entitled to the same proportionate rights to request Demand Registrations under
     Article 2 and the same proportionate rights to priority in having such holder's Registrable Securities or other shares of Common Stock included in Proposed Registrations under Article 3 that such holder would be entitled if such Recapitalization had not occurred.

10.  Termination.  The rights of the Purchasers to request Demand Registrations
     -----------
     pursuant to Section 2 and to participate in Proposed Registrations pursuant to Section 3 shall terminate on the date that is four years after the date hereof.


               EXHIBIT B TO AGREEMENT AND PLAN OF REORGANIZATION

11.  Miscellaneous
     -------------

     a.   Rule 144.  The Company covenants that it will file any reports
          --------
required to be filed by it under the Securities Act and the Exchange Act and that it will take such further action as any holder of Registrable Securities may reasonably request, all to the extent required from time to time to enable such holders to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 and Rule 144A under the Securities Act, as such Rules may be amended from time to time, or any similar rules or regulations hereafter adopted by the Commission. Upon the request of any holder of Registrable Securities, the Company will deliver to such holder a written statement as to whether it has complied with such requirements.

     b.   Other Registration Rights.  The Company shall not grant any person
          -------------------------
(including the holders of Registrable Securities) any registration rights with respect to the securities of the Company (or securities convertible into or exchangeable or exercisable for securities of the Company) other than piggyback registration rights ("new rights") which provide that the holders of Registrable
                      ----------
Securities have a "piggyback" right upon the exercise of such new rights.

     c.   Representations and Warranties of the Company.  The Company represents
          ---------------------------------------------
and warrants to each Purchaser as follows: the execution, delivery and performance of this Agreement by the Company have been duly authorized by all requisite corporate action and will not violate any provision of law, any order of any court or other agency of government, the charter or by-laws of the Company, or any provision of any indenture, agreement or other instrument to which it or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of any material lien, charge or encumbrance upon any of the properties or assets of the Company. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable in accordance with its terms.

     d.   Remedies.  Each holder of Registrable Securities, in addition to being
          --------
entitled to exercise all rights granted by law, including recovery of damages, will be entitled to seek specific performance of its rights under this Agreement, provided that, at the time such specific performance is sought, the Company is permitted under applicable federal securities laws to file with and have declared effective by the Commission a registration statement on any then available form. Subject to the preceding sentence, the Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Agreement and hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate.


               EXHIBIT B TO AGREEMENT AND PLAN OF REORGANIZATION

     e.   Amendments and Waivers.  Except as otherwise provided herein, the
          ----------------------
provisions of this Agreement may not be amended, restated, modified, or supplemented, and waivers or consent to departures from the provisions hereof may not be given, unless the Company has obtained the written consent of the holders of a majority in aggregate principal amount of the Registrable Securities then entitled to the benefits of this Agreement.

     f.   Notices.  Any notice, request, instruction, or other document to be
          -------
given hereunder by any party to another shall be in writing, shall be delivered personally or by overnight courier service or sent by certified mail, postage prepaid and return receipt requested, or by facsimile transmission (receipt confirmed) to the Company at 260 Lake Road, Dayville, Connecticut, Attention:
Norman A. Cloutier (facsimile transmission number: (860) 779-2811), and to each Purchaser at the address set forth on its signature page to the Merger Agreement (or to such other address as any subsequent holder of Registrable Securities or any other party to whom notice is to be given may provide in a written notice to the other parties), and (except when delivered personally) shall be deemed received three days after such notice is sent. A copy of any notice sent to a Purchaser shall also be delivered to Christopher Cabot, Esquire, Sullivan & Worcester LLP, One Post Office Square, Boston, Massachusetts 02109 (facsimile:
(617) 338-2880), and a copy of any notice sent to the Company shall also be delivered to Paul V. Rogers, Esquire, Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109 (facsimile: (617) 526-5000).

     g.   Successors and Assigns.  This Agreement shall inure to the benefit of
          ----------------------
and be binding upon the successors and assigns of each of the parties. If a Purchaser sells or otherwise transfers any Registrable Security to any person other than the Company, such successor holder shall (subject to Section ) succeed to all of the rights of such Purchaser hereunder, provided that the Company shall not be liable to such successor holder for failure to recognize it as such until the Company has been informed of and has registered such sale or transfer.

     h.   Counterparts.  This Agreement may be executed in any number of
          ------------
counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

     i.   Headings.  The headings in this Agreement are for convenience of
          --------
reference only and shall not limit or otherwise affect the meaning hereof.

     j.   Severability.  In the event that anyone or more of the provisions
          ------------
contained herein, or any application of any provision contained herein, shall be held invalid, illegal, or unenforceable, the validity, legality, and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be affected or impaired thereby.


               EXHIBIT B TO AGREEMENT AND PLAN OF REORGANIZATION

     k.   Entire Agreement; Supersession of Prior Agreements.  This Agreement,
          --------------------------------------------------
together with the Merger Agreement and the other agreements contemplated thereby, are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties, or undertakings, other than those set forth or referred to herein and therein. This Agreement, together with the Merger Agreement and the other agreements contemplated therein, supersede all prior agreements and understandings among the parties with respect to such subject matter.

     l.   Attorneys' Fees.  In any action or proceeding brought to enforce any
          ---------------
provision of this Agreement or where any provision hereof is validly asserted as a defense, the successful party shall be entitled to recover attorneys' fees and expenses in addition to any other available remedy.

     m.   Governing Law.  This Agreement shall be governed by and construed in
          -------------
accordance with the laws of the State of Delaware, applicable to contracts made and to be performed wholly within that State without regard to principles of conflicts of law.

     IN WITNESS WHEREOF, the parties have executed this Registration Rights Agreement as of the date first written above.

                                 UNITED NATURAL FOODS, INC.


                                 By:
                                    -------------------------------
                                    Title:
PURCHASERS:



-----------------------------------     ---------------------------------------
Barclay McFadden III                    Thomas Morrison Carnegie McFadden



------------------------------------    ---------------------------------------
Richard S. Youngman                     George Stillman McFadden



------------------------------------    ---------------------------------------
James S. McDonald, as Trustee of the    Barclay McFadden IV
Barclay McFadden Family Trust



------------------------------------
Jonathan Jacobowitz



------------------------------------
Thomas A. Nunziata



               EXHIBIT B TO AGREEMENT AND PLAN OF REORGANIZATION

------------------------------------
Michelle Cherrier








               EXHIBIT B TO AGREEMENT AND PLAN OF REORGANIZATION

                                                                       EXHIBIT C
                                                           TO AGREEMENT AND PLAN
                                                               OF REORGANIZATION

                         BOARD ELECTION SECURITYHOLDER
                                VOTING AGREEMENT


     THIS VOTING AGREEMENT (this "Agreement"), is dated as of _______ __, 1997,
                                  ---------
by and among each of the undersigned securityholders (individually, a "Securityholder" and collectively, the "Securityholders") of United Natural
---------------                         ---------------
Foods, Inc., a Delaware corporation ("Company"), and Barclay McFadden and
                                      -------
Richard Youngman, each individuals resident in the State of New Hampshire (the "Board Candidates").
-----------------

                                    RECITALS

     A. Each Securityholder is the beneficial and record owner of the number of shares, if any, of common stock, par value $.01 per share, of the Company, securities convertible into such Common Stock (together, "Company Common Stock")
                                                          --------------------
and options to acquire shares of such Common Stock set forth opposite such Securityholder's name on Schedule A hereto.
                         ----------

     B. The Board Candidates are the principal stockholders of Stow Mills, Inc., a Vermont corporation (the "Seller").
                                  ------

     C.   The Company, GEM Acquisition Corp., a Delaware corporation ("Merger
                                                                       ------
Sub") and the Seller have entered into an Agreement and Plan of Reorganization
---
dated as of June 23, 1997 and amended and restated as of August 8, 1997 (the "Merger Agreement"), pursuant to which Merger Sub will be merged with and into
-----------------
the Seller (the "Merger"), and pursuant to which the stockholders of Seller will
                 ------
receive shares of Company Common Stock.

     D. It is a condition to the obligations of the Seller to consummate the Merger Agreement that the Securityholders make certain representations, warranties, covenants and agreements relating to the election of the Board Candidates to the Board of Directors of the Company after the Merger.

     NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

               EXHIBIT C TO AGREEMENT AND PLAN OF REORGANIZATION

1.   Voting.  During the term of this Agreement, at the first meeting of the
     ------
     stockholders of the Company held after the consummation of the Merger, however called, and at every adjournment thereof, and in any action by written consent of the stockholders of Company taken in lieu of such stockholder meeting and in which members of the Board of Directors of the Company are elected, each of the Securityholders hereby covenants and agrees to vote all of the shares of Company Common Stock then owned by such Securityholder in favor of the election of the Board Candidates to serve three-year terms on the Board of Directors of the Company.

2.   Termination.  This Agreement shall terminate upon the earlier to occur of
     -----------
     (a) the mutual consent of the parties hereto, and (b) the election of the Board Candidates to serve three-year terms on the Board of Directors of the Company.

3.   Amendment.  This Agreement may be amended only by a written instrument
     ---------
     executed by the parties or their respective successors or assigns.

4.   Notices.  Notices, requests, permissions, waivers and other communications
     -------
     hereunder shall be in writing and shall be deemed to have been duly given if signed by the respective persons giving them (in the case of any corporation the signature shall be by an officer thereof) and delivered by hand, deposited in the United States mail (registered or certified, return receipt requested), properly addressed and postage prepaid, or delivered by telecopy:

If to the Board Candidates, at the addresses and to the Persons (including the copies) set forth for the Seller in the Merger Agreement; and

If to any of the Securityholders, in care of Company at the addresses and to the Persons (including the copies) set forth in the Merger Agreement.

5.   Counterparts.  This Agreement may be executed in one or more counterparts
     ------------
     and each counterpart shall be deemed to be an original, but all of which shall constitute one and the same original.

6.   Applicable Law.  This Agreement shall be governed by, and construed in
     --------------
     accordance with, the laws of the State of Delaware without reference to choice of law principles, including all matters of construction, validity and performance.

7.   Severability; Enforcement.  The invalidity of any portion hereof shall not
     -------------------------
     affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, each party agrees that a court of competent jurisdiction may enforce such restriction to the maximum extent permitted by law, and each party hereby consents and agrees that such scope may be

               EXHIBIT C TO AGREEMENT AND PLAN OF REORGANIZATION judicially modified accordingly in any proceeding brought to enforce such restriction.

8.   Further Assurances.  Each party hereto shall execute and deliver such
     ------------------
     additional documents as may be necessary or desirable to consummate the transactions contemplated by this Agreement.

9.   Parties in Interest; Assignment.  Neither this Agreement nor any of the
     -------------------------------
     rights, interest or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties.

10.  Entire Agreement.  This Agreement and the Merger Agreement contain the
     ----------------
     entire understanding of the parties hereto and thereto with respect to the subject matter contained herein and therein, and supersede and cancel all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting such subject matter. There are no restrictions, promises, representations, warranties, agreements or undertakings of any party hereto or to the Merger Agreement with respect to the transactions contemplated by this Agreement and the Merger Agreement other than those set forth herein or therein or made hereunder or thereunder.

11.  Specific Performance.  The parties hereto agree that the remedy at law for
     --------------------
     any breach of this Agreement will be inadequate and that any party by whom this Agreement is enforceable shall be entitled to specific performance or injunctive relief in addition to any other appropriate relief or remedy. Such party may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunctive relief or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable law, each party waives any objection to the imposition of such relief or any requirement for the posting of a bond or other collateral in connection therewith.

12.  Headings; References.  The section and paragraph headings contained in this
     --------------------
     Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All references herein to "Sections" or "Exhibits" shall be deemed to be references to Articles or Sections hereof or Exhibits hereto unless otherwise indicated.

               EXHIBIT C TO AGREEMENT AND PLAN OF REORGANIZATION

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered as of the day and year first above written.

                                         STOW MILLS, INC.


                                         By:
                                            ------------------------------------
                                            Title:


                                         ---------------------------------------
                                         Norman A. Cloutier


                                         ---------------------------------------
                                         Michael S. Funk, individually and
                                         as Trustee of The Funk Family
                                         1992 Irrevocable Trust


                                         ---------------------------------------
                                         Judith A. Funk, as Trustee of The
                                         Funk Family 1992 Irrevocable Trust


                                         TRIUMPH-CONNECTICUT LIMITED
                                         PARTNERSHIP

                                         By:  Triumph-Connecticut Capital
                                              Advisors, L.P.


                                              By:
                                                 -------------------------------
                                                 General Partner

               EXHIBIT C TO AGREEMENT AND PLAN OF REORGANIZATION

                                   Schedule A


                           Number of Shares of
 Name and Address of       Company Common Stock
    Securityholder                Owned               Company Options Owned
 -------------------       --------------------       ---------------------
Norman A. Cloutier
Michael S. Funk
Funk Family 1992
 Revocable Trust
Triumph-Connecticut
 Limited Partnership


               EXHIBIT C TO AGREEMENT AND PLAN OF REORGANIZATION

                    ANNEX B -- OPINION OF SMITH BARNEY INC.



June 23, 1997

The Board of Directors
United Natural Foods, Inc.
260 Lake Road
Dayville, Connecticut  06241

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to United Natural Foods, Inc. ("United Natural") of the consideration to be paid by United Natural pursuant to the terms and subject to the conditions set forth in the Agreement and Plan of Reorganization dated as of June 23, 1997 (the "Reorganization Agreement"), by and among United Natural, Gem Acquisition Corp., a wholly owned subsidiary of United Natural ("Merger Subsidiary"), Stow Mills, Inc. ("Stow"), Barclay McFadden ("McFadden") and Richard Youngman ("Youngman" and, together with McFadden, the "Stockholders"). As more fully described in the Reorganization Agreement, (i) Merger Subsidiary will be merged with and into Stow (the "Merger") and (ii) each outstanding share of Voting Common Stock, par value $1.00 per share, of Stow (the "Voting Common Stock"), Class A Non-Voting Common Stock, par value $1.00 per share, of Stow (the "Class A Common Stock") and Class B Non-Voting Common Stock, par value $1.00 per share, of Stow (the "Class B Common Stock" and, together with the Voting Common Stock and the Class A Common Stock, the "Stow Common Stock") will be converted into 2,880.18 shares (the "Exchange Ratio") of the common stock, par value $0.01 per share, of United Natural (the "United Natural Common Stock"), subject to adjustment as more fully specified in the Reorganization Agreement.

In arriving at our opinion, we reviewed the Reorganization Agreement and held discussions with certain senior officers, directors and other representatives and advisors of United Natural and with certain senior officers and other representatives and advisors of Stow concerning the businesses, operations and prospects of United Natural and Stow. We examined certain publicly available business and financial information relating to United Natural and certain business and financial information relating to Stow as well as certain financial forecasts and other information and data for United Natural and Stow which were provided to or otherwise discussed with us by the respective managements of United Natural and Stow, including information relating to certain strategic implications and operational benefits anticipated to result from the Merger. We reviewed the financial terms of the Merger as set forth in the Reorganization Agreement in relation to, among other things: current and historical market prices and trading volumes of United Natural Common Stock; historical and projected earnings and other operating data of United Natural and Stow; and the capitalization and financial condition of United Natural and Stow. We also considered, to the extent publicly available, the financial terms of certain other similar transactions recently effected which we considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of United Natural and Stow. We also evaluated the potential pro forma financial impact of the Merger on United Natural. In addition to the foregoing, we conducted such other analyses and examinations and considered such other financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with us. With respect to financial forecasts and other information and data furnished to or otherwise reviewed by or discussed with us, we have been advised by the respective managements of United Natural and Stow that such forecasts and other information and data were prepared on bases reflecting reasonable estimates and judgments as to the future financial performance of United Natural and Stow and the potential strategic implications and operational benefits anticipated to result from the Merger. We have assumed, with your consent, that the Merger will be treated as a pooling of interests in accordance with generally accepted accounting principles and as a tax-free reorganization for federal income tax purposes. We also have assumed, with your consent, that immediately prior to, or upon consummation of the Merger, the Stockholders will have assigned to Stow all of their partnership interests in Hendrickson Partners and their 1% interests in RB Acquisition LLC and will have contributed to the capital of Stow all demand promissory notes (together with unpaid accrued interest thereon) of Stow to the Stockholders. Our opinion, as set forth herein, relates to the relative values of United Natural and Stow. We are not expressing any opinion as to what the value of the United Natural Common Stock actually will be when issued pursuant to the Merger or the prices at which the United Natural Common Stock will trade subsequent to the Merger. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of United Natural or Stow nor have we made any physical inspection of the properties or assets of United Natural or Stow. We have not been asked to consider, and our opinion does not address, the relative merits of the Merger as compared to any alternative business strategies that might exist for United Natural or the effect of any other transaction in which United Natural might engage. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing and disclosed to us, as of the date hereof.

Smith Barney has been engaged to render financial advisory services to United Natural in connection with the Merger and will receive a fee for such services, including a fee upon the delivery of this opinion. In the ordinary course of business, we and our affiliates may actively trade or hold the securities of United Natural for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. We have in the past provided investment banking services to United Natural unrelated to the proposed Merger, for which services we have received compensation. In addition, we and our affiliates (including Travelers Group Inc. and its affiliates) may maintain business relationships with United Natural and Stow.

Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of United Natural in evaluating the proposed Merger, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote on any matter relating to the proposed Merger. Our opinion may not be published or otherwise used or referred to, nor shall any public reference to Smith Barney be made, without our prior written consent.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to United Natural.

Very truly yours,



SMITH BARNEY INC.

                   ANNEX C -- SECURITYHOLDER VOTING AGREEMENT


                           UNITED NATURAL FOODS, INC.
                        SECURITYHOLDER VOTING AGREEMENT


     THIS VOTING AGREEMENT (this "Agreement"), is dated as of June 23, 1997, by
                                  ---------
and among each of the undersigned securityholders (individually, a "Securityholder" and collectively, the "Securityholders") of United Natural
---------------                         ---------------
Foods, Inc., a Delaware corporation ("Company"), and Stow Mills, Inc., a Vermont
                                      -------
corporation ("Seller").
              ------

                                    RECITALS

     A. Each Securityholder is the beneficial and record owner of the number of shares, if any, of common stock, par value $.01 per share, of the Company, securities convertible into such Common Stock (together, "Company Common Stock")
                                                          --------------------
and options to acquire shares of such Common Stock set forth opposite such Securityholder's name on Schedule A hereto.
                         ----------

     B. Seller, the Company and GEM Acquisition Corp., a Delaware corporation ("Merger Sub") have concurrently herewith entered into an Agreement and Plan of
  ----------
Reorganization (the "Merger Agreement"), pursuant to which Merger Sub will be
                     ----------------
merged with and into Seller (the "Merger"), and pursuant to which the
                                  ------
stockholders of Seller will receive shares of Company Common Stock.

     C. The Board of Directors of Company has approved the Merger Agreement and this Agreement and has authorized the Company to hold a meeting of the holders of Common Stock in order to approve the Merger.

     D. In order to induce Seller to enter into the Merger Agreement, the Securityholders wish to make certain representations, warranties, covenants and agreements in connection with the Merger.

     NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.   Voting.  During the term of this Agreement, at any meeting of the
     ------
     stockholders of the Company, however called, and at every adjournment thereof, and in any action by written consent of the stockholders of Company, each of the Securityholders hereby covenants and agrees to vote all of the shares of Company Common Stock then owned by such Securityholder in favor of the adoption of the Merger Agreement as in effect on the date hereof and each of the other transactions contemplated thereby and any action required in furtherance thereof, including, without limitation, the issuance of the shares of Company Common Stock to the stockholders of Seller in payment of the Purchase Price (as such term is defined in the Merger Agreement).

2.   Termination.  This Agreement shall terminate upon the earlier to occur of
     -----------
     (a) the mutual consent of the parties hereto, (b) the termination of the Merger Agreement and (c) the Effective Time of the Merger (as defined in the Merger Agreement).

3.   Amendment.  This Agreement may be amended only by a written instrument
     ---------
     executed by the parties or their respective successors or assigns.

4.   Notices.  Notices, requests, permissions, waivers and other communications
     -------
     hereunder shall be in writing and shall be deemed to have been duly given if signed by the respective persons giving them (in the case of any corporation the signature shall be by an officer thereof) and delivered by hand, deposited in the United States mail (registered or certified, return receipt requested), properly addressed and postage prepaid, or delivered by telecopy:

          If to Seller at the addresses and to the Persons (including the copies) set forth in the Merger Agreement; and

          If to any of the Securityholders, in care of Company at the addresses and to the Persons (including the copies) set forth in the Merger Agreement.

5.   Counterparts.  This Agreement may be executed in one or more counterparts
     ------------
     and each counterpart shall be deemed to be an original, but all of which shall constitute one and the same original.

6.   Applicable Law.  This Agreement shall be governed by, and construed in
     --------------
     accordance with, the laws of the State of Delaware without reference to choice of law principles, including all matters of construction, validity and performance.

7.   Severability; Enforcement.  The invalidity of any portion hereof shall not
     -------------------------
     affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, each party agrees that a court of competent jurisdiction may enforce such restriction to the maximum extent permitted by law, and each party hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

8.   Further Assurances.  Each party hereto shall execute and deliver such
     ------------------
     additional documents as may be necessary or desirable to consummate the transactions contemplated by this Agreement.

9.   Parties in Interest; Assignment.  Neither this Agreement nor any of the
     -------------------------------
     rights, interest or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties.

10.  Entire Agreement.  This Agreement and the Merger Agreement contain the
     ----------------
     entire understanding of the parties hereto and thereto with respect to the subject matter contained herein and therein, and supersede and cancel all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting such subject matter. There are no restrictions, promises, representations, warranties, agreements or undertakings of any party hereto or to the Merger Agreement with respect to the transactions contemplated by this Agreement and the Merger Agreement other than those set forth herein or therein or made hereunder or thereunder.

11.  Specific Performance.  The parties hereto agree that the remedy at law for
     --------------------
     any breach of this Agreement will be inadequate and that any party by whom this Agreement is enforceable shall be entitled to specific performance or injunctive relief in addition to any other appropriate relief or remedy. Such party may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunctive relief or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable law, each party waives any objection to the imposition of such relief or any requirement for the posting of a bond or other collateral in connection therewith.

12.  Headings; References.  The section and paragraph headings contained in this
     --------------------
     Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All references herein to "Sections" or "Exhibits" shall be deemed to be references to Articles or Sections hereof or Exhibits hereto unless otherwise indicated.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered as of the day and year first above written.

                                       STOW MILLS, INC.


                                       By: /s/ Barclay McFadden
                                          --------------------------------------
                                        Title: Chief Executive Officer

                                       /s/ Norman A. Cloutier
                                       -----------------------------------------
                                       Norman A. Cloutier

                                      /s/ Michael S. Funk
                                      ------------------------------------------
                                      Michael S. Funk, individually and as
                                      Trustee of The Funk Family 1992
                                      Irrevocable Trust


                                      /s/ Judith A. Funk
                                      ------------------------------------------
                                      Judith A. Funk, as Trustee of The Funk
                                      Family 1992 Irrevocable Trust


                                      TRIUMPH-CONNECTICUT LIMITED PARTNERSHIP

                                      By:  Triumph-Connecticut Capital Advisors,
                                           L.P.


                                           By: /s/ Richard J. Williams
                                              ----------------------------------
                                              General Partner

                                   Schedule A


                           Number of Shares of
 Name and Address of       Company Common Stock
    Securityholder                Owned               Company Options Owned
 -------------------       --------------------       ---------------------
Norman A. Cloutier               3,202,091                    178,750

Michael S. Funk                          0                    115,500

Funk Family 1992                 3,213,100                          0
Revocable Trust

Triumph-Connecticut                785,730                          0
Limited Partnership


PROXY                      UNITED NATURAL FOODS, INC.                      PROXY

                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
               SPECIAL MEETING OF STOCKHOLDERS--OCTOBER 30, 1997

  Those signing on the reverse side, revoking any prior proxies, hereby appoint(s) Norman A. Cloutier, Daniel V. Atwood and E. Colby Cameron, or each of them, with full power of substitution, as proxies for those signing on the reverse side to attend the Special Meeting of Stockholders of United Natural Foods, Inc. to be held at Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109 at 10:00 a.m. (local time) on October 30, 1997, and at any adjournments or postponements thereof, and there to vote and act as indicated upon all matters referred to on the reverse side and described in the Proxy Statement for the Meeting, and, in their discretion, upon any other matters which may properly come before the Meeting.

  THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO OTHER INDICATION IS MADE, THE PROXIES SHALL VOTE "FOR" PROPOSAL NUMBER 1.

  PLEASE VOTE, DATE AND SIGN ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

  Please sign this proxy exactly as your name appears hereon. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign. If a corporation or partnership, the signature should be that of an authorized officer who should state his or her title.

HAS YOUR ADDRESS CHANGED?           DO YOU HAVE ANY COMMENTS?
--------------------------------    -------------------------------------------
--------------------------------    -------------------------------------------
--------------------------------    -------------------------------------------

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

  [X] PLEASE MARK VOTE AS IN THIS EXAMPLE

1. Approval of the issuance of up to 5,000,000 shares of Common Stock of United Natural Foods, Inc. in order to effect the proposed acquisition of Stow Mills, Inc. by United Natural Foods, Inc.

                       FOR [_]  AGAINST [_]  ABSTAIN [_]

  A VOTE FOR PROPOSAL NUMBER 1 IS RECOMMENDED BY THE UNITED NATURAL FOODS, INC. BOARD OF DIRECTORS.

  IN THEIR DISCRETION THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

                                              ---------------------------------
                                                    Stockholder sign here

                                              ---------------------------------
                                                     Co-owner sign here

                                              Date:
                                                    --------------------------
                                              [_] Mark box at left if comments
                                              or address change have been
                                              noted on the reverse side of
                                              this card.

                  PLEASE BE SURE TO SIGN AND DATE THIS PROXY.